Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171706

PROSPECTUS/OFFER TO PURCHASE, DATED FEBRUARY 11, 2011

ROVI CORPORATION

PROSPECTUS/OFFER TO PURCHASE

EACH OUTSTANDING SHARE OF COMMON STOCK

OF

SONIC SOLUTIONS

FOR $14.00 IN CASH

OR

0.2489 OF A SHARE OF COMMON STOCK

OF

ROVI CORPORATION

SUBJECT IN EACH CASE TO ADJUSTMENT AND PRORATION AS DESCRIBED IN THE

PROSPECTUS/OFFER TO PURCHASE AND THE RELATED LETTER OF ELECTION AND TRANSMITTAL

MADE BY

SPARTA ACQUISITION SUB, INC.,

A WHOLLY-OWNED SUBSIDIARY OF

ROVI CORPORATION

THE OFFER COMMENCED ON FRIDAY, JANUARY 14, 2011. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON FRIDAY, FEBRUARY 11, 2011 OR OTHER APPLICABLE DATE, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

Pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 22, 2010, as amended from time to time (the “merger agreement”), by and among Rovi Corporation, a Delaware corporation (“Rovi”), Sparta Acquisition Sub, Inc., a California corporation and wholly-owned subsidiary of Rovi (the “Purchaser”), and Sonic Solutions, a California corporation (“Sonic”), Purchaser is offering to purchase each outstanding share of common stock, no par value per share, of Sonic, for consideration consisting of either $14.00 in cash, without interest, or 0.2489 of a share of common stock, par value $0.001 per share, of Rovi, in each case subject to adjustment for stock splits, stock dividends and similar events. Sonic shareholders may elect to receive either cash (the “cash election”) or Rovi common stock (the “stock election”) for each share of Sonic common stock tendered in the offer. Cash elections and stock elections made in the offer will be subject to proration. The aggregate amount of cash and of Rovi common stock available to be paid and issued in the offer will be determined on a 55/45 basis, such that if the holders of more than 55% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of cash available, or if the holders of more than 45% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of Rovi common stock available, Sonic shareholders will receive on a pro rata basis the other kind of consideration. For example, if more than 45% of the Sonic common stock tendered in the offer is subject to stock elections, then holders who made stock elections in the aggregate will receive all of the Rovi common stock available for payment in the offer (45% of the total consideration payable to all Sonic shareholders who tender in the offer) on a pro rata basis, and also will receive some cash, since there would have been an oversubscription for Rovi common stock. Sonic shareholders that tender their shares of Sonic common stock, but do not make a cash election or a stock election will be treated as if they had made no election and the amount of cash and/or shares of Rovi common stock that they receive will be based on the amount of cash and/or shares of Rovi common stock remaining after giving effect to the cash elections and stock elections.

The payment of any consideration in the offer shall be on the terms and subject to the conditions described in this prospectus/offer to purchase and the related letter of election and transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “offer” described herein).

The purpose of the offer is for Rovi to acquire control of, and ultimately the entire equity interest in, Sonic. The offer is the first step in Rovi’s plan to acquire all of the outstanding equity interests of Sonic. Following the purchase by Purchaser of shares of Sonic common stock in the offer and the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into Sonic (the “first merger”), with Sonic surviving the first merger as a wholly-owned subsidiary of Rovi. The purpose of the first merger is for Rovi to acquire all equity interests of Sonic not acquired in the offer. Immediately following the first merger, Sonic will be merged with and into another wholly-owned subsidiary of Rovi (the “second merger”, and together with the first merger, the “mergers”). For a discussion of the treatment of Sonic common stock, options and other rights to acquire Sonic common stock in the first merger, please carefully read “The Offer” beginning on page 46.

See “Risk Factors” beginning on page 23 of this prospectus/offer to purchase for a discussion of certain factors that you should consider in connection with the offer to exchange your shares of Sonic common stock for the consideration described herein.

Rovi common stock is traded on the NASDAQ Global Select Market under the symbol “ROVI” and Sonic common stock is traded on the NASDAQ Global Market under the symbol “SNIC.” You are encouraged to obtain current market quotations for Rovi common stock and Sonic common stock in connection with your decision whether to tender your shares. Please carefully review the entire prospectus/offer to purchase, including the merger agreement attached as Annex A to this prospectus/offer to purchase.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to purchase. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS/OFFER TO PURCHASE IS FEBRUARY 11, 2011

The board of directors of Sonic has, by the unanimous vote of all of the Sonic directors, (i) determined that the merger agreement and the transactions contemplated thereby, including the offer and the mergers, are advisable and in the best interests of and are fair to Sonic and Sonic’s shareholders, (ii) approved and authorized the merger agreement and the transactions contemplated thereby, including the offer and the mergers, and (iii) recommended that Sonic’s shareholders accept the offer and tender their shares of Sonic common stock pursuant to the offer and, to the extent necessary, to vote in favor of the adoption of the merger agreement, including the principal terms of the first merger. Accordingly, the board of directors of Sonic unanimously recommends that the shareholders of Sonic accept the offer and tender their shares of Sonic common stock pursuant to the offer, and, to the extent necessary, vote to adopt and approve the principal terms of the merger agreement and the mergers. The factors considered by Sonic’s board of directors in making the determinations and the recommendation described above are described in Sonic’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other shareholders of Sonic together with this prospectus/offer to purchase. Sonic shareholders are encouraged to review carefully the Schedule 14D-9, together with this prospectus/offer to purchase.

The offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration time of the offer (as it may be extended) shares of Sonic common stock that, together with any shares of Sonic common stock then owned by Rovi or Purchaser represent more than 50% of the sum of the aggregate number of shares of Sonic common stock outstanding immediately prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer, plus an additional number of shares up to (but not exceeding) the aggregate number of shares of Sonic common stock issuable upon the exercise of all Sonic stock options, Sonic warrants and other rights to acquire Sonic common stock that are outstanding immediately prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer (the foregoing condition is referred to as the “minimum condition” in this prospectus/offer to purchase). The offer is also subject to other conditions described under “The Offer—Conditions to the Offer” beginning on page 57 of this prospectus/offer to purchase.

As inducement to Rovi to enter into the merger agreement, Sonic directors and certain members of Sonic’s senior management have signed a form of shareholder agreement, covering all of the shares of Sonic common stock beneficially owned by such individuals, as well as any additional shares of which they may become the beneficial owner. These shareholder agreements provide that the signatories thereof will tender their Sonic common stock in the offer and will vote any remaining shares that they own in the first merger, if such vote is required. In addition, under the terms of the shareholder agreements, each shareholder has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights; provided, however, that each shareholder may transfer its shares pursuant to the terms, in effect as of December 22, 2010, of a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934. As of January 12, 2011, the shareholders who executed the shareholder agreements beneficially owned in the aggregate 5,339,483 shares of Sonic common stock (including shares issuable upon the exercise of options and restricted stock units beneficially owned by such shareholders). Of such shares, an aggregate of 2,463,863 outstanding shares are currently outstanding and therefore subject to the shareholder agreements. The shares subject to the shareholder agreements represent approximately 5.8% of the shares of Sonic common stock outstanding as of January 12, 2011.

IMPORTANT

Purchaser is not asking you for a proxy and you are requested not to send Purchaser a proxy. Any solicitation of proxies following the acceptance for exchange of Sonic common stock pursuant to the offer will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended.

Any shareholders of Sonic who desires to tender all or any portion of such shareholder’s shares of Sonic common stock to Purchaser in the offer should either:

•

complete and sign the letter of election and transmittal (or a photocopy of it) for the offer, which is enclosed with this prospectus/offer to purchase, in accordance with the instructions contained in the letter of election and transmittal (having such shareholder’s signature on the letter of election and transmittal guaranteed if required by Instructions 1 and 5 to the letter of election and transmittal), mail or deliver the letter of election and transmittal (or a photocopy of it) and any other required documents to the depositary for the offer, American Stock Transfer & Trust Company, LLC (the “Depositary”), which will serve as the “Exchange Agent” (as defined in the merger agreement) for the offer, and either deliver the certificates representing such shares to the Depositary along with the letter of election and transmittal (or a photocopy of it) or tender such shares by book-entry transfer by following the procedures described under “The Offer—Procedures for Tendering Shares of Sonic Common Stock in the Offer” beginning on page 49 of this prospectus/offer to purchase, in each case prior to the expiration time (as defined in this prospectus/offer to purchase) of the offer; or

•

request such shareholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder of Sonic with shares of Sonic common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to Purchaser in the offer.

Any shareholder of Sonic who desires to tender shares of Sonic common stock to Purchaser in the offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the offer, may tender such shares to Purchaser in the offer by following the procedures for guaranteed delivery described under “The Offer—Procedures for Tendering Shares of Sonic Common Stock in the Offer” of this prospectus/offer to purchase.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Rovi and Sonic from documents that are filed with the SEC but are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Rovi and Sonic’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

You may also obtain copies of this information from Rovi’s website, www.rovicorp.com, or by sending a request to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050, or from Sonic’s website, www.sonic.com. Information contained on Rovi’s or Sonic’s respective websites does not constitute part of this prospectus/offer to purchase.

You may also request copies of these documents from Purchaser, without charge, excluding all exhibits, unless Purchaser has specifically incorporated by reference an exhibit in this prospectus/offer to purchase. You may obtain documents incorporated by reference in this prospectus/offer to purchase by requesting them in writing or by telephone from Phoenix Advisory Partners (the “Information Agent”) at the address set forth below. You can also contact the Information Agent at its address and telephone number listed below for answers to your questions regarding the transaction.

Phoenix Advisory Partners

110 Wall Street, 27th floor

New York, NY 10005

Banks and brokers call: (212) 493-3910

Other call toll free: (800) 576-4314

In order to receive timely delivery of any SEC filings or documents incorporated by reference, you must make your request no later than February 7, 2011.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to purchase together with the Schedule 14D-9 of Sonic that has been mailed to you together with this prospectus/offer to purchase in deciding whether to tender your shares of Sonic common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to purchase or the Schedule 14D-9. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to purchase is accurate as of any date other than the date of this prospectus/offer to purchase.

Annex A	Agreement and Plan of Merger and Reorganization
Annex B	Form of Shareholder Agreement
Annex C	Chapter 13 of the California General Corporation Law
Annex D	Notice of Short-Form Merger

i

QUESTIONS AND ANSWERS REGARDING THE TRANSACTION

For the purposes of this section “Questions and Answers Regarding the Transaction,” the terms “we” and “our” refer to Purchaser. The following are some of the questions you, as a shareholder of Sonic, may have about our offer and the mergers and our answers to those questions. The “Questions and Answers Regarding the Transaction” provide important and material information about our offer and the mergers that is described in more detail elsewhere in this prospectus/offer to purchase, but the “Questions and Answers Regarding the Transaction” may not include all of the information about our offer and the mergers that is important to you. We urge you to carefully read the remainder of this prospectus/offer to purchase and the letter of election and transmittal for our offer because the information in the “Questions and Answers Regarding the Transaction” is not complete. We have included cross-references in the “Questions and Answers Regarding the Transaction” to other sections of this prospectus/offer to purchase to direct you to the sections of this prospectus/offer to purchase in which a more complete description of the topics covered in the “Questions and Answers Regarding the Transaction” appear.

Who is offering to buy my Sonic shares? (Page 87)

Our name is Sparta Acquisition Sub, Inc., and we are offering to buy your shares of common stock of Sonic Solutions, a California corporation (“Sonic”). We were organized as a wholly-owned subsidiary of Rovi Corporation, a Delaware corporation (“Rovi”), for the sole purpose of making an offer for all of the outstanding shares of common stock of Sonic. The offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 22, 2010, by and among Rovi, us and Sonic (the “merger agreement”). Our principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050.

Rovi is focused on powering the discovery and enjoyment of digital entertainment by providing a broad set of integrated solutions that are embedded in its customers’ products and services and used by end consumers to simplify and guide their interaction with digital entertainment. Rovi’s offerings include interactive program guides, embedded licensing technologies (such as recommendations and search capability), standards based media connectivity middleware, media recognition technologies, licensing of Rovi’s extensive database of descriptive information about television, movie, music, books, and game content and content protection technologies and services. Rovi principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and its telephone number is (408) 562-8400. See “Information Relating to Rovi and Purchaser” beginning on page 87 of this prospectus/offer to purchase.

Who is Sonic? (Page 86)

Sonic is a leading developer of technologies, products and services that enable the creation, management, and enjoyment of digital media content across a wide variety of technology platforms. Sonic’s products and services offer innovative technologies to consumers, Hollywood and independent studios, original equipment manufacturers (“OEMs”), businesses, high-end professional DVD authoring experts and developers. Sonic distributes its products and services through retailers and distributors, personal computer (“PC”) and consumer electronic (“CE”) OEMs, Internet websites and other channels. Sonic completed the acquisition of DivX, Inc. (“DivX”), on October 7, 2010. Sonic’s brands now include Roxio®, RoxioNow™, DivX®, Sonic® and MainConcept®, among others. Sonic also licenses core technology and intellectual property to other software companies and technology manufacturers for integration into their own products and services.

Sonic was incorporated in California in 1986. The principal executive offices of Sonic are located at 7250 Redwood Blvd., Suite 300, Novato, CA 94945, and its telephone number is (415) 893-8000. See “Information Relating to Sonic” beginning on page 86 of this prospectus/offer to purchase.

How many shares of Sonic common stock are you offering to purchase? (Page 46)

We are making an offer to purchase all of the outstanding shares of Sonic common stock, no par value. If, at any expiration date of the offer, all of the conditions to the consummation of the offer have been satisfied or waived, including the condition that more than 50% of the outstanding shares of Sonic common stock (determined on a fully-diluted basis based on a formula set forth in the merger agreement) have been validly tendered (and not withdrawn) in the offer (the “minimum condition”), but the number of shares of Sonic common stock validly tendered (and not withdrawn) in the offer is less than that number of shares of Sonic common stock that, when added to the number of shares of Sonic common stock that may be issued pursuant to the top-up option, would represent (including any shares acquired pursuant to the top-up option (as described in “The Merger Agreement-The Top-Up Option” on page 69) at least 90% of the then-outstanding shares of Sonic common stock (the “short-form merger threshold”), then upon the terms and subject to the conditions set forth in the merger agreement and in accordance with applicable law, Rovi and Purchaser may, among other actions described in the merger agreement, elect to reduce the minimum condition to a number of shares of Sonic common stock such that following the purchase of shares in the offer, Rovi and its “wholly-owned” subsidiaries, including Purchaser, would own 49.9% of the then outstanding shares of Sonic common stock (the “reduced purchase amount”) and purchase in the offer, on a pro rata basis based on the shares of Sonic common stock actually deposited in the offer, shares of Sonic common stock representing the reduced purchase amount. If Purchaser elects to reduce the minimum condition to the reduced purchase amount to purchase, on a pro rata basis based on the shares of Company Common Stock actually deposited in the offer, shares of Sonic common stock representing the reduced purchase amount, Purchaser will provide supplemental information to the shareholders and extend the offer for a period of at least 10 business days. If during such extended offering period, Purchaser elects to purchase all of the shares of Sonic common stock validly tendered (and not withdrawn) in the offer, Purchaser will provide supplemental information to the shareholders and extend the offer for an additional period of at least 10 business days.

How much are you offering to pay in exchange for my shares of Sonic common stock, what is the form of payment and will I have to pay any fees or commissions if my shares are accepted for exchange in your offer? (Page 46)

We are offering to exchange for each share of Sonic common stock that is validly tendered and not withdrawn either: (a) $14.00 in cash, without interest (the “per share cash election consideration”); or (b) a fraction of a share of Rovi common stock equal to 0.2489 (the “per share stock election consideration”), in each case subject to adjustment and proration, as described in this prospectus/offer to purchase and the related letter of election and transmittal. You may elect to receive either cash (the “cash election”), or Rovi common stock (“stock election”) for each of your shares of Sonic common stock tendered in the offer. You can elect cash for some of your shares and stock for others.

The aggregate amount of cash and number of shares of Rovi common stock payable in the offer are subject to the following limits:

•

The maximum amount of cash payable in the offer is $7.70 (which equals $14.00 multiplied by 55%), without interest, multiplied by the aggregate number of shares of Sonic common stock tendered in the offer. Thus, 55% of the shares of Sonic common stock tendered in the offer will be exchanged for cash.

•

The maximum number of shares of Rovi common stock payable in the offer is 0.112 (which equals 0.2489 multiplied by 45%) multiplied by the aggregate number of number of shares of Sonic common stock tendered in the offer. Thus, 45% of the shares of Sonic common stock tendered in the offer will be exchanged for shares of Rovi common stock.

Therefore, elections will be subject to proration if tendering holders of Sonic common stock, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or shares of Rovi common stock. If you tender your shares of Sonic common stock, but do not elect to receive cash or to receive

Rovi common stock for your Sonic common stock, you will be treated as if you had made no election, and you will receive consideration as described in response to the question “What will happen if I tender my shares but do not make an election?”

Upon the consummation of the offer, all then-outstanding options and restricted stock units to acquire Sonic common stock will be affirmed and assumed by Sonic and will remain outstanding options and restricted stock units to acquire Sonic common stock. The effects of the first merger on options to acquire Sonic common stock are discussed elsewhere in this prospectus/offer to purchase (see “The Merger Agreement–Treatment of Sonic Stock Options and Restricted Stock Units” beginning on page 72).

Sonic shareholders who otherwise would be entitled to receive a fractional share of Rovi common stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the closing trading price of a share of Rovi common stock as reported on the NASDAQ Global Select Market on the trading day immediately before the date of the consummation of the offer.

Between the date of the merger agreement and the date on which shares of Sonic common stock are accepted for exchange pursuant to our offer, (1) if the outstanding shares of Sonic common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then both the cash and the stock components of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (2) if the outstanding shares of Rovi common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock component of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

If you are the record owner of your shares and you tender them to us in our offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, bank, trust company or other nominee, and your broker, dealer, bank, trust company or other nominee tenders your shares in our offer on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether it will charge you a fee for tendering your shares in our offer.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Sonic common stock in your offer? (Page 46)

If we consummate our offer, we intend to merge with and into Sonic (the “first merger”) as soon as practicable following the consummation of our offer. As a result of the first merger Sonic will become a wholly-owned subsidiary of Rovi. Our obligation to merge with Sonic following the consummation of our offer is conditioned on the adoption of the principal terms of the merger agreement and the mergers (as defined below) by Sonic’s shareholders (if required by applicable legal requirements), no order or injunction preventing the consummation of the first merger having been issued by any court and remaining in effect, there being no legal requirement making consummation of the first merger illegal and the registration statement of which this prospectus/offer to purchase is a part (and an amendment thereto with respect to the mergers) being effective. If we successfully consummate our offer, we expect to hold a sufficient number of shares of Sonic common stock to ensure the requisite adoption of the merger agreement by Sonic shareholders under California law to complete the first merger. In addition, if we own at least 90% of the outstanding shares of Sonic common stock, we will not be required to obtain shareholder approval to complete the first merger. Immediately following the first merger, Sonic will be merged with and into another wholly-owned subsidiary of Rovi (the “second merger” and together with the first merger, the “mergers”).

Has the board of directors of Sonic approved your offer and the mergers? (Page 40)

Yes. The board of directors of Sonic has, by unanimous vote:

•

determined that the merger agreement and the transactions contemplated thereby, including the offer and the mergers, are advisable and in the best interests of and are fair to Sonic and Sonic’s shareholders;

•	approved and authorized the merger agreement and the transactions contemplated thereby, including the offer and the mergers; and

•

recommended that Sonic’s shareholders accept the offer and tender their shares of Sonic common stock pursuant to the offer and, to the extent necessary, to vote in favor of the adoption of the merger agreement, including the principal terms of the first merger.

Accordingly, Sonic’s board of directors unanimously recommends that you accept our offer and tender your shares of Sonic common stock pursuant to our offer and, to the extent necessary (depending upon whether we acquire at least 90% of the outstanding shares of Sonic common stock), vote to approve the principal terms of the merger agreement and the first merger.

The factors considered by Sonic’s board of directors in making the determinations and the recommendation described above are described in Sonic’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other shareholders of Sonic together with this prospectus/offer to purchase. The Schedule 14D-9 is also available on the SEC’s website at www.sec.gov and at Sonic’s website at www.sonic.com. We urge all Sonic shareholders to review carefully the Schedule 14D-9 and this prospectus/offer to purchase.

Are Rovi’s business, prospects and financial condition relevant to my decision to tender my shares in the offer?

Yes. Shares of Sonic common stock accepted for exchange in the offer will be exchanged in part for Rovi common stock; therefore, you should consider our business and financial condition before you decide to tender your shares of Sonic common stock in the offer. In considering our business and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about Rovi.

How long do I have to tender my shares of Sonic common stock in your offer? (Page 46)

Unless we extend our offer, you will have until 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on February 11, 2011, to tender your shares of Sonic common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares.

Under what circumstances can or must you extend your offer beyond its original expiration time? (Page 48)

Subject to Rovi (and Sonic’s) termination rights under the merger agreement: (1) if, at any time as of which our offer is scheduled to expire, any condition to our offer has not been satisfied or waived, we are required to extend our offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond June 22, 2011); provided, that if at any expiration date of the offer all of the offer conditions are satisfied or waived, except the minimum condition, Purchaser shall only be required to extend the offer beyond the initial expiration date for an aggregate of sixty days and (2) we are required to extend our offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to our offer. If on any expiration date any offer condition (other than the minimum condition) is not satisfied, but such offer condition is reasonably capable of being satisfied at or prior to June 22, 2011, then, at the written request of Sonic, Purchaser must extend the offer for a period or periods not to exceed 10 business days each; provided, that Purchaser is not required to extend the offer beyond June 22, 2011. In addition, if the minimum condition is satisfied but less than 90% of the number of outstanding shares of Sonic common stock are accepted for exchange pursuant to our offer, we may, in our sole discretion (and without the consent of Sonic or any other person), but are not required to, elect to extend the offer for one or more successive offering periods (of up to 20 business days per extension) until June 22, 2011 in order to permit additional shares of Sonic common stock to be tendered into our offer such that immediately following the consummation of the offer, Purchaser and Rovi hold shares of Sonic common stock representing the short-form merger threshold; provided, however, that if Purchaser so elects to extend the offer, then each of Rovi and Purchaser will be deemed to have irrevocably waived all of the offer conditions (other than the offer condition relating to performance by Sonic of its covenants under the merger agreement) and their respective rights to terminate the merger agreement under the end-date termination right, the representation termination right, or the material adverse effect termination right (see “The Merger Agreement—Termination of the Merger Agreement”).

How will I be notified if you extend your offer? (Page 49)

If we extend our offer, we will inform the Depositary and will publicly announce the extension not later than 9:00 a.m., Eastern Time, on the business day after the day on which our offer was previously scheduled to expire.

What are the most significant conditions to your offer? (Page 57)

We are not obligated to purchase any shares of Sonic common stock that are tendered in our offer unless, prior to the expiration time of our offer, the number of shares validly tendered and not properly withdrawn, together with any shares of Sonic common stock then owned by Rovi or us immediately prior to the acceptance for exchange of shares pursuant to our offer, represent more than 50% of the sum of the aggregate number of shares of Sonic common stock then outstanding, plus an additional number of shares up to (but not exceeding) the aggregate number of shares of Sonic common stock issuable upon the exercise of all Sonic stock options, Sonic warrants and other rights to acquire Sonic common stock that are outstanding immediately prior to the acceptance of shares of Sonic common stock for exchange pursuant to our offer. The offer is also subject to other conditions described under “The Offer—Conditions to the Offer” beginning on page 57 of this prospectus/offer to purchase.

Our offer is not subject to any financing condition, but it is subject to a number of other conditions, including conditions with respect to the accuracy of Sonic’s representations and warranties in the merger agreement, Sonic’s compliance with its covenants set forth in the merger agreement, no material adverse effect with respect to Sonic having occurred and be continuing, the expiration or termination of the waiting period applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the effectiveness of the registration statement of which this prospectus/offer to purchase is a part, the absence of any order or injunction preventing the acquisition of or payment for Sonic common stock pursuant to our offer or consummation of the mergers having been issued by any court and remaining in effect, there being no legal requirement making the acquisition of, or payment for, Sonic common stock pursuant to our offer or consummation of the mergers illegal and the absence of any legal proceeding by a governmental body challenging or seeking to restrain or prohibit the acquisition of, or payment for, shares of Sonic common stock pursuant to our offer or consummation of the mergers (see “The Offer—Conditions to the Offer” beginning on page 57 of this prospectus/offer to purchase).

Subject to applicable law, we can waive any condition to our offer without Sonic’s consent, other than the minimum condition.

How do I tender my shares of Sonic common stock for exchange in your offer? (Page 49)

To tender all or any portion of your shares of Sonic common stock for exchange in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the letter of election and transmittal (or a photocopy of it) enclosed with this prospectus/offer to purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, or tender your shares using the book-entry procedure described herein prior to the expiration time of our offer.

If you hold your shares of Sonic common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Sonic common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them to us on your behalf through the Depositary.

If you cannot deliver an item that is required to be delivered to the Depositary by the expiration time of our offer, you may obtain up to three additional trading days to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program, the Stock Exchanges Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three NASDAQ Global Select Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this prospectus/offer to purchase for this purpose. To tender shares of Sonic common stock in this manner, however, the Depositary must receive the missing items within this three trading day period.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares? (Page 52)

Yes. You can withdraw any of the shares of Sonic common stock that you previously tendered in our offer at any time until the expiration time of our offer, as it may be extended. Further, if we have not accepted your shares for exchange by March 15, 2011, you can withdraw them at any time after that date. Once we accept your tendered shares for exchange upon the expiration of our offer, however, you will no longer be able to withdraw them.

How may I change my election? (Page 52)

Tender offer elections (whether actual or deemed) are irrevocable, except that shares of Sonic common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date. After an effective withdrawal, shares of Sonic common stock may be retendered with another election by submitting to the Exchange Agent a completed replacement of the letter of election and transmittal (and any other documents required by the offer for properly tendering Sonic shares) prior to the expiration date of the offer.

How do I withdraw my previously tendered shares? (Page 52)

To withdraw any shares of Sonic common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary while you still have the right to withdraw your shares.

Have any shareholders of Sonic already agreed to tender their shares in your offer? (Page 85)

Yes. As inducement to Rovi to enter into the merger agreement, Sonic directors and certain members of Sonic’s senior management have signed a form of shareholder agreement, covering all of the shares of Sonic common stock beneficially owned by such individuals, as well as any additional shares of which they may become the beneficial owner. These shareholder agreements provide that the signatories thereof will tender their Sonic common stock in our offer and will vote any remaining shares that they own for the first merger. In addition, under the terms of the shareholder agreements, each shareholder has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights; provided, however, that each shareholder may transfer its shares pursuant to the terms, in effect as of December 22, 2010, of a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934. As of January 12, 2011, the shareholders who executed the shareholder agreements beneficially owned in the aggregate 5,339,483 shares of Sonic common stock (including shares issuable upon the exercise of options and restricted stock units beneficially owned by such shareholders). Of such shares, an aggregate of 2,463,863 outstanding shares are currently outstanding and therefore subject to the shareholder agreements. The shares subject to the shareholder agreements represent approximately 5.8% of the shares of Sonic common stock outstanding as of January 12, 2011. See “Other Agreements Related to the Transaction” beginning on page 85 of this prospectus/offer to purchase.

Do the officers and members of the board of directors of Sonic have interests in your offer and the mergers that are different from shareholders generally? (Page 66)

You should be aware that some of the officers and directors of Sonic may be deemed to have interests in the merger that are different from, or in addition to, your interests as a Sonic shareholder. These interests may be deemed to exist because of agreements that the officers have previously entered into with Sonic that provide for severance payments and the acceleration of stock options and restricted stock units in the event of a change in control, which would include our offer as well as the mergers. Certain of Sonic’s officers may be employed by Rovi following the first merger. However, there is no express agreement regarding Sonic’s officers’ roles with Rovi following the first merger. See also Item 3—Past Contacts, Transactions, Negotiations and Agreements in Sonic’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other shareholders of Sonic together with this prospectus/offer to purchase.

If you successfully complete your offer, what will happen to Sonic’s board of directors? (Page 70)

If we consummate our offer, under the merger agreement Rovi is entitled to designate a majority of the members of the board of directors of Sonic. In that case Sonic has agreed (to the extent requested by Rovi) to take all actions necessary to cause Rovi’s designees to be elected or appointed to Sonic’s board of directors in proportion to our ownership of Sonic shares of common stock but not less than a majority of the members. Therefore, if we consummate our offer, Rovi will obtain control over Sonic shortly thereafter. However, we have also agreed in the merger agreement that, at all times until the consummation of the first merger, at least two of the members of Sonic’s board of directors are required to be individuals who were directors of Sonic on December 22, 2010 the date of the merger agreement (or their successors), and who are independent directors for purposes of the continued listing requirements of NASDAQ. The approval of these individuals, who were directors of Sonic on December 22, 2010 (or their successors), will be required to authorize certain actions of Sonic prior to the consummation of the first merger, to the extent the action in question would reasonably be expected to affect adversely the holders of shares of Sonic common stock (other than Rovi or us).

What will happen if I tender my shares but do not make an election?

Sonic shareholders who tender their shares of Sonic common stock, but do not make an election will be allocated whatever form of offer consideration is remaining (or a proportionate share of each form of offer consideration if neither is oversubscribed), after taking into account the preferences of the tendering shareholders who made valid elections, as follows. If 55% or more of the aggregate number of shares of Sonic common stock tendered in the offer have made a valid election to receive cash, Sonic shareholders who do not make an election will be treated as though they had elected to receive Rovi common stock. If 45% or more of the aggregate number of shares of Sonic common stock tendered in the offer have made a valid election to receive shares of Rovi common stock, Sonic shareholders who do not make an election will be treated as though they had elected to receive cash. If neither form of consideration is oversubscribed, Sonic shareholders who do not make an election will each receive the remaining cash and shares of Rovi common stock after taking into account all valid elections on a pro rata basis, such that after all shares of Sonic common stock are exchanged, 55% of the aggregate shares of Sonic common stock tendered in the offer will have been exchanged for cash and 45% of the aggregate shares of Sonic common stock tendered in the offer will have been exchanged for shares of Rovi common stock.

If I decide not to tender my shares of Sonic common stock in your offer, how will the consummation of the first merger affect my shares? (Page 71)

If in the offer we obtain ownership of shares of Sonic common stock representing the short-form merger threshold, we elect to reduce the minimum condition to the reduced purchase amount (as described in “The Offer” beginning on page 46) or are otherwise permitted under applicable California law, then upon consummation of the first merger, each then-outstanding share of Sonic common stock held by persons other than Rovi or us, and shareholders of Sonic who have properly preserved their dissenters’ rights, if any, under applicable law, will be converted into the right to receive $7.70 per share in cash, without interest, and a fraction of a share of Rovi’s common stock equal to 0.112, in each case, subject to adjustment for stock splits, stock dividends and similar events; provided, however, that if in the offer we obtain ownership of shares of Sonic common stock representing less than the short-form merger threshold and do not elect to reduce the minimum condition to the reduced purchase amount or are otherwise required under applicable California law, then the consideration paid to Sonic shareholders in the first merger shall consist entirely of a fraction of a share of Rovi common stock equal to 0.2489, subject to adjustment for stock splits, stock dividends and similar events. In addition, upon consummation of the first merger, all outstanding unvested and all vested at-the-money or out-of-the money options to acquire Sonic common stock will be assumed by Rovi and will be converted into options to acquire Rovi’s common stock, as described in the merger agreement, and all outstanding vested in-the-money options to acquire Sonic common stock will be cancelled in exchange for a payment in the form and amount payable to Sonic shareholders in the first merger, less the applicable exercise price of such cancelled options.

Are dissenters’ rights available in either your offer or the first merger? (Page 56)

Dissenters’ rights are not available in connection with our offer. If you choose not to tender your shares of Sonic common stock in our offer, however, and we purchase shares of Sonic common stock in our offer, dissenters’ rights will be available to you at the time we complete the first merger. If you choose to exercise dissenters’ rights in connection with the first merger, and you comply with the applicable requirements under California law (which include not voting in favor of the approval of the principal terms of the merger agreement or the first merger, in the event that a shareholder vote is necessary), you will be entitled to payment for your shares based on a judicially determined fair and independent appraisal of the value of your shares as of December 21, 2010, the day before the first announcement of the terms of our offer. This value may be more or less than the value of the consideration that we are offering to exchange and pay for each of your shares in our offer and the merger.

Why does the cover page state that this offer may be changed and that the shares of Rovi common stock may not be sold until the registration statement filed with the SEC is effective? Does this mean that your offer has not commenced?

No. Completion of this prospectus/offer to purchase and effectiveness of the registration statement are not necessary for our offer to commence. Our offer commenced on January 14, 2011. However, we will not be entitled to accept for exchange and to deliver consideration for shares of Sonic common stock tendered pursuant to the offer until the registration statement has been declared effective by the SEC, among other conditions to the consummation of the offer.

What are the United States federal income tax consequences of having my shares of Sonic common stock accepted for exchange in your offer or converted in the first merger? (Page 63)

The offer, the first merger and the second merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “code”). Assuming such qualification, the tax consequences to Sonic shareholders will generally be as follows:

•

Sonic shareholders who exchange all of their Sonic common stock for Rovi common stock in the offer or the first merger will recognize no gain or loss from the exchange, except with respect to cash proceeds received upon the sale of a fractional share of Rovi common stock;

•

Sonic shareholders who exchange all of their Sonic common stock for cash in the offer or the first merger generally will recognize gain or loss in the exchange equal to the difference between the aggregate amount of cash received for the Sonic common stock and the Sonic shareholder’s tax basis in the Sonic common stock; and

•

Sonic shareholders who exchange their Sonic common stock for both Rovi common stock and cash in the offer or the first merger will recognize gain (but not loss) equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the Rovi common stock received over the Sonic shareholder’s tax basis in the Sonic common stock surrendered, and (ii) the amount of cash received.

Each Sonic shareholder should read the discussion under “Material United States Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the mergers to such Sonic shareholder.

What is the market value of my shares of Sonic common stock? (Page 118)

On December 22, 2010, the last trading day before Rovi and Sonic announced that they had entered into the merger agreement, the last sales price of Sonic common stock reported on the NASDAQ Global Market was $11.21 per share; therefore, the offer consideration valued at $14.00 per share represents a premium of approximately 24.9% over the last closing price of shares of Sonic common stock prior to announcement of the merger agreement. On January 12, 2011, the last practicable day prior to the commencement of our offer, the last sales price of Sonic common stock reported on the NASDAQ Global Market was $14.83 per share. We advise you to obtain recent quotations for shares of Sonic common stock and shares of Rovi common stock when deciding whether to tender your shares in our offer. In addition, you should also consider Rovi’s financial condition by reviewing the sections of this prospectus/offer to purchase entitled “Summary Selected Consolidated Historical Financial Data of Rovi” and “Risk Factors” and the documents incorporated by reference into this prospectus/offer to purchase because they contain detailed business, financial and other information about Rovi.

Are there any regulatory clearances or approvals required to complete your offer? (Page 59)

Yes. Our acceptance of the tendered shares of Sonic common stock in our offer and consummation of our offer and the mergers is subject to the expiration or termination of the waiting period under the HSR Act. In addition, the SEC must declare the registration statement, of which this prospectus/offer to purchase is a part, effective.

Whom can I contact if I have questions about your offer or the merger? (Page 135)

You should contact the Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer or the merger.

Phoenix Advisory Partners

110 Wall Street, 27th floor

New York, NY 10005

Banks and brokers call: (212) 493-3910

Other call toll free: (800) 576-4314

In addition, please see “Where You Can Find Additional Information” beginning on page 135 of this prospectus/offer to purchase for instructions on how to obtain additional information about Rovi, Sonic, our offer and the merger.

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to purchase. However, this summary does not contain all of the information that may be important to Sonic shareholders. Sonic shareholders are urged to read carefully the entire prospectus/offer to purchase and the other documents referred to and incorporated by reference in this prospectus/offer to purchase to fully understand the offer and the mergers. In particular, Sonic shareholders should read the merger agreement, which is attached as Annex A. You may obtain the information incorporated by reference into this prospectus/offer to purchase by following the instructions in the section entitled, “Where You Can Find Additional Information” beginning on page 135.”

The Offer (Page 46)

Purchaser, Rovi and Sonic entered into an Agreement and Plan of Merger and Reorganization on December 22, 2010 (the “merger agreement”), pursuant to which Purchaser, a wholly-owned subsidiary of Rovi, is offering to exchange cash and shares of Rovi common stock for all of the outstanding shares of Sonic common stock, no par value. Each Sonic shareholder who participates in the offer may elect to receive consideration in the form of $14.00 per share in cash (the “cash election”) or a fraction of a share of Rovi’s common stock equal to 0.2489 (the “stock election”), in each case, subject to adjustment for stock splits, stock dividends and similar events. The aggregate amount of cash and of Rovi common stock available to be paid and issued in the offer will be determined on a 55/45 basis, such that if the holders of more than 55% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of cash available, or if the holders of more than 45% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of Rovi common stock available, Sonic shareholders will receive on a pro rata basis the other kind of consideration. Sonic shareholders that tender their shares of Sonic common stock, but do not make a cash election or a stock election will be treated as if they had made no election and the amount of cash and/or shares of Rovi common stock that they receive will be based on the amount of cash and/or shares of Rovi common stock remaining after giving effect to the cash elections and stock elections. Upon the consummation of the offer, all outstanding options and restricted stock units to acquire Sonic common stock will be affirmed and assumed by Sonic and will remain outstanding options and restricted stock units to acquire Sonic common stock. The effects of the first merger on options to acquire Sonic common stock are discussed elsewhere in this prospectus/offer to purchase (see “The Merger Agreement–Treatment of Sonic Stock Options and Restricted Stock Units” beginning on page 72).

If, at any expiration date of the offer, all of the conditions to the consummation of the offer have been satisfied or waived, including the minimum condition, but the number of shares of Sonic common stock validly tendered (and not withdrawn) in the offer is less than that number of shares of Sonic common stock that, when added to the number of shares of Sonic common stock that may be issued pursuant to the top-up option, would represent the short-form merger threshold, then upon the terms and subject to the conditions set forth in the merger agreement and in accordance with applicable law, Rovi and Purchaser may, among other actions described in the merger agreement, elect to reduce the minimum condition to a number of shares of Sonic common stock such that following the purchase of shares in the offer, Rovi and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the then outstanding shares of Sonic common stock (the “reduced purchase amount”) and purchase in the offer, on a pro rata basis based on the shares of Sonic common stock actually deposited in the offer, shares of Sonic common stock representing the reduced purchase amount. If Purchaser elects to reduce the minimum condition to the reduced purchase amount to purchase, on a pro rata basis based on the shares of Company Common Stock actually deposited in the offer, shares of Sonic common stock representing the reduced purchase amount, Purchaser will provide supplemental information to the shareholders and extend the offer for a period of at least 10 business days. If during such extended offering period, Purchaser elects to purchase all of the shares of Sonic common stock validly tendered (and not withdrawn) in the offer, Purchaser will provide supplemental information to the shareholders and extend the offer for an additional period of at least 10 business days.

Sonic has informed Rovi and Purchaser that as of January 12, 2011, there were issued and outstanding 49,639,778 shares of Sonic common stock. Based on this number and assuming for illustration that no additional shares of Sonic common stock are issued and no Sonic stock options, no Sonic warrants, no Sonic restricted stock units and no other rights to acquire Sonic common stock vest after January 12, 2011, then as of January 12, 2011, the minimum condition would be satisfied if at least 24,819,890 shares of Sonic common stock are validly tendered and not properly withdrawn prior to the expiration time of the offer. This figure includes the shares of Sonic common stock held by shareholders who agreed to tender their shares pursuant to the shareholder agreements, as more fully described below (see “Other Agreements Related to the Transaction” beginning on page 85 of this prospectus/offer to purchase).

The initial expiration date for the offer is February 11, 2011. In certain circumstances, Rovi is required to or may extend the offer beyond this date.

Top-Up Option (Page 69)

Pursuant to the merger agreement, Sonic has granted to Rovi and Purchaser an irrevocable option (the “top-up option”), exercisable only in accordance with the terms and subject to the conditions set forth in the merger agreement, to purchase at a price per share equal to $14.00 per share, up to that number of newly issued shares of Sonic common stock (the “top-up option shares”) equal to the lowest number of shares that, when added to the number of shares of Sonic common stock collectively owned by Rovi or Purchaser or any other subsidiary of Rovi at the time of exercise, will constitute one share of Sonic common stock more than 90% of the shares of Sonic common stock (determined on a fully-diluted basis based on a formula set forth in the merger agreement); provided, however, that the top-up option will not be exercisable for shares of Sonic common stock in excess of the number of shares Sonic is authorized to issue under its articles of incorporation but that are not issued and outstanding or reserved.

Rovi and Purchaser have advised Sonic that they do not intend to exercise the top-up option unless such exercise would result in Rovi and Purchaser owning in the aggregate one share more than 90% of the outstanding shares immediately after the exercise of the top-up option. As of January 25, 2011, there are 100 million shares of Sonic common stock authorized, 49,677,817 shares of Sonic Common Stock outstanding and an aggregate of 15,957,873 shares reserved for issuance pursuant to outstanding Sonic options, Sonic RSUs and warrants to acquire Sonic common stock and otherwise reserved for issuance under Sonic’s equity compensation plans. As of February 8, 2011, holders of approximately 83.0% of Sonic common stock would have to tender their shares in order for the exercise of the top-up option by Rovi and Purchaser to result in their holding one share more than 90% of the outstanding shares immediately after the exercise of the top-up option. In addition, the parties have agreed in the merger agreement that, in determining the fair value of any dissenting shareholders’ shares pursuant to Chapter 13 of the California Corporation Code in any proceedings with respect to demands for appraisal under California law, none of Sonic, Rovi or Purchaser will take into account the top-up option, the top-up option shares or any promissory note issued to pay any portion of the purchase price for such top-up option shares.

Purpose of the Offer (Page 54)

The purpose of the offer is for Rovi to acquire control of, and ultimately the entire equity interest in, Sonic. The offer is the first step in Rovi’s plan to acquire all of the outstanding equity interests of Sonic. Following the purchase by Purchaser of shares of Sonic common stock in the offer and the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into Sonic in the first merger, with Sonic surviving the first merger as a wholly-owned subsidiary of Rovi. The purpose of the first merger is for Rovi to acquire all equity interests of Sonic not acquired in the offer. Immediately following the first merger, Sonic will be merged with and into another wholly-owned subsidiary of Rovi in the second merger.

The Mergers (Page 71)

Following the consummation of the offer, and the satisfaction or waiver of each of the conditions to the first merger set forth in the merger agreement, Purchaser will be merged with and into Sonic in the first merger, with Sonic surviving the first merger as a wholly-owned subsidiary of Rovi, immediately followed by the second merger of Sonic with and into another wholly-owned subsidiary of Rovi.

If immediately following the consummation of the offer, Purchaser and Rovi hold shares of Sonic common stock representing the short-form merger threshold, then Rovi and Purchaser will consummate the first merger pursuant to the short form merger procedures under California law as soon as practicable thereafter without a vote or any further action by the holders of shares of Sonic common stock. If, on the other hand, after consummation of the offer, as it may be extended, or after any exercise by Rovi of the top-up option, Rovi owns shares of Sonic common stock representing less than the short-form merger threshold, a special meeting of Sonic shareholders and the affirmative vote at such meeting of at least a majority of the shares of Sonic common stock outstanding on the record date for such meeting will be needed to complete the first merger.

The merger agreement provides that, if in the offer (i) Purchaser obtains ownership of shares of Sonic common stock representing the short-form merger threshold, (ii) Rovi and Purchaser elect to reduce the minimum condition to the reduced purchase amount or (iii) are otherwise permitted under applicable California law, then upon consummation of the first merger, each then-outstanding share of Sonic common stock held by persons other than Rovi or Purchaser, and shareholders of Sonic who have properly preserved their dissenters’ rights, if any, under applicable law, will be converted into the right to receive $7.70 per share in cash, without interest, and a fraction of a share of Rovi common stock equal to 0.112, in each case, subject to adjustment for stock splits, stock dividends and similar events; provided, however, that if in the offer Rovi obtains ownership of shares of Sonic common stock representing less than the short-form merger threshold and (a) does not elect to reduce the minimum condition to the reduced purchase amount or (b) is otherwise required under applicable California law, then the consideration paid to Sonic shareholders in the first merger shall consist entirely of a fraction of a share of Rovi common stock equal to 0.2489, subject to adjustment for stock splits, stock dividends and similar events. In addition, upon consummation of the first merger, all outstanding unvested and all vested at-the-money or out-of-the money options to acquire Sonic common stock will be assumed by Rovi and will be converted into options to acquire Rovi’s common stock, as described in the merger agreement, and all outstanding vested in-the-money options to acquire Sonic common stock will be cancelled in exchange for a payment in the form and amount payable to Sonic shareholders in the first merger, less the applicable exercise price of such cancelled options.

Shareholder Agreements (Page 85)

As inducement to Rovi to enter into the merger agreement, Sonic directors and certain members of Sonic’s senior management have signed a form of shareholder agreement, covering all of the shares of Sonic common stock beneficially owned by such individuals, as well as any additional shares of which they may become the beneficial owner. These shareholder agreements provide that the signatories thereof will tender their Sonic common stock in the offer and will vote any remaining shares that they own for the mergers. In addition, under the terms of the shareholder agreements, each shareholder has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights; provided, however, that each shareholder may transfer its shares pursuant to the terms, in effect as of December 22, 2010, of a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934. As of January 12, 2011, the Sonic shareholders who executed the shareholder agreements beneficially owned in the aggregate 5,339,483 shares of Sonic common stock (including shares issuable upon the exercise of options and restricted stock units held by such shareholders). Of such shares, an aggregate of 2,463,863 outstanding shares are currently outstanding and therefore subject to the shareholder agreements. The shares subject to the shareholder agreements represent approximately 5.8% of the shares of Sonic common stock outstanding as of January 12, 2011.

Information relating to Rovi and Purchaser (Page 87)

Rovi Corporation

Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

Rovi is focused on powering the discovery and enjoyment of digital entertainment by providing a broad set of integrated solutions that are embedded in its customers’ products and services and used by end consumers to simplify and guide their interaction with digital entertainment. Rovi’s offerings include interactive program guides, embedded licensing technologies (such as recommendations and search capability), standards based media connectivity middleware, media recognition technologies, licensing of Rovi’s extensive database of descriptive information about television, movie, music, books, and game content and content protection technologies and services. Rovi principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and its telephone number is (408) 562-8400. See “Information Relating to Rovi and Purchaser” beginning on page 87 of this prospectus/offer to purchase.

Purchaser

Sparta Acquisition Sub, Inc.

c/o Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

Purchaser is a direct wholly-owned subsidiary of Rovi and was incorporated on December 20, 2010 in the State of California. Purchaser has not engaged in any operations and exists solely to make the offer and otherwise facilitate the transaction.

Information relating to Sonic (Page 86)

Sonic Solutions

7250 Redwood Boulevard, Suite 300

Novato, California 94945

(415) 893-8000

Sonic is a leading developer of technologies, products and services that enable the creation, management, and enjoyment of digital media content across a wide variety of technology platforms. Sonic’s products and services offer innovative technologies to consumers, Hollywood and independent studios, original equipment manufacturers (“OEMs”), businesses, high-end professional DVD authoring experts and developers. Sonic distributes its products and services through retailers and distributors, personal computer (“PC”) and consumer electronic (“CE”) OEMs, Internet websites and other channels. Sonic completed the acquisition of DivX, Inc., on October 7, 2010. Sonic’s brands now include Roxio®, RoxioNow™, DivX®, Sonic® and MainConcept®, among others. Sonic also licenses core technology and intellectual property to other software companies and technology manufacturers for integration into their own products and services.

Timing of the Offer; Extension (Page 48)

The offer commenced on January 14, 2011 and is currently scheduled to expire on February 11, 2011, but may be extended under the circumstances described below.

Subject to the terms of the merger agreement, the offer:

•

shall be extended by Purchaser (but not later than June 22, 2011) if any of the conditions to the offer shall not have been satisfied or waived; provided, that if at any expiration date of the offer all of the offer conditions are satisfied or waived, except the minimum condition, Purchaser is only required to extend the offer beyond the initial expiration date for an aggregate of sixty days;

•

shall at the written request of Sonic, be extended by Purchaser for a period or periods not to exceed 10 business days each, if on any expiration date any offer condition (other than the minimum condition) is not satisfied, but such offer condition is reasonably capable of being satisfied at or prior to June 22, 2011; provided, that Purchaser is not required to extend the offer beyond June 22, 2011.

•	shall be extended by Purchaser if and to the extent required by the SEC or any other applicable law; and

•

may be extended by Purchaser until June 22, 2011, if the minimum condition is satisfied but less than 90% of the number of outstanding shares of Sonic common stock are accepted for exchange pursuant to the offer, in order to permit additional shares of Sonic common stock to be tendered into the offer such that immediately following the consummation of the offer, Purchaser and Rovi hold (including any shares acquired pursuant to the top-up option) Sonic shares representing the short-form merger threshold; provided, however, that if Purchaser so elects to extend the offer, then each of Rovi and Purchaser will be deemed to have irrevocably waived all of the offer conditions (other than the offer condition relating to performance by Sonic of its covenants under the merger agreement) and certain of their respective rights to terminate the merger agreement.

During an extension, all shares of Sonic common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to each Sonic shareholder’s right to withdraw its shares of Sonic common stock. If the offer has not been consummated by June 22, 2011, Sonic or Rovi may terminate the merger agreement.

No subsequent offering period will be available pursuant to the offer.

Withdrawal Rights (Page 52)

Shares of Sonic common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, as it may be extended.

Procedures for Tendering Shares of Sonic Common Stock in the Offer (Page 49)

For a Sonic shareholder to validly tender shares of Sonic common stock pursuant to the offer and make a cash election or stock election, a properly completed and duly executed letter of election and transmittal or manually executed copy of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by American Stock Transfer & Trust Company, LLC, the designated exchange agent, at (a) Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, New York 10272-2042, if by mail, or (b) Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, New York 11219, if by hand or courier.

In addition, certificates for tendered shares of Sonic common stock must be received by the exchange agent, or the shares of Sonic common stock must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the offer.

Acceptance for Exchange of Sonic Stock; Delivery of Cash and Rovi Common Stock (Page 53)

Upon the terms of, and subject to the conditions to, the offer, including, the terms and conditions of any extension or amendment, Rovi is required to accept for exchange, and to deliver cash and shares of Rovi common stock in exchange for, shares of Sonic common stock validly tendered and not withdrawn, promptly after the expiration date of the offer.

Interests of Certain Persons (Page 66)

When you consider the recommendation of Sonic’s board of directors that Sonic shareholders tender their shares in the offer, you should be aware that some of Sonic’s officers and directors may have interests in the transaction that are different from, or in addition to, yours. These interests are described more fully in the section entitled “Interests of Certain Persons in the Transaction.”

Regulatory Matters (Page 59)

Under the HSR Act, the mergers may not be consummated unless certain filings have been submitted to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and certain waiting period requirements have been satisfied. On January 21, 2011, the Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act relating to the proposed acquisition of Sonic by Rovi. Rovi and Sonic will also make such foreign antitrust filings as Rovi determines are necessary.

Notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary in the public interest. In addition, certain private parties as well as state attorneys general and other antitrust authorities could challenge the transaction under antitrust laws in certain circumstances. Foreign antitrust authorities could also take action under their antitrust laws.

Source and Amount of Funds (Page 67)

The offer and mergers are not conditioned upon any financing arrangements or contingencies. Rovi intends to use cash on hand, as well as shares of Rovi common stock, to finance the offer and the mergers, the costs and expenses related to the offer and the mergers and the ongoing working capital and other general corporate requirements of the combined organization after consummation of the mergers. Rovi expects that the funds available pursuant to the arrangements described above will be sufficient to complete the offer and the mergers.

Dissenters’ Rights (Page 56)

Sonic shareholders are not entitled to dissenters’ rights in connection with the offer. If you choose not to tender your shares of Sonic common stock in our offer, however, and we purchase shares of Sonic common stock in our offer, dissenters’ rights will be available to you at the time we complete the first merger. If you choose to exercise dissenters’ rights in connection with the first merger, and you comply with the applicable requirements under California law (which include not voting in favor of the approval of the principal terms of the merger agreement or the mergers, in the event that a shareholder vote is necessary), you will be entitled to payment for your shares based on a judicially determined fair and independent appraisal of the value of your shares as of December 21, 2010, the day before the first announcement of the terms of the offer. This value may be more or less than the value of the consideration that we are offering to exchange and pay for each of your shares in our offer and the merger. These procedures are described more fully in the section entitled “The Offer–Purpose of the Transaction; Plans for Sonic; The Mergers; Dissenters’ Rights—Dissenters’ Rights.”

You are urged to read the dissenters’ rights provisions of the California General Corporation Law (“CGCL”), which are attached as Annex C to this prospectus/offer to purchase.

Comparison of Rovi Stockholders Rights and Sonic Shareholder Rights (Page 120)

After the offer and the mergers, Sonic shareholders who receive shares of Rovi common stock in the offer and first merger will become Rovi stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Rovi. There are a number of differences between the certificate of incorporation and bylaws of Rovi Corporation, a Delaware corporation, and the articles of incorporation and bylaws of Sonic, a California corporation, and there are a number of differences between the applicable Delaware and California corporation statutes. These differences are discussed under the section entitled “Comparison of Rights of Rovi Stockholders and Sonic Shareholders.”

Material United States Federal Income Tax Consequences (Page 63)

The offer, the first merger and the second merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the code. Neither the offer nor the first merger is conditioned on the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of such transactions, although the parties’ obligations to complete the second merger are conditioned on receipt of opinions of their respective counsel that the offer, the first merger and the second merger collectively qualify as a reorganization.

If the offer, the first merger and the second merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the code, the U.S. federal income tax consequences to Sonic shareholders generally will be as follows:

•

if a Sonic shareholder receives solely shares of Rovi common stock in exchange for Sonic common stock, such Sonic shareholder generally will recognize no gain or loss, except with respect to cash received in lieu of fractional shares of Rovi common stock;

•

if a Sonic shareholder receives solely cash in exchange for Sonic common stock, such Sonic shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the Sonic shareholder’s tax basis in the Sonic common stock surrendered; and

•

if a Sonic shareholder receives a combination of Rovi common stock and cash in exchange for Sonic common stock, then such Sonic shareholder generally will recognize gain (but not loss) equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the Rovi common stock received over the Sonic shareholder’s tax basis in the Sonic common stock surrendered, and (ii) the amount of cash received.

Each Sonic shareholder should read the discussion under “Material United States Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the mergers to such Sonic shareholder.

Accounting Treatment (Page 63)

In accordance with accounting principles generally accepted in the United States, Rovi will account for the acquisition of shares of Sonic common stock in the transaction under the acquisition method of accounting for business combinations.

Comparative Market Price Data (Page 118)

Rovi common stock trades on the NASDAQ Global Select Market under the symbol “ROVI.” Sonic common stock trades on the NASDAQ Capital Select Market under the symbol “SNIC.”

The following table contains historical closing prices per share for Rovi common stock and Sonic common stock on December 22, 2010, the last full trading day before the public announcement of Rovi’s proposal to acquire Sonic, and February 8, 2011, the last practicable day before the date of this prospectus/offer to purchase. The implied value per share of the Sonic common stock consideration in the offer on each of the specified dates represents the closing sales price of a share of Rovi common stock on that date multiplied by 0.112 per share in the case of the mixed consideration and 0.2489 per share in the case of the all stock election.

	Rovi Common Stock (NASDAQ)	Sonic Common Stock (NASDAQ)	Per Share
			Implied Value of Offer
			All-Cash Consideration	All-Stock Consideration	Mixed Consideration
December 22, 2010	$58.36	$11.21	$14.00	$14.53	$14.24
February 8, 2011	$64.49	$14.90	$14.00	$16.05	$14.92

The market prices of shares of Rovi common stock and Sonic common stock will fluctuate prior to the expiration of the offer and thereafter, and may be different at the expiration date from the prices set forth above, and for Sonic shareholders tendering shares in the offer, at the time they receive cash or shares of Rovi common stock.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ROVI

The following table sets forth certain consolidated financial data of Rovi as of the dates and for each of the periods indicated. The consolidated financial data for the fiscal years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from Rovi’s audited consolidated financial statements that are incorporated by reference into this prospectus/offer to purchase. The consolidated financial data for the fiscal years ended December 31, 2005 and 2006 and as of December 31, 2007, 2006 and 2005 are derived from Rovi’s audited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to purchase. The consolidated financial data as of and for the nine months ended September 30, 2010 and 2009 are derived from Rovi’s unaudited consolidated condensed financial statements incorporated by reference into this prospectus/offer to purchase. In Rovi’s opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of Rovi’s financial position and results of operations for these periods. The consolidated historical financial data may not be indicative of the results of operations or financial position of Rovi that may be expected in the future. The selected historical consolidated financial data below should be read in conjunction with Rovi’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, which have been filed with the SEC and are incorporated by reference into this prospectus/offer to purchase. See “Where You Can Find Additional Information” beginning on page 135.

Consolidated Statements of Operations Data

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share data)		(in thousands, except per share data)

Revenues	$401,306	$343,350	$483,911	$330,045	$144,943	$111,569	$96,348
Operating income from continuing operations	$71,781	$3,888	$36,195	$30,178	$51,568	$30,627	$33,672
Income (loss) from continuing operations before income taxes	$60,164	$(42,431)	$(20,126)	$(7,686)	$54,321	$37,335	$33,315
Income (loss) from continuing operations, net of tax	$158,628	$(19,003)	$(18,705)	$15,723	$39,853	$28,481	$15,592
Net income (loss)	$145,699	$(55,578)	$(52,951)	$(114,060)	$25,316	$31,460	$22,115
Basic earnings per common share:
Basic income (loss) per share from continuing operations	$1.54	$(0.19)	$(0.18)	$0.18	$0.75	$0.55	$0.31
Basic net income (loss) per share	$1.42	$(0.55)	$(0.52)	$(1.32)	$0.48	$0.61	$0.44
Shares used in computing basic earnings per common share	102,200	100,511	100,860	85,334	52,470	51,349	50,653
Diluted earnings per common share:
Diluted income (loss) per share from continuing operations	$1.46	$(0.19)	$(0.18)	$0.18	$0.74	$0.54	$0.30
Diluted net income (loss) per share	$1.35	$(0.55)	$(0.52)	$(1.32)	$0.47	$0.60	$0.43
Shares used in computing diluted earnings per common share	107,760	100,511	100,860	85,357	53,104	52,077	51,318

	September 30,		December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share data)		(in thousands, except per share data)
Consolidated Balance Sheet Data
Working Capital	$451,902	$314,373	$289,962	$561,313	$435,552	$292,783	$218,610
Total Assets	$2,437,113	$2,166,553	$2,151,139	$2,636,184	$922,951	$802,981	$497,925
Long-term liabilities	$527,009	$572,954	$514,479	$950,068	$262,142	$200,114	$959
Total Stockholders’ equity	$1,674,073	$1,503,768	$1,520,269	$1,515,195	$576,731	$492,953	$428,150
Book value per common share outstanding	$15.95	$14.61	$14.69	$15.05	$10.72	$9.54	$8.33

Ratio of Earnings to Fixed Charges

(in 000s)

	Historical Rovi
	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008
Fixed Charges:
Interest expense	$32,391	$41,433	$52,028	$54,834
Interest portion of rent expense	4,031	4,389	5,852	4,455

Total fixed charges	$36,422	$45,822	$57,880	$59,289

Earnings :
Income from continuing operations before income taxes	$60,164	$(42,431)	$(20,126)	$(7,686)
Fixed charges	36,422	45,822	57,880	59,289
Less:
Equity (income) loss, net of dividends	(1,158)	(151)	(607)	(120)

Adjusted Earnings	$95,428	$3,240	$37,147	$51,483

Ratio of Earnings to Fixed Charges	2.6	0.1	0.6	0.9

Amount of deficiency(1)		$(42,582)	$(20,733)	$(7,806)

(1)	A ratio calculation of less than 1x indicates earnings available for fixed charges were inadequate to cover total fixed charges.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SONIC

The following table sets forth certain consolidated financial data of Sonic as of the dates and for each of the periods indicated. The consolidated financial data for the fiscal years ended March 31, 2010, 2009 and 2008 and as of March 31, 2010 and 2009 are derived from Sonic’s audited consolidated financial statements that are incorporated by reference into this prospectus/offer to purchase. The consolidated financial data for the fiscal years ended March 31, 2007 and 2006 and as of March 31, 2008, 2007 and 2006 are derived from Sonic’s audited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to purchase. The consolidated financial data as of and for the six months ended September 30, 2010 and 2009 are derived from Sonic’s unaudited consolidated condensed financial statements incorporated by reference into this prospectus/offer to purchase. In Sonic’s opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of Sonic’s financial position and results of operations for these periods. The consolidated historical financial data may not be indicative of the results of operations or financial position of Sonic that may be expected in the future. The selected historical consolidated financial data below should be read in conjunction with Sonic’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, which have been filed with the SEC and are incorporated by reference into this prospectus/offer to purchase. See “Where You Can Find Additional Information” beginning on page 135.

	Six Months Ended September 30,		Year Ended March 31,
	2010	2009	2010	2009	2008	2007	2006
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Consolidated Statements of Operations Data
Net revenues	$50,748	$51,583	$104,345	$119,958	$132,874	$148,649	$147,608
Gross profit	$34,146	$35,622	$72,489	$67,478	$99,723	$114,260	$113,476
Operating income (loss)	$(4,911)	$(956)	$(364)	$(91,863)	$(11,436)	$11,540	$11,163
Income (loss) before income taxes	$(4,523)	$(1,306)	$(754)	$(92,963)	$(9,791)	$12,321	$10,157
Net income (loss)	$(3,674)	$(2,037)	$(1,213)	$(118,123)	$(5,537)	$6,250	$19,334

Basis and diluted net income (loss) per share:
Net income (loss) per share—basic	$(0.12)	$(0.08)	$(0.04)	$(4.46)	$(0.21)	$0.24	$0.78
Net income (loss) per share—diluted	$(0.12)	$(0.08)	$(0.04)	$(4.46)	$(0.21)	$0.23	$0.74
Shares used in per share calculation—basic	30,763	26,649	27,792	26,535	26,247	25,982	24,750
Shares used in per share calculation—diluted	30,763	26,649	27,792	26,535	26,247	27,431	26,234

	As of September 30,		As of March 31,
	2010	2009	2010	2009	2008	2007	2006
	(in thousands)		(in thousands)
Balance Sheet Data
Working capital	$41,034	$2,053	$39,439	$1,296	$36,828	$35,789	$41,923
Total assets	$96,730	$64,185	$95,410	$66,737	$210,049	$217,029	$214,336
Total liabilities	$34,464	$38,200	$32,807	$40,093	$65,447	$66,196	$76,854
Shareholders’ equity	$62,266	$25,985	$62,603	$26,644	$144,602	$150,833	$137,482

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DIVX

The following table sets forth certain of DivX’s consolidated financial data as of the dates and for each of the periods indicated. The consolidated financial data for the fiscal years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from DivX’s audited consolidated financial statements that are incorporated by reference into this prospectus/offer to purchase. The consolidated financial data for the fiscal years ended December 31, 2005 and 2006 and as of December 31, 2007, 2006 and 2005 are derived from DivX’s audited consolidated financial statements that are not included or incorporated by reference into this prospectus/offer to purchase. The consolidated financial data as of and for the nine months ended September 30, 2010 is derived from DivX’s unaudited consolidated condensed financial statements included in this prospectus/offer to purchase. In Sonic’s opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of DivX’s stand-alone financial position and results of operations for these periods. The historical financial data may not be indicative of the results of operations or financial position of DivX that may be expected in the future. Sonic acquired DivX on October 7, 2010. The selected historical financial data below should be read in conjunction with DivX’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which have been filed with the SEC and are incorporated by reference, and its interim consolidated financial statement as of and for the nine months ended September 30, 2010 included in this prospectus/offer to purchase. See “Where You Can Find Additional Information” beginning on page 135.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Consolidated Condensed Statements of Operations Data
Net revenue	$63,437	$50,546	$70,606	$93,905	$84,862	$59,325	$33,047
Gross profit	$56,294	$43,218	$60,894	$89,309	$80,383	$55,337	$29,391
Income (loss) from operations	$(3,830)	$492	$477	$12,646	$357	$14,013	$3,134
Income (loss) before income taxes	$(2,675)	$2,124	$2,424	$16,612	$8,234	$17,002	$3,357
Net income (loss)	$(2,505)	$165	$131	$10,008	$9,208	$16,440	$2,295
Net income (loss) per share:
Basic	$(0.08)	$0.01	$0.00	$0.30	$0.27	$0.70	$—
Diluted	$(0.08)	$0.01	$0.00	$0.30	$0.26	$0.61	$—
Weighted average common shares outstanding
Basic	33,044	32,582	32,628	32,946	33,939	15,231	7,323
Diluted	33,044	32,931	32,972	33,458	35,415	17,653	7,323

	As of September 30,	As of September 30,	As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands)		(in thousands)
Balance Sheet Data
Cash, cash equivalents and investments	$148,943	$135,307	$143,709	$135,307	$141,035	$148,641	$25,035
Total assets	$214,037	$208,759	$207,598	$193,401	$200,888	$164,386	$33,164
Total liabilities	$22,351	$25,629	$22,423	$19,301	$25,448	$13,475	$10,137
Stockholders’ equity	$191,686	$183,130	$185,175	$174,100	$175,440	$150,911	$6,185

SUMMARY SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following table presents summary unaudited pro forma condensed combined financial data which reflects the proposed acquisition of Sonic by Rovi. The summary unaudited pro forma condensed combined financial data are derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes thereto included herein.

Consolidated Statement of Operations Data

	Nine Months Ended September 30,	Year Ended December 31,
	2010	2009
	(in thousands, except per share data)	(in thousands, except per share data)
Revenues	$541,474	$653,862
Operating income (loss) from continuing operations	$42,589	$(9,937)
Income (loss) from continuing operations before income taxes	$30,631	$(70,354)
Income (loss) from continuing operations, net of tax	$102,347	$(54,150)
Basic earnings per common share:
Basic income (loss) per share from continuing operations	$0.94	$(0.51)

Shares used in computing basic earnings per common share	108,042	106,702

Diluted earnings per common share:
Diluted income (loss) per share from continuing operations	$0.90	$(0.51)

Shares used in computing diluted earnings per common share	113,681	106,702

Ratio of earning to fixed charges*	1.8	NM

*	The ratio of earnings to fixed charges for the year ended December 31, 2009, is not meaningful (NM) as after adding back fixed charges the Company still had a loss. See exhibit 12.1 to the Registration Statement on Form S-4, filed by Rovi Corporation on January 14, 2011, for calculations and disclosure of deficiency where applicable.

September 30,
2010
Consolidated Balance Sheet Data	(in thousands, except per share data)
Working Capital	$172,598
Total Assets	$2,999,365
Long-term liabilities	$546,074
Total Stockholders’ equity	$2,157,196
Book value per common share outstanding	$19.47

RISK FACTORS

In considering whether to tender your shares of Sonic common stock pursuant to the offer, you should carefully consider the information in this prospectus, including the risk factors set forth below and those incorporated by reference. All of the risks set forth below, including those under the heading “Risks Relating to Rovi” and “Risks Relating to Sonic” are also risks of the combined company after the offer and mergers are completed.

Risks Relating to the Transaction and the Combined Company

Integrating Sonic into Rovi’s existing operations will involve considerable risks and may not be successful and Rovi may fail to realize the potential benefits of the acquisition of Sonic.

The integration of Sonic into Rovi’s existing operations will be a complex, time-consuming and expensive process and may disrupt Rovi’s existing operations if it is not completed in a timely and efficient manner. If Rovi’s management is unable to minimize the potential disruption to its business during the integration process, Rovi may not realize the anticipated benefits of the offer and the mergers. Realizing the benefits of the offer and the mergers will depend in part on the integration of technology, operations, and personnel while maintaining adequate focus on Rovi’s core businesses. Rovi may encounter substantial difficulties, costs and delays in integrating Sonic, including the following, any of which could seriously harm its results of operations, business, financial condition and/or the price of its stock:

•	conflicts between business cultures;

•	difficulties and delays in the integration of operations, personnel, technologies, products, services, business relationships and information and other systems of the acquired businesses;

•	the diversion of management’s attention from normal daily operations of the business;

•	complexities associated with managing the larger, more complex, combined business;

•	large one-time write-offs;

•	the incurrence of contingent liabilities;

•	contractual and/or intellectual property disputes;

•	lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;

•	problems, defects or other issues relating to acquired products or technologies that become known to Rovi only after the consummation of the offer or the mergers;

•	conflicts in distribution, marketing or other important relationships;

•	difficulties caused by entering geographic and business markets in which Rovi has no or only limited experience;

•	acquired products and services that may not attract customers;

•	loss of key employees and disruptions among employees that may erode employee morale;

•	inability to implement uniform standards, controls, policies and procedures; and

•	failure to achieve anticipated levels of revenue, profitability or productivity.

Rovi’s operating expenses may increase significantly over the near term due to the increased headcount, expanded operations and changes related to the offer and the mergers. To the extent that the expenses increase but revenues do not, there are unanticipated expenses related to the integration process, or there are significant costs associated with presently unknown liabilities, Rovi’s business, operating results and financial condition may be adversely affected. Failure to minimize the numerous risks associated with the post-acquisition integration strategy also may adversely affect the trading price of Rovi’s common stock.

The announcement and pendency of the acquisition of Sonic could cause disruptions in the businesses of Rovi or Sonic, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

Rovi and Sonic have operated and, until the consummation of the first merger, will continue to operate, independently. Uncertainty about the effect of the offer and the mergers on customers, suppliers and employees may have an adverse effect on Rovi or Sonic and consequently on the combined company. In response to the announcement of the offer and mergers, existing or prospective customers or suppliers of Rovi or Sonic may:

•	delay, defer or cease purchasing products or services from or providing products or services to Rovi, Sonic or the combined company;

•	delay or defer other decisions concerning Rovi, Sonic or the combined company; or

•	otherwise seek to change the terms on which they do business with Rovi, Sonic or the combined company.

Any such delays or changes to terms could seriously harm the business of each company or, if the offer and the mergers are completed, the combined company.

In addition, as a result of the offer and the mergers, current and prospective employees could experience uncertainty about their future with Rovi, Sonic or the combined company. These uncertainties may impair the ability of each company to retain, recruit or motivate key personnel.

Rovi and Sonic will incur significant costs in connection with the offer and the mergers, and the integration of Sonic into Rovi may result in significant expenses and accounting charges that adversely affect Rovi’s operating results and financial condition.

Rovi and Sonic will incur substantial expenses related to the offer and the mergers, whether or not the offer and mergers are completed. Rovi estimates that it will incur direct transaction costs of approximately $3.6 million in connection with the offer and the mergers, none of which is contingent on the consummation of the offer or the mergers. Sonic has advised Rovi that it estimates that it will incur direct transaction costs of approximately $7.5 million in connection with the offer and the mergers, approximately $2.1 million of which is not contingent upon the consummation of the offer and the mergers. Moreover, in the event that the merger agreement is terminated, Sonic may, under some circumstances, be required to pay Rovi a $21.6 million termination fee. See “The Merger Agreement—Termination Fees” beginning on page 83.

In accordance with generally accepted accounting principles, Rovi will account for the acquisition of Sonic using the acquisition method of accounting. Rovi’s financial results may be adversely affected by the resulting accounting charges incurred in connection with the offer and the mergers. Rovi also expects to incur additional costs associated with combining the operations of Rovi and Sonic, which may be substantial. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed assets and lease administration systems, and regulatory compliance. Moreover, many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that Rovi expects to achieve from the elimination of duplicative expenses, the realization of economies of scale, and cost savings and revenue synergies related to the integration of the two companies following the consummation of the offer and the mergers. The amount and timing of any these charges are uncertain at the present time. In addition, Rovi may incur additional material charges in subsequent fiscal quarters following the merger to reflect additional currently unknown costs in connection with the offer and the mergers.

The price of Rovi’s common stock could decline to the extent Rovi’s financial results are materially affected by the foregoing charges and costs, or if the foregoing charges and costs are larger than anticipated. The consummation of the offer and the mergers may result in dilution of future earnings per share to Rovi’s stockholders. It may also result in fewer net profits or a weaker financial condition compared to that which would have been achieved by Rovi on a stand-alone basis.

Integrating Rovi and Sonic may divert management’s attention away from the combined company’s operations.

Successful integration of Rovi’s and Sonic’s operations, products and personnel may place a significant burden on the combined company’s management and internal resources. Rovi may also experience difficulty in effectively integrating the different cultures and practices of the two companies. Further, the difficulties of integrating the two companies could disrupt the combined company’s ongoing business, distract its management focus from other opportunities and challenges, and increase the combined company’s expenses and working capital requirements. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company’s business, financial condition and operating results.

The recent recession or a worsening of the United States and global economy could materially adversely affect the combined company’s business.

The combined company’s revenues and performance will depend significantly on consumer confidence and spending, which deteriorated due to the recent recession and may remain depressed for the foreseeable future. Some of the factors that could influence the levels of consumer confidence and spending include, without limitation, continuing adverse conditions in the residential real estate and mortgage markets, access to credit, labor and healthcare costs, increases in fuel and other energy costs, consumer confidence and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for the combined company’s products and on its financial condition and operating results.

Any delay and/or failure in the consummation of the offer or the mergers may significantly reduce the benefits expected to be obtained from the offer and the mergers or could adversely affect the market price of Rovi or Sonic common stock or their future business and financial results.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions, which may include the approval of Sonic shareholders, that are beyond the control of Rovi and Sonic and that may prevent, delay or otherwise materially and adversely affect consummation of the merger. See “The Offer—Regulatory Matters” beginning on page 59 and “The Offer—Conditions to the Offer” beginning on page 57. Rovi cannot predict whether and when these other conditions will be satisfied. It cannot be assured that the conditions to the offer or the mergers will be met or waived, that the necessary approvals will be obtained, or that Rovi will be able to successfully consummate the offer and the mergers as currently contemplated under the merger agreement or at all. In addition, the merger agreement places a variety of restrictions and constraints on the conduct of Sonic’s business prior to the completion of the first merger or the termination of the merger agreement.

Failure to complete the offer and the mergers would prevent Rovi and Sonic from realizing the anticipated benefits of the transaction. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the offer and the mergers may significantly reduce the synergies and other benefits that Rovi expects to achieve if it successfully consummates the offer and the mergers within the expected timeframe and integrates the businesses.

In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the offer and the mergers will be completed. Consequently, the failure to complete, or any delay in, the consummation of the offer and the mergers could result in a significant change in the market price of Rovi or Sonic common stock.

Sonic shareholders may not receive all consideration in the form elected in the offer.

Sonic shareholders who make a stock election or a cash election will be subject to proration if tendering holders of Sonic common stock, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or shares of Rovi common stock in the offer. Accordingly, some of the consideration you receive in the offer may differ from the type of consideration you select and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if you had received solely the form of consideration that you elected. A discussion of the proration mechanism can be found under “The Offer” and a discussion of the material federal income tax consequences of the offer and the mergers can be found under “Material United States Federal Income Tax Consequences.”

Consummation of the offer may adversely affect the liquidity of the shares of Sonic common stock not tendered in the offer.

If the offer is completed but not all shares of Sonic Common Stock are tendered in the offer, the number of Sonic shareholders and the number of shares of Sonic common stock publicly held will be greatly reduced. As a result, the closing of the offer could adversely affect the liquidity and market value of the remaining shares of Sonic common stock held by the public.

Because the exchange ratio in the offer and the first merger will not be adjusted in the event of changes in the price of either Rovi’s or Sonic’s common stock, the market value of the shares of Rovi’s common stock to be received by the Sonic shareholders in connection with the offer and the first merger is subject to change prior to the consummation of the first merger.

No adjustments to this exchange ratio will be made based on changes in the price of either Sonic common stock or Rovi common stock prior to the consummation of the offer or the first merger. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in Rovi’s or Sonic’s respective businesses, operations and prospects, market assessment of the likelihood that the offer and the mergers will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond Rovi’s or Sonic’s control.

As a result of any such changes in stock price, the market value of the shares of Rovi common stock that the Sonic shareholders will receive at the time that the offer or the first merger is completed could vary significantly from the value of such shares immediately prior to the public announcement of the offer and the mergers, on the date of this prospectus/offer to purchase, on the date of the Sonic special meeting (if required under applicable legal requirements) or on the date on which Sonic shareholders actually receive shares of Rovi common stock. For example, based on the range of closing prices of Sonic common stock during the period from December 22, 2010, the last trading day before the public announcement of the offer and the mergers, through February 8, 2011, the latest practicable date before the date of this prospectus/offer to purchase, the exchange ratio represented a market value ranging from a low of $6.41 to a high of $7.71 for each share of Rovi common stock. Accordingly, as of the date of this prospectus/offer to purchase, Sonic shareholders will not know, or be able to calculate, the exact market value of the consideration that the Sonic shareholders will receive upon consummation of the offer or the first merger.

The offer and the mergers may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the price of Rovi common stock following consummation of the offer and the mergers.

Rovi currently anticipates that the offer and the mergers will be accretive to the earnings per share of the combined company during the first full calendar year after the offer and the mergers are completed. This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by the combined company during such time. Such estimates and assumptions could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the transaction or other factors beyond the control of Rovi and Sonic. All of these factors could delay, decrease or eliminate the expected accretive effect of the offer and the mergers and cause resulting dilution to the combined company’s earnings per share which could negatively affect the price of the Rovi common stock.

Loss of key personnel could have a material adverse effect on the business and results of operations of Rovi after the offer and the mergers.

The success of Rovi after the offer and the mergers, if completed, will depend in part upon its ability to retain key employees of both companies. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Rovi. Accordingly, Rovi may not be able to retain key employees following the offer and the mergers. Loss of key personnel could have a material adverse effect on the business and operations of Rovi after the consummation of the offer and the mergers.

The unaudited pro forma financial statements are presented for illustrative purposes only and should not be viewed as a forecast of Rovi’s financial condition or results of operations following the offer and the mergers.

The unaudited pro forma financial statements contained in this prospectus/offer to purchase are presented for illustrative purposes only and are not an indication of Rovi’s financial condition or results of operations following the consummation of the offer and the mergers for several reasons. The unaudited pro forma financial statements have been derived from the historical financial statements of Rovi, Sonic and DivX (on a stand-alone basis) and certain adjustments and assumptions have been made regarding Rovi after giving effect to the offer and the mergers. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred or savings to be achieved by Rovi and Sonic in connection with the offer and the mergers. For example, neither the impact of any incremental costs incurred in integrating the two companies, nor any potential cost savings is reflected in the unaudited pro forma financial statements. As a result, the actual financial condition and results of operations of Rovi following the offer and the mergers will likely not be consistent with, or evident from, these unaudited pro forma financial statements.

In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Rovi’s financial condition or results of operations following the offer and the mergers. Therefore, shareholders of Sonic should not place undue reliance on the pro forma financial statements when deciding whether to tender their shares of Sonic common stock in the offer. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 89.

Lawsuits have been filed against Sonic, the members of its board of directors, Rovi and Purchaser challenging the proposed offer and the mergers, and an adverse judgment in any such lawsuit may prevent the offer from being consummated or the mergers from becoming effective or from being consummated or becoming effective within the expected timeframe, and may result in costs to Sonic.

As described under “The Offer—Litigation Relating to the Offer and the Mergers” on page 60, Sonic, the members of its board of directors, Rovi and Purchaser are named as defendants in purported shareholder class action lawsuits brought by several individual Sonic shareholders as plaintiffs, seeking, among other things, to enjoin the offer and the mergers on the grounds that Sonic’s directors allegedly breached their fiduciary duties by engaging in an allegedly unfair negotiation process and agreeing to an allegedly unfair acquisition price. One of the conditions to the consummation of the offer is that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation shall have been issued by any court of competent jurisdiction and be in effect. Consequently, if any of the plaintiffs is successful in obtaining an injunction prohibiting the parties from consummating the offer on the agreed-upon terms, the injunction may prevent consummation of the offer and the mergers in the expected timeframe, or at all.

Sonic has obligations under certain circumstances to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under California law and Sonic’s bylaws and articles of incorporation and their indemnification agreements. Such obligations may apply to the lawsuits. Sonic has advised Rovi that its management believes that the allegations in the lawsuits are without merit and intends to vigorously contest the lawsuits. However, there can be no assurance that Sonic and the other defendants in these lawsuits will be successful in their defenses. An unfavorable outcome in any of the lawsuits could prevent or delay the consummation of the offer and the mergers and result in substantial costs to Sonic or Rovi or both.

Risks Relating to Rovi

Rovi may not be able to implement its business strategy or its business strategy may not be successful, either of which will impede its growth and operating results.

Rovi’s business strategy emphasizes the design and delivery of enduring, innovative entertainment products and technologies. Rovi’s ability to implement this business strategy is dependent on its ability to develop and deliver innovative technologies that are widely adopted in response to changes in the technology and entertainment industries and that are compatible with the technologies or products introduced by other entertainment industry participants, including Sonic.

Rovi does not know whether it will be able to successfully implement its business strategy or whether its business strategy will be successful with the acquisition of Sonic. Rovi’s revenue may be adversely affected if it fails to implement its business strategy or if it diverts resources to a business strategy that ultimately proves unsuccessful.

Rovi expects to take on substantial debt.

As previously announced, Rovi expects to take on substantial debt, in the form of senior secured term loan or term loans, prior to the consummation of the mergers. The degree to which Rovi is leveraged could materially and adversely affect Rovi’s ability to obtain additional financing and could make Rovi more vulnerable to industry downturns and competitive pressures, and will likely have the effect of increasing Rovi’s interest expense. Rovi’s ability to meet its debt service obligations will depend on its future performance, which will be subject to financial, business, and other factors affecting its operations, many of which are beyond Rovi’s control. The debt arrangements, and any restrictions included therein, may have an adverse impact on Rovi’s business operations and financial results, and could adversely affect the value of Rovi’s common stock.

Sales of substantial amounts of Rovi common stock in the open market by former Sonic shareholders could depress Rovi’s stock price.

Other than shares held by persons who will be affiliates of Rovi after the offer and the mergers, if any, shares of Rovi common stock that are issued to shareholders of Sonic, including those shares issued upon the exercise of outstanding options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act.

As of February 8, 2011, Rovi had approximately 107,487,447 shares of common stock outstanding and approximately 24,054,524 shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. Assuming the consideration paid to Sonic shareholders in the offer and the first merger consists of a mix of cash and Rovi common stock, Rovi currently expects that it may issue up to approximately 10.5 million shares of Rovi common stock in connection with the offer and the mergers. In addition, upon consummation of the offer and the mergers, Rovi will assume outstanding warrants to purchase Sonic common stock and certain of the outstanding options and restricted stock units issued under Sonic stock option plans that are held by employees of Sonic who will continue their employment with Rovi following the first merger.

If the offer and the mergers are completed and if Sonic’s shareholders sell substantial amounts of Rovi common stock in the public market following consummation of the offer and the mergers, including shares issued upon the exercise of outstanding options, restricted stock units or warrants, the market price of Rovi common stock may decrease.

The market price of Rovi’s common stock after consummation of the offer and the mergers may be affected by factors different from those affecting the market price of Rovi common stock or of Sonic common stock before consummation of the offer and the mergers.

When the offer and the mergers are complete, Sonic shareholders will become Rovi stockholders. The results of operations of Rovi, as well as the trading price of Rovi common stock, after consummation of the offer and the mergers may be affected by factors different from those currently affecting Rovi’s or Sonic’s results of operations and the trading price of Rovi or Sonic common stock. For a discussion of the businesses of Rovi and Sonic and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this prospectus/offer to purchaser and referred to under “Incorporation of Documents by Reference” beginning on page 132.

Risks Relating to Sonic

The recent financial downturn and continuing financial market volatility may continue to negatively affect Sonic’s business, results of operations, and financial condition.

The recent global economic downturn and continuing financial market volatility have resulted in tight credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets. These factors could lead to a number of follow-on effects on Sonic’s business, including insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of Sonic’s products and services; increased expense or inability to obtain financing for Sonic’s operations or other business plans.

Integrating DivX into Sonic’s existing operations is ongoing, involves considerable risks and may not be successful.

The integration of DivX into Sonic’s existing operations is a complex, time-consuming and expensive process and may disrupt existing operations if it is not completed in a timely and efficient manner. If Sonic management is unable to minimize the potential disruption to its business during the integration process, Sonic and Rovi may not realize the anticipated benefits of the DivX acquisition. Realizing the benefits of the DivX acquisition will depend in part on the integration of technology, operations, and personnel while maintaining adequate focus on core businesses. Sonic may encounter substantial difficulties, costs and delays in integrating DivX, including the following, any of which could seriously harm Sonic’s results of operations, business, financial condition and/or the price of Sonic’s common stock:

•	difficulties and delays in the integration of DivX’s operations, personnel, technologies, products, services, business relationships and information and other systems;

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the diversion of management’s attention from normal daily operations of the business; complexities associated with managing the larger, more complex, combined business; conflicts between business cultures;

•	large one-time write-offs;

•	the incurrence of contingent, unknown or unanticipated liabilities;

•	contractual and/or intellectual property disputes; lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;

•	problems, defects or other issues relating to acquired technologies, products or services that become known only after the closing of the DivX acquisition;

•	conflicts in distribution, marketing or other important relationships;

•	difficulties caused by entering geographic and business markets in which Sonic has no or only limited experience;

•	acquired technologies, products or services that may not attract customers;

•	loss of key employees and disruptions among employees that may erode employee morale;

•	inability to implement uniform standards, controls, policies and procedures;

•	failure to achieve anticipated levels of revenue, profitability or productivity; and

•	poor acceptance of Sonic’s evolving business models and strategies.

Sonic’s operating expenses have increased significantly due to the increased headcount, expanded operations and changes related to the DivX acquisition. These expenses could, particularly in the near term, exceed the anticipated savings from the elimination of duplicative expenses, the realization of economies of scale, and cost savings and revenue synergies related to the integration of the two companies following the completion of the DivX acquisition. In addition, Sonic may incur additional material charges in subsequent fiscal quarters following the DivX acquisition to reflect additional merger-related costs.

The merger agreement governing the acquisition of DivX also did not contain any post-closing indemnification provisions. Therefore, any claims for known or unknown DivX liabilities, whether related to intellectual property ownership, infringement or otherwise, are Sonic’s responsibility. Any such claim, with or without merit, could be time consuming to defend, result in costly litigation and divert management’s attention.

To the extent that expenses increase but revenues do not, there are unanticipated expenses related to the process of integrating the DivX business, or there are significant costs associated with presently unknown liabilities, Sonic’s business, operating results and financial condition may be adversely affected. Failure to minimize the numerous risks associated with the post-acquisition integration strategy also may adversely affect the trading price of Sonic’s common stock.

Sonic relies on distributors, resellers and retailers to sell its consumer products, and disruptions to these channels would affect adversely Sonic’s ability to generate revenues from the sale of its products.

Sonic sells its retail consumer software to end-users via retail channels through its network of distributors and resellers, and relies on two distributors for a significant portion of sales. Any decrease in revenue from these distributors or the loss of one of these distributors and Sonic’s inability to find a satisfactory replacement in a timely manner could negatively impact its operating results. Moreover, Sonic’s failure to maintain favorable arrangements with its distributors and resellers may adversely impact its business. If Sonic’s competitors offer its distributors, resellers or retailers more favorable terms, those distributors, resellers or retailers may de-emphasize, fail to recommend or decline to carry Sonic products. If Sonic’s distributors, resellers or retailers attempt to reduce their levels of inventory or if they do not maintain sufficient levels to meet customer demand, Sonic’s sales could be impacted negatively. Further, if Sonic reduces the prices of its products, Sonic may have to compensate its distributors, resellers or retailers for the difference between the higher price they paid to buy their inventory and the new lower prices of Sonic’s products. In addition, Sonic is exposed to the risk of product returns from distributors, resellers or retailers through their exercise of contractual return rights.

Sonic’s business depends on sales of consumer technologies, products and services, which subject it to risks relating to, among other things, changing consumer demands and increased competition.

Sonic’s business depends on sales of consumer technologies, products and services, subjecting it to risks associated with changing consumer demands and extensive competition. Sonic’s ability to succeed in consumer markets depends upon its ability to enhance its existing offerings, introduce new competitive technologies, products and services, and minimize the impact of sudden price decreases. Additionally, some of Sonic’s competitors have well established distribution capabilities and existing brands with market acceptance that provide them with a significant competitive advantage. If Sonic is not successful in overcoming these challenges, its business and results of operations may be adversely impacted.

Sonic depends on a limited number of customers for a significant portion of its revenue, and the loss of one or more of these customers could materially harm its operating results, business and financial condition.

During the fiscal year ended March 31, 2010, approximately 13% and 11% of Sonic’s net revenue were received from various OEM divisions of Dell and Hewlett-Packard, respectively, and approximately 7% and 22% of Sonic’s net revenue for fiscal year 2010 were received from its two largest distributors, Ingram and Navarre, respectively. In addition, during fiscal year 2010, approximately 23% of Sonic’s net revenue consisted of online web store revenue received through Digital River. During the six months ended September 30, 2010, approximately 9% and 8% of Sonic’s net revenue were received from various OEM divisions of Dell and Hewlett-Packard, respectively, and approximately 5% and 21% of Sonic’s net revenue for period were received from its two largest distributors, Ingram and Navarre, respectively. In addition, during the six months ended September 30, 2010, approximately 18% of Sonic’s net revenue consisted of online web store revenue received through Digital River.

DivX derived most of its revenue from the licensing of its technologies to consumer hardware device manufacturers, software vendors and consumers. It derived 88% and 92% of its total net revenues from licensing technology during the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. In the nine months ended September 30, 2010, Samsung accounted for approximately 14% of DivX’s total net revenues, and its top 10 licensees by revenue accounted for approximately 64% of its total net revenues.

In addition, Google accounted for approximately 10% of DivX’s total net revenues for the six months ended June 30, 2010 pursuant to a promotion and distribution agreement with Google under which Sonic distributes Google products, including, among others, the Google Chrome web browser, with Sonic’s software products, and Google pays fees based on successful activations of these products. This agreement expires upon the earlier of February 28, 2011 or the date upon which Sonic reaches the cap on the total amounts payable by Google under the agreement, and Google is under no obligation to renew this agreement.

Sonic anticipates that the relationships with Dell, Google, Hewlett-Packard, Navarre, Digital River, Samsung and, to a lesser extent, Ingram, will continue to account for a significant portion of its revenue in the future. Any adverse changes in Sonic’s relationships with any of these companies could seriously harm its operating results, business, and financial condition if Sonic was unable to replace that relationship.

Changes in Sonic’s technology, product and service offerings could cause it to defer the recognition of revenue, which could harm its operating results and adversely impact its ability to forecast revenue.

Sonic’s technologies, products and services contain advanced features and functionality that may require it to provide increased levels of end user support, and its services require Sonic to continue to provide various benefits during the applicable service terms. To the extent that Sonic offers a greater degree of customer support and ongoing services, it may be required to defer a greater percentage of revenues into future periods, which could harm short term operating results.

Sonic’s failure to manage its global operations effectively may adversely affect its business and operating results.

As of December 31, 2010, Sonic had 8 major locations (defined as a location with more than 15 employees) and employed 438 employees outside the United States. Sonic faces challenges inherent in efficiently managing employees over large geographic distances, including the need to implement appropriate systems, controls, policies, benefits and compliance programs. Sonic’s inability to successfully manage its global organization could have a material adverse effect on its business and results of operations.

Revenue derived from international customers accounted for approximately 22%, 28% and 18% of Sonic’s net revenues in fiscal years 2010, 2009 and 2008, respectively. In addition, for the years 2009, 2008 and 2007,

DivX’s net revenue outside North America comprised 81%, 74% and 77%, respectively, of its total net revenues. As Sonic integrates DivX into its existing business, it expects that international sales will account for an increasing portion of its net revenues. As a result, the occurrence of adverse international political, economic or geographic events could result in significant revenue shortfalls, which could harm Sonic’s business, financial condition and results of operations. Areas of risk associated with Sonic’s international operations include:

•	import and export restrictions and duties, including tariffs, quotas, and other barriers; difficulties in obtaining export licenses for certain technology;

•	foreign regulatory requirements, such as safety or radio frequency emissions regulations; uncertainties and liabilities associated with foreign tax laws;

•	burdens of complying with foreign laws, including consumer and data protection laws;

•	changes in, or impositions of, foreign legislative or regulatory requirements;

•	difficulties in coordinating the activities of geographically dispersed and culturally diverse operations;

•	difficulties in staffing, managing, and operating its international operations, including compliance with laws governing labor and employment;

•	potential loss of proprietary information due to misappropriation or laws that are less protective of Sonic’s intellectual property rights than U.S. law;

•	liquidity problems in various foreign markets;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities;

•	changes in diplomatic and trade relationships;

•	political and economic instability in the countries in which Sonic operates or sells products; and

•	other factors beyond its control including terrorism, war, natural disasters and diseases, particularly in areas in which it has facilities.

Certain political, economic and social considerations relating to China could adversely affect Sonic.

In addition to other risks associated with Sonic’s global business, it faces risks due to the substantial operations it conducts in China, which could be adversely affected by political, economic and social uncertainties in China. Operations in China are subject to greater political, legal and economic risks than its operations in other countries. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. Sonic’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, employee benefits and other matters. In addition, Sonic may not obtain or retain the requisite legal permits to continue to operate in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. Any of the foregoing could limit the remedies available in the event of any claims or disputes with third parties.

In addition, Sonic has direct license relationships with many consumer hardware device manufacturers located in China and a number of the OEMs that license Sonic technologies utilize captive or third-party manufacturing facilities located in China. Sonic expects consumer hardware device manufacturing in China to continue to increase due to its lower manufacturing cost structure as compared to other industrialized countries. As a result, Sonic faces additional risks in China, in large part due to China’s historically limited recognition and enforcement of contractual and intellectual property rights. Unauthorized use of Sonic’s technologies and intellectual property rights by China-based consumer hardware device manufacturers may dilute or undermine the strength of Sonic’s brands. If Sonic can not adequately monitor the use of its technologies by China-based consumer hardware device manufacturers, or enforce its intellectual property rights in China, its revenue could be adversely affected.

Sonic relies on a number of third parties to deliver its RoxioNow Service and DivX online offerings.

Sonic’s RoxioNow Service and online DivX offerings are embedded in various PC and CE platforms and devices, which are then distributed through multiple retail channels. If Sonic is not successful in establishing and maintaining appropriate OEM and distribution relationships, or if it encounters technological, content licensing or other impediments, Sonic’s ability to grow its RoxioNow Service and DivX online businesses could be adversely impacted, which could harm its business and operating results.

Sonic’s executive officers and other key personnel are critical to its business, and because there is significant competition for personnel in Sonic’s industry, it may not be able to attract and retain qualified personnel.

Sonic’s success depends on the continued contributions of its executive management team and its technical, marketing, sales, customer support and product development personnel. The loss of key individuals or significant numbers of such personnel could significantly harm Sonic’s business, financial condition and results of operations. Sonic does not have any life insurance or other insurance covering the loss of any of its key employees.

Sonic’s quarterly results and stock price fluctuate significantly, which is likely to continue.

Sonic’s operating results can fluctuate significantly, which can lead to volatility in the price of Sonic’s common stock, for any of the following reasons, among others:

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fluctuations in the U.S. or world economy or general market conditions, as well as those specific to the PC, CE, technology and related industries, as well as those specific to Hollywood and other entertainment;

•	future announcements concerning Sonic or its competitors;

•	Concerns about the integration of Sonic and DivX operations;

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earnings announcements, quarterly variations in operating results, including variations due to one-time payments and other non-recurring revenues or costs, as well as variations due to the timing of revenue recognition, including deferrals of revenue;

•	charges, amortization and other financial effects relating to the DivX acquisition with DivX or any future acquisitions or divestitures;

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introduction of new technologies, products or services or changes in technology, product or service pricing policies by Sonic or its competitors, or the entry of new competitors into the markets for video codecs, digital media software or the digital distribution of premium content;

•	acquisition or loss of significant customers, distributors or suppliers;

•	timing of payments received by Sonic pursuant to its licensing agreements;

•	changes in earnings estimates by Sonic or by independent analysts who cover it;

•	discussion of Sonic or its stock price by the financial press and in online investor chat rooms or blogs;

•	delay in delivery to market or acceptance of new technologies, products and services of Sonic or its competitors;

•	the mix of international and United States revenues attributable to Sonic’s technologies, products and services;

•	disclosure of material weaknesses in Sonic’s internal control over financial reporting or its disclosure controls and procedures or of other corporate governance issues; and/or

•	costs of litigation and intellectual property claims.

In addition, stock markets in general, and those for technology stocks in particular, have experienced extreme price and volume fluctuations in recent years, which frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may impact adversely the market price of Sonic’s common stock.

The fees payable in the lawsuits that were filed in connection with the DivX acquisition have not been resolved and the amount that could be paid by Sonic could be material.

The parties to the lawsuits challenging the DivX acquisition reached a tentative agreement in August 2010 to settle all of the lawsuits and have signed a memorandum of understanding that is subject to confirmatory discovery, a more detailed settlement agreement and court approval. The parties are currently negotiating the fees payable to the plaintiff’s counsel. If the parties cannot agree on the fees, plaintiffs will file a fee application with the court. It is possible that the fees payable by Sonic could be material.

Other Risks Related to Rovi and Sonic

In addition to the foregoing risks, Rovi and Sonic are, and will continue to be, subject to risks described in (i) Rovi’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed thereafter, in the case of Rovi, and (ii) Sonic’s Annual Report on Form 10-K for the year ended March 31, 2010, Quarterly Report on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010, and Annual Report on Form 10-K and all Quarterly Reports on Form 10-Q filed thereafter, in the case of Sonic. All such reports are or will be filed with the SEC and are incorporated by reference into this prospectus/offer to purchaser. See “Where You Can Find Additional Information” beginning on page 135.

BACKGROUND OF THE TRANSACTION

The chronology below covers only the key events leading up to entry into the merger agreement and does not purport to catalogue every conversation between representatives of Sonic and other parties.

Rovi has pursued a strategy, for over five years, to put itself into the center of the marketplace for both the way entertainment content is being delivered to consumers and the way in which consumers discover, acquire, manage and enjoy content on the variety of electronic devices owned today and being developed and introduced into the marketplace in the coming years. Over the course of those years, Rovi saw the market with respect to those strategic imperatives shift from physical to digital distribution of content, and saw the transformation caused by the Internet compounded by connected devices, including new “connected” televisions (televisions with built-in ability to connect to the Internet). In the course of evaluating and pursuing its strategy over the last several years, Rovi acquired metadata (data describing particular content), as well as guide technology, to help consumers find content of interest. Rovi believes the Sonic transaction facilitates Rovi’s next step forward in its strategy: to acquire capability to allow consumers, who have found content they are seeking using Rovi’s guide, technology and metadata, to enjoy that content in multiple environments from multiple sources on any device. During the course of 2009 and 2010, Rovi’s board of directors discussed Sonic as being a potential acquisition target in furtherance of Rovi’s strategic plan.

Sonic and Rovi have entered into customary commercial arrangements over the years. In 2008, Alfred Amoroso, Rovi’s President and Chief Executive Officer, and Dave Habiger, President and Chief Executive Officer of Sonic, began meeting regularly to discuss their respective business and the industry in general. At such a meeting on October 27, 2010, Mr. Amoroso and Mr. Habiger discussed industry developments, and Mr. Amoroso informed Mr. Habiger that Rovi was interested in potentially acquiring Sonic. Mr. Habiger indicated to Mr. Amoroso that he should speak to Robert J. Doris, Sonic’s non-executive Chairman of the Board, regarding this possibility. Mr. Habiger also told Mr. Doris about Rovi’s potential interest in Sonic.

On October 29, 2010, Mr. Doris and Mr. Amoroso had a meeting at which they discussed the possibility of a business combination between Sonic and Rovi, and Mr. Doris requested that Rovi provide further details regarding a possible transaction.

Following this meeting, on October 31, 2010, Mr. Amoroso sent a non-binding letter of intent by email to Mr. Doris in which he outlined certain details regarding Rovi’s interest in acquiring Sonic. In this email, Mr. Amoroso stated that Rovi was prepared to offer an “appropriate premium” to acquire Sonic, that Rovi believed an acquisition could be accomplished through an exchange offer structure on an expedited basis, that an offer including a significant portion of Rovi stock could be structured as a tax free reorganization, and that such an offer would offer Sonic shareholders upside potential in the combined business.

On November 1, 2010, Mr. Doris and Mr. Amoroso spoke by phone and agreed that the parties should enter into a mutual nondisclosure agreement, which the parties then negotiated and entered into on November 2, 2010, so the parties could begin exchanging information for the purpose of evaluating the proposed transaction.

On November 3, 2010, Jim Wickett, Rovi’s Executive Vice President of Corporate Development, and Clay Leighton, Sonic’s President, Operations, had a telephonic meeting to discuss deal logistics and process.

On November 4, 2010, the Sonic board had its first scheduled board meeting after Sonic acquired DivX to discuss the status of the integration of DivX and Sonic’s long term operational and strategic plans. At the beginning of the meeting, Mr. Doris provided the Sonic board with a brief overview of the discussions with Rovi that had occurred to date, including that Sonic and Rovi had entered into a mutual nondisclosure agreement to facilitate negotiations. Questions were asked and a discussion ensued. The Sonic board then determined that Rovi would need to provide a more specific price indication before negotiations proceeded much further. Mr. Doris said that he and the Sonic management team would keep the full Sonic board apprised of material developments with respect to a proposed transaction.

Commencing on November 4, 2010, Sonic provided certain projections and financial analyses to Rovi, and there were a number of phone conversations and meetings of Sonic and Rovi representatives regarding Rovi’s diligence review of Sonic.

Rovi’s board of directors held a board meeting on November 15, 2010 at which members of Rovi’s senior management and a representative of Cooley LLP, outside counsel to Rovi, were present during which, among other things, the potential Sonic transaction was discussed.

On November 17, 2010, members of the Sonic management team presented an overview of Sonic’s business to members of Rovi’s management team in a meeting held at Rovi’s office, and Mr. Doris and Mr. Amoroso met separately to discuss the deal consideration.

On November 18, 2010, Mr. Doris and Mr. Amoroso met to discuss the strategic benefits of a combination and the due diligence and analysis performed by Rovi to date. At the meeting, Mr. Amoroso indicated that, based on its preliminary due diligence, Rovi was prepared to negotiate an acquisition transaction in which Sonic shareholders would be offered a premium of more than 20% to the current Sonic common stock trading range, and that Rovi was willing to pay more than $12 per share of Sonic stock. Mr. Amoroso further noted that Rovi was contemplating an exchange offer structure, in which Sonic shareholders would receive consideration in the form of 20% cash and 80% Rovi stock. Mr. Doris responded that the proposed consideration was lower than Sonic could agree to, and that he thought that Rovi should perform some further analysis regarding additional financial and strategic synergies that would be obtainable through a combination of the two companies. Mr. Amoroso indicated that this approach made sense, and they agreed that Sonic and Rovi should continue their discussions regarding a potential transaction.

On November 22, 2010, Mr. Doris, Mr. Leighton, Mr. Mark Ely, Sonic’s President, Strategy, and Mr. Paul Norris, Sonic’s Executive Vice President, Chief Financial Officer and General Counsel, met with Rovi representatives, including Mr. Wickett, Corey Ferengul, Executive Vice President of Product Management and Marketing, James Budge, Rovi’s Chief Financial Officer, Lauren Landfield, Rovi’s Vice President of Corporate Finance, and Steve Goldberg, Rovi’s Vice President of Corporate Development, at Rovi’s corporate offices. At this meeting, the Sonic and Rovi representatives discussed Sonic’s business and financial activities, strategies and projections, and Rovi representatives presented a financial analysis of Sonic, including certain valuation considerations. At the conclusion of the meeting, the parties agreed that they would continue their discussions. Later that day, Mr. Amoroso spoke with Mr. Habiger by telephone regarding Rovi’s management’s views on the proposed transaction.

On November 24, 2010, Mr. Doris and Mr. Leighton met with representatives of William Blair & Company, LLC (“William Blair”) to discuss Sonic’s potential engagement of William Blair as its investment banker in connection with the potential transaction with Rovi. At this meeting, William Blair agreed to perform some preliminary analysis regarding the financial results and projections of Sonic and Rovi, the strategic fit between the two companies, potential synergies, valuations and premiums paid in comparable transactions, potential accretion/dilution in a combination of the companies, and the proposed transaction structure and timing. In the context of discussing an engagement with William Blair, the Sonic representatives explored whether there were prospective acquirers other than Rovi who might be interested in entering into a strategic transaction with Sonic.

On November 28, 2010, Mr. Doris provided a memorandum to the Sonic board regarding the status of discussions between Sonic and Rovi. In this memorandum, Mr. Doris noted that Rovi was proposing a deal that would be structured as an exchange offer in which Sonic shareholders could tender their shares for consideration consisting of 20% cash and 80% Rovi stock, and that Rovi had indicated that it was willing to pay a premium of 30% for Sonic’s stock, or up to $12 to $13 per share. Mr. Doris indicated that Sonic had responded to Rovi that this consideration was insufficient, but that the parties were continuing their discussions.

On November 29, 2010, Messrs. Doris, Leighton, Ely, and Norris and David Richter, Sonic’s Executive Vice President, Business Development, met with representatives of William Blair, who presented their preliminary analysis of the matters discussed at the meeting between William Blair and Sonic the previous week.

On November 30, 2010, Mr. Doris and Mr. Amoroso had a meeting at which they discussed the benefits of a combination and the value and mix of potential deal consideration and agreed to schedule an in-person meeting between the Sonic and Rovi teams to attempt to reach a consensus on the terms of a proposed transaction. Later that day, Mr. Amoroso spoke with Mr. Habiger by telephone regarding the proposed transaction. Also on November 30, 2010, representatives of Morrison & Foerster, counsel to Sonic, had an initial discussion with representatives of Cooley LLP, counsel to Rovi (“Cooley”), about the proposed transaction.

On December 2, 2010, Messrs. Doris, Habiger, Leighton and Norris met with Mr. Amoroso and Mr. Wickett at Rovi’s corporate offices. At this meeting, Mr. Amoroso summarized Rovi’s analysis of the potential transaction and formally presented a written offer dated December 1, 2010, proposing an exchange offer acquisition of Sonic at the lesser of $13 per share or a 30% premium (increased from the previous offer of 20%) to the average closing price of Sonic’s common stock over the 20 days prior to signing a definitive agreement, such amount to be payable 20% in cash and 80% in Rovi stock, all subject to customary conditions. Mr. Doris responded that this amount was insufficient and, after further discussions between the parties, Mr. Amoroso proposed an acquisition on the same terms but at $14 per share and without any limitation based on the percentage premium of the offer over Sonic’s closing share price. Mr. Doris indicated that this was an offer he could present for consideration to the Sonic board, subject to finalization of a term sheet regarding the specific terms of the offer.

On December 2, 2010, Mr. Richter had a meeting with a member of management of a potential buyer of Sonic with whom he had a pre-existing relationship to determine whether it was interested in considering a strategic transaction with Sonic. The potential buyer indicated that it would take the matter under consideration.

Between December 2, 2010 and December 9, 2010, a number of conversations were held between Mr. Amoroso and Mr. Doris regarding the provisions of the term sheet, including valuation and mix of cash and stock. During this period, documents reflecting various points relating to the term sheet were exchanged between the parties and discussed by representatives of the parties, including representatives of Cooley and Morrison & Foerster. There were also discussions that Sonic was not prepared to execute a no-shop agreement at least until it had explored whether prospective acquirers were interested in entering into a strategic transaction with Sonic and the staging of Sonic’s due diligence regarding Rovi, with part of it to commence as soon as practicable and the balance to occur upon entry into the no-shop agreement. Also during that time, Mr. Wickett and Mr. Leighton had conversations regarding the provisions of the term sheet, as well as logistics and process.

Beginning on December 3, 2010, representatives of Rovi’s finance organization discussed with JP Morgan the possible engagement of JP Morgan to assist with the analysis of the transaction and rendering a fairness opinion.

On December 4, 2010, Messrs. Doris, Leighton and Norris had a telephonic conference with representatives of Morrison & Foerster to discuss the status of the negotiations with Rovi, the potential for exploring whether prospective acquirers were interested in entering into a strategic transaction with Sonic before signing a definitive agreement, Rovi’s insistence on an exclusive negotiating (“no-shop”) agreement and other matters relating to the process of negotiating a definitive agreement.

On December 5, 2010, the Sonic board met and discussed the status of the discussions with Rovi, including the documents circulated by Mr. Doris. At this meeting, Mr. Doris and members of Sonic’s management summarized the recent discussions with Rovi, provided a further overview of Rovi’s business, discussed financial and strategic rationales for a deal, and described potential deal terms as well as risks and other factors to be considered. After discussing these matters, the Sonic board agreed that it was appropriate for Sonic management to move forward with negotiations along the lines outlined in the draft term sheet and to authorize William Blair to contact prospective acquirers. At the conclusion of the meeting, the Sonic board directed Mr. Doris and the executive officers to provide it with regular updates on the status of the negotiations and other activities.

On December 6, 2010, representatives of William Blair met with Mr. Doris and members of Sonic’s management team to discuss prospective buyers to be contacted, contemplated due diligence activities, and the process and timeline for negotiating the proposed transaction. Prospective buyers were identified based on a number of factors, including the strategic fit of Sonic’s business with the business of each potential buyer, the history of merger and acquisition activity of each prospective buyer, and the ability of each prospective acquiror to meet or exceed the consideration offered by Rovi in the proposed transaction.

On December 6, 2010, Rovi’s board of directors held a meeting at which members of Rovi’s senior management and a representative of Cooley were present to discuss the proposed transaction.

From December 8, 2010 to December 22, 2010, Rovi engaged in a due diligence investigation of Sonic, including calls and meetings between representatives of Rovi, Sonic and their respective advisors.

On December 8, 2010, Sonic formally engaged William Blair to act as its investment banker in connection with the proposed transaction. Also beginning on December 8, 2010, William Blair contacted sixteen prospective buyers identified by Sonic and William Blair (including the prospective buyer with whom Mr. Richter had met on December 2, 2010). The sixteen prospective buyers were each strategic buyers and were selected taking into consideration the possible strategic rationale and financial capability of each prospective buyer to consummate a potential acquisition of Sonic. Each party was informed that Sonic (described on a no-name basis as a potential acquisition candidate) was in discussions with another party and that if the prospective buyer had interest in pursuing a transaction, a prompt review of the opportunity was required and any indicative proposal, consisting of a preliminary, non-binding indication of interest including an indicative per share price range (subject to due diligence, negotiation and other customary steps) had to be submitted not later than December 15, 2010. Following preliminary communications with each of these sixteen prospective buyers, eight of the sixteen prospective buyers requested and were sent copies of a no-names executive summary and nondisclosure agreement and one of the sixteen prospective buyers requested and was sent the nondisclosure agreement only. Of these nine prospective buyers, two executed the nondisclosure agreement and received a confidential information package about Sonic. Of these two parties, one requested to meet with Sonic management for further discussions. This meeting took place on December 14, 2010 at that interested party’s offices. By December 15, both of these two parties had declined to proceed further. On the evening of December 15, 2010, in response to Rovi’s continuing requirement of a no-shop agreement, Sonic management confirmed to Rovi that, subject to approval by Sonic’s board of directors at a meeting scheduled for the following morning, Sonic was prepared to enter into a no-shop through December 31, 2010. Later on the evening of December 15, 2010, one of the sixteen parties previously contacted by William Blair that had not initially requested any information, made a request to review the executive summary. William Blair updated the board of directors of Sonic on the morning of December 16, 2010 about their contacts and discussions with each of the sixteen parties, and confirmed to the board of directors of Sonic that no proposals had been received. After discussing this and other matters (as described below), the board of directors of Sonic agreed to enter into a no-shop agreement with Rovi, which was executed on the morning of December 16, 2010. Subsequent to December 15, 2010 through the date of this prospectus/offer to purchase, no further inquiries or requests for information with respect to a potential strategic transaction have been received from any of the sixteen prospective buyers contacted by William Blair or any party other than Rovi.

On December 9, 2010, Mr. Doris emailed to the full Sonic board an update on the status of the negotiations with Rovi, including a copy of the proposed term sheet, and advised the Sonic board that Sonic had retained William Blair as its financial advisor and that William Blair had started a market check that included more than a dozen companies as prospective buyers, and that Sonic had started its due diligence on Rovi.

On December 10, 2010, Mr. Leighton and Mr. Richter, as well representatives of William Blair, attended a reverse due diligence meeting at Rovi’s corporate offices. At this meeting, Mr. Budge, Stephen Yu, Rovi’s Executive Vice President and General Counsel, and Mr. Landfield provided detailed information regarding Rovi’s financial, legal and business affairs, addressed items identified in Sonic’s due diligence requests, and responded to questions raised by Sonic and William Blair.

On December 13, 2010, Rovi’s management met to discuss the results of the reverse due diligence meeting held on December 10, 2010.

On December 14, 2010, Mr. Leighton, Mr. Ely and Mr. Richter, as well as a representative of William Blair, had an in-person meeting with representatives of the prospective buyer that had requested to meet with Sonic management, including a member of its senior management team. The parties discussed Sonic’s business and financial activities, strategies and projections as well as potential strategic fit in the event of an acquisition. On December 15, 2010, a representative of such prospective buyer indicated to a representative of William Blair that it was not interested in pursuing a transaction with Sonic.

On December 15, 2010, Mr. Amoroso and Mr. Doris had a telephone conversation and Mr. Amoroso sent Mr. Doris an email proposing that the mix of cash and stock consideration to be provided in the potential transaction be altered to an aggregate of 55% cash and 45% Rovi stock (rather than the prior proposed mix of 20% cash and 80% Rovi Stock), with individual Sonic shareholders able to select either all stock or all cash, subject to potential proration as necessary to achieve the aggregate mix. Mr. Amoroso noted a variety of reasons for the proposed change, including a desire to generate maximum accretive benefits to both sets of shareholders while preserving a tax free reorganization structure, the need to obtain consent from the counterparties to important Sonic contracts regardless of the transaction structure and the desire to offer Sonic shareholders a choice of consideration to maximize the chance of a successful exchange offer and the reduction of risk to Sonic shareholders associated with fluctuations in Rovi’s share price between signing a definitive agreement and closing of the exchange offer. During the telephone conversation, Mr. Doris indicated the changed terms seemed interesting but would require more analysis on the part of the Sonic.

On December 16, 2010, the Sonic board held a special telephonic meeting to discuss the proposed transaction. Messrs. Leighton, Norris and Richter also attended the meeting, as did representatives of Morrison & Foerster and William Blair. At the meeting, Mr. Doris provided a general update regarding the transaction, including the change in consideration mix proposed by Rovi the previous day, and representatives of William Blair reported on its approaches to prospective buyers, including that none of the prospective buyers had indicated an interest in pursuing a transaction with Sonic. William Blair also discussed the results of its reverse due diligence on Rovi and its analysis of the economics of the proposed transaction. Mr. Doris also advised the Sonic board about Rovi’s continuing insistence that Sonic execute a no-shop arrangement before Rovi would move forward with negotiating a definitive agreement. In addition, Mr. Doris said that Rovi would require the directors and executive officers to agree to tender their shares of Sonic common stock in the offer and would require restrictions on transfers of the Shares. After further discussion about the Rovi transaction, the Sonic board authorized Sonic’s officers to enter into a no-shop agreement with Rovi for a limited period of time in December 2010 to enable the parties to focus on completing due diligence and negotiating a definitive agreement. At the end of the meeting, Mr. Amoroso joined by telephone and provided the Sonic board with an overview regarding Rovi’s rationale for the potential transaction and his vision for the combined company.

On December 16, 2010, Rovi’s board of directors held a meeting at which members of Rovi’s senior management and a representative of Cooley were present to discuss the proposed transaction.

On December 16, 2010, following the Sonic board meeting, Sonic and Rovi entered into a no-shop agreement for the period ending December 31, 2010, and a standstill agreement pursuant to which Rovi agreed, for a period of one year from the date of the agreement, not to acquire beneficial ownership of any Sonic securities or take any similar action other than through a negotiated transaction with the Sonic board. Thereafter, on December 16, 2010, Rovi provided representatives of Sonic with access to an electronic data room containing confidential information relating to Rovi so that Sonic could engage in a comprehensive due diligence investigation of Rovi. From December 16 through execution of the Merger Agreement, Sonic and its financial and legal advisers performed in-depth due diligence on Rovi, including, among other things, a review of numerous documents, a review of materials in Rovi’s data room, other exchanges of materials relating to Rovi and through calls and meetings between representatives of Rovi, Sonic and their respective advisors.

Between December 16 and 22, 2010, Sonic and Rovi engaged in negotiations in respect of a definitive merger agreement. As part of this process, on December 16, 2010, representatives of Cooley presented an initial draft merger agreement to Morrison & Foerster, and the parties and their legal representatives exchanged various comments, changes and revised drafts over the next week. During this period, the parties and their respective advisors continued their respective due diligence activities.

On December 17, 2010, Rovi engaged JP Morgan to assist with the transaction and render a fairness opinion.

On December 21, 2010, the Sonic board held a special telephonic meeting at which members of the Sonic management team and representatives of its legal and financial advisors were also present, to provide an update on the negotiations with Rovi. At this meeting, representatives of Morrison & Foerster reviewed with the Sonic board its fiduciary duties in connection with its consideration of the proposed transaction, the results of diligence, and the material terms of the current draft of the merger agreement, including financial terms, acquisition structure, board recommendation requirements, restrictions on negotiations of competing proposals and other fiduciary provisions, termination rights, break-up fee and closing conditions, as well as the tender and voting agreements to be executed by Sonic directors and officers. Also at this meeting, William Blair described the scope of its review and its financial analyses with respect to the proposed transaction, including key assumptions, an overview of its valuation methodologies, and a description of its preliminary fairness analysis. William Blair also reviewed the history of its engagement and the steps taken by William Blair, including the market check, on which it had reported previously to the Sonic board. After discussion, including a meeting in executive session (at which only members of Sonic senior management and outside legal advisors were present), the Sonic board then adjourned the meeting and agreed to continue their meeting once the merger agreement was substantially finalized.

On December 22, 2010, Rovi’s board of directors held a meeting also attended by members of senior management of Rovi, representatives of JP Morgan and a representative of Cooley to discuss the merger agreement and the transactions contemplated thereby. At the meeting, JP Morgan rendered a fairness opinion and the Rovi board of directors determined that the transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, Rovi and its shareholders, and the directors approved the merger agreement, the offer, the mergers and the other transactions contemplated by the merger agreement.

By the morning of December 22, 2010, the parties and their respective legal counsel had substantially finalized the merger agreement, and at 8:00 a.m. Pacific Time, the Sonic board reconvened its special meeting. At this meeting, Sonic management and representatives of Morrison & Foerster provided an update regarding final due diligence and negotiation matters, including the proposed resolution of the remaining open items. In addition, William Blair delivered to the Sonic board an oral opinion, which was confirmed by delivery of a written opinion dated December 22, 2010, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the per share cash election consideration, the per share stock election consideration and the per share consideration, taken in the aggregate, was fair, from a financial point of view, to the holders of the outstanding Common Stock of Sonic. After further discussion and a meeting in executive session, the Sonic board then unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the offer and the mergers, are advisable and in the best interests of and are fair to Sonic and Sonic’s shareholders, (ii) approved and authorized the merger agreement and the transactions contemplated thereby, including the offer and the mergers, and (iii) recommended that Sonic’s shareholders accept the offer and tender their shares of Sonic common stock pursuant to the offer and, to the extent necessary, to vote in favor of the adoption of the merger agreement, including the principal terms of the first merger. Thereafter, Morrison & Foerster and Cooley prepared final versions of the merger agreement and the form of shareholder agreement. At 4:00 p.m. Pacific Time on December 22, 2010, Messrs. Doris and Greber, acting on behalf of the board, in consultation with Sonic’s management team and independent legal advisers, reviewed and approved the final agreement and supporting documents. Sonic and Rovi then executed the merger agreement, and the executive officers and directors executed Shareholder Agreements. At approximately 7:00 p.m. Pacific Time Rovi and Sonic jointly issued a press release announcing the proposed acquisition.

Sonic’s Reasons for the Transaction

In evaluating the offer, the mergers and the merger agreement, the Sonic board consulted with Sonic management and legal and financial advisors. In reaching its decision that the offer and the mergers are advisable, and in reaching its recommendation that shareholders tender their shares of Sonic common stock in the offer and, if required by applicable law, approve the principal terms of the merger agreement and the mergers, the Sonic board considered a number of factors, including the following material factors, which the Sonic board viewed as supporting its recommendation:

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Premium to Market Share Price. The Sonic board considered that the value of the aggregate value of the consideration payable to Sonic shareholders in the offer and the first merger as of December 21, 2010 of $14.17 per share represented a 24.3% premium to the closing price of $11.40 on December 21, 2010, a 31.6% premium to the one week average price, a 66.3% premium to the one month average price and a 72.8% premium to the six month average price.

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Sonic’s Operating and Financial Condition; Prospects of Sonic as an Independent Company; Risks of Execution in a Highly Competitive, Rapidly Evolving Marketplace. The Sonic board considered the current and historical financial condition, results of operations, and business of Sonic, as well as Sonic’s financial plan and prospects, if it were to remain an independent company. The Sonic board evaluated Sonic’s long-term strategic plan, including the execution risks and uncertainties, and the potential impact on the trading price of shares of Sonic common stock (which is not feasible to quantify numerically) if Sonic were to execute or fail to execute upon its strategic plan. The Sonic board discussed the impact of general economic market trends on Sonic’s sales, as well as general market risks that could reduce the market price of the shares of Sonic common stock. The Sonic board also considered the highly competitive and rapidly evolving marketplace, particularly the marketplace for internet delivery of premium video content, in which Sonic operates and is expected to operate in the future and the fact that many of Sonic’s competitors have greater name recognition, access to larger customer bases and substantially greater resources, and the impact of this very competitive and dynamic environment on Sonic’s ability to execute its strategic plan without substantial risk to the value of the shares of Sonic common stock.

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Complementary Companies. The Sonic board’s belief that the product lines of Sonic and Rovi are complementary, which the Sonic board expects to increase opportunities to realize Sonic’s strategic objectives of enabling consumers to buy and play premium content anywhere and at anytime and to develop and strengthen Roxio and DivX branded technologies, products and services.

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Opinion of William Blair. The Sonic board considered the oral opinion of William Blair (which was confirmed in writing by delivery of William Blair’s written opinion dated December 22, 2010), with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Sonic common stock in the offer and the first merger, as of December 22, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by William Blair in preparing its opinion.

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Solicitation of Other Parties Prior to Execution of the Merger Agreement. The Sonic board considered that William Blair had approached 16 potential buyers to solicit indications of interest in a possible strategic transaction with Sonic, of which only two executed nondisclosure agreements. Only one of the two potential buyers requested to meet with Sonic management for further discussion and it then indicated no further interest in pursuing a transaction with Sonic.

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Ability to Respond to Certain Unsolicited Takeover Proposals. The Sonic board considered Sonic’s rights under the merger agreement to pursue unsolicited acquisition proposals under specified circumstances.

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Ability to Terminate the Merger Agreement to Accept a Superior Proposal. The Sonic board considered Sonic’s ability, following receipt of certain competing acquisition proposals that are more favorable from a financial point of view to Sonic’s shareholders, to change its recommendation with respect to the offer and the mergers and terminate the merger agreement if certain conditions are satisfied, including that the Sonic board determines in good faith (after taking into account the advice of its outside legal counsel and consulting with its financial advisors) that the failure to do so would reasonably be expected to constitute a breach of the Sonic board’s fiduciary obligations to Sonic shareholders under applicable law and that Sonic pays Rovi a termination fee of $21.6 million. In addition, the Sonic board considered that such termination fee was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior proposal (as defined in the merger agreement).

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Absence of Financing Condition and Other Limited Conditions. The Sonic board’s belief that the offer will be completed and the mergers will be consummated, based on, among other things, the absence of a financing condition and the limited number of other conditions to the offer and the mergers, as well as the obligations of Rovi to consummate the offer notwithstanding Rovi’s inability to obtain the financing.

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Election of Consideration; Potential Participation in Growth. The Sonic board considered the ability of Sonic shareholders in the offer to elect to receive the offer consideration in cash or in Rovi common stock, or a combination thereof, subject to proration as provided in the merger agreement. The ability to choose cash consideration will offer Sonic shareholders certainty as to the value of that consideration. Sonic shareholders’ ability to choose Rovi common stock as consideration could result in such receipt being on a potential “tax-free” basis, while offering Sonic shareholders participation in the future growth of the combined company.

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Accretion in Rovi Value. The Sonic board’s understanding, based on its review of Rovi’s financial position and results of operations, that the offer and the mergers is expected to be accretive to Rovi’s earnings in future periods, irrespective of possible cost savings and synergies, which would benefit Sonic shareholders who receive Rovi common stock.

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More Liquid Market. The Sonic board considered that Rovi common stock has substantial liquidity in the public markets, giving Sonic shareholders who receive Rovi common stock a high level of certainty in their ability to sell the shares in the market.

In addition to those set forth above, the Sonic board considered a number of additional factors, including the following potentially negative factors with respect to its recommendation:

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No Shareholder Participation in Future Earnings or Growth of Sonic as an Independent Company. The Sonic board considered that the offer and the mergers would preclude Sonic’s shareholders from having an opportunity to participate in Sonic’s future earnings growth and future profits as an independent company.

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Merger Agreement Could Discourage Other Prospective Buyers. The Sonic board considered that entering into the merger agreement with Rovi and certain provisions of the merger agreement such as the non-solicitation and termination fee provisions, as well as the obligation of the directors and executive officers to tender shares of Sonic common stock into the offer pursuant to the shareholder agreements, may have the effect of discouraging other prospective buyers from pursuing a more advantageous business combination with Sonic.

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Changes in Rovi Stock Price Will Affect the Value of the Per Share Stock Election Consideration. The Sonic board considered that decreases in the price of a share of Rovi Stock will adversely affect the aggregate consideration payable for the shares of Sonic common stock.

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Possibility that the Offer and Mergers will Not Qualify as a Reorganization. The Sonic board considered that if the offer and mergers are not considered a “reorganization” within the meaning of Section 368(a) of the code, the expected tax consequences to the holders of shares of Sonic common stock would not be as anticipated by the Sonic board and below (see “Material United States Federal Income Tax Consequences” beginning on page 63.

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The Benefits of a Combined Business May not be Realized. The Sonic board considered that Rovi may not be successful in integrating Sonic into its operations and that Sonic shareholders who receive Rovi Stock may not realize any potential benefits of a combined company.

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Transaction Costs. The Sonic board considered the significant costs involved in connection with entering into the merger agreement and completing the offer and the mergers and the related disruptions to the operation of Sonic’s business, including the risk that the operations of Sonic would be disrupted by employee concerns or departures, or by the loss of customers following announcement of the offer and the mergers.

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Interim Restrictions on Business. The Sonic board considered that pursuant to the merger agreement, Sonic is required to obtain Rovi’s consent before it can take a variety of actions during the period of time between the signing of the merger agreement and the consummation of the merger.

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Effect of Failure to Complete Transaction. The Sonic board considered that the conditions to the consummation of the offer may not be met, including failure of the minimum condition, and that the offer and the mergers otherwise may not be completed. The Sonic board considered the adverse effect on Sonic’s business and ability to attract and retain key management personnel if the transaction were, in fact, not completed.

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Rovi’s Termination Right if the Conditions Are Not Met. The Sonic board considered Rovi’s right to terminate the offer and the merger agreement in the event that the minimum condition or other conditions are not met and the offer is not consummated by June 22, 2011.

•	Distraction of Management and Employees. The Sonic board considered that the offer and the mergers would be a distraction to Sonic’s management and employees.

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Interests of Management. The Sonic board considered the fact that the directors and executive officers may have an interest in the offer and the mergers that may be different from, or in addition to, those of Sonic’s other shareholders, as a result of agreements referred to in “Interests of Certain Persons in the Transaction” on page 66.

The Sonic board concluded, however, that many of these risks could be managed or mitigated by Sonic or were unlikely to have a material effect on the offer or the mergers and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the offer and the mergers were outweighed by the potential benefits of the offer and the mergers.

The foregoing discussion of the factors considered by the Sonic board is not intended to be exhaustive but summarizes the material factors and risks considered by the Sonic board in making its recommendation Sonic shareholders. In view of the variety of factors considered in connection with its evaluation of the offer and the mergers and the complexity of these matters, the Sonic board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Sonic board conducted an overall analysis of the factors described above, including discussions with the management team and outside legal and financial advisors. In considering the factors described above, individual members of the Sonic board may have given different weight to different factors.

Rovi Reasons for the Transaction

In reaching its conclusion to approve the merger agreement, the offer and the other transactions contemplated by the merger agreement, the Rovi board considered the following factors as generally supporting its decision to enter into the merger agreement.

Strategic Considerations. Rovi’s board of directors believes the acquisition of Sonic facilitates Rovi’s next step forward in its overall corporate strategy: to acquire capability to allow consumers, who have found content they are seeking using Rovi’s guide, technology and metadata, to enjoy that content in multiple environments from multiple sources on any device.

Combination of Complementary Solutions. Sonic brings to Rovi a combination of assets that Rovi expects will add to Rovi’s current ability to provide a broad set of customers tools, services and technologies intended to allow their consumers to discover, acquire, manage and enjoy content virtually anytime, anywhere and thus drive new revenue opportunities for the combined company’s businesses. Rovi believes that the combined company can broaden its customer base, combining Rovi’s historical strengths with service providers, consumer electronics manufacturers, web portals and content owners (e.g. movie studios) with Sonic’s historical strengths with retail partners, consumer electronics manufacturers and individual consumers.

Enhanced Value Proposition. Rovi expects the combined company can serve customers and consumers across the digital content production lifecycle, bringing together Rovi’s metadata and Sonic’s authoring distribution and encoding/decoding tools and solutions.

Expanded Solution Offerings for Digital Entertainment. Rovi expects the combined company will be able to provide solutions for services to power digital entertainment served over the internet, including Rovi’s content guidance, discovery, recommendations and metadata combined with Sonic’s premium content distribution and retailer storefront management. In addition, Rovi believes that by integrating strong guidance and enhanced metadata into Sonic’s RoxioNow offering, consumers may watch more movies, which in turn could drive more advertising traffic for Rovi and may enhance Rovi’s ability to monetize such traffic and increase Rovi’s licensing opportunity.

Expanded Solution Offerings for Consumer Electronics Manufacturers. Rovi expects the combined company will be able to provide expanded offerings for consumer electronics manufacturers, including by combining Rovi’s guide, content discovery and protection solutions with Sonic’s streaming content delivery, decoding and protection solutions.

In addition to considering the factors outlined above, the Rovi board considered the following additional factors, all of which it viewed as generally supporting its decision to enter into the merger agreement:

•	the results of the due diligence review of Sonic’s businesses and operations;

•	the financial analysis and presentation of Rovi’s financial advisor and the fairness opinion of such advisor; and

•

the likelihood that the offer and the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory antitrust approvals without unacceptable conditions.

Rovi’s board of directors also considered the potential risks of the mergers and potential conflicts of interest, including the following:

•	the challenges of combining the operations of two large businesses with disparate types of operations and effecting certain cultural changes;

•	the possible disruptions from anticipated workforce reductions to be implemented as part of the merger integration plan, or from concerns related thereto among employees of the constituent companies;

•	the risk that anticipated cost savings will not be achieved;

•	the potential dilution to Rovi’s stockholders; and

•	the diversion of management’s attention from other strategic priorities to implement merger integration efforts.

In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the offer and the complexity of these matters, the Rovi board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Rovi board may have given different weight to different factors. The Rovi board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Rovi’s management and Rovi’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

THE OFFER

Purchaser is offering to purchase each outstanding share of Sonic common stock for a combination of Rovi common stock and cash, subject to the terms and conditions described in this prospectus/offer to purchase and the related letter of transmittal. If the offer is completed, in exchange for each share of Sonic common stock that you validly tender and do not properly withdraw, you will receive either: (a) $14.00 in cash, without interest (the “per share cash election consideration”); or (b) a fraction of a share of Rovi common stock equal to 0.2489 (the “per share stock election consideration”), in each case subject to adjustment and proration, as described in this prospectus/offer to purchase and the related letter of election and transmittal. You may elect to receive either cash (the “cash election”), or Rovi common stock (“stock election”) for each of your shares of Sonic common stock tendered in the offer. You can elect cash for some of your shares and stock for others.

The aggregate amount of cash and number of shares of Rovi common stock payable in the offer are subject to the following limits:

•

The maximum amount of cash payable in the offer is $7.70 (which equals $14.00 multiplied by 55%) multiplied by the aggregate number of shares of Sonic common stock tendered in the offer. Thus, 55% of the shares of Sonic common stock tendered in the offer will be exchanged for cash.

•

The maximum number of shares of Rovi common stock payable in the offer is 0.112 (which equals 0.2489 multiplied by 45%) multiplied by the aggregate number of number of shares of Sonic common stock tendered in the offer. Thus, 45% of the shares of Sonic common stock tendered in the offer will be exchanged for shares of Rovi common stock.

Therefore, elections will be subject to proration if tendering holders of Sonic common stock, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or shares of Rovi common stock. If you tender your shares of Sonic common stock, but do not elect to receive cash or to receive Rovi common stock for your Sonic common stock, you will be allocated whatever form of offer consideration is remaining (or a proportionate share of each form of offer consideration if neither is oversubscribed), after taking into account the preferences of the tendering shareholders who made valid elections, as follows. If 55% or more of the aggregate number of shares of Sonic common stock tendered in the offer have made a valid election to receive cash, Sonic shareholders who do not make an election will be treated as though they had elected to receive Rovi common stock. If 45% or more of the aggregate number of shares of Sonic common stock tendered in the offer have made a valid election to receive shares of Rovi common stock, Sonic shareholders who do not make an election will be treated as though they had elected to receive cash. If neither form of consideration is oversubscribed, Sonic shareholders who do not make an election will each receive the remaining cash and shares of Rovi common stock after taking into account all valid elections on a pro rata basis, such that after all shares of Sonic common stock are exchanged, 55% of the aggregate shares of Sonic common stock tendered in the offer will have been exchanged for cash and 45% of the aggregate shares of Sonic common stock tendered in the offer will have been exchanged for shares of Rovi common stock.

You will not receive any fractional shares of Rovi common stock in the offer. Instead, if you would otherwise be entitled to receive a fraction of a share of Rovi common stock in the offer, you will receive cash in an amount equal to such fraction multiplied by the closing trading price of a share of Rovi common stock as reported on the NASDAQ Global Select Market on the trading day immediately before the date on which the Purchaser accepts shares of Sonic common stock for exchange pursuant to the offer.

The term “expiration time” means 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on February 11, 2010, unless the offer is extended, in which case the term “expiration time” means the latest time and date on which the offer, as so extended, expires.

If you are the record owner of your shares of Sonic common stock and you tender your shares of Sonic common stock directly to the Depositary, you will not be obligated to pay any charges or expenses of the

Depositary or any brokerage commissions. If you own your shares of Sonic common stock through a broker, dealer, bank, trust company or other nominee and your broker, dealer, bank, trust company or other nominee tenders the shares of Sonic common stock on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. Except as otherwise provided in the instructions to the letter of transmittal, the Purchaser will pay transfer taxes, if any, on the purchase of Sonic common stock pursuant to the Purchaser’s offer. However, as set forth in the instructions to the letter of transmittal, under certain circumstances you may be required to pay such transfer taxes and the Purchaser may deduct these taxes from the consideration otherwise payable to you.

Sonic shareholders can call the Information Agent, Phoenix Advisory Partners (between 9:00 a.m. and 5:30 p.m. Eastern Time) toll-free at (800) 576-4314 for answers to questions regarding the transaction.

Between the date of the merger agreement and the date on which shares of Sonic common stock are accepted for exchange pursuant to the offer, (1) if the outstanding shares of Sonic common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then both the cash and the stock components of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (2) if the outstanding shares of Rovi common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock component of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

Purchaser is making this offer in order to acquire all of the outstanding shares of Sonic common stock. Rovi intends, as soon as possible after consummation of the offer, to cause Purchaser to merge with and into Sonic. The purpose of the merger is to enable Rovi to acquire all remaining shares of Sonic common stock not tendered and purchased pursuant to the offer. The merger agreement provides that, if in the offer Purchaser obtains ownership of shares of Sonic common stock representing the short-form merger threshold, Rovi and Purchaser elect to reduce the minimum condition to the reduced purchase amount or are otherwise permitted under applicable California law, then upon consummation of the first merger, each then-outstanding share of Sonic common stock held by persons other than Rovi or Purchaser, and shareholders of Sonic who have properly preserved their dissenters’ rights, if any, under applicable law, will be converted into the right to receive $7.70 per share in cash, without interest, and a fraction of a share of Rovi’s common stock equal to 0.112, in each case, subject to adjustment for stock splits, stock dividends and similar events; provided, however, that if in the offer Rovi obtains ownership of shares of Sonic common stock representing less than the short-form merger threshold and does not elect to reduce the minimum condition to the reduced purchase amount or is otherwise required under applicable California law, then the consideration paid to Sonic shareholders in the first merger shall consist entirely of a fraction of a share of Rovi common stock equal to 0.2489, subject to adjustment for stock splits, stock dividends and similar events. If Purchaser elects to reduce the minimum condition to the reduced purchase amount to purchase, on a pro rata basis based on the shares of Company Common Stock actually deposited in the offer, shares of Sonic common stock representing the reduced purchase amount, Purchaser will provide supplemental information to the shareholders and extend the offer for a period of at least 10 business days. If during such extended offering period, Purchaser elects to purchase all of the shares of Sonic common stock validly tendered (and not withdrawn) in the offer, Purchaser will provide supplemental information to the shareholders and extend the offer for an additional period of at least 10 business days.

The Purchaser’s obligation to accept tendered shares of Sonic common stock and to deliver shares of Rovi common stock and cash in exchange for them is subject to the conditions referred to below under “Conditions to the Offer,” including the minimum condition and other conditions that are discussed below.

Shareholder List

Sonic has provided Purchaser with a list and security position listings of Sonic’s shareholders for the purpose of enabling Purchaser to communicate with and distribute this prospectus/offer to purchase to holders of shares of Sonic common stock. Purchaser will send this prospectus/offer to purchase, the related letter of election and transmittal and other relevant materials to record holders of shares of Sonic common stock and Purchaser will also furnish such materials to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Sonic’s shareholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Sonic common stock.

Timing of the Offer; Extension

The offer is scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on Friday, February 11, 2011. However, subject to Rovi and Sonic’s termination rights under the merger agreement: (1) if, at any time as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, Purchaser is required to extend the offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond June 22, 2011); provided, that if at any expiration date of the offer all of the offer conditions are satisfied or waived, except the minimum condition, Purchaser shall only be required to extend the offer beyond the initial expiration date for an aggregate of sixty days and (2) Purchaser is required to extend the offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to our offer. In addition, if on any expiration date any offer condition (other than the minimum condition) is not satisfied, but such offer condition is reasonably capable of being satisfied at or prior to June 22, 2011, then, at the written request of Sonic, Purchaser must extend the offer for a period or periods not to exceed 10 business days each; provided, that Purchaser is not required to extend the offer beyond June 22, 2011.

In the event that the minimum condition is satisfied but less than 90% of the number of outstanding shares of Sonic common stock are tendered in the offer, Purchaser may, in its sole discretion (and without the consent of Sonic or any other person), but is not required to, elect to extend the offer for one or more successive offering periods (of up to 20 business days per extension) until June 22, 2011 in order to permit additional shares of Sonic common stock to be tendered into the offer such that immediately following the consummation of the offer, Purchaser and Rovi hold (including any shares acquired pursuant to the top-up option shares of Sonic common stock representing the short-form merger threshold; provided, however, that if Purchaser so elects to extend the offer, then each of Rovi and Purchaser will be deemed to have irrevocably waived all of the offer conditions (other than the offer condition relating to performance by Sonic of its covenants under the merger agreement) and their respective rights to terminate the merger agreement under the end-date termination right, the representation termination right, or the material adverse effect termination right (see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 82).

Purchaser may at any time increase the consideration to be paid for each share of Sonic common stock in the offer and may, subject to applicable law, at any time waive or make any other changes to the terms and conditions of the offer except that, without the prior written consent of Sonic:

•	the minimum condition may not be amended or waived; and

•

no change may be made to the offer that (1) changes the form of consideration to be delivered by Purchaser pursuant to the offer, (2) decreases the cash component or the stock component of the consideration payable in the offer or the first merger, (3) except to reduce the minimum condition of the reduced purchase amount, decreases the number of shares of Sonic common stock to be purchased by Purchaser in the offer, (4) imposes additional conditions or modifies the existing offer conditions in a manner adverse to Sonic shareholders, or (5) except as provided above, extends the expiration time of the offer.

Purchaser will follow any extension, termination or amendment of the offer, as promptly as practicable, with a public announcement thereof. In the case of an extension of the offer, Purchaser will make an announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration time of the offer. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

If Purchaser makes a material change in the terms of the offer, Purchaser will distribute additional offer materials and extend the offer to the extent required by applicable law. The minimum period during which the offer must remain open following such a change will depend upon the relative materiality of the changed terms. However, with respect to a change in price or a change in the percentage of securities sought, Purchaser must keep the offer open for at least ten business days from the date materials disclosing such change are made available to Sonic shareholders.

No subsequent offering period will be available pursuant to the offer.

In no event will interest be paid on the cash component of the offer consideration, regardless of any extension of or amendment to the offer.

Procedures for Tendering Shares of Sonic Common Stock in the Offer

Valid Tender

For a Sonic shareholder to validly tender shares of Sonic common stock in the offer, prior to the expiration time of the offer:

1.	each certificate representing the tendered shares, together with the letter of election and transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under “Signature Guarantees”) and any other required documents required by the letter of election and transmittal, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer;

2.	in the case of a tender effected pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer,” (1) either the letter of election and transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under “Signature Guarantees”), or an agent’s message (as described below under “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer, and (2) the shares of Sonic common stock to be tendered must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a book-entry confirmation (as described below under “Book-Entry Transfer”) must be received by the Depositary prior to the expiration time of the offer; or

3.	the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the expiration time of the offer.

Shareholders must use one of these methods to validly tender shares of Sonic common stock in the offer. The valid tender of shares of Sonic common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms of and subject to the conditions to the offer.

The method of delivery of shares of Sonic common stock to be tendered in the offer, the letter of election and transmittal and all other required documents, including delivery through the book-entry transfer facility described below, is at the election and risk of the tendering shareholder. Shares of Sonic common stock to be tendered in the offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation described below). If delivery of shares of Sonic common stock is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will notify Depositary Trust Company (the book-entry transfer facility) to establish an account with respect to the shares of Sonic common stock for purposes of the offer as promptly as practicable after the date of this offer to purchase. Any financial institution that is a participant of the book-entry transfer facility’s system may effect a book-entry delivery of shares of Sonic common stock in the offer by causing the book-entry transfer facility to transfer such shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility is sometimes referred to in this prospectus/offer to purchase as a book-entry confirmation. The term “agent’s message” as used in this prospectus/offer to purchase means a message, transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that (1) the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares of Sonic common stock that such participant has received, the letter of election and transmittal, (2) the participant agrees to be bound by the terms of the letter of election and transmittal, and (3) Purchaser may enforce such agreement against such participant.

Although delivery of shares of Sonic common stock may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the letter of election and transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under “Signature Guarantees”), or an agent’s message (as described above), and any other required documents, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer to effect a valid tender of shares by book-entry.

Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the letter of election and transmittal that is being returned with shares of Sonic common stock being tendered in the offer if (1) the letter of election and transmittal is signed by the registered holder(s) of the shares of Sonic common stock tendered with such letter of election and transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such letter of election and transmittal, or (2) shares of Sonic common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as eligible institutions in this prospectus/offer to purchase). A registered holder of shares of Sonic common stock includes any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the letter of election and transmittal that is being returned with shares of Sonic common stock being tendered in the offer must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of election and transmittal enclosed with this prospectus/offer to purchase for more information. If certificates representing shares of Sonic common stock being tendered in the offer are registered in the name of a person other than the signer of the letter of election and transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Sonic common stock not being tendered or not accepted for exchange are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the letter of election and transmittal enclosed with this prospectus/offer to purchase for more information.

Guaranteed Delivery

If a shareholder desires to tender shares of Sonic common stock in the offer and such shareholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration time of the offer, such shareholder may tender such shares if all the following conditions are met:

•	the tender is made by or through an eligible institution (as described above under “Signature Guarantees”);

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this prospectus/offer to purchase, is received by the Depositary at its addresses listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer; and

•

either (1) the certificates representing tendered shares of Sonic common stock being tendered in the offer, together with the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” (i) either the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”), or an agent’s message (as described above under “Book-Entry Transfer”), and any other required documents, is received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase and (ii) such shares are delivered pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer” and a book-entry confirmation (as described above under “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The NASDAQ Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by mail or facsimile transmission to the Depositary, and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the letter of election and transmittal and all other required documents is at the option and risk of the tendering shareholder, and delivery will be made only when actually received by the Depositary.

Appointment of Attorney-in-Fact

By executing and returning the letter of election and transmittal (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an agent’s message in lieu of the letter of election and transmittal as described above under “Book-Entry Transfer,” a shareholder tendering shares of Sonic common stock in the offer will be irrevocably appointing designees of Purchaser as such shareholder’s attorneys-in-fact and proxies in the manner described in the letter of election and transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the shares of Sonic common stock being tendered by such shareholder and accepted for exchange by Purchaser and with respect to any and all other shares of Sonic common stock or securities issued or issuable in respect of such tendered shares on or after the date of this prospectus/offer to purchase. All such proxies will be considered coupled with an interest in the shares of Sonic common stock being tendered. Such appointment will be effective when, and only to the extent that, Purchaser accepts for exchange the shares of Sonic common stock being tendered by such shareholder as provided in this prospectus/offer to purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares of Sonic common stock will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Sonic common stock in respect of any annual, special or adjourned meeting of Sonic’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for shares of Sonic common stock to be deemed validly tendered, immediately upon Purchaser’s acceptance for exchange of such shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such shares, including voting at any meeting of shareholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Sonic common stock in the offer will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of shares of Sonic common stock determined by it not to be in proper form or the acceptance for exchange of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right, subject to applicable law, to waive any defect or irregularity in the tender of any shares of Sonic common stock of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares of Sonic common stock in the offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Rovi, Sonic, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of Sonic under the merger agreement, Purchaser’s interpretation of the terms and conditions of the offer (including the letter of election and transmittal and the instructions thereto and any other documents related to the offer) will be final and binding. Tender offer elections (whether actual or deemed) are irrevocable, except that shares of Sonic common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date. After an effective withdrawal, shares of Sonic common stock may be retendered with another election by submitting to the Exchange Agent a completed replacement of the letter of election and transmittal (and any other documents required by the offer for properly tendering Sonic shares) prior to the expiration date of the offer.

Withdrawal Rights

Except as otherwise provided in this section, tenders of shares of Sonic common stock in the offer are irrevocable. Shares of Sonic common stock that are tendered in the offer may be withdrawn pursuant to the procedures described below at any time prior to the expiration time of the offer, unless accepted for exchange on or before that date as provided in this prospectus/offer to purchase.

For a withdrawal of shares of Sonic common stock previously tendered in the offer to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the expiration time at one of its addresses listed on the back cover of this prospectus/offer to purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an eligible institution, any and all signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been tendered pursuant to the book-entry transfer procedures described above, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Purchaser will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, which decision will be final and binding. Neither Rovi nor Purchaser, nor Sonic, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of Sonic common stock may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to the expiration time of the offer (as it may be extended) by following one of the procedures for tendering described above.

Acceptance for Exchange of Sonic Stock; Delivery of Cash and Rovi Common Stock

On the terms of and subject to the conditions to the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the offer, Purchaser will accept for exchange, and will deliver consideration for, all shares of Sonic common stock validly tendered to Purchaser in the offer and not withdrawn prior to the expiration time of the offer. Subject to the terms of the merger agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for exchange of or the delivery of consideration for shares of Sonic common stock that are tendered in the offer until all of the conditions to the consummation of the offer have been satisfied or waived, including the minimum condition. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, delivery of consideration for shares of Sonic common stock that are accepted for exchange in the offer will be made only after timely receipt by the Depositary of:

•

the certificates representing such shares, together with the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”); or

•

in the case of a transfer effected pursuant to the book-entry transfer procedures as described above under “Book-Entry Transfer” a book-entry confirmation and either the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”) or an agent’s message, and any other required documents.

The cash and the Rovi common stock paid to any shareholder in the offer will be the highest per share consideration paid to any other shareholder in the offer.

For purposes of the offer, Purchaser will be deemed to have accepted for exchange, and thereby purchased, shares of Sonic common stock that are validly tendered in the offer and not withdrawn prior to the expiration time of the offer as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for exchange of such shares. On the terms of and subject to the conditions to the offer, the delivery of consideration for shares of Sonic common stock that are accepted for exchange in the offer will be made by deposit of the cash component with and delivery of the stock component to the Depositary, which will act as an agent for shareholders tendering shares in the offer for the purpose of receiving the offer consideration from Purchaser and transmitting payment to such shareholders whose shares of Sonic common stock have been accepted for exchange in the offer.

If Purchaser is delayed in its acceptance for exchange of, or delivery of consideration for, shares of Sonic common stock that are tendered in the offer, or is unable to accept for exchange, or pay for, shares that are tendered in the offer for any reason, then, without prejudice to Purchaser’s rights under the offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the merger agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain shares of Sonic common stock that are tendered in the offer, and such shares may not be withdrawn except to the extent that shareholders tendering such shares are entitled to do so as described above under “Withdrawal Rights” or as otherwise contemplated by federal securities laws.

If any shares of Sonic common stock that are tendered in the offer are not accepted for exchange pursuant to the terms and conditions of the offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the shareholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the book-entry transfer facility), in each case, promptly after the expiration or termination of the offer.

Purpose of the Transaction; Plans for Sonic; The Mergers; Dissenters’ Rights

Purpose of the Transaction

The purpose of the transaction is to enable Rovi to acquire the entire equity interest in, and thus control of, Sonic. The offer, as the first step in the acquisition of Sonic, is intended to facilitate the acquisition of all of the outstanding shares of Sonic common stock or, if fewer than all of the outstanding shares of Sonic common stock are tendered and not properly withdrawn prior to the expiration time of the offer, such lesser number of shares of Sonic common stock, subject to the conditions to the offer described below under “The Offer–Conditions to the Offer.” The purpose of the first merger, as the second step in the acquisition of Sonic, is for Rovi to acquire any and all outstanding shares of Sonic common stock that are not tendered in the offer and accepted for exchange by Purchaser in the offer.

If the first merger is completed, Rovi common equity interest in Sonic would increase to 100% and Rovi would be entitled to all benefits resulting from that interest. These benefits include complete control of management with regard to the future conduct of Sonic’s business and any increase in its value. Similarly, Rovi also will bear the risk of any losses incurred in the operation of Sonic and any decrease in its value.

Shareholders of Sonic who tender their shares of Sonic common stock in the offer will cease to have any equity interest in Sonic and will not participate in its earnings or any future growth (except indirectly through ownership of Rovi common stock, if any, received in the offer). If the first merger is completed, the shareholders who have not tendered their shares of Sonic common stock in the offer will cease to have an equity interest in Sonic and will not participate in its earnings or any future growth (except indirectly through ownership of Rovi common stock received in the first merger). Similarly, the shareholders of Sonic will not bear the risk of any decrease in the value of Sonic common stock after tendering their shares of Sonic common stock in the offer or having their shares of Sonic common stock converted in the first merger (except indirectly through ownership of Rovi common stock, if any, received in the offer or the first merger).

The primary benefit of the offer and the mergers to the shareholders of Sonic is that shareholders have the opportunity to tender, at their election, all of their shares of Sonic common stock for cash or shares of Rovi common stock that as of the date on which the merger agreement was announced, represented a premium of approximately 24.9% over the last closing price of Sonic shares before the announcement of the merger agreement, which was $11.21 per share.

Plans for Sonic

If Purchaser purchases the shares of Sonic common stock that are tendered in the offer, including in the event that Purchaser elects to reduce the minimum condition to the reduced purchase amount, Rovi intends and will have the right to designate representatives to Sonic’s board of directors who will constitute a majority of the board of directors and each committee of Sonic’s board of directors and therefore control Sonic. However, if shares of Sonic common stock are accepted for exchange pursuant to the offer, until the consummation of the first merger there are required to be at least two members of Sonic’s board of directors who were directors of Sonic on the date of the merger agreement and who are independent directors for purposes of the continued listing requirements of NASDAQ (or their successors). If Rovi designees constitute a majority of the Sonic board of directors, prior to the consummation of the first merger, the affirmative vote of a majority of these directors, will be required for the Sonic board of directors to take any of the following actions, to the extent that any such action would reasonably be expected to adversely affect holders of shares of Sonic common stock, other than Rovi or Purchaser:

•	any action by Sonic with respect to any amendment or waiver of any term or condition of the merger agreement, the mergers, or the articles of incorporation or bylaws of Sonic;

•	termination of the merger agreement by Sonic;

•	extension by Sonic of the time for the performance of any of the obligations or other acts of Rovi or Purchaser, or any waiver or assertion of any of Sonic’s rights under the merger agreement; or

•	other consent or action by Sonic with respect to the offer, the mergers or any of the other transactions contemplated by the merger agreement.

As a consequence of the first merger, Sonic’s articles of incorporation and bylaws will be replaced with those of Purchaser and Rovi may further amend those documents in the second merger or otherwise. The merger agreement also provides that the directors and officers of Purchaser at the consummation of the first merger will, from and after the consummation of the first merger, be the initial directors and officers, respectively, of Sonic, as the surviving corporation. Rovi may change the officers or directors of Sonic at any time after the consummation of the first merger.

Rovi intends to continue to review Sonic’s assets, corporate structure, operations, properties, policies, management and personnel and, subject to the terms of the merger agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to effect such changes as it deems desirable, although, except as disclosed in this prospectus/offer to purchase, Rovi has no current plans with respect to any such matters.

Following consummation of the offer and the mergers, Rovi intends to integrate Sonic’s operations with those of Rovi under the direction of Rovi management.

Except with respect to the second merger or as otherwise disclosed in this prospectus/offer to purchase, Rovi does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, or any material changes in Sonic’s corporate structure or business.

The Mergers

Under the CGCL, the approval of Sonic’s board of directors and the affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock may be required to approve the principal terms of the first merger. Sonic’s board of directors has unanimously approved the principal terms of the merger agreement, the first merger and the second merger and, unless the first merger is consummated pursuant to the short-form merger provisions under the CGCL described below, the only remaining required corporate action of Sonic is the approval of the principal terms of the merger agreement and the first merger by the affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock. If shareholder approval for the first merger is required, Rovi intends to cause Sonic’s board of directors to set the record date for the shareholder approval for a date as promptly as practicable following the consummation of the offer.

In the merger agreement, Sonic has agreed, if a shareholder vote is required, to convene a meeting of its shareholders following as promptly as practicable following the consummation of the offer for the purpose of considering and voting on the first merger. Sonic, acting through Sonic’s board of directors, has further agreed that, if a shareholders’ meeting is convened, Sonic’s board of directors shall recommend that shareholders of Sonic vote to approve the principal terms of the merger agreement and the first. At any such meeting, all of the shares of Sonic common stock then owned by Rovi and Purchaser, will be voted in favor of approval of the principal terms of the merger agreement and the first merger. Accordingly, if the minimum condition is satisfied, or reduced to the reduced purchase amount, Rovi believes it will have sufficient voting power, if necessary, to cause the approval of the principal terms of the merger agreement, the first merger and the other transactions contemplated by the merger agreement.

The CGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if as a result of the offer, exercise of the top-op option or otherwise, Purchaser directly or indirectly owns at least 90% of the shares of Sonic common stock, Sonic, Purchaser and Rovi have agreed under the merger agreement to take all necessary action to effect the first merger without a meeting of the shareholders of Sonic, if permitted to do so under the CGCL, as soon as reasonably practicable after the consummation of the offer. Even if Rovi and Purchaser do not own at least 90% of the outstanding shares of Rovi common stock following consummation of the offer, Rovi and Purchaser could seek to purchase additional shares of Sonic common stock in the open market, from Sonic or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per share of Sonic common stock paid for any shares so acquired, other than shares acquired pursuant to the top-up option, may be greater or less than that paid in the offer.

Under Sections 1101 and 1101.1 of the CGCL, the consideration paid to the shareholders of Sonic must consist entirely of shares of Rovi common stock if Rovi and Purchaser own directly or indirectly more than 50 percent but less than 90 percent of the then outstanding shares of Sonic common stock, unless either all the shareholders of Sonic consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the first merger and the fairness thereof.

Dissenters’ Rights

No dissenters’ rights are available in connection with the offer. However, if the first merger is consummated following the consummation of the offer, each holder of Sonic common stock who fully complies with and meets all the requirements of the provisions of Chapter 13 of the CGCL, which is set forth in Annex C of this prospectus/offer to purchase and incorporated herein by reference (such shareholders are referred to herein as “qualifying shareholders”), may have the right to require Sonic to purchase the holder’s shares of Sonic common stock for cash at “fair market value.” A qualifying shareholder will be entitled to exercise these dissenters’ rights under the CGCL only if (a) the holders of 5% or more of the outstanding shares of Sonic common stock properly file demands for payment of the fair market value or (b) if the shares of Sonic common stock held by such holder are subject to any restriction on transfer imposed by Sonic or by any law or regulation (“restricted shares”). Accordingly, if holders of 5% or more of the shares of Sonic common stock properly file demands for payment in compliance with Chapter 13 of the CGCL, all other qualifying shareholders will be entitled to require Sonic to purchase their shares of Sonic common stock for cash at their fair market value if the first merger is consummated. If the holders of less than 5% of the shares of Sonic common stock properly file demands for payment in compliance with Chapter 13 of the CGCL and one or more shareholders of restricted shares properly file such a demand, only such holder or holders of restricted shares shall be entitled to require Sonic to purchase their shares of Sonic common stock as described in the preceding sentence. In addition, if immediately prior to the effective time of the first merger, the shares of sonic common stock are not listed on a national securities exchange certified by the California Commissioner of Corporations, holders of shares of sonic common stock may exercise dissenters’ rights as to any or all of their shares of Sonic common stock entitled to such rights. If the first merger is not consummated, no qualifying shareholder will be entitled to have Sonic purchase such holder’s shares of sonic common stock under Chapter 13 of the CGCL. After a shareholder files a demand to exercise dissenters’ rights, that shareholder may not withdraw the demand without Sonic’s consent.

Under the CGCL, the “fair market value” of the shares of Sonic common stock may be one agreed to by Sonic and the qualifying shareholders or judicially determined, depending on the circumstances. The “fair market value” is determined as of the day before the first announcement of the terms of the proposed first merger, excluding any appreciation or depreciation as a result of the first merger and subject to adjustments. The value so determined could be more or less than the consideration to be paid to Sonic shareholders in the offer or the first merger.

If Sonic denies that a shareholder is a qualifying shareholder, or if a qualifying shareholder and Sonic fail to agree on the fair market value of shares of Sonic common stock, then such shareholder demanding purchase of shares of Sonic common stock as dissenting shares or Sonic may, within six months after Sonic mails the notice of a short-form merger pursuant to Section 1110 of the CGCL set forth in Annex D or, if applicable, the required notice that shareholders have approved the first merger, file a complaint or intervene in a pending action to determine whether the shares of Sonic common stock are dissenting shares or the fair market value of the shares of Sonic common stock, as applicable.

The foregoing discussion of the rights of qualifying shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, a copy of which is attached hereto as Annex C.

Dissenters’ rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the first merger is completed. If the first merger is completed through a short-form merger pursuant to Section 1110 of the CGCL, shareholders should refer to the notice of short-form merger attached hereto as Annex D for more information concerning dissenters’ rights and the procedures to be followed in connection therewith. If the first merger is subject to shareholder approval, shareholders who will be entitled to dissenters’ rights in connection with the first merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

Conditions to the Offer

Notwithstanding any other provision of the offer or the merger agreement to the contrary, Purchaser will not be required to accept for exchange or deliver consideration for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Sonic common stock, if the minimum condition has not been satisfied by midnight (one minute after 11:59 pm), Eastern Time, on the expiration date of the offer, taking into account any extensions made or if any of the following additional conditions shall not be satisfied or have been waived in writing by Rovi:

•

each of the representations and warranties of Sonic contained in the merger agreement with respect to due organization, capitalization, authority, anti-takeover statutes and binding nature of agreement shall have been accurate in all respects as of the date of the merger agreement and shall be accurate in all material respects at and as of the expiration time of the offer with the same force and effect as if made on at and as of such time (except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), in each case except to a de minimus extent;

•

each of the other representations and warranties of Sonic contained in the merger agreement shall have been accurate in all respects as of the date of the merger agreement and shall be accurate in all respects at and as of the expiration time of the offer as if made on and as of such expiration time with the same force and effect as if made at and as of such time (except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), unless the inaccuracies do not and would no reasonably be expected to constitute or result in a company material adverse effect (as defined below), provided that, for purposes of determining the accuracy of all of the foregoing representations and warranties, all company material adverse effect and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded;

•

each covenant that Sonic is required to comply with or to perform at or prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

•

since the date of the merger agreement, no company material adverse effect shall have occurred and no event shall have occurred or circumstance shall exist that could reasonably be expected to have or result in a company material adverse effect;

•

Rovi and Purchaser shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Sonic confirming that the conditions described in the four preceding paragraphs have been duly satisfied;

•	the waiting period applicable to the offer under the HSR Act shall have expired or been terminated;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Sonic common stock pursuant to the offer or preventing consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not have been any legal requirement enacted or deemed applicable to the offer or the merger by a governmental authority that makes the acquisition of or payment for shares of Sonic common stock pursuant to the offer or the consummation of the merger illegal;

•

there shall not be pending, or threatened, any legal proceeding by any governmental body challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Sonic common stock pursuant to the offer or the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•	the merger agreement shall not have been validly terminated.

The term “company material adverse effect” means any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (1) the business, financial condition or results of operations of Sonic or (2) the ability of Sonic to complete the transactions contemplated by the merger agreement. The term “company material adverse effect” does not include effects resulting from (a) changes since the date of the merger agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (b) changes since the date of the merger agreement in conditions generally affecting the industry in which Sonic operates, (c) changes since the date of the merger agreement in generally accepted accounting principles or the interpretation thereof,

(d) changes since the date of the merger agreement in legal requirements, (e) any acts of terrorism or war since the date of the merger agreement, (f) any shareholder class action or derivative litigation commenced against Sonic since the date of the merger agreement and arising from allegations of breach of fiduciary duty of Sonic’s directors relating to their approval of the merger agreement or from allegations of false or misleading public disclosure by Sonic with respect to the merger agreement, (g) the announcement of the merger agreement or the pendency of the offer or the consummation of the merger, (h) changes in Sonic’s stock price or the trading volume of Sonic’s stock, in and of itself or (i) any failure by Sonic to meet any published analyst estimates or expectations of Sonic’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Sonic to meets in plans or forecasts of Sonic’s revenue, earnings or other financial performance or results of operations for any period, in and of itself. In the case of effects resulting from changes or acts of the type described in clauses “(a),” “(b),” (c),” (d)” and “(e)” above may constitute and be taken into account in determining whether there has been or would be a company material adverse effect if such changes or acts have, in any material respect, a disproportionate impact on Sonic, taken as a whole, relative to other companies in the industry in which Sonic operates.

Regulatory Matters

Except as described below, based on information provided by Sonic, neither Rovi nor Sonic is aware of any governmental license or regulatory permit that appears to be material to the business of Sonic that might be adversely affected by the acquisition of shares of Sonic common stock in connection with the offer or the mergers, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Sonic common stock by Purchaser in connection with the offer or the mergers. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought, except as described below under “The Offer-State Takeover Statutes.” While, except as otherwise described in this prospectus/offer to purchase, Purchaser does not currently intend to delay the acceptance for exchange of, or payment for, shares of Sonic common stock that are tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Sonic’s business or that certain parts of Sonic’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for exchange, shares of Sonic common stock that are tendered in the offer.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Sonic, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this prospectus/offer to purchase, it is not known whether any of these laws will, by their terms, apply to the offer or the mergers and Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the offer or the mergers, it is believed that there are reasonable bases for contesting such laws. Sonic has represented to Rovi that no such laws apply to the offer or the mergers.

Antitrust

Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain transactions may not be completed unless the parties have submitted a Notification and Report Form, along with any other necessary supplementary information or documentation, to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has been terminated or expired. The offer is subject to the termination or expiration of the waiting period under the HSR Act.

On January 21, 2011, the Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act relating to the proposed acquisition of Sonic by Rovi. The proposed exchange offer and subsequent merger remain subject to other closing conditions.

The antitrust and competition laws of certain foreign countries often apply to transactions such as the offer and merger, and filings and notifications may be required when such laws are applicable. If foreign filings are required and considered advisable, then Rovi and Sonic will use commercially reasonable efforts to file any notices, reports, or other documents required to be filed by such foreign country. At any time before (and in some cases after) consummation of the transaction, foreign competition authorities may seek to enjoin the offer or merger, seek divestiture of assets, or impose other conditions. There can be no assurance that a challenge to the offer or merger under foreign merger control rules will not be made, or, if such a challenge is made, what the result will be, including any delay of the consummation of the offer or merger.

Litigation Relating to the Offer and the Mergers

On January 3, 2011, Vassil Vassilev, an individual claiming to hold shares of common stock of Sonic, filed a complaint in the Superior Court of California for the County of Marin seeking, inter alia, to enjoin the proposed offer and first merger, on the grounds that Sonic’s directors allegedly breached their fiduciary duties by engaging in an allegedly unfair negotiation process and agreeing to an allegedly unfair acquisition price. The complaint names Sonic, each of its directors, Rovi, and Sparta as defendants.

On January 10, 14 and 18, 2011, three substantially similar putative class action lawsuits were filed in the same court against the same defendants, entitled Matthew Barnes v. Habinger [sic] et al., Mark Chropufka v. Sonic Solutions, et al. and Diana Willis v. Sonic Solutions, et al., respectively. On January 21, 2011, plaintiff Mark Chropufka filed an amended class action complaint, which all plaintiffs then designated as the operative complaint, and which adds allegations of omissions in the Schedule 14D-9 Recommendation Statement filed by Sonic on January 14, 2011. On January 27, 2011, the parties submitted a stipulation and proposed order consolidating all lawsuits filed in connection with the proposed offer and mergers (the “consolidated action”). On January 25, 2011, another substantially similar putative class action lawsuit was filed in the same court against the same defendants, entitled Joann Thompson v. Sonic Solutions, et al. On January 28, 2011, the parties to the consolidated action reached an agreement in principle to settle. The proposed settlement, which is subject to court approval following notice to the class and a hearing, disposes of all causes of action asserted in the consolidated action and in Thompson v. Sonic Solutions, et. al. on behalf of all class members who do not elect to opt out of the settlement. Class members who elect to opt out, if any, may continue to pursue causes of action against the defendants. On February 4, 2011, Thompson applied to the court for an order temporarily restraining Rovi and the Purchaser from accepting tendered shares on the ground that the offer and mergers allegedly violate a provision of the California Corporations Code. The court denied the application that same day.

Certain Effects of the Offer

Market for the Shares of Sonic Common Stock

The acceptance for exchange of shares of Sonic common stock tendered in the offer will reduce the number of shares of Sonic common stock that might otherwise trade publicly and also the number of holders of shares of Sonic common stock. This could adversely affect the liquidity and market value of the remaining shares of Sonic common stock held by the public.

NASDAQ Listing

Depending upon the number of shares of Sonic common stock tendered to and accepted by Purchaser in the offer, the shares of Sonic common stock may no longer meet the published guidelines for continued inclusion on the NASDAQ Capital Select Market following consummation of the offer. According to the published guidelines, the shares would only meet the criteria for continued listing on the NASDAQ Capital Select Market if Sonic has at least 500,000 publicly held shares, held by at least 300 round lot shareholders, with a market value of at least $1,000,000, at least two market makers, a minimum bid price of $1 per share and either:

•	shareholders’ equity of at least $2,500,000; or

•	market capitalization of at least $35,000,000 or net income for its most recently completed fiscal year, or two of the last three most recently completed fiscal years, of at least $500,000.

If the NASDAQ Capital Select Market ceased publishing quotations for the shares of Sonic common stock, it is possible that the shares of Sonic common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Sonic common stock and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Sonic common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Rovi cannot predict whether the reduction in the number of shares of Sonic common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Sonic common stock or whether it would cause future market prices to be greater or lesser than the price Purchaser is offering.

Registration Under the Exchange Act

Shares of Sonic common stock are currently registered under the Exchange Act. Sonic can terminate that registration upon application to the SEC if the outstanding shares of Sonic common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Sonic common stock. Termination of registration of the shares of Sonic common stock under the Exchange Act would reduce the information that Sonic must furnish to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the shares of Sonic common stock. In addition, if the shares of Sonic common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Sonic. Furthermore, the ability of affiliates of Sonic and persons holding restricted securities of Sonic to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Sonic common stock under the Exchange Act were terminated, the shares would no longer be eligible for NASDAQ listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities,” which would make the shares ineligible to be collateral for margin loans by brokers.

Rovi may seek to cause Sonic to apply for termination of registration of the shares of Sonic common stock under the Exchange Act as soon after the acceptance for exchange of shares of Sonic common stock pursuant to the offer as the requirements for such termination are met. If the NASDAQ Capital Select Market listing and the Exchange Act registration of the shares of Sonic common stock are not terminated prior to the first merger, then the shares of Sonic common stock will be delisted from the NASDAQ Capital Select Market and the registration of the shares of Sonic common stock under the Exchange Act will be terminated following the consummation of the first merger.

Margin Requirements

Shares of Sonic common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Sonic common stock.

Fees and Expenses

Purchaser has retained Phoenix Advisory Partners to act as the Information Agent for the offer, and American Stock Transfer & Trust Company, LLC to serve as the Exchange Agent for the offer. Each of the Information Agent and the Exchange Agent will receive reasonable and customary compensation for its services, and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of Sonic common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the offer to beneficial owners of Sonic common stock.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Exchange Agent, the Information Agent and in the event that the laws of one or more jurisdictions require the offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Sonic common stock in connection with the offer. Upon request, Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT OF THE TRANSACTION

Rovi will account for the offer and the merger under the acquisition method of accounting for business combinations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the offer, first merger and second merger to Sonic shareholders who are U.S. Holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “code”), the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the offer, first merger and second merger. This discussion applies only to Sonic shareholders that hold their shares of Sonic common stock, and will hold any shares of Rovi common stock received in exchange for their shares of Sonic common stock, as capital assets within the meaning of Section 1221 of the code. This discussion does not address all federal income tax consequences of the offer, first merger and second merger that may be relevant to particular Sonic shareholders, including Sonic shareholders that are subject to special tax rules, such as dealers in securities; traders in securities that elect mark-to-market treatment; financial institutions; insurance companies; tax-exempt organizations; mutual funds; partnerships (including entities treated as partnerships for U.S. federal income tax purposes), S corporations and other “flow-through” or disregarded entities for U.S. federal income tax purposes; Sonic shareholders who hold Sonic common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; Sonic shareholders who have a “functional currency” other than the U.S. dollar; Sonic shareholders who are not U.S. Holders (as defined below); persons who have an indirect beneficial interest in Sonic common stock through partnerships, trusts or other entities that may be subject to special treatment; U.S. expatriates; Sonic shareholders liable for the alternative minimum tax; Sonic shareholders who exercise dissenters’ rights; and Sonic shareholders who acquired their shares of Sonic common stock through stock option or stock purchase programs or otherwise as compensation. In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction or federal tax laws other than income tax law.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Sonic common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or a trust that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

SONIC SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE FIRST MERGER AND THE SECOND MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND APPLICABLE REPORTING REQUIREMENTS.

Treatment of the Offer and the Mergers as a Reorganization

Provided that the conditions to closing of the second merger all occur, Rovi and Sonic intend that the offer, the first merger and the second merger, taken together, will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the code and will file their tax reports consistent with such treatment. It is a condition to closing of the second merger (but not the offer or the first merger) that Cooley LLP, counsel to Rovi, and Morrison & Foerster LLP, counsel to Sonic, will render opinions to Rovi and Sonic, respectively, that the offer, the first merger and the second merger, taken together, will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the code. These opinions of counsel will be based and rely on, among other things, customary assumptions and representations as to certain factual matters made by Rovi, Sonic, Purchaser, and the other wholly owned subsidiary of Rovi that will be the surviving corporation in the second merger and may be qualified as to the certainty of the conclusions expressed. Such representations and assumptions, if incorrect in material respects, could jeopardize the conclusions reached in the opinions. Rovi and Sonic do not intend to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the offer, the first merger and the second merger. Opinions of counsel do not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.

Assuming the offer, the first merger and the second merger are collectively treated as a reorganization consistent with the opinions of counsel referred to above, the U.S. federal income tax consequences for Sonic shareholders will vary depending on whether the Sonic shareholders receives solely cash, solely Rovi common stock, or a combination of cash and Rovi common stock in exchange for their Sonic common stock. At the time that a Sonic shareholder makes an election to receive cash or stock, the shareholder will not know if, and to what extent, the proration provisions of the merger agreement will alter the mix of consideration to be received. As a result, the tax consequences to each Sonic shareholder will not be ascertainable with certainty until the shareholder knows the amount of cash and/or stock that will be received as a result of the transactions.

Consequences to Sonic Shareholders

Exchange of Sonic Common Stock Solely for Cash

Sonic shareholders who exchange all of their Sonic common stock solely for cash in the offer or the first merger will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the Sonic shares exchanged. The amount and character of gain or loss will be determined separately for each block of Sonic common stock that was purchased by the Sonic shareholders in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be (i) long term if, as of the date of sale or exchange, such shareholder has held the Sonic common stock for more than one year, or (ii) short term if, as of such date, such Sonic shareholders has held the Sonic common stock for one year or less. The deductibility of capital losses is subject to limitations.

Exchange of Sonic Common Stock Solely for Rovi Common Stock

Sonic shareholders who exchange all of their Sonic common stock solely for Rovi common stock in the offer or the first merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive upon the sale of a fractional share of Rovi common stock (see below for tax treatment of such cash received for a fractional share). Each Sonic shareholder’s aggregate tax basis in the Rovi common stock received in the offer or the first merger will be the same as such Sonic common shareholder’s aggregate tax basis in the Sonic shares surrendered in the transaction, reduced by the basis attributable to any fractional share of Rovi common stock sold pursuant to the merger agreement. The holding period of the Rovi common stock received in the offer or the first merger by a Sonic shareholder will include the holding period of the Sonic common stock surrendered. If a Sonic shareholder has differing tax bases and/or holding periods in respect of Sonic common stock, such Sonic shareholders should consult with a tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Rovi common stock received.

Exchange of Sonic Common Stock for Rovi Common Stock and Cash

Sonic shareholders who exchange Sonic common stock for a combination of Rovi common stock and cash pursuant to the offer and the first merger will recognize gain, but not loss, in such exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Rovi common stock, including any fractional share of Rovi common stock, received in the exchange over (ii) the tax basis of the Sonic shares surrendered in the exchange. For this purpose, a Sonic shareholder must calculate gain or loss separately for each identifiable block of Sonic common stock that such Sonic shareholder surrenders pursuant to the transaction. Any gain recognized generally will be treated as capital gain, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code (collectively, a “dividend equivalent transaction”). Because the potential for dividend equivalent transaction treatment depends on a Sonic shareholder’s individual circumstances, Sonic shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their Sonic common stock may be treated as a dividend and the consequences thereof.

The aggregate tax basis of the Rovi common stock received pursuant to the offer or the first merger (including the basis in any fractional share sold for cash) will be equal to the aggregate tax basis in the Sonic shares surrendered in the transactions, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as dividend income. The holding period of the Rovi common stock received in the offer or the first merger by a holder of Sonic shares will include the holding period of the Sonic shares surrendered in exchange therefor. Cash received and gain realized in connection with the sale of a fractional share of Rovi common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received, but are instead treated as described below after giving effect to the treatment of the exchange of Sonic common stock for Rovi common stock and cash as described herein. If a Sonic shareholder has differing tax bases and/or holding periods in respect of Sonic common stock, such Sonic shareholder should consult with a tax advisor with respect to allocation of the Parent common stock and cash consideration as between such blocks of Company common stock, the amount of any gain to be recognized and the possibility of recognizing any loss, and the determination of the tax bases and/or holding periods of the particular shares of Rovi common stock received.

Receipt of Cash Upon the Deemed Sale of a Fractional Share

A Sonic shareholder who receives cash upon the deemed sale of a fractional share of Rovi common stock will generally recognize gain or loss equal to the difference between the amount of cash received and such Sonic shareholder’s tax basis in the Rovi common stock that is allocable to the fractional share, provided that such deemed sale is not a dividend equivalent transaction as described above. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such fractional share is more than one year.

Consequences to Sonic Shareholders if the Offer, the First Merger and the Second Merger are Not Treated as a Reorganization

If the second merger does not occur, either because the opinions of counsel regarding reorganization treatment of the offer, the first merger and the second merger cannot be issued or because another condition to closing of the second merger is not satisfied, or if, notwithstanding the closing of the second merger and issuance of such opinions of counsel, the offer, the first merger and the second merger, taken together, otherwise are not treated as a reorganization within the meaning of Section 368(a) of the code, then a Sonic shareholder will recognize gain or loss equal to the excess of (i) the sum of the fair market value of the Rovi common stock and cash consideration received in the offer and first merger over (ii) such Sonic shareholder’s tax basis in the Sonic common stock surrendered in the exchange. Such gain or loss would be long-term capital gain or loss if the Sonic common stock was held for more than one year at the time of the exchange. In such event, the tax basis of Rovi common stock received in the offer or first merger would equal its fair market value at the time of the exchange and the holding period of such Rovi common stock would commence the day after such exchange.

Information Reporting and Backup Withholding

Certain Sonic shareholders may be subject to information reporting with respect to consideration received in exchange for Sonic common stock. Sonic shareholders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding (currently at a rate of 28%). If the offer, the first merger and the second merger are, taken together, treated as a reorganization within the meaning of Section 368(a) of the code, then backup withholding generally would apply, if at all, only to the cash consideration received. Otherwise, backup withholding could apply to both the cash and the Rovi common stock received. Sonic shareholders subject to backup withholding should consult their own tax advisors regarding the possibility of obtaining a refund, credit or other benefit in respect of any amounts withheld as a result of backup withholding.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

No expert named in this prospectus/offer to purchase as having prepared or certified any part hereof or counsel named in this prospectus/offer to purchase as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of this prospectus/offer to purchase or that part of this prospectus/offer to purchase to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in Rovi or any of its subsidiaries or was connected with Rovi or any of its subsidiaries as a promoter, managing underwriter (or any principal underwriter), voting trustee, director, officer, or employee.

As inducement to Rovi to enter into the merger agreement, Sonic directors and certain members of Sonic’s senior management have signed a form of shareholder agreement, covering all of the shares of Sonic common stock beneficially owned by such individuals, as well as any additional shares of which they may become the beneficial owner. These shareholder agreements provide that the signatories thereof will tender their Sonic common stock in the offer and will vote any remaining shares that they own for the mergers. In addition, under the terms of the shareholder agreements, each shareholder has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights; provided, however, that each shareholder may transfer its shares pursuant to the terms, in effect as of December 22, 2010, of a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934. Each shareholder agreement automatically terminates upon consummation of the first merger, or upon termination of the merger agreement in accordance with its terms. As of January 12, 2011, the shareholders who executed the shareholder agreements beneficially owned in the aggregate 5,339,483 shares of Sonic common stock (including shares issuable upon the exercise of options and restricted stock units beneficially owned by such shareholders). Of such shares, an aggregate of 2,463,363 outstanding shares are subject to the shareholder agreements. The shares subject to the shareholder agreements represent approximately 5.8% of the shares of Sonic common stock outstanding as of January 12, 2011. The information contained in the Solicitation/Recommendation Statement on Schedule 14D-9 of Sonic, as amended from time to time, and the Information Statement attached as Annex A thereto, is incorporated herein by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Sonic or its affiliates and Sonic’s executive officers, directors or affiliates, or between Sonic or its affiliates and Rovi or Purchaser or their respective executive officers, directors or affiliates is incorporated herein by reference pursuant to the preceding sentence. In addition, Rovi will continue in effect certain indemnification and insurance rights of the Sonic directors and officers as described below in “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Certain of Sonic’s officers may be employed by Rovi following the first merger. However, there is no express agreement regarding Sonic’s officers’ roles with Rovi following the first merger.

The information contained in the Solicitation/Recommendation Statement on Schedule 14D-9 of Sonic, as amended from time to time, and the Information Statement attached as Annex A thereto, is incorporated herein by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Sonic or its affiliates and Sonic’s executive officers, directors or affiliates, or between Sonic or its affiliates and Rovi or Purchaser or their respective executive officers, directors or affiliates is incorporated herein by reference pursuant to the preceding sentence.

SOURCE AND AMOUNT OF FUNDS

The offer and mergers are not conditioned upon any financing arrangements or contingencies. The maximum amount of cash payable in the offer is approximately $450.6 million dollars, which is equal to $7.70 multiplied by 58,475,468 (which represents the number of shares of Sonic Solutions common stock issued and outstanding as of January 12, 2011, plus the aggregate number of Sonic Solution shares of common stock issuable upon exercise and conversion of all outstanding stock options, restricted stock units and warrants as of such date). Rovi intends to use cash on hand, as well as shares of Rovi common stock, to finance the offer and the mergers, the costs and expenses related to the offer and the mergers and the ongoing working capital and other general corporate purposes of the combined organization after consummation of the mergers. Rovi expects that the funds available pursuant to the arrangements described above will be sufficient to complete the offer and the mergers.

THE MERGER AGREEMENT

Introduction

The following is a summary of certain material terms of the merger agreement. The following summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement attached as Annex A to this prospectus/offer to purchase and is incorporated herein by reference.

SHAREHOLDERS OF SONIC ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE OFFER AND THE MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE OFFER AND THE MERGERS. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

The merger agreement is attached to this prospectus/offer to purchase to provide additional information regarding the terms of the transactions described herein and is not intended to provide any other factual information or disclosure about Sonic, Rovi or the Purchaser. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreement (except as to certain indemnification obligations), are subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules, were made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Sonic’s public disclosures. Investors are not third-party beneficiaries under the merger agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Sonic, Rovi or the Purchaser or any of their respective subsidiaries or affiliates.

The Offer

The merger agreement provides for the commencement of the offer by Purchaser as soon as reasonably practicable after the date of the merger agreement. The obligation of Purchaser to accept for exchange and to deliver consideration for shares of Sonic common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described in “The Offer—Conditions to the Offer.” The merger agreement provides that without the prior written consent of Sonic, (1) the minimum condition may not be amended or waived, subject to the right to reduce the purchase amount, (2) no change may be made to the offer that changes the form of consideration to be delivered by the Purchaser in the offer or that decreases any component of the consideration to be paid for each share of Sonic common stock accepted for exchange in the offer, and (3) no change may be made to the offer that (a) decreases the number of shares of Sonic common stock sought to be purchased by the Purchaser in the offer, subject to the right to reduce the purchase amount, (b) imposes conditions to the offer in addition to those set forth in the merger agreement or modifies the offer or the offer conditions in a manner adverse to the shareholders of Sonic or (c) except as otherwise provided in the merger agreement, extends the expiration time of the offer beyond the initial expiration time of the offer.

The offer is initially scheduled to expire 20 business days following the date of the commencement of the offer. Subject to Rovi (and Sonic’s) termination rights under the merger agreement: (1) if, at any time as of which our offer is scheduled to expire, any condition to our offer has not been satisfied or waived, we are required to extend our offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond June 22, 2011); provided, that if at any expiration date of the offer all of the offer conditions are satisfied or waived, except the condition that more than 50% of the outstanding shares of Sonic common stock (determined on a fully-diluted basis based on a formula set forth in the merger agreement) have been validly tendered (and not withdrawn) in the offer (the “minimum condition”), Purchaser shall only be required to extend the offer beyond the initial expiration date for an aggregate of sixty days and (2) we are required to extend our offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to our offer. If on any expiration date any offer condition (other than the minimum condition) is not satisfied, but such offer condition is reasonably capable of being satisfied at or prior to June 22, 2011, then, at the written request of Sonic, Purchaser must extend the offer for a period or periods not to exceed 10 business days each; provided, that Purchaser is not required to extend the offer beyond June 22, 2011. In addition, if the minimum condition is satisfied but less than 90% of the number of outstanding shares of Sonic common stock are accepted for exchange pursuant to our offer, we may, in our sole discretion (and without the consent of Sonic or any other person), but are not required to, elect to extend the offer for one or more successive offering periods (of up to 20 business days per extension) until June 22, 2011 in order to permit additional shares of Sonic common stock to be tendered into our offer such that immediately following the consummation of the offer, Purchaser and Rovi hold (including any shares acquired pursuant to the top-up option (as described below) at least 90% of the then-outstanding shares of Sonic common stock (the “short-form merger threshold”); provided, however, that if Purchaser so elects to extend the offer, then each of Rovi and Purchaser will be deemed to have irrevocably waived all of the offer conditions (other than the offer condition relating to performance by Sonic of its covenants under the merger agreement) and their respective rights to terminate the merger agreement under the end-date termination right, the representation termination right, or the material adverse effect termination right (see “The Merger Agreement—Termination of the Merger Agreement”).

The Top-Up Option

The merger agreement provides that Rovi and Purchaser have an irrevocable option (the “top-up option”) to purchase from Sonic a number of shares of Sonic common stock (the “top-up option shares”) that, when added to the number of shares of Sonic common stock owned by Rovi or Purchaser or any other subsidiaries of Rovi at the time of exercise of the top-up option, constitutes the lesser of (1) the top-up number (as defined below) or (2) the aggregate number of shares of Sonic common stock that Sonic is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the top-up option. The “top-up number” means the number of shares of Sonic common stock that, when added to the number of shares of Sonic common stock owned of record by Rovi or Purchaser or any other subsidiaries of Rovi at the time of exercise of the top-up option, constitutes more than 90% of the number of shares of Sonic common stock that would be outstanding immediately after the issuance of all shares of Sonic common stock subject to the top-up option. The top-up option may be exercised by Rovi or the Purchaser, in whole or in part, at any time at or within five business days after the acceptance of shares of Sonic common stock for exchange pursuant to the offer (the “acceptance time”). The aggregate purchase price payable for the shares of Sonic common stock being purchased by Rovi or Purchaser pursuant to the top-up option may be determined by multiplying the number of such shares by $14.00. Rovi or Purchaser may elect, in their discretion, to pay the aggregate purchase price payable for the top-up option shares in full or in part by delivering a full recourse promissory note, secured to the extent required by California legal requirements, to Sonic in lieu of cash, which would bear interest at a rate of 3% per annum and have a maturity date of one year, and may be prepaid without premium or penalty.

Rovi and Purchaser have advised Sonic that they do not intend to exercise the top-up option unless such exercise would result in Rovi and Purchaser owning in the aggregate one share more than 90% of the outstanding shares immediately after the exercise of the top-up option. As of February 8, 2011, there are 100 million shares of Sonic common stock authorized, 50,235,511 shares of Sonic Common Stock outstanding and an aggregate of 14,574,576 shares reserved for issuance pursuant to outstanding Sonic options, Sonic RSUs and warrants to acquire Sonic common stock and otherwise reserved for issuance under Sonic’s equity compensation plans. As of February 8, 2011, holders of approximately 83.0% of Sonic common stock would have to tender their shares in order for the exercise of the top-up option by Rovi and Purchaser to result in their holding one share more than

90% of the outstanding shares immediately after the exercise of the top-up option. In addition, the parties have agreed in the merger agreement that, in determining the fair value of any dissenting shareholders’ shares pursuant to Chapter 13 of the California Corporation Code in any proceedings with respect to demands for appraisal under California law, none of Sonic, Rovi or Purchaser will take into account the top-up option, the top-up option shares or any promissory note issued to pay any portion of the purchase price for such top-up option shares.

Appointment of Rovi Designees to Sonic’s Board of Directors after Acceptance for Exchange of Shares Tendered in the Offer

The merger agreement provides that, effective upon the acceptance for exchange of shares of Sonic common stock in the offer and from time to time thereafter, Rovi will be entitled to designate the number of directors to serve on the board of directors of Sonic, rounded up to the next whole number, equal to the product of (1) the total number of directors on Sonic’s board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (2) a fraction having a numerator equal to the aggregate number of shares of Sonic common stock then beneficially owned by Rovi or Purchaser or any other subsidiaries of Rovi (including all shares of Sonic common stock accepted for exchange pursuant to the offer), and having a denominator equal to the total number of shares of Sonic common stock then outstanding. In any event, the minimum number of members of the Sonic board of directors shall be five and the Rovi’s designees shall be of such number as to constitute at least a majority of the members of the Sonic board of directors.

Promptly following a request from Rovi, Sonic must take all actions necessary and reasonably available to Sonic to cause Rovi designees to be elected or appointed to Sonic’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of Sonic’s board of directors, not to exceed nine members. Furthermore, after the acceptance time, Sonic must (to the extent requested by Rovi) cause individuals designated by Rovi to constitute the number of members, rounded up to the next whole number, on (1) each committee of Sonic’s board of directors and (2) the board of directors of each subsidiary of Sonic (and each committee thereof) that represents at least the same percentage as individuals designated by Rovi represent on Sonic’s board of directors.

The merger agreement further provides that, at all times until the consummation of the first merger, at least two of the members of Sonic’s board of directors are “continuing directors” who were directors of Sonic on December 22, 2010, the date that the merger agreement was executed (the “continuing directors”). However, if at any time prior to the consummation of the merger there is only one continuing director serving as a director of Sonic for any reason, then Sonic’s board of directors must cause an individual selected by the remaining continuing director to be appointed to serve on Sonic’s board of directors (and such individual shall be deemed to be a continuing director for purposes of the merger agreement). Sonic must designate, prior to the acceptance for exchange of Sonic common stock pursuant to the offer, two alternate continuing directors that the board of directors of Sonic must appoint in the event of death, disability or resignation of the continuing directors, each of whom shall, following such appointment to Sonic’s board of directors, be deemed to be a continuing director of Sonic.

After the election or appointment of the directors designated by Rovi to Sonic’s board of directors and prior to the consummation of the merger, the approval of a majority of the continuing directors will be required to authorize any of the following actions of Sonic, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Sonic common stock (other than Rovi or the Purchaser): (1) any action by Sonic with respect to any amendment or waiver of any term or condition of the merger agreement, the mergers or the articles of incorporation or bylaws of Sonic; (2) any termination of the merger agreement by Sonic; (3) any extension by Sonic of the time for the performance of any of the obligations or other acts of Rovi or Purchaser, or any waiver or assertion of any of Sonic’s rights under the merger agreement; or (4) any other consent or action by Sonic’s board of directors with respect to the offer, the mergers or any of the transactions contemplated by the merger agreement.

The Mergers

The merger agreement provides that, at the consummation of the first merger, subject to the terms and conditions thereof, the Purchaser will be merged with and into Sonic, and Sonic will continue as the surviving corporation and a wholly-owned subsidiary of Rovi.

What Sonic Shareholders will Receive in the First Merger

If in the offer Purchaser obtains ownership of shares of Sonic common stock representing the short-form merger threshold, Rovi and Purchaser elect to reduce the minimum condition to the reduced purchase amount or are otherwise permitted under applicable California law, then upon consummation of the first merger, each then-outstanding share of Sonic common stock held by persons other than Rovi or Purchaser, and shareholders of Sonic who have properly preserved their dissenters’ rights, if any, under applicable law, will be converted into the right to receive $7.70 per share in cash, without interest, and a fraction of a share of Rovi’s common stock equal to 0.112, in each case, subject to adjustment for stock splits, stock dividends and similar events; provided, however, that if in the offer Rovi obtains ownership of shares of Sonic common stock representing less than the short-form merger threshold and does not elect to reduce the minimum condition to the reduced purchase amount or is otherwise required under applicable California law, then the consideration paid to Sonic shareholders in the first merger shall consist entirely of a fraction of a share of Rovi common stock equal to 0.2489, subject to adjustment for stock splits, stock dividends and similar events.

No fractional shares of Rovi common stock will be issued in connection with the merger. Instead, each Sonic shareholder otherwise entitled to receive a fraction of a share of Rovi common stock in the merger will receive an additional cash amount equal to such fraction multiplied by the closing trading price of a share of Rovi common stock as reported on the Nasdaq Global Select Market on the trading day immediately before the date the merger is completed.

Between the date of the merger agreement and the consummation of the merger, (1) if the outstanding shares of Sonic common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then both the cash and the stock components of the merger consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (2) if the outstanding shares of Rovi common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock component of the merger consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

The merger agreement provides that as soon as practicable following the consummation of the merger, American Stock Transfer & Trust Company, LLC will mail to each record holder of Sonic common stock a letter of transmittal and instructions for use, which each remaining record holder can use to exchange Sonic common stock certificates for the consideration described above and cash for any fractional share of Rovi common stock. Sonic common stock certificates that are not delivered for exchange in the offer should not be surrendered for exchange by Sonic shareholders before the consummation of the merger. After the consummation of the merger, transfers of Sonic common stock will not be registered on the stock transfer books of Sonic.

After the consummation of the merger, all previously outstanding shares of Sonic common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Sonic common stock will cease to have any rights with respect thereto, except the right to receive the consideration described above and cash for any fractional share of Rovi common stock. Rovi will not pay dividends or other distributions on any shares of Rovi common stock to be issued in exchange for any Sonic common stock certificate that is not surrendered until the Sonic common stock certificate is surrendered as provided in the merger agreement.

Possible Short-Form Merger

California law permits the merger to occur without a vote of Sonic’s shareholders if Purchaser were to acquire ownership of at least 90% of the outstanding shares of Sonic common stock in the offer or otherwise (including as a result of purchases by Purchaser upon exercise of the top-up option). If, however, Purchaser does not acquire ownership of at least 90% of the outstanding shares of Sonic common stock, and a vote of Sonic’s shareholders is required under California law, a longer period of time will be required to complete the merger. Rovi has agreed in the merger agreement to cause all shares of Sonic common stock owned by Rovi, Purchaser or any other subsidiary of Rovi to be voted in favor of the adoption of the merger agreement at any meeting of Sonic’s shareholders to adopt the merger agreement, and to complete the merger as a short form merger as soon as practicable following the time such ownership is first obtained, without a shareholders meeting in accordance with California law, if Purchaser obtains ownership of at least 90% of the outstanding shares of Sonic common stock in the offer or otherwise.

Treatment of Sonic Stock Options and Restricted Stock Units

Upon consummation of the offer, Sonic will affirm and assume (as defined in the applicable Sonic equity plan) each stock option to purchase shares of Sonic common stock and each restricted stock unit that is outstanding and unexercised as of the consummation of the offer. The consummation of the offer will result in acceleration of vesting of certain Sonic stock options and restricted stock units as set forth in certain individual agreements with Sonic Solutions.

Upon consummation of the first merger:

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each outstanding stock option to purchase shares of Sonic Solutions common stock that is unvested and each outstanding stock option to purchase shares of Sonic common stock that is vested and that has an exercise price at or above $14.00 per share will be assumed by Rovi and will be converted into an option to acquire shares of Rovi common stock, subject to, and in accordance with, the terms of the applicable Sonic equity plan and any stock option agreement or other document evidencing such assumed stock option, except as follows: each assumed stock option will be converted into an option to acquire that number of whole shares of Rovi common stock equal to the product of the number of shares of Sonic common stock that were issuable upon exercise of such assumed stock option immediately prior to the effective time of the first merger multiplied by 0.2489, rounded down to the nearest whole number of shares of Rovi common stock, and the per share exercise price of such assumed option will be equal to the quotient of the exercise price per share of Sonic common stock subject to such assumed stock option immediately prior to the effective time of the first merger divided by 0.2489, rounded up to the nearest whole cent.

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each outstanding stock option to purchase shares of Sonic common stock that is vested and that has an exercise price below $14.00 per share will not be assumed by Rovi and at the effective time of the first merger, will automatically be converted into the right to receive the following consideration on a per share basis (without the need for any exercise of the stock option or other action on the part of Sonic or any option holder): (a) if Sonic shareholders receive both cash and stock consideration in exchange for their shares in the first merger: (i) an amount in cash equal to the product of: (A) the excess of $14.00 over the exercise price of the stock option; multiplied by (B) fifty five percent (55%); and (ii) a fraction of a share of Rovi common stock equal to the quotient of: (A) the product of: (1) the excess of $14.00 over the exercise price of the stock option; multiplied by (2) forty five percent (45%); divided by (B) the average of the closing trading prices for one share of Rovi common stock as reported on the NASDAQ Global Select Market for the twenty (20) trading day period ending immediately prior to (and excluding) the date of the merger agreement; and (b) if Sonic shareholders receive only stock consideration in exchange for their shares in the first merger: (i) each such stock option will automatically be converted into the right to receive a fraction of a share of Rovi common stock on a per share basis equal to the quotient of: (A) the excess of $14.00 over the exercise price of the stock option;

divided by (B) the average of the closing trading prices for one share of Rovi common stock as reported on the NASDAQ Global Select Market for the twenty (20) trading day period ending immediately prior to (and excluding) the date of the merger agreement.

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each outstanding Sonic restricted stock unit that does not vest in connection with the mergers in accordance with terms of such restricted stock unit will be assumed by Rovi subject to, and in accordance with, the terms of the applicable Sonic equity plan and any restricted stock unit agreement or other document evidencing such assumed restricted stock unit. Each assumed restricted stock unit will continue to have, and be subject to, the same terms and conditions related to the applicable assumed restricted stock unit (including as set forth in any applicable restricted stock unit agreement or other document evidencing such assumed restricted stock unit) immediately prior to the effective time of the first merger (including any repurchase rights or vesting provisions), except that each assumed restricted stock unit will be converted into the right to receive that number of whole shares of Rovi common stock (or an amount in cash in respect thereof for a cash settled assumed restricted stock unit) equal to the product of the number of shares of Sonic common stock subject to the assumed restricted stock unit immediately prior to the effective time of the first merger multiplied by the quotient of $14.00 divided by the average of the closing trading prices for one share of Rovi common stock as reported on the NASDAQ Global Select Market for the twenty (20) trading day period ending immediately prior to (and excluding) the date of the merger agreement, rounded down to the nearest whole number of shares of Rovi common stock.

Following the consummation of the mergers, unless Rovi provides otherwise, Rovi will assume the Sonic Solutions 2004 Equity Compensation Plan and the Sonic Solutions 2010 Inducement Equity Compensation Plan and be able to grant stock awards, to the extent permissible by applicable legal requirements and NASDAQ regulations, under the terms of the assumed plans to issue the reserved but unissued shares of Sonic common stock under the assumed plans. The shares subject to the unexercised portions of any award granted thereunder that expires, terminates or is canceled, and shares of Rovi common stock issued pursuant to an award that are reacquired by Rovi pursuant to the terms of the award under which such shares were issued that would otherwise return to the assumed plans pursuant to their respective terms, will return and may be used for awards to be granted under the respective assumed plan, except that: (a) shares of Sonic common stock covered by such awards will be shares of Rovi common stock; and (b) all references to a number of shares of Sonic common stock will be (i) changed to reference Rovi common stock and (ii) converted to a number of shares of Rovi common stock equal to the product of the number of shares of Sonic common stock multiplied by the quotient of $14.00 divided by the average of the closing trading prices for one share of Rovi common stock as reported on the NASDAQ Global Select Market for the twenty (20) trading day period ending immediately prior to (and excluding) the date of the merger agreement, rounded down to the nearest whole number of shares of Rovi common stock.

Treatment of Sonic Warrants

At the consummation of the first merger, each Sonic warrant will be treated in accordance with its terms.

Representations and Warranties

Sonic made representations and warranties with respect to itself to Rovi and Purchaser in the merger agreement, relating to, among other things:

•	its due organization and valid existence, ownership of equity securities in other entities and qualification to do business as a foreign corporation;

•	its articles of incorporation and bylaws;

•	its capitalization;

•	SEC filings, internal controls and procedures and financial statements;

•	the absence of certain changes since the date of Sonic’s unaudited balance sheet as of October 7, 2010;

•	its title to assets;

•	its receivables, customers, inventories and cash;

•	its real property, equipment and leases;

•	its intellectual property;

•	its material contracts;

•	its liabilities;

•	its compliance with legal requirements;

•	certain business practices and export compliance;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	its insurance policies;

•	transactions with affiliates;

•	legal proceedings and orders;

•	its authority to enter into, and the enforceability of, the merger agreement;

•	the inapplicability of certain anti takeover statutes;

•	there being no other current discussions regarding acquisition proposals;

•	the vote required to adopt the merger agreement, approve the merger and complete the transactions contemplated by the merger agreement;

•	its non contravention of laws and agreements, and absence of needed consents;

•	the fairness opinion received by its board of directors from its financial advisor;

•	the financial advisory fees payable by it to its financial advisor; and

•	full disclosure to Rovi and the absence of misleading information with respect to information regarding Sonic provided to shareholders of Sonic.

Each of Rovi and, as applicable, Purchaser made representations and warranties to Sonic in the merger agreement, including representations relating to:

•	its due organization and valid existence;

•	its capitalization;

•	its SEC filings and financial statements;

•	its authority to enter into, and the enforceability of, the merger agreement;

•	the absence of any required vote by Rovi shareholders to issue Rovi common stock in connection with the offer or the merger;

•	its non contravention of laws and absence of needed consents;

•	the absence of misleading information with respect to information regarding Rovi and Purchaser provided to Sonic shareholders;

•	the sufficiency of funds to complete the transactions contemplated by the merger agreement; and

•	absence of actions preventing the mergers from qualifying as a “reorganization”.

Conduct of Business Pending the first merger

The merger agreement provides that prior to consummation of the merger or the termination of the merger agreement, Sonic must:

•	provide Rovi and its representatives with reasonable access to its personnel and assets and to its books, records and other documents;

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conduct its business and operations in the ordinary course and in accordance with past practices, and in compliance, in all material respects, with all applicable legal requirements and the requirements of all material contracts;

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use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons having business relationships with Sonic;

•	keep in full force all of its insurance policies (or reasonably equivalent policies); and

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promptly notify Rovi of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement, and any legal proceeding commenced, or, to Sonic’s knowledge, threatened against, relating to or involving or otherwise affecting Sonic that relates to the completion of the transactions contemplated by the merger agreement.

The merger agreement further provides that prior to the earlier of the consummation of the merger or the termination of the merger agreement, without the prior written consent of Rovi, subject to applicable law, Sonic must not, and must not permit any of its subsidiaries to, take any of the following actions:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security or any instrument convertible into or exchangeable for any capital stock or other security, except that Sonic may issue shares of Sonic common stock upon the exercise of outstanding options, restricted stock units or warrants, and, in the ordinary course of business, grant to certain employees options having an exercise price equal to the fair market value of the Sonic common stock at the time of the grant under its stock option plans;

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amend or waive any of its rights under, or accelerate the vesting under, or otherwise modify, any provision of any of Sonic’s stock option plans or any provision of any agreement evidencing any outstanding stock option, restricted stock unit or any restricted stock purchase agreement other than acceleration of vesting in accordance with the terms of a contract in effect as of the date of the merger agreement and disclosed to Rovi;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or acquire any equity or other interest in any other entity;

•	make any capital expenditure, subject to certain permitted dollar thresholds;

•	other than in the ordinary course of business consistent with past practices, enter into any material contract or amend, terminate or waive any material right or remedy under any material contract;

•	grant any exclusive license or right with respect to any material intellectual property and intellectual property rights that Sonic owns;

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enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any contract (1) the effect of which would be to grant to any person following the merger any right or license to any intellectual property right owned as of the date of the merger agreement by Sonic or Rovi, (2) subjecting Sonic to any non-competition, exclusivity or other material restrictions on its business, or (3) providing for future purchases of components, supplies or finished goods from any Person providing contract manufacturing or other component manufacturing or aggregate services;

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acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, lease or license any right or other asset to any other person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by Sonic in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

•	other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

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make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, except for encumbrances that do not materially detract from the value of such assets or materially impair the operations of Sonic;

•	permit any cash, cash equivalents or short-term investments of Sonic to become subject to any encumbrance;

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lend money to any person, incur or guarantee any indebtedness (including capital lease obligations) (other than indebtedness for reimbursement of expenses made in the ordinary course of business) or obtain or enter into any bond or letter of credit or any related contract;

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establish, adopt, enter into or amend any employee plan or employment agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees, subject to certain exceptions;

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hire any employee (1) at the director level with compensation that is inconsistent with Sonic’s compensation guidelines or its past practices, (2) at the level of Vice President or above, (3) with an annual base salary in excess of $150,000 or (4) in any jurisdiction that has statutory or common law severance, other than to fill a vacancy;

•	become a party to or become bound by any collective bargaining agreement or union contract;

•	promote any employee except in order to fill a position below the level of Vice President that is vacated after the date of the merger agreement;

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other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

•	change any investment policy;

•	establish, adopt or amend any investment policy, make any investment that is inconsistent with any investment policy or make any investment in any mortgage-backed securities;

•	make any material tax election or settle any material tax audit;

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commence any legal proceeding, other than legal proceedings commenced for the routine collection of bills or in cases where failure to commence suit would result in a material impairment of a valuable aspect of its business;

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settle any claim or legal proceeding, other than claims or legal proceedings against Sonic that do not relate to tax or tax-related matters and with respect to which the settlement involves solely the payment by Sonic of an amount less than $100,000 individually and less than $300,000 in the aggregate for all such claims and legal proceedings settled during the period prior to the consummation of the merger;

•	enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

•	enter into any contract containing an MFN of similar provision nor enter into any contract that triggers any existing MFN provision in any other contract; or

•	agree or commit to take any of the actions described above.

Sonic is further required by the merger agreement to notify Rovi of the discovery by Sonic of: (1) any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Sonic in the merger agreement; (2) any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Sonic in the merger agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the merger agreement; (3) any material breach of any covenant or obligation of Sonic; and (4) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the offer or the merger impossible or would make the failure of any such condition reasonably likely.

Prohibition on Solicitation of Alternative Transactions

The merger agreement provides that until the consummation of the merger, Sonic may not, directly or indirectly, and shall ensure that its representatives do not directly or indirectly, (1) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any offer, proposal, inquiry, or indication of interest relating to an acquisition transaction (as defined below) (an “acquisition proposal”) or any inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal (an “acquisition inquiry”) or knowingly take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry, (2) furnish any non-public information regarding Sonic to any person in connection with or in response to any such acquisition proposal or acquisition inquiry, (3) engage in discussions or negotiations with any person with respect to any such acquisition proposal or acquisition inquiry, (4) approve, endorse or recommend any acquisition proposal or (5) enter into any letter of intent or similar document or any contract contemplating or providing for, or accepting, any acquisition proposal. An “acquisition transaction” is defined as any transaction or series of transactions involving:

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any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (a) in which Sonic is a constituent corporation; (b) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Sonic; or (c) in which Sonic issues securities representing more than 15% of the outstanding securities of any class of voting securities of Sonic;

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any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Sonic; or

•	any liquidation or dissolution of Sonic.

However, at any time prior to the acceptance for exchange of shares of Sonic common stock in the offer, Sonic is permitted to furnish non-public information regarding Sonic to, and enter into discussions or negotiations with, any person and its representatives in response to a written acquisition proposal that is submitted to Sonic by such person (and not withdrawn), which the board of directors of Sonic determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a superior proposal if (1) neither Sonic nor any representative of Sonic has breached in any material respect any of the non-solicitation provisions set forth in the merger agreement, (2) the board of directors of Sonic determines in good faith, after consultation with Sonic’s outside legal counsel, that the failure to take such action would likely be inconsistent with the Sonic’s board of directors’ fiduciary obligations to Sonic’s shareholders under applicable law, (3) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person, (A) Sonic gives written notice to Rovi of the identity of such person and of Sonic’s decision to furnish non-public information to, or enter into discussions or negotiations with, such person, and (B) Sonic receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person by or on behalf of Sonic that are no less favorable to Sonic than the confidentiality provisions and use restrictions of the existing confidentiality agreement between Sonic and Rovi, and (4) contemporaneously with or prior to furnishing any such non-public information to such person, Sonic makes available to Rovi all such non-public information (to the extent such non-public information has not been previously made available to Rovi).

A “superior proposal” is defined in the merger agreement as an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Sonic common stock or Sonic’s assets, that (A) was not obtained or made as a direct or indirect result of a breach of the merger agreement and (B) is on terms and conditions that the board of directors of Sonic (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with Sonic’s financial advisors and outside counsel, and after taking into account the likelihood and timing of completion of the purchase transaction contemplated by such superior proposal, to be more favorable from a financial point of view to Sonic’s shareholders than the offer and the merger.

The merger agreement also requires that Sonic promptly advise Rovi of any acquisition proposal or any request for non-public information received by Sonic at any time prior to the consummation of the first merger (including the identity of the Person making or submitting such proposal or request and the material terms thereof) and provide Rovi with a copy of such proposal or request if it is in writing, and that Sonic keep Rovi promptly informed with respect to any material development relating to such proposal or request and any modification or proposed modification thereto, and provide Rovi with copies of such development, modification and proposed modification if they are in writing. Finally, the merger agreement provides that Sonic agrees not to release any person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which Sonic is or becomes a party or under which Sonic has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Rovi.

Sonic Shareholders’ Meeting

The merger agreement provides that, if the adoption of the merger agreement by Sonic’s shareholders is required by law in order to complete the merger, Sonic will, as promptly as practicable following the later of the acceptance for exchange of shares of Sonic common stock in the offer take all action necessary under all applicable legal requirements to hold a meeting of the holders of Sonic common stock to vote on the adoption of the merger agreement, and prepare and file with the SEC a proxy statement relating to such meeting. Additionally, Rovi has agreed in such event to prepare and file a post-effective amendment to the registration statement. Rovi and Sonic have also agreed to use reasonable efforts to have any such post-effective amendment declared effective as promptly as practicable after it is filed, and cause the proxy statement to be mailed to Sonic’s shareholders. Rovi has also agreed to cause all shares of Sonic common stock owned by Rovi or any subsidiary of Rovi to be voted in favor of the adoption of the merger agreement at such Sonic shareholder meeting.

If the Purchaser owns at least 90% of the outstanding shares of Sonic common stock after the acceptance for exchange of shares of Sonic common stock in the offer, then the parties are required under the merger agreement to take all necessary and appropriate action to cause the merger to become effective as soon as practicable without a shareholders’ meeting.

Recommendation of Sonic’s Board of Directors

The board of directors of Sonic has unanimously recommended that the shareholders of Sonic accept the offer, tender their shares of Sonic common stock pursuant to the offer and (to the extent necessary) adopt the merger agreement. The merger agreement provides that, except as provided below, the board of directors of Sonic may not withdraw or modify in a manner adverse to Rovi or the Purchaser the Sonic board recommendation.

Notwithstanding the foregoing, the merger agreement provides that the Sonic board recommendation in favor of the offer and the merger may be withdrawn or modified in a manner adverse to Rovi and Purchaser prior to the acceptance for exchange of shares of Sonic common stock in the offer in two circumstances. First, if: (1) a proposal for an acquisition transaction is made that did not result from a breach by Sonic of any of the nonsolicitation provisions of the merger agreement; (2) at least two business days prior to the date of any meeting of Sonic’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such proposal may constitute a superior proposal or whether such proposal may require Sonic to withdraw or modify the Sonic board recommendation, Sonic provides Rovi with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such proposal; (3) Sonic’s board of directors determines in good faith, after consultation with Sonic’s outside legal counsel and its financial advisor(s), (A) that such proposal would, if the merger agreement or the offer were not amended or an alternative transaction with Rovi were not entered into, constitute a superior proposal and (B) that in light of such proposal, the failure to withdraw or modify the Sonic board recommendation, if the merger agreement or the offer were not amended or an alternative transaction with Rovi were not entered into, would reasonably be expected to constitute a breach of Sonic’s board of directors’ fiduciary obligations to Sonic’s shareholders under applicable law; (4) Sonic delivers to Rovi a written notice with respect to such proposal stating that Sonic (or its board of directors) intends to change the Sonic board recommendation and/or terminate the merger agreement with respect to such proposal (including as an attachment the proposed form of definitive acquisition duly executed by the person making such proposal, providing for the consummation of the transaction contemplated by such proposal) three business days prior to taking such action; (5) during the three business day period commencing on the date of Rovi receipt of such notice (as such period may be extended if such proposal is thereafter amended), Sonic shall have made its representatives reasonably available for the purpose of engaging in negotiations with Rovi (to the extent Rovi desires to negotiate) regarding a possible amendment of the merger agreement or the offer or a possible alternative transaction so that the proposal that is the subject of such notice ceases to be a superior proposal, (6) any definitive written proposal made by Rovi or the Purchaser to amend the merger agreement or the offer or enter into an alternative transaction during the negotiations described in clause “(5)” above shall have been considered by the board of directors of Sonic in good faith, and (7) following the negotiation period described above, Sonic’s board of directors determines in good faith, after consultation with Sonic’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to Sonic by Rovi or the Purchaser to amend the merger agreement or the offer or to enter into an alternative transaction as a result of negotiations between Sonic and Rovi or the Purchaser, that (A) such proposal constitutes a superior proposal, and (B) in light of such proposal, the failure to withdraw or modify the Sonic board recommendation would reasonably be expected to constitute a breach of Sonic’s board of directors’ fiduciary obligations to Sonic’s shareholders under applicable law.

Second, the merger agreement provides that the Sonic board recommendation in favor of the offer and the merger may be withdrawn or modified in a manner adverse to Rovi and the Purchaser if: (1) there shall occur or arise after the date of the merger agreement an “intervening event”, defined as a material and fundamental development or material and fundamental change in circumstances that relates to Sonic but does not relate to any acquisition proposal; (2) neither Sonic nor any representative of Sonic identified as having “knowledge” in the disclosure schedule of the merger agreement had any knowledge of such intervening event or, as of the date of the merger agreement, could reasonably foresee that such intervening event would occur; (3) at least two business days prior to the date of any meeting of Sonic’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such intervening event may require Sonic to withdraw or modify the Sonic board recommendation, Sonic provides Rovi with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such intervening event; (4) Sonic’s board of directors determines in good faith, after consultation with Sonic’s outside legal counsel and its financial advisor(s), that, in light of such intervening event, the failure to withdraw or modify the Sonic board recommendation, if the merger agreement or the offer were not amended or an alternative transaction with Rovi were not entered into, would reasonably be expected to constitute a breach of Sonic’s board of directors’ fiduciary obligations to Sonic’s shareholders under applicable law; (5) the Sonic board recommendation is not withdrawn or modified at any time within the period of three business days after Rovi receives written notice from Sonic confirming that Sonic’s board of directors has determined that the failure to withdraw or modify the Sonic board recommendation in light of such intervening event could reasonably be expected to constitute a breach of its fiduciary obligations to Sonic’s shareholders under applicable law; (6) during such three business day period, if requested by Rovi, Sonic engages in good faith negotiations with Rovi to amend the merger agreement or the offer or enter into an alternative transaction so that the failure to withdraw or modify the Sonic board recommendation in light of such intervening event would reasonably be expected to constitute a breach of its fiduciary obligations to Sonic’s shareholders under applicable law; and (7) at the end of such three business day period, Sonic’s board of directors determines in good faith, after consultation with Sonic’s outside legal counsel and its financial advisor(s), that the failure to withdraw or modify the Sonic board recommendation would reasonably be expected to constitute a breach of the fiduciary obligations of Sonic’s board of directors to Sonic’s shareholders under applicable law in light of such intervening event (taking into account any definitive written proposal submitted to Sonic by Rovi or the Purchaser to amend the merger agreement or the offer or enter into an alternative transaction as a result of the negotiations described above).

The merger agreement further provides that the Sonic board recommendation will be deemed to have been modified in a manner adverse to Rovi and the Purchaser if it ceases to be unanimous.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides for the continuation, for the six year period following the consummation of the first merger, of all rights to indemnification by Sonic existing in favor of the directors and officers of Sonic as of the date of the merger agreement for their acts and omissions as directors and officers, as provided in Sonic’s charter documents and in individual indemnification agreements with Sonic, will survive the merger for a period of six years. Without limiting the foregoing, the merger agreement further provides that Rovi must cause Sonic (as the surviving corporation of the merger) to, to the fullest extent permitted under applicable law, indemnify and hold harmless each of such directors and officers against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any action to each of such directors and officers to the fullest extent permitted by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of, relating to or in connection with any action or omission by such directors and officers occurring or alleged to have occurred at or before the consummation of the first merger. The merger agreement further provides that prior to the consummation of the first merger, Sonic is required to purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Sonic with respect to matters arising at or before the consummation of the first merger, covering without limitation the offer and the merger, provided that if such “tail” policy is not available at a cost equal to or less than 200% of the aggregate annual premiums paid by Sonic during the most recent policy year for its existing director and officer liability insurance policies, Sonic is required to purchase the best coverage as is reasonably available for such amount.

Employee Benefits

Pursuant to the merger agreement, Rovi has agreed to provide certain employee benefits to any employees of Sonic who continue employment with Rovi or Sonic following the consummation of the first merger.

Other Covenants

The merger agreement provides that each party must (1) use commercially reasonable efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the offer and the merger, including preparing and filing the notification and report forms required to be filed under the HSR Act in connection with the offer and the merger, and must submit promptly any additional information requested by any such governmental body, (2) use commercially reasonable efforts to obtain each consent (if any) required or advisable to be obtained pursuant to any applicable law by such party in connection with the offer and the merger, and (3) use reasonable best efforts to lift any restraint, injunction or legal bar to the offer or the mergers. However, neither Rovi nor Purchaser has any obligation under the merger agreement to take any of the following actions: (i) to sell, divest, dispose of or transfer or cause any of its subsidiaries to sell, divest, dispose of or transfer any assets, or to commit to cause Sonic to sell, divest, dispose of or transfer any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Sonic to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right, or to commit to cause Sonic to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the consummation of the first merger), or to commit to cause Sonic to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment, or to commit to cause Sonic to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of Sonic; or (vi) to contest any legal proceeding or any order, writ, injunction or decree relating to the offer or the mergers.

Conditions to Consummation of the First Merger

The merger agreement provides that the respective obligations of Rovi and Purchaser, on the one hand, and Sonic, on the other hand, to complete the first merger are subject to the following conditions: (1) if required by applicable law in order to complete the merger, the merger agreement shall have been duly adopted by the required vote of Sonic’s shareholders; (2) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the first merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any law enacted or deemed applicable to the merger by a governmental body having authority over any of the parties that makes consummation of the first merger illegal; (3) the registration statement of which this prospectus/offer to purchase is a part and the required post-effective amendment thereto relating to the merger shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and be outstanding, and no proceeding for that purpose shall have been initiated by the SEC and be outstanding or be threatened by the SEC; and (4) shares of Sonic common stock validly tendered (and not withdrawn) pursuant to the offer shall have been accepted for exchange and paid for pursuant to the offer.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated as follows:

•	by mutual written consent of Rovi and Sonic at any time prior to the consummation of the first merger;

•

by either Rovi or Sonic at any time prior to the consummation of the first merger if any U.S. court or other U.S. governmental body having authority over the parties shall have issued a final and nonappealable judgment, order, injunction, writ or decree or taken any other action having the effect of (1) permanently restraining, enjoining or otherwise prohibiting (A) prior to such acceptance, the acceptance of shares of Sonic common stock for exchange pursuant to the offer or the delivery of consideration in exchange therefor, or (B) prior to the consummation of the first merger, the first merger, (2) prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer, making the acquisition of or delivery of consideration for shares of Sonic common stock pursuant to the offer illegal, or (3) prior to the consummation of the first merger, making the consummation of the first merger illegal;

•

by either Rovi or Sonic at any time after June 22, 2011 and prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer if such acceptance shall not have occurred on or prior to June 22, 2011 (the “end-date termination right”);

•	by Rovi at any time prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer if any of the following shall have occurred (the “triggering event termination right”):

•

the board of directors of Sonic fails to unanimously recommend that the Sonic shareholders accept the offer and tender their shares pursuant to the offer or vote to adopt the merger agreement (the “Sonic board recommendation”), or shall have withdrawn or modified such recommendation, or shall have taken any other action that is reasonably determined by Rovi to suggest that the board of directors of Sonic does not unanimously support the offer or the mergers or does not unanimously believe that the offer or the mergers are in the best interests of Sonic’s shareholders;

•

Sonic fails to include the Sonic board recommendation in the Schedule 14D-9 or shall have failed to include in the Schedule 14D-9 a statement to the effect that the Sonic board of directors has determined and believes that the offer and the mergers are fair to and in the best interests of the Sonic shareholders;

•

following the public disclosure or announcement of an acquisition proposal or an acquisition inquiry, the Sonic board of directors fails to reaffirm publicly the Sonic board recommendation, or fails to reaffirm publicly its determination that the offer and the mergers are fair to and in the best interests of the Sonic shareholders, within ten (10) business days after Rovi requests in writing that such recommendation or determination be reaffirmed publicly;

•	the Sonic board of directors has publicly approved, endorsed or recommended any acquisition proposal;

•

Sonic enters into any letter of intent or contract contemplating or providing for any acquisition proposal (other than a confidentiality agreement executed and delivered in accordance with the merger agreement); or

•

a tender or exchange offer relating to securities of Sonic shall have been commenced and Sonic shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Sonic recommends rejection of such tender or exchange offer;

•

by Sonic at any time prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer, in order to accept a superior proposal and enter into a definitive acquisition agreement relating to such superior proposal, if (1) such superior proposal shall not have resulted from a breach by Sonic of any of the nonsolicitation provisions of the merger agreement, (2) Sonic and its board of directors shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in the merger agreement with respect to such superior proposal and the related mandatory negotiation period(s) with Rovi shall have expired, (3) Sonic shall have, or shall have caused to be, paid to Rovi the applicable termination fee described below, and (4) Sonic enters into the definitive acquisition agreement relating to such superior proposal immediately following the termination of the merger agreement (the “superior offer termination right”);

•

by Rovi at any time prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer if: (1) any of Sonic’s representations and warranties contained in the merger agreement shall be inaccurate as of the date of the merger agreement or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), in either case such that either of the Sonic representation conditions would not be satisfied, or (2) any of Sonic’s covenants contained in the merger agreement shall have been breached such that the Sonic covenant condition would not be satisfied; in each case subject to certain notice and cure rights;

•

by Sonic at any time prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer if (1) any of the representations and warranties of Rovi or the Purchaser contained in the merger agreement shall be inaccurate as of the date of the merger agreement or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), or (2) any of Rovi or the Purchaser’s covenants contained in the merger agreement shall have been breached, subject in each of the foregoing cases to certain notice and cure rights, and provided that such inaccuracy or breach has had or could reasonably be expected to have or result in a material adverse effect on the Purchaser’s ability to purchase and pay for shares of Sonic common stock validly tendered (and not properly withdrawn) pursuant to the offer or Rovi or the Purchaser’s ability to otherwise complete the transactions contemplated by the merger agreement; in each case subject to certain notice and cure rights (the “representation termination right”); or

•

by Rovi at any time prior to the acceptance of shares of Sonic common stock for exchange pursuant to the offer if a company material adverse effect (as defined in “The Offer—Conditions to the Offer”) shall have occurred or could reasonably be expected to occur (the “ material adverse effect termination right”).

Termination Fees

The merger agreement provides that all expenses incurred in connection with the merger agreement, the offer and the merger will be paid by the party incurring such expenses, whether or not the offer or the merger is completed. However, there are several circumstances under which Sonic may become obligated to pay Rovi a termination fee at or following the termination of the merger agreement, as follows:

•

The merger agreement provides that if (1) the merger agreement is terminated by Rovi or Sonic pursuant to the end-date termination right, (2) at or prior to the time of the termination of the merger agreement, an acquisition proposal shall have been publicly disclosed, announced or commenced (and not withdrawn at least five business days prior to the time of termination), and (3) within one year after the date of termination of the merger agreement, (i) an acquisition transaction involving Sonic is consummated or (ii) a definitive agreement contemplating an acquisition transaction involving Sonic is executed, then Sonic must pay to Rovi, in cash at the time such acquisition transaction is consummated, a nonrefundable termination fee in the amount of $21,600,000; provided, however, that for all purposes of clause “(3)” above, all references to “15%” in the definition of acquisition transaction shall be deemed to refer to “50%”.

•

The merger agreement provides that if the merger agreement is terminated (1) by Rovi pursuant to the triggering event termination right or after Rovi has the right to terminate the merger agreement pursuant to the triggering event termination right, or (2) by Sonic pursuant to the superior offer termination right, then Sonic must pay to Rovi, in cash at the time specified in the next sentence, a nonrefundable termination fee in the amount of $21,600,000. In the case of any such termination of the merger agreement by Rovi, the termination fee referred to in the preceding sentence must be paid by Sonic within two business days after such termination, and in the case of any such termination of the merger agreement by Sonic, the termination fee referred to in the preceding sentence must be paid by Sonic at or prior to the time of such termination.

The merger agreement further provides that in the event of any termination of the merger agreement, the merger agreement will be of no further force or effect, provided that (1) the termination, termination fee and miscellaneous provisions of the merger agreement (and the existing confidentiality agreement between Sonic and Rovi) will survive the termination of the merger agreement and will remain in full force and effect, (2) the termination of the merger agreement will not relieve any party from any liability for any prior material breach of any covenant or obligation contained in the merger agreement and will not relieve any party from any liability for any willful breach of any representation or warranty contained in the merger agreement, and (3) no termination of the merger agreement will in any way affect any of the parties’ rights or obligations with respect to any shares of Sonic common stock accepted for exchange pursuant to the offer prior to such termination.

OTHER AGREEMENTS RELATED TO THE TRANSACTION

Shareholder Agreements

In order to induce Rovi and the Purchaser to enter into the merger agreement, each of James Brailean, A. Clay Leighton, Paul Norris, R. Warren Langley, Robert M. Greber, Kevin Hell, Matthew Milne, David Habiger, Matt Di Maria, Mark Ely, Peter Marguglio, David Richter, Robert Doris and Mary Sauer has entered into a shareholder agreement with Rovi, solely in his or her capacity as a shareholder of Sonic. The following is a summary of the shareholder agreements. The following summary does not purport to be a complete description of the terms and conditions of the shareholder agreements and is qualified in its entirety by reference to the form of shareholder agreements, a copy of which are attached as Annex B to this prospectus/offer to purchase and are incorporated herein by reference.

Pursuant to the terms of the shareholder agreements, each shareholder who entered into a shareholder agreement has agreed to:

•	tender (and not withdraw) all of the shares of Sonic common stock beneficially owned by such shareholder in the offer; and

•

vote in favor of the merger, the adoption of the merger agreement and the terms thereof and the other actions contemplated therein, vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Sonic in the merger agreement, and vote against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the offer or the merger or any of the other transactions contemplated by the merger agreement or the shareholder agreement.

Under the terms of the shareholder agreements, each shareholder has also agreed to certain restrictions on the transferability of its shares and the transferability of certain voting rights; provided, however, that each shareholder may transfer its shares pursuant to the terms, in effect as of December 22, 2010, of a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934. Each shareholder agreement automatically terminates upon consummation of the first merger, or upon termination of the merger agreement in accordance with its terms. Each shareholder agreement also contains customary representations and warranties.

As of January 12, 2011, James Brailean, A. Clay Leighton, Paul Norris, R. Warren Langley, Robert M. Greber, Kevin Hell, Matthew Milne, David Habiger, Matt Di Maria, Mark Ely, Peter Marguglio, David Richter, Robert Doris and Mary Sauer beneficially owned shares of Sonic common stock (excluding shares issuable upon the exercise of options and warrants beneficially owned by such shareholders) were subject to the shareholder agreements, which represented in the aggregate approximately 5.8% of the outstanding shares of Sonic common stock as of that date.

INFORMATION RELATING TO SONIC

The following is a brief description of the business of Sonic. Additional information regarding Sonic is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled “Where You Can Find Additional Information” beginning on page 135 of this prospectus/offer to purchase.

Sonic is a leading developer of technologies, products and services that enable the creation, management, and enjoyment of digital media content across a wide variety of technology platforms. Sonic’s products and services offer innovative technologies to consumers, Hollywood and independent studios, original equipment manufacturers (“OEMs”), businesses, high-end professional DVD authoring experts and developers. Sonic distributes its products and services through retailers and distributors, personal computer (“PC”) and consumer electronic (“CE”) OEMs, Internet websites and other channels. Sonic’s brands now include Roxio®, RoxioNow™, DivX®, Sonic® and MainConcept®, among others. Sonic also licenses core technology and intellectual property to other software companies and technology manufacturers for integration into their own products and services.

On October 7, 2010, Sonic completed the acquisition of DivX. DivX, including its subsidiary, MainConcept, creates technologies, products and provides services designed to improve the way consumers experience digital media. DivX’s primary products are based on video compression-decompression software libraries (codecs). In addition to its codec technologies, DivX provides consumer software, including the DivX Player application, from its website, DivX.com. DivX also licenses its technologies to PC and CE OEMs and certifies their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to PC and CE OEMs, DivX generates revenue from software licensing, advertising, distributing third-party software and services related to content distribution. DivX has also been developing DivX TV, which is designed to enable consumers to stream Internet video directly to Internet-connected digital televisions and other Internet-connected CE devices.

Sonic’s technologies, products and services are used to accomplish a wide variety of tasks, including creating and distributing digital audio and video content in a variety of formats; renting, purchasing and enjoying Hollywood movies and other premium content; producing digital media photo and video shows for sharing online and via television, PCs and CE devices; recording and playback of digital content on DVD, BD, other storage media and portable devices; managing digital media on PCs and CE devices; and backing up and preserving digital information, both to local storage devices and on the Internet.

Sonic differentiates between digital media content that is created by consumers (sometimes referred to herein as “personal” content) and digital content that is professionally created for mass consumption (sometimes referred to herein as “premium” content). Accordingly, Sonic organizes its business into two reportable operating segments targeted at these different forms of content: the “Roxio Consumer Products” segment, which offers products and services related to personal content, and the “Premium Content” segment, which offers products and services related to premium content. These segments reflect Sonic’s internal organizational structure, as well as the processes by which management makes operating decisions, allocates resources and assesses performance. As Sonic integrates its historical business lines with those acquired through the DivX acquisition, it is evaluating its organizational and segment structure.

Sonic was incorporated in California in 1986. Sonic’s principal executive offices are located at 7250 Redwood Blvd., Suite 300, Novato, CA 94945. The telephone number at that location is (949) 260-1600. Sonic’s internet address is www.sonic.com.

INFORMATION RELATING TO ROVI AND PURCHASER

Information about Rovi

The following is a brief description of the business of Rovi. Additional information regarding Rovi is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled “Where You Can Find Additional Information” beginning on page 135 of this prospectus/offer to purchase.

Rovi is focused on revolutionizing the digital entertainment landscape by delivering solutions that enable consumers to intuitively connect to new entertainment from many sources and locations. The company also provides extensive entertainment discovery solutions for television, movies, music and photos to its customers in the consumer electronics, cable and satellite, entertainment and online distribution markets. These solutions, complemented by industry leading entertainment data, create the connections between people and technology, and enable them to discover and manage entertainment in an enjoyable form. Rovi holds over 4,700 issued or pending patents worldwide and is headquartered in Santa Clara, California, with numerous offices across the United States and around the world, including Japan, Hong Kong, Luxembourg, and the United Kingdom.

Rovi was incorporated in Delaware in 1983. Its principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and its telephone number is (408) 562-8400. Rovi’s internet address is www.rovicorp.com.

Information about Purchaser

Purchaser was incorporated in California on December 20, 2010 and is a wholly-owned subsidiary of Rovi. Its principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050 and its telephone number is (408) 562-8400. Since it is a newly formed corporation with no operating history, and it was created specifically to enable Rovi to acquire outstanding shares of Sonic common stock, it does not have financial information to be presented in this prospectus/offer to purchase.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Rovi and Purchaser are set forth in Schedule I hereto.

During the last five years, none of Purchaser, Rovi or, to the best knowledge of Purchaser or Rovi, any of the persons listed in Schedule I to this prospectus/offer to purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this prospectus/offer to purchase, none of Purchaser, Rovi or, to the knowledge of the Purchaser or Rovi, any of the persons listed in Schedule I to this prospectus/offer to purchase, or any associate or majority-owned subsidiary of Rovi, Purchaser or any of the persons listed in Schedule I to this prospectus/offer to purchase, beneficially owns any equity security of Sonic, and none of Purchaser, Rovi or, to the knowledge of the Purchaser or Rovi, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Sonic during the past 60 days.

Except as described in this prospectus/offer to purchase or the Tender Offer Statement on Schedule TO filed by Rovi with the Securities and Exchange Commission to which this prospectus/offer to purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between Purchaser or Rovi, any of their respective subsidiaries or, to the knowledge of Purchaser and Rovi, any of the persons listed in Schedule I to this prospectus/offer to purchase, on the one hand, and Sonic or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of Purchaser, Rovi or, to the knowledge of Purchaser or Rovi, any of the persons listed on Schedule I to this prospectus/offer to purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Sonic.

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 assume the business combination between Rovi Corporation (“Rovi”) and Sonic Solutions (“Sonic”) occurred on January 1, 2009. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 also assume that the acquisition of DivX by Sonic occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2010, assumes both of these business combinations had been completed on September 30, 2010. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Rovi, Sonic and DivX. A historical column for DivX has been provided in the unaudited pro forma condensed combined financial statements as Sonic’s acquisition of DivX closed on October 7, 2010, and therefore DivX is not reflected in Sonic’s September 30, 2010, historical consolidated financial statements. Sonic’s historical results for the nine months ended September 30, 2010, were derived by taking the historical results of Sonic for the six months ended September 30, 2010, and adding the historical results for the three months ended March 31, 2010. Sonic’s historical results for the year ended December 31, 2009, were derived by taking the historical results for the nine months ended December 31, 2009 and adding the historical results for the three months ended March 31, 2009. There were no significant intercompany balances or transactions between Rovi, Sonic and DivX as of the dates and for the periods presented in these unaudited pro forma condensed combined financial statements. Certain reclassification adjustments have been made to conform Sonic and DivX historical reported balances to the unaudited pro forma condensed combined financial statement’s basis of presentation. There were no adjustments made to conform Sonic and DivX’s historical accounting policies to Rovi’s as such adjustments were considered immaterial for the periods presented.

The offer and the mergers are reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805 “Business Combinations” (ASC 805). Under the acquisition method, the total estimated purchase price, calculated as described in Note 3, of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. Rovi has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These estimates are based on key assumptions of the offer and the mergers. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The preliminary purchase price and allocation of purchase consideration are subject to change based on changes in the market value of Rovi common stock and further review of the fair value of the assets acquired and liabilities assumed. A final determination of fair values will be based on the assets acquired and the liabilities assumed of Sonic at the consummation of the offer and the mergers.

The unaudited pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the offer and mergers had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the mergers and also do not include any integration costs that may be incurred. The unaudited pro forma condensed combined financial statements also do not give effect to Rovi’s intention to raise between $500 million and $750 million of term debt financing, which it expects to use for general corporate purposes, including the purchase of its common stock and its outstanding convertible notes from time to time depending on market conditions, as these proceeds are not a source of funding for the Rovi and Sonic business combination. Nor do the unaudited pro forma condensed combined financial statements give effect to Rovi’s use of $169.0 million in cash to repurchase approximately $78.6 million par value of its 2.625% convertible senior notes due in 2011 subsequent to September 30, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2010

(in thousands)

	Historical			Pro Forma Adjustments				Pro Forma Combined
	Rovi	Sonic	DivX	Sonic Acquisition		Other Adjustments
ASSETS
Current Assets:
Cash and cash equivalents	$281,997	$54,549	$129,137	$(10,586)	(a)	$(144,025)	(p)	$311,072
Short-term investments	280,672	—	16,822	(297,494)	(b)	—		—
Trade accounts receivable, net	83,467	12,275	4,585	—		—		100,327
Taxes receivable	4,032	—	4,099	—		—		8,131
Deferred tax assets, net	18,690	89	1,025	(1,114)	(c)	—		18,690
Prepaid expenses and other current assets	12,602	6,474	4,924	—		—		24,000

Total current assets	681,460	73,387	160,592	(309,194)		(144,025)		462,220
Long-term marketable securities	93,092	—	2,984	(96,076)	(b)	—		—
Property and equipment, net	39,026	1,394	1,574	—		—		41,994
Acquired intangible assets, net	721,988	16,665	11,674	301,961	(d)	—		1,052,288
Long-term deferred tax assets, net	—	113	13,050	(13,163)	(e)	—		—
Other assets	44,499	543	6,020	(300)	(f)	—		50,762
Goodwill	857,048	4,628	18,143	361,907	(g)	150,375	(g)	1,392,101

Total assets	$2,437,113	$96,730	$214,037	$245,135		$6,350		$2,999,365

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$55,683	$26,541	$10,924	$10,998	(h)	$8,450	(q)	$112,596
Taxes payable	—	—	437	(437)	(i)	—		—
Deferred revenue	17,652	5,717	4,838	(7,499)	(j)	—		20,708
Current portion of long-term debt and capital leases	156,223	95	—	—		—		156,318

Total current liabilities	229,558	32,353	16,199	3,062		8,450		289,622
Taxes payable, less current portion	84,655	—	—	2,255	(i)(l)	—		86,910
Long-term debt and capital leases, less current portion	373,904	5	—	—		—		373,909
Deferred revenue, less current portion	3,741	165	775	(816)	(j)	—		3,865
Long-term deferred tax liabilities, net	45,406	—	1,900	12,688	(k)	—		59,994
Other non current liabilities	19,303	1,941	3,477	(1,225)	(l)	(2,100)	(r)	21,396

Total liabilities	756,567	34,464	22,351	15,964		6,350		835,696

Temporary equity	6,473	—	—	—		—		6,473

Stockholders’ equity:
Common stock and additional paid in capital	1,775,109	203,735	188,608	(14,500)	(m)	—		2,152,952
Treasury stock	(134,931)	—	—	—		—		(134,931)
Accumulated other comprehensive loss	(1,225)	(1,507)	(1,878)	3,385	(n)	—		(1,225)
Accumulated deficit	35,120	(139,962)	4,956	240,286	(o)	—		140,400

Total stockholders’ equity	1,674,073	62,266	191,686	229,171		—		2,157,196

Total liabilities and stockholders’ equity	$2,437,113	$96,730	$214,037	$245,135		$6,350		$2,999,365

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(in thousands, except per share data)

	Historical			Pro Forma Adjustments				Pro Forma Combined
				Sonic Acquisition		Other Adjustments
	Rovi	Sonic	DivX
Revenues	$401,306	$77,118	$63,437	$(387)	(s)	$—		$541,474

Operating expenses:
Cost of revenues	81,844	24,116	7,143	—				113,103
Selling, general, and administrative	71,390	34,957	35,483	—		(2,307)	(w)	139,523
Research and development	101,556	17,770	20,377	—		—		139,703
Restructuring	—	5	—	—		—		5
DivX acquisition	—	2,566	—	—		(2,566)	(w)	—
Amortization	60,572	337	3,024	26,069	(t)	—		90,002
Depreciation	14,163	1,146	1,240	—		—		16,549

Total operating expenses	329,525	80,897	67,267	26,069		(4,873)		498,885

Income (loss) from operations	71,781	(3,779)	(3,830)	(26,456)		4,873		42,589

Gain on interest rate swaps and caps, net	29,100	—	—	—		—		29,100
Gain on sale of strategic investment	5,895	—	—	—		—		5,895
Loss on debt redemption	(15,970)	—	—	—		—		(15,970)
Interest expense	(32,391)	(74)	(67)	—		—		(32,532)
Interest and other income (expense), net	1,749	338	1,222	(1,516)	(u)	(244)	(x)	1,549

Income (loss) from continuing operations before income taxes	60,164	(3,515)	(2,675)	(27,972)		4,629		30,631
Income tax provision (benefit)	(98,464)	(1,009)	(170)	(1,302)	(v)	29,229	(v)	(71,716)

Income (loss) from continuing operations	$158,628	$(2,506)	$(2,505)	$(26,670)		$(24,600)		$102,347

Income (loss) from continuing operations per share—basic	$1.54	$(0.08)	$(0.08)					$0.94

Income (loss) from continuing operations per share—diluted	$1.46	$(0.08)	$(0.08)					$0.90

Shares used in computing basic net earnings per share	102,200	30,693	33,044					108,042

Shares used in computing diluted net earnings per share	107,760	30,693	33,044					113,681

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands, except per share data)

				Pro Forma Adjustments
	Historical			Sonic Acquisition		Other Adjustments		Pro Forma Combined
	Rovi	Sonic	DivX
Revenues	$483,911	$110,219	$70,606	$(10,874)	(s)	$—		$653,862

Operating expenses:
Cost of revenues	65,916	32,226	9,712	—		—		107,854
Selling, general, and administrative	133,207	47,392	43,546	—		—		224,145
Research and development	94,632	26,904	20,454	—		—		141,990
Restructuring and asset impairment	53,619	1,804	—	—		—		55,423
Litigation settlement	—	—	(9,500)	—		—		(9,500)
Amortization	81,934	401	3,710	35,129	(t)	—		121,174
Depreciation	18,408	2,098	2,207	—		—		22,713

Total operating expenses	447,716	110,825	70,129	35,129		—		663,799

Income (loss) from operations	36,195	(606)	477	(46,003)		—		(9,937)
Loss on debt redemption	(8,687)	—	—	—		—		(8,687)
Interest expense	(52,028)	(152)	(69)	—		—		(52,249)
Interest and other income (expense), net	4,394	(550)	2,016	(4,042)	(u)	(1,299	)(x)	519

(Loss) income from continuing operations before income taxes	(20,126)	(1,308)	2,424	(50,045)		(1,299)		(70,354)
Income tax provision (benefit)	(1,421)	745	2,293	(17,568)	(v)	(253	)(v)	(16,204)

(Loss) income from continuing operations	$(18,705)	$(2,053)	$131	$(32,477)		$(1,046)		$(54,150)

(Loss) income from continuing operations per share—basic	$(0.18)	$(0.08)	$0.00					$(0.51)

(Loss) income from continuing operations per share—diluted	$(0.18)	$(0.08)	$0.00					$(0.51)

Shares used in computing basic net earnings per share	100,860	26,801	32,628					106,702

Shares used in computing diluted net earnings per share	100,860	26,801	32,972					106,702

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the Transaction

On December 22, 2010, Purchaser, Rovi and Sonic entered into the merger agreement, pursuant to which Purchaser, a wholly-owned subsidiary of Rovi, is offering to exchange cash and shares of Rovi common stock for all of the outstanding shares of Sonic common stock, no par value. Each Sonic shareholder who participates in the offer may elect to receive consideration in the form of $14.00 per share in cash or a fraction of a share of Rovi’s common stock equal to 0.2489, in each case, subject to adjustment for stock splits, stock dividends and similar events. The aggregate amount of cash and of Rovi common stock available to be paid and issued in the offer will be determined on a 55/45 basis (with shares of Rovi common stock being valued at $56.24 (the average closing price of Rovi common stock over the 20 trading days ending immediately prior to the date of the agreement) for purposes of such calculation) such that if the holders of more than 55% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of cash available, or if the holders of more than 45% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of Rovi common stock available, Sonic shareholders will receive on a pro rata basis the other kind of consideration. Upon consummation of the exchange offer, Rovi intends to complete the first merger in order to acquire the entire equity interest in Sonic that remain outstanding after the consummation of the offer. If the initial exchange offer and related actions permitted by the merger agreement do not result in Rovi owning at least 90 percent of the outstanding shares of Sonic common stock, the consideration paid to Sonic shareholders in the first merger may consist entirely of Rovi common stock at an exchange ratio of 0.2489 shares of Rovi common stock. In preparing the unaudited condensed combined pro forma financial statements Rovi has assumed that 55 percent of the aggregate value of consideration paid in the offer and the first merger is in the form of cash and 45 percent is in the form of stock consideration as discussed above.

Sonic shareholders that tender their shares of Sonic common stock, but do not make a cash election or a stock election will be treated as if they had made no election and the amount of cash and/or shares of Rovi common stock that they receive will be based on the amount of cash and/or shares of Rovi common stock remaining after giving effect to the cash elections and stock elections. Upon the consummation of the offer, all outstanding options and restricted stock units to acquire Sonic common stock will be affirmed and assumed by Sonic and will remain outstanding options and restricted stock units to acquire Sonic common stock. The effects of the first merger on options to acquire Sonic common stock are discussed elsewhere in this prospectus/offer to purchase (see “The Merger Agreement–Treatment of Sonic Stock Options and Restricted Stock Units” beginning on page 72).

For complete details on the treatment of outstanding stock options and restricted stock units and warrants, please see “The Merger Agreement–Treatment of Sonic Stock Options and Restricted Stock Units” beginning on page 72) and “The Merger Agreement–Treatment of Sonic Warrants” beginning on page 73). In preparing the unaudited pro forma condensed combined financial statements, Rovi has assumed that Sonic shareholders receive both cash and stock in the first merger and therefore outstanding stock options and restricted stock units have been treated as follows:

•

Each outstanding stock option to purchase shares of Sonic common stock that is vested and that has an exercise price below $14.00 per share will receive (i) an amount in cash equal to the product of: (A) the excess of $14.00 over the exercise price of the stock option, multiplied by (B) fifty five percent (55%); and (ii) a fraction of a share of Rovi common stock equal to the quotient of: (A) the product of: (1) the excess of $14.00 over the exercise price of the stock option, multiplied by (2) forty five percent (45%), divided by (B) $56.24.

•

Each outstanding stock option to purchase shares of Sonic common stock that is unvested and each outstanding stock option to purchase shares of Sonic common stock that is vested and that has an exercise price at or above $14.00 per share will be assumed by Rovi and will be converted into an option to acquire shares of Rovi common stock equal to the product of the number of shares of Sonic common stock that were issuable upon exercise of such assumed stock option immediately prior to the effective time of the first merger multiplied by 0.2489, rounded down to the nearest whole number of

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

shares of Rovi common stock, and the per share exercise price of such assumed option will be equal to the quotient of the exercise price per share of Sonic common stock subject to such assumed stock option immediately prior to the effective time of the first merger divided by 0.2489, rounded up to the nearest whole cent.

•

Each outstanding Sonic restricted stock unit will be assumed by Rovi and will be converted into the right to receive that number of whole shares of Rovi common stock equal to the product of the number of shares of Sonic common stock subject to the assumed restricted stock unit immediately prior to the effective time of the first merger multiplied by the quotient of $14.00 divided by $56.24, rounded down to the nearest whole number of shares of Rovi common stock.

2. Basis of Presentation

The offer and the mergers are reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805. Under the acquisition method, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. Rovi has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These estimates are based on key assumptions of the offer and the mergers. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The preliminary purchase price and allocation of purchase consideration are subject to change based on changes in the market value of Rovi common stock and further review of the fair value of the assets acquired and liabilities assumed. A final determination of fair values will be based on the assets acquired and the liabilities assumed of Sonic at the consummation of the offer and the mergers.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 assume the business combination between Rovi and Sonic occurred on January 1, 2009. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 also assume that the acquisition of DivX by Sonic occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2010, assumes both of these business combinations had been completed on September 30, 2010. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Rovi, Sonic and DivX. A historical column for DivX has been provided in the unaudited pro forma condensed combined financial statements as Sonic’s acquisition of DivX closed on October 7, 2010, and therefore DivX is not reflected in Sonic’s September 30, 2010, historical consolidated financial statements. Sonic’s historical results for the nine months ended September 30, 2010, were derived by taking the historical results of Sonic for the six months ended September 30, 2010, and adding the historical results for the three months ended March 31, 2010. Sonic’s historical results for the year ended December 31, 2009, were derived by taking the historical results for the nine months ended December 31, 2009 and adding the historical results for the three months ended March 31, 2009.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations. Rovi expects to incur total acquisition-related transaction costs of approximately $3.6 million and Sonic expects to incur total acquisition-related transaction costs of approximately $7.5 million. As discussed in Note 5(h) and 5(o), the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2010.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger and also do not include any integration costs that may be incurred.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

Certain reclassification adjustments have been made to conform Sonic and DivX historical reported balances to the unaudited pro forma condensed combined financial statement’s basis of presentation. The adjustments were primarily to reclassify depreciation, amortization of purchased intangibles and interest expense to individual lines in the unaudited pro forma condensed combined statements of operations. There were no adjustments made to conform Sonic and DivX’s historical accounting policies to Rovi’s as such adjustments were considered immaterial for the periods presented.

3. Preliminary Purchase Price

The following table presents the preliminary purchase price for accounting purposes based on Rovi’s common stock price of $63.11 per share at January 3, 2011 and 49,263,927 outstanding Sonic shares as of December 22, 2010 (in thousands, except share and per share data):

Cash consideration to be paid to 49.3 million shares of outstanding common stock of Sonic at $7.70 per share	$379,332
Fair value of Rovi common stock to be exchanged for 49.3 million shares of outstanding Sonic common stock at an exchange factor of 0.112	348,213
Cash consideration paid to terminate 4.6 million vested in the money Sonic employee stock options	22,276
Fair value of Rovi common stock to be exchanged as part of the termination of 4.6 million vested in the money Sonic employee stock options	20,449
Fair value of Sonic warrants assumed	7,228
Fair value of vested Sonic employee stock options assumed	1,953
Cash consideration for change-in-control benefits	2,548

Total preliminary purchase price	$781,999

The preliminary purchase price is subject to change primarily based on changes in Rovi’s common stock price. The final purchase price will be determined at the consummation of the offer and the mergers. For example, a 15% increase in Rovi’s common stock price to $72.58 per share would increase the purchase price to approximately $840 million while a 15% decrease in Rovi’s common stock price to $53.64 per share would decrease the purchase price to approximately $724 million.

4. Preliminary Allocation of Purchase Price

As discussed in Note 2, Rovi has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the offer and mergers, the actual amounts recorded for the acquisition may differ from the information presented. A final determination of fair values will be based on the assets acquired and the liabilities assumed of Sonic at the consummation of the offer and the mergers.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

Rovi’s preliminary purchase price allocation is as follows (in thousands):

	Weighted Average Estimated Useful Life
Cash, cash equivalents and investments			59,467
Trade accounts receivable			16,860
Property and equipment			2,968
Goodwill			535,053

Identifiable intangible assets:
Developed technology	8	170,100
Trademarks/tradenames	10	16,000
Customer relationships	10	133,000
Studio relationships and content library	9	11,200

Total identifiable intangible assets			330,300
Other assets			21,760
Accounts payable and other liabilities			(57,741)
Deferred tax liabilities, net			(123,488)
Deferred revenue			(3,180)

Total preliminary purchase price			$781,999

Identifiable intangible assets. Developed technology relates to Sonic’s products across all of their product lines that have reached technological feasibility, primarily the RoxioNow technology, Roxio’s developed software products and the DivX video compression/decompression software library and player application. Trademarks/tradenames are primarily related to the Roxio and DivX brandname. Customer relationships represent existing contracted relationships with consumer electronics manufacturers, retailers, distributors and others. Studio relationships and content library primarily relate to RoxioNow’s relationships with the studios and digitized content library. Amortization of finite-lived identifiable intangible assets will be amortized on a straight-line basis over their estimated useful lives. The estimated first year amortization of the developed technology, trademarks/tradenames, customer relationships and studio relationships and content library are $21.3 million, $1.6 million, $14.9 million and $1.4 million, respectively.

The estimated fair values of the developed technology, trademarks/tradenames and customer relationships were primarily determined using either the relief-from-royalty or excess earnings methods. The rates utilized to discount net cash flows to their present values ranged from 10%-12% and were determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The estimated fair values of the studio relationships and content library were determined under the cost method. Rovi did not record any in process research and development assets as Sonic’s major technology projects are either substantially complete or primarily represent improvements and additional functionality to existing products for which a substantial risk of completion does not exist.

Goodwill Approximately $535.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with FASB ASC Topic 350, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of Rovi determines that the value of goodwill has become impaired, Rovi will incur an accounting charge for the amount of impairment during the quarter in which the determination is made.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

5. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the offer and the mergers and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Rovi, Sonic and DivX and should be read in conjunction with the historical financial statements of Rovi, Sonic and DivX.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the offer and the mergers, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of Rovi and Sonic. The other adjustments column of the unaudited pro forma condensed combined financial statements includes adjustments related to Sonic’s acquisition of DivX. These adjustments are necessary as Sonic’s acquisition of DivX closed on October 7, 2010, and therefore Sonic’s acquisition of DivX is not reflected in either Sonic’s or DivX’s September 30, 2010, historical consolidated balance sheet and statements of operations.

There were no significant intercompany balances or transactions between Rovi, Sonic and DivX as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision (benefit) for income taxes does not necessarily reflect the amounts that would have resulted had Rovi and Sonic filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger and also do not include any integration costs that may be incurred. The unaudited pro forma condensed combined financial statements also do not give effect to Rovi’s intention to raise between $500 million and $750 million of term debt financing, which it expects to use for general corporate purposes, including the purchase of its common stock and its outstanding convertible notes from time to time depending on market conditions, as these proceeds are not a source of funding for the Rovi and Sonic business combination. Nor do the unaudited pro forma condensed combined financial statements give effect to Rovi’s use of $169.0 million in cash to repurchase approximately $78.6 million par value of its 2.625% convertible senior notes due in 2011 subsequent to September 30, 2010.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (in thousands of dollars):

(a)	Adjustments in cash
	To reflect cash used to purchase outstanding shares of Sonic	$(379,332)
	To reflect cash paid to terminate vested in the money Sonic employee stock options	(22,276)
	To reflect cash paid for change-in-control benefits	(2,548)
	To reflect the conversion of investments to cash and cash equivalents	393,570

		$(10,586)

(b)	Adjustments in investments
	To reflect the liquidation of investments to cash and cash equivalents:
	Short-term investments	$(297,494)
	Long-term marketable securities	(96,076)

(c)	Adjustments in current deferred tax assets
	To eliminate Sonic and DivX historical current deferred tax assets	$(1,114)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

(d)	Adjustments in acquired intangibles assets, net
	To eliminate Sonic and DivX historical acquired intangible assets	$(28,339)
	To record the fair value of Sonic and DivX identifiable intangible assets	330,300

		$301,961

(e)	Adjustments in long-term deferred tax assets and liabilities
	To eliminate Sonic and DivX historical long-term deferred tax assets	$(13,163)

(f)	Adjustments in other assets
	To record adjustment to privately held investment	$(300)

(g)	To record adjustments in goodwill.

(h)	The following adjustments were recorded to A/P and accrued expenses
	Rovi’s transaction fees	$3,620
	Sonic’s transaction fees	7,500
	Remove deferred rent	(122)

		$10,998

(i)	Adjustments in taxes payable, current
	To reclass tax contingency reserves	$(437)

(j)	To record the difference between the fair values and the historical carrying amount of Sonic and DivX deferred revenue;
	Adjustment to current deferred revenue	$(7,499)
	Adjustment to long-term deferred revenue	(816)

(k)	To record the following adjustments to long-term deferred tax liabilities:
	To eliminate Sonic and DivX historical long-term deferred tax liabilities	$(1,900)
	To record adjustments to Sonic and DivX long-term deferred tax liabilities, primarily related to the identifiable intangible assets	123,488
	To reduce Rovi’s valuation allowance	(108,900)

		$12,688

As a result of the recording deferred tax liabilities related to the Sonic acquisition, Rovi has determined that its deferred tax valuation allowance should be reduced. Under ASC 805, a change in an acquirer’s valuation allowance for a deferred tax asset that results from a change in the acquirer’s circumstances caused by a business combination should be accounted for as an event separate from the business combination. As a result, Rovi has recorded the decrease in the valuation allowance as an increase to retained earnings in the unaudited pro forma condensed combined balance sheet.

(l)	Adjustments in other noncurrent liabilities
	To eliminate deferred rent	$(560)
	To record a liability for acquired above market leases	1,153
	To reclass tax contingency reserves	(1,818)

		$(1,225)

(m)	Adjustments in common stock and additional paid-in capital
	To record the fair value of the portion of the purchase price expected to be paid in Rovi stock	$368,662
	To record the fair value of vested Sonic stock options assumed	1,953
	To record the fair value of Sonic warrants assumed	7,228
	To eliminate Sonic and DivX historical paid-in capital	(392,343)

		$(14,500)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

(n)	Adjustments in accumulated other comprehensive income
	To eliminate Sonic and DivX historical accumulated other comprehensive loss	$3,385

(o)	Adjustments in accumulated deficit
	To eliminate Sonic and DivX historical retained earnings	$135,006
	To record the impact of reducing Rovi’s valuation allowance (See (k))	108,900
	To record Rovi’s transaction costs which relate directly to the transaction; however, because of the nonrecurring nature of these expenses they have not been reflected in the unaudited pro forma condensed combined statements of operations presented herein	(3,620)

		$240,286

(p)	To record adjustments to cash related to Sonic’s acquisition of DivX
	Cash paid by Sonic to acquire DivX	$(126,334)
	Cash paid by Sonic for DivX change-in-control benefits and option terminations	(17,691)

		$(144,025)

(q)	To record certain assumed liabilities related to the Sonic and DivX merger To record transaction cost payable from the Sonic and DivX merger	$4,750
	To record an increase in the fair value of contingent milestone consideration in connection with DivX’s acquisition of AnySoure Media in 2009, as a result of a change-in-control provision.	1,600
	To reclass amount already recorded for contingent milestone to current	2,100

		$8,450

(r)	To reclass previously recorded contingent milestone consideration related to DivX’s acquisition of AnySource Media to current as the change-in-control provided for these amounts to become due and payable.

(s)	To eliminate revenue previously amortized from the deferred revenue balance as deferred revenue was adjusted to its fair market value as part of purchase accounting.

(t)	Adjustments to amortization of intangibles from acquisitions
	For the nine months ended September 30, 2010:
	To eliminate historical amortization from intangibles from acquisitions	$(3,361)
	To record amortization of identified intangibles acquired from Sonic	29,430

		$26,069

	For the year ended December 31, 2009:
	To eliminate historical amortization from intangibles from acquisitions	$(4,111)
	To record amortization of identified intangibles acquired from Sonic	39,240

		$35,129

(u)	To reflect forgone interest as a result of cash and investments used to fund the acquisition of Sonic assuming a 0.5% annual interest rate for the nine months ended September 30, 2010 and a 1% annual interest rate for 2009.

(v)	To record income tax expense related to the pro forma adjustments.

(w)	To remove transaction cost in Sonic and DivX historical statements of operations related to Sonic’s acquisition of DivX.

(x)	To reflect forgone interest as a result of cash and investments used to fund the acquisition of DivX by Sonic assuming a 0.23% annual interest rate for the nine months ended September 30, 2010 and a 0.9% annual interest rate for 2009.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements—(Continued)

6. Pro Forma Loss from Continuing Operations Per Share

Shares used in computing pro forma combined basic and diluted earnings per share are based on the weighted average outstanding shares of Rovi common stock for the periods presented, plus the preliminary estimate of 5.8 million shares of Rovi common stock to be issued to former Sonic shareholders and employee stock option holders upon consummation of the offer and mergers (See Note 1 to the pro-forma combined financial statements). Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

CONSOLIDATED FINANCIAL STATEMENTS OF DIVX

DIVX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$129,137	$14,833
Short-term investments	16,822	125,047
Accounts receivable, net of allowance of $359 and $258 at September 30, 2010 and December 31, 2009, respectively	4,585	2,521
Income tax receivable	4,099	1,011
Prepaid expenses	4,415	3,690
Deferred tax assets, current	1,025	1,025
Other current assets	509	1,379

Total current assets	160,592	149,556
Property and equipment, net	1,574	2,143
Long-term investments	2,984	3,779
Deferred tax assets, long-term	13,050	13,178
Purchased intangible assets, net	11,674	13,340
Goodwill	18,143	18,528
Other assets	6,020	7,074

Total assets	$214,037	$207,598

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,138	$1,853
Accrued liabilities	1,380	1,654
Accrued compensation and benefits	5,374	2,705
Accrued format approval fee	702	820
Accrued patent royalties	766	725
Acquisition related contingent liabilities	1,564	1,976
Income taxes payable	437	519
Deferred revenue, current	4,838	5,350

Total current liabilities	16,199	15,602
Deferred tax liability	1,900	1,995
Deferred revenue, long-term	775	861
Accrued format approval fee, long-term	747	713
Acquisition related contingent liabilities, long-term	2,180	2,659
Other long-term liabilities	550	593

Total liabilities	22,351	22,423

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized at September 30, 2010 and December 31, 2009; no shares issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value, 200,000 shares authorized at September 30, 2010 and December 31, 2009; 33,410 and 32,819 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	33	32
Additional paid-in capital	188,575	178,319
Accumulated other comprehensive loss	(1,878)	(641)
Retained earnings	4,956	7,465

Total stockholders’ equity	191,686	185,175

Total liabilities and stockholders’ equity	$214,037	$207,598

See accompanying notes.

DIVX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenues:
Technology licensing	$18,463	$14,642	$56,281	$46,973
Media and other distribution and services	2,154	1,993	7,156	3,573

Total net revenues	20,617	16,635	63,437	50,546
Cost of revenues:
Cost of technology licensing (excludes amortization of purchased developed intangibles)	2,287	2,320	6,788	6,896
Cost of media and other distribution and services	119	120	355	432

Total cost of revenues	2,406	2,440	7,143	7,328

Gross profit	18,211	14,195	56,294	43,218
Operating expenses:
Selling, general and administrative(1)	12,759	12,696	39,646	37,280
Product development(1)	6,960	5,612	20,478	14,946
Litigation settlement gain		(9,500)		(9,500)

Total operating expenses	19,719	8,808	60,124	42,726

Income (loss) from operations	(1,508)	5,387	(3,830)	492
Interest income (expense), net	383	310	1,168	1,336
Other income (expense), net	28	157	(13)	296

Income (loss) before income taxes	(1,097)	5,854	(2,675)	2,124
Income tax provision (benefit)	(154)	1,898	(170)	1,959

Net Income (Loss)	$(943)	$3,956	$(2,505)	$165

Net income (loss) per share:
Basic	$(0.03)	$0.12	$(0.08)	$.01

Diluted	$(0.03)	$0.12	$(0.08)	$.01

Shares used to compute basic net income (loss) per share	33,265	32,681	33,044	32,582

Shares used to compute diluted net income (loss) per share	33,265	33,031	33,044	32,931

(1) Includes share-based compensation as follows:

Selling, general and administrative	$2,173	$1,573	$6,045	$5,286
Product development	672	732	1,882	1,573

See accompanying notes.

DIVX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine months ended September 30,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Net loss	$(2,505)	$165
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,357	4,817
Gain realized on equity interest relating to purchase of MainConcept–Japan	(226)	—
Accretion of interest expense	66	160
Deferred taxes	111	(360)
Change in acquisition related contingent consideration liability	534	—
Net recoveries from uncollectible account receivables	299	(527)
Share-based compensation	7,927	6,859
Accretion of discounts and amortization of premiums on investments	1,015	609
Excess tax benefit from exercises of stock options	—	(440)
Unrealized loss on trading securities	—	(177)
Foreign currency transaction loss	195	205
Changes in operating assets and liabilities:
Accounts receivable	(2,336)	5,011
Income taxes payable (receivable)	(3,170)	(299)
Prepaid expenses and other assets	(98)	(804)
Accounts payable	(23)	63
Accrued liabilities	(58)	349
Accrued compensation and benefits	2,146	—
Deferred revenue	(484)	(172)

	7,750	15,549
Net cash provided by operating activities
Cash flows from investing activities:
Purchase of investments	(56,315)	(118,626)
Proceeds from sales and maturities of investments	163,848	92,451
Purchase of property and equipment	(668)	(286)
Cash paid on format approval agreement obligation	(1,200)	(600)
Cash paid in MainConcept – Japan acquisition, net of cash acquired	(225)	—
Cash paid in AnySource acquisition	(1,425)	(7,500)
Cash paid in MainConcept acquisition	—	(97)

Net cash provided by (used in) investing activities	104,015	(34,658)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,757	53
Proceeds from shares issued under the employee stock purchase plan	573	503
Excess tax benefit from exercises of stock options	—	440
Repurchase of unvested stock	(2)	(15)

Net cash provided by financing activities	2,328	981
Effect of exchange rate changes on cash	211	104

Net increase (decrease) in cash and cash equivalents	114,304	(18,114)
Cash and cash equivalents at beginning of period	14,833	43,442

Cash and cash equivalents at end of period	129,137	$25,328

Supplemental disclosure of non-cash investing activities:
Contingent liability related to AnySource acquisition	$—	$4,974

Format approval agreement obligation	300	$—

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$3,198	$2,621

See accompanying notes.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1—Background and Basis of Presentation

Basis of Presentation

The accompanying consolidated balance sheet as of September 30, 2010, the consolidated statements of operations for the three and nine months ended September 30, 2010 and 2009 and the consolidated statements of cash flows for the nine months ended September 30, 2010 and 2009 are unaudited. The unaudited consolidated balance sheet as of September 30, 2010 is presented with amounts derived from the audited consolidated balance sheet as of December 31, 2009. These statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial condition and results of operations, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, or the Annual Report.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements in the Annual Report, and include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the Company’s financial information for the periods presented. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the year as a whole.

Merger with Sonic

On October 7, 2010, the Company and Sonic Solutions (“Sonic”) completed the merger (“Merger”) contemplated by the Agreement and Plan of Merger, dated as of June 1, 2010, among Sonic, Siracusa Merger Corporation, Siracusa Merger LLC and DivX, as amended by Amendment No. 1 thereto, dated August 25, 2010 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, the separate corporate existence of DivX, Inc. ceased. At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any stockholder, each share of Company common stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.514 shares of Sonic common stock and $3.75 in cash.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. Actual results could differ from those estimates.

Recent Accounting Pronouncements

With the exception of those stated below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the nine months ended September 30, 2010, as compared to the recent accounting pronouncements described in the Annual Report that are of material significance, or have potential material significance, to the Company.

Effective January 1, 2010, the Company adopted the updated guidance related to fair value measurements and disclosures issued by the Financial Accounting Standards Board (FASB), which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

significant unobservable inputs, or Level 3, a reporting entity should disclose separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than one net number). The updated guidance also requires that an entity should provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. The guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Therefore, the Company has not yet adopted the guidance with respect to the roll forward activity in Level 3 fair value measurements. The Company has updated its disclosures to comply with the updated guidance. However, adoption of the updated guidance did not have an impact on the Company’s consolidated financial condition, results of operations or cash flows.

Effective January 1, 2010, the Company adopted the FASB’s updated guidance for determining whether to consolidate a variable interest entity issued in June 2009. These updated standards amend the evaluation criteria to identify the primary beneficiary of a variable interest entity, or VIE, by replacing the previous quantitative-based analysis with a framework that is based more on qualitative judgments. The new guidance requires the primary beneficiary of a VIE to be identified as the party that both (i) has the power to direct the activities of a VIE that most significantly impact its economic performance and (ii) has an obligation to absorb losses or a right to receive benefits that could potentially be significant to the VIE. The adoption of the updated guidance did not have an impact on the Company’s consolidated financial condition, results of operations or cash flows.

Note 2—Earnings Per Share

Basic earnings per share, or EPS, excludes dilution and is computed by dividing net income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock using the treasury stock method. Potentially dilutive securities are excluded from the diluted EPS computation in loss periods and when their exercise price is greater than the market price as their effect would be anti-dilutive.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The following table sets forth the computation of basic and diluted EPS for the three and nine months ended September 30, 2010 and 2009 (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Numerator:
Net income (loss)	$(943)	$3,956	$(2,505)	$165

Denominator:
Weighted average common shares outstanding (basic)	33,265	32,681	33,044	32,582
Common equivalent shares from convertible common stock and preferred stock warrants	—	47	—	47
Common equivalent shares from options to purchase common stock and Unvested shares of common stock subject to repurchase	—	303	—	302

Weighted average shares of common stock outstanding (diluted)	33,265	33,031	33,044	32,931

Basic income (loss) per share	$(0.03)	$0.12	$(0.08)	$0.01

Diluted income (loss) per share	$(0.03)	$0.12	$(0.08)	$0.01

Potentially dilutive securities, which are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive, are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Options to purchase common stock	5,296	6,018	6,082	5,334
Common stock warrants	75	395	395	495
Restricted stock warrants	60	236	302	258

Total	5,431	6,649	6,779	6,087

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Note 3— Investments and Fair Value Measurements

Investments

The following table summarizes investments by security type as of September 30, 2010 and December 31, 2009 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2010
Available-for-sale securities:
Corporate bonds	$16,216	$—	$(394)	$15,822
Municipal bonds	1,000	—	—	1,000

Total short-term investments	17,216	—	(394)	16,822

Auction rate securities - long-term investments	3,300	—	(316)	2,984

Total investments	$20,516	$—	$(710)	$19,806

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2009
Trading securities:
Auction rate securities and put option				$14,250
Available-for-sale securities:
Commercial paper	$4,995	$—	$—	4,995
Certificates of deposit	4,153	—	—	4,153
Corporate bonds	51,156	130	(41)	51,245
Municipal bonds	2,005	3	—	2,008
U.S. government agency notes	48,384	31	(19)	48,396

Total short-term investments	110,693	164	(60)	125,047

Auction rate securities - long-term investments	4,120	—	(341)	3,779

Total investments	$114,813	$164	$(401)	$128,826

The following table summarizes the contractual maturities of the Company’s investments as of September 30, 2010 (in thousands):

Less than one year	$16,822
Due in one to five years	—
Due after five years	2,984

$19,806

Realized gains and losses on investments are included in interest income (expense), net, in the accompanying consolidated statements of operations. During the three and nine months ended September 30, 2010, the Company recorded realized gains of $114,000 and $126,000, respectively, on the sale of investments.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

During the three and nine months ended September 30, 2009, the Company recorded realized gains of $12,000 and $40,000, respectively, on the sale of investments. As of September 30, 2010 and December 31, 2009, unrealized losses of $316,000 and $341,000, respectively, were included in accumulated other comprehensive loss in the accompanying consolidated balance sheets.

The Company’s short-term investments consist primarily of corporate bonds, U.S. government agency notes, and auction rate securities, or ARS, which are long-term variable rate bonds tied to short-term interest rates. The Company’s long-term investments consist of ARS.

At September 30, 2010, the Company’s holdings of ARS aggregated approximately $3.0 million in fair value, included in long-term investments in the consolidated balance sheets. After the initial issuance of the ARS, the interest rate on the underlying securities is reset periodically, at intervals established at the time of issuance (primarily every 27 to 34 days), based on market demand for a reset period. ARS are bought and sold in the marketplace through a competitive bidding process often referred to as a “Dutch auction.” If there is insufficient interest in the securities at the time of an auction, the auction may not be completed and the rates may be reset to predetermined “penalty” or “maximum” rates. In February 2008, auctions began to fail for these securities and each auction since then has failed. As of September 30, 2010, the Company held $3.3 million par value ARS. The underlying assets of the securities consisted of student loans and municipal bonds, all of which were guaranteed by the U.S. government. All of these ARS had credit ratings of AAA by a rating agency. These ARS have contractual maturity dates ranging from 2034 to 2046. The Company has received the underlying cash flows on all of its ARS. The principal associated with failed auctions is not expected to be accessible until a successful auction occurs, the issuer redeems the securities, a buyer is found outside of the auction process or the underlying securities mature.

At December 31, 2009, the Company held $14.3 million of ARS in par value with UBS AG (UBS). In November 2008, the Company accepted an offer (the Right) from UBS, entitling it to sell at par value ARS originally purchased from UBS at any time during a two-year period from June 30, 2010 through July 2, 2012. In accepting the Right, the Company granted UBS the authority to sell or auction the ARS at par at any time up until the expiration date of the offer and released UBS from any claims relating to the marketing and sale of ARS. During the nine months ended September 30, 2010, $8.8 million of ARS held with UBS were redeemed at par by the underlying issuers and by UBS, respectively. During the three months ended September 30, 2010, the Company exercised its Right under the agreement and sold its remaining ARS holdings of $5.4 million to UBS at par value. The remaining $3.0 million ARS in fair value as of September 30, 2010 are held at another financial institution and continued to be classified as long-term investments.

The Company’s Right to sell the ARS to UBS which commenced June 30, 2010 represented a put option for a payment equal to the par value of the ARS. As the put option was non-transferable and could not be attached to the ARS if they were sold to another entity other than UBS, it represented a freestanding instrument between the Company and UBS. The Company elected the fair value option and recorded the put option in long-term investments. During the three and nine months ended September 30, 2010, the Company recorded in other income (expense), net in the consolidated statements of operations losses of $0 and $1.1 million, respectively, representing the changes in the fair value of the put option, and gains of the same amount in the same periods, which represented the changes in the fair value of the ARS. The losses and gains recorded in the nine months ended September 30, 2010 resulted in a net impact of zero in the Company’s consolidated statements of operations. During the three and nine months ended September 30, 2009, the Company recorded in other income (expense), net in the consolidated statements of operations a loss of $64,000 and $703,000, respectively, representing the changes in the fair value of the put option. During the three and nine months ended September 30, 2009, the Company also recorded gains of $101,000 and $880,000, respectively, representing the

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

changes in the fair value of the ARS. The losses and gains recorded in the three and nine months ended September 30, 2009 resulted in gains of $37,000 and $177,000, respectively, in the Company’s consolidated statements of operations.

As of September 30, 2010, the Company’s ARS with a fair value of approximately $3.0 million held by another financial institution had been in a continuous unrealized loss position for a period of more than 12 months. As of September 30, 2010, the unrealized losses on these investments were $316,000. The gross unrealized losses on these ARS as of September 30, 2010 were primarily due to their illiquidity. The Company has the ability and intent to hold its non-UBS investments for a period of time sufficient to allow for any anticipated recovery in market value or final settlement at the underlying par value, as the Company believes that the credit ratings and credit support of the security issuers indicate that they have the ability to settle the securities at par value. During the nine months ended September 30, 2010, $820,000 of ARS held with this financial institution were redeemed at par. As such, the Company has determined that no other-than-temporary impairment losses existed as of September 30, 2010, and recorded changes in the fair value of these ARS investments of $35,000 in accumulated other comprehensive loss.

Fair Value Measurements

The Company measures its financial assets at fair value on a recurring basis. The fair value of these financial assets was determined based on the following three levels of inputs in accordance with the authoritative guidance for fair value measurements and disclosures, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The following table represents the Company’s fair value hierarchy for its assets and liabilities measured at fair value on a recurring basis as of September 30, 2010 and December 31, 2009 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
September 30, 2010
Assets:
Money market funds	83,644	83,644	—	—
Short-term investments:
Corporate bonds	15,822	15,822	—	—
Municipal bonds	1,000	1,000	—	—
Long-term investments:
Auction rate securities	2,984	—	—	2,984

Total assets at fair value	$103,450	$100,466	$—	$2,984

Liabilities:
Acquisition related contingent consideration liabilities
Current	$1,564	$—	$—	$1,564
Long-term	2,180	—	—	2,180

Total liabilities at fair value	$3,744	$—	$—	$3,744

December 31, 2009
Assets:
Money market funds	$9,011	$9,011	$—	$—
Short-term investments:
Commercial paper	4,995	4,995	—	—
Certification of deposit	4,153	4,153	—	—
Corporate bonds	51,245	51,245	—	—
Municipal bonds	2,008	2,008	—	—
U.S government agency notes	48,396	48,396	—	—
Auction rate securities	12,684	—	—	12,684
Put option	1,566	—	—	1,566
Long-term investments:
Auction rate securities	3,779	—	—	3,779

Total assets at fair value	$137,837	$119,808	$—	$18,029

Liabilities:
Acquisition related contingent consideration liabilities
Current	$1,976	$—	$—	$1,976
Long-term	2,659	—	—	2,659

Total liabilities at fair value	$4,635	$—	$—	$4,635

Historically, the fair value of ARS approximates par value due to the frequent resets through the auction process. While the Company continued to earn interest on its ARS investments at the contractual rate as of September 30, 2010, these investments are not currently trading and therefore do not have a readily determinable market value. Accordingly, as of September 30, 2010, the estimated fair value of the ARS no longer approximated par value. At September 30, 2010, the Company utilized an income approach based on discounted cash flow technique to arrive at this valuation based on Level 3 inputs for the ARS. The assumptions used in

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

preparing the discounted cash flow model include estimates of, based on data available as of September 30, 2010, interest rates, timing and amount of cash flows, credit and liquidity premiums, and expected holding periods of the ARS. The Company valued the put option asset using a discounted cash flow approach including estimates of, based on Level 3 data available as of September 30, 2010, interest rates, timing and amount of cash flow, adjusted for any bearer risk associated with UBS’s financial ability to repurchase the ARS beginning September 30, 2010. The assumptions used in valuing both the ARS and the put option are volatile and subject to change as the underlying sources of these assumptions and market conditions change.

The following table provides reconciliation for all assets measured at fair value using significant unobservable inputs (Level 3) for the nine months ended September 30, 2010 (in thousands):

	Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
	Put Option	ARS
Balance at January 1, 2010	$1,566	$16,463
Redemption of ARS investments	—	(15,070)
Total gains or (losses):
Included in accumulated other comprehensive loss	—	25
Included in net loss	(1,566)	1,566

Balance at September 30, 2010	$—	$2,984

On August 27, 2009, the Company acquired substantially all the assets of AnySource Media, LLC, (AnySource), a technology company developing software and service platforms for Internet-enabled consumer electronics devices. The total consideration for the net assets acquired included contingent consideration of up to $7.5 million upon the achievement of certain technical product development milestones and certain revenue and distribution milestones. On the acquisition date, a liability was recognized for an estimate of the acquisition date fair value of the contingent milestone consideration based on the probability of achieving the milestones and the probability weighted discount on cash flows. As of September 30, 2010, the gross remaining contingent consideration totaled $5.3 million. The Company reassessed the fair value of the remaining contingent consideration at $3.7 million.

This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. Discount rates considered in the assessment of the fair value of the contingent milestones range from approximately 6% to 23%. Future changes in fair value of the contingent milestone consideration, as results of changes in significant inputs such as the discount rate and estimated probabilities of milestone achievements, could have a material effect on the statement of operations and financial position in the period of the change. During the three months ended September 30, 2010, no milestone payments were made, and during the nine months ended September 30, 2010, milestone payments of $1.4 million were made. Total expenses of $156,000 and $533,000, respectively, were recorded in the consolidated statements of operations primarily due to changes in the estimated probabilities and the time effect of the discounting of estimated milestone consideration to be paid in the future. This resulted in a $0.9 million change in the fair value of remaining contingent consideration from $4.6 million as of December 31, 2009 to $3.7 million as of September 30, 2010.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The following table provides reconciliation for the contingent consideration measured at fair value using significant unobservable inputs (Level 3) for the nine months ended September 30, 2010 (in thousands):

Balance at January 1, 2010	$4,635
Payments made	(1,425)
Expenses recorded due to changes in fair value	533

Balance at September 30, 2010	$3,743

Note 4—Share-Based Compensation Expense

The Company measures all employee share-based compensation awards using a fair value method and records such expense in the consolidated financial statements. Total share-based compensation expenses for the three and nine months ended September 30, 2010 and 2009 are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Selling, general and administrative	$2,173	$1,573	$6,045	$5,286
Product development	672	732	1,882	1,573

Totals	$2,845	$2,305	$7,927	$6,859

The Company recorded $2.8 million and $2.3 million in share-based compensation expenses during the three months ended September 30, 2010 and 2009, respectively, and recorded $7.9 million and $6.9 million in share-based compensation expenses during the nine months ended September 30, 2010 and 2009, respectively. In addition, for the nine months ended September 30, 2009, $440,000 was presented as financing activities to reflect the incremental tax benefits from stock options exercised in the period. No such incremental tax benefit was recorded in the nine months ended September 30, 2010. At September 30, 2010, total unrecognized estimated compensation costs related to unvested stock options granted prior to that date was $15.7 million, which, as of that date, was expected to be recognized over a weighted-average period of 2.7 years. At September 30, 2010, total unrecognized estimated compensation costs related to non-vested restricted stock units granted prior to that date was $1.7 million, which, as of that date, was expected to be recognized over a period of 1.7 years.

Stock Options

During the three and nine months ended September 30, 2010, the Company granted stock options to purchase approximately 77,000 shares and 2.4 million shares, respectively, of its common stock. During the three and nine months ended September 30, 2010, stock options to purchase approximately 165,000 shares and 391,000 shares, respectively, of common stock were exercised and options to purchase 95,000 shares and 970,000 shares, respectively, of common stock were forfeited or expired. As of September 30, 2010, the Company had outstanding options to purchase approximately 7.5 million shares of common stock.

Restricted Stock Units

Approximately 31,000 shares and 83,000 shares of the Company’s common stock vested and were released during the three and nine months ended September 30, 2010 pursuant to outstanding restricted stock units. As of September 30, 2010, the Company had approximately 391,000 shares of common stock subject to restricted stock units outstanding.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

On February 23, 2010, the Company’s Board of Directors approved the grant to certain employees of approximately 69,000 restricted stock units, which vest quarterly over two years from the date of the grant. The related compensation expense of these restricted stock units is being recognized ratably over the service period of two years.

In addition, on February 23, 2010, the Company’s Board of Directors approved the grant of approximately 104,000 shares of performance based restricted stock units to these employees upon the achievement of certain performance goals in 2010. The Company assesses the probabilities of achieving the performance goals and records share-based compensation expenses accordingly at each reporting date, until it is determined whether each of the performance goals is achieved or not pursuant to the Board of Directors’ approval. The Company recognizes the compensation costs related to the performance based restricted stock units ratably over the period from February 23, 2010 through December 31, 2012, once the achievement of the performance goals are considered probable.

The fair value of the performance based restricted stock units is assessed at approximately $492,000 in total as of September 30, 2010, and the Company recorded related compensation expenses of approximately $60,000 and $103,000 during the three and nine months ended September 30, 2010, respectively.

Immediately prior to the closing of the Merger, the performance based restricted stock units issuable to Messrs. Hell, Halvorson, Richter and Milne were granted to such executive officers and the underlying shares of the Company’s common stock were deemed immediately vested in full.

Warrants

No warrants were issued during the three and nine months ended September 30, 2010. A warrant to purchase approximately 320,000 shares of the Company’s common stock was exercised during the three months ended September 30, 2010. As of September 30, 2010, there were fully vested warrants outstanding to purchase 75,000 shares of the Company’s common stock.

Note 5—Income Taxes

The Company recognizes deferred income tax assets or liabilities based on the temporary differences between financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. The Company records estimated tax liabilities to the extent the contingencies are probable and can be reasonably estimated.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It is the Company’s practice to include interest and penalties that relate to income tax matters as a component of income tax provision.

The Company recorded an income tax benefit for the three months ended September 30, 2010 of $154,000, or 14% of pre-tax loss, compared to an income tax provision of $1,898,000 or 32% of pre-tax income for the three months ended September 30 2009. The income tax benefit for the nine months ended September 30, 2010 was $170,000, or 6% of pre-tax loss, compared to an income tax provision of $1,959,000, or 92% of pre-tax income for the nine months ended September 30, 2009. The income tax benefits recorded during the nine months

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

ended September 30, 2010 included discrete items of approximately $424,000 relating primarily to additional expenses recognized for cancelled stock options for which the related deferred tax expense reduced the income tax benefit. Excluding this discrete item, the effective tax rate for the three and nine months ended September 30, 2010 was approximately 23%. The difference between the Company’s effective tax rate of 23%, excluding the discrete items, and the 35% U.S. federal statutory rate for the three and nine months ended September 30, 2010 was primarily due to the impact of the California tax law change to the Company’s effective tax rate in 2010, state income taxes, permanent differences and California research and development credits.

The income tax provision recorded during the nine months ended September 30, 2009 included discrete items of approximately $700,000. These discrete items included the impact of a California tax law change that was enacted in February 2009 that was recorded during the first quarter of 2009, an increase to income tax provision related to the write-off of deferred tax assets associated with cancelled stock options, and an offsetting tax benefit related to provision-to-return adjustments. Excluding these discrete items, the Company’s effective tax rate for the three and nine months ended September 30, 2009 was approximately 42% and 60%, respectively. The difference between the Company’s effective tax rate and the 35% U.S. federal statutory rate for the three and nine month period ended September 30, 2009 was primarily due to permanent differences, partially offset by research and development credits and the impact of the discrete items.

The Company files federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. Due to net operating loss and research and development credit carryovers from earlier years, the Company is subject to income tax examination by tax authorities from inception to date.

Note 6—Comprehensive Loss

The components of comprehensive loss are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss	$(943)	$3,956	$(1,565)	$165
Unrealized gain (loss) on investments	(144)	(56)	(485)	283
Unrealized gain (loss) on foreign currency translation	1,517	717	(751)	727

Total comprehensive loss	$430	$4,617	$(2,801)	$1,175

Note 7—Business Acquisitions and Combinations

MainConcept - Japan

The Company’s wholly-owned subsidiary MainConcept previously had a minority interest in MainConcept-Japan, which functioned as a Japanese sales office for MainConcept in consideration for a sales commission. Prior to May 31, 2010, the Company possessed a 38% interest in MainConcept-Japan and did not consolidate MainConcept-Japan as it was not the primary beneficiary of MainConcept-Japan, or any other variable interest entity. On May 31, 2010, for strategic purposes and to gain operational efficiencies, the Company entered into certain share purchase agreements and a trademark assignment agreement with the other shareholders of MainConcept-Japan, pursuant to which the Company purchased the 62% controlling interest and all the rights related to the Japanese MainConcept trademark for a total consideration of approximately $627,000. As a result of, MainConcept-Japan became a wholly-owned subsidiary of MainConcept and its operation results are reflected in the Company’s consolidated financial statements commencing as of May 31, 2010.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The allocation of the purchase price is as follows (in thousands):

Cash	$399
Accounts receivable	46
Other assets	26
Identifiable intangible asset, MainConcept – Japan trademark	265
Goodwill	141
Liabilities	(38)

Total purchase price	$839

The purchase price allocation was based upon a valuation and the Company’s estimates and assumptions, taking into consideration the control premium included in the purchase price of the remaining equity interest. As a result of this acquisition, the Company recognized a gain of $213,000 during the nine months ended September 30, 2010 on its investment in MainConcept-Japan based on the increase in fair value of the minority interest from the historical amount, with such fair value determined based the minority holding. The excess of the purchase price over the identified tangible and intangible assets, less liabilities assumed, was recorded as goodwill. The Company anticipates that the $141,000 goodwill recorded in connection with the MainConcept – Japan acquisition will be deductible for income tax purposes based on a 15 year tax life. In addition, the Company recorded the Main-Concept trademark as an intangible asset with an estimated fair value of $265,000, which is being amortized on a straight-line basis over a useful life of 4.5 years, with no estimated residual value.

AnySource Media

On August 27, 2009, the Company acquired substantially all the assets of AnySource. The Company acquired AnySource as part of its strategy to expand its technology licensing business to the next generation of Internet-enabled consumer electronics devices, and to develop new business models around the new software and service platforms. The results of AnySource’s operations have been included in the consolidated financial statements since the acquisition date.

The total consideration for the net assets acquired is up to $15.0 million, consisting of an initial cash payment of $7.5 million, which the Company made in August 2009, and additional consideration of up to $7.5 million upon the achievement of certain technical product development milestones and certain revenue and distribution milestones. All acquisition costs related to the transaction were expensed as incurred. The total acquisition date fair value of the consideration was estimated at $12.5 million as follows (in thousands):

Initial cash payment to AnySource	$7,500
Estimated fair value of contingent milestone consideration	4,974

Total consideration	$12,474

On the acquisition date, a liability was recognized for an estimate of the acquisition date fair value of the contingent milestone consideration based on the probability of achieving the milestones and the probability-weighted discount on cash flows. Any change in the fair value of the contingent milestone consideration subsequent to the acquisition date was and will be recognized in the statements of operations. In 2009, the first two technical milestones were achieved and $1.4 million additional consideration became due, $750,000 of which was paid in 2009, and the remaining $675,000 was paid in January of 2010. During the nine months ended September 30, 2010, the third technical milestone was achieved, and an additional $750,000 became due and was

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

paid in the second quarter of 2010. As of September 30, 2010, the gross remaining contingent consideration totaled $5.3 million. The Company reassessed the fair value of the remaining contingent consideration at $3.7 million and recorded in the three and nine months ended September 30, 2010 increases of $156,000 and $533,000, respectively, in the fair value of the remaining contingent consideration in selling, general and administrative expenses in the consolidated statements of operations. The changes in the estimated probabilities of achieving the milestones and the time effect of discounting of estimated milestone considerations resulted in a net change of the fair value of the remaining contingent considerations from $4.6 million as of December 31, 2009 to $3.7 million as of September 30, 2010. Immediately prior to the closing of the Merger, all unpaid contingent milestone consideration that could become payable as a result of the achievement of milestones following the closing of the Merger became immediately due and payable to AnySource.

This fair value measurement of the contingent consideration is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. Discount rates considered in the assessment of the $3.7 million reporting date fair value of the contingent milestones at September 30, 2010 range from approximately 6% to 23%.

On the acquisition date, the Company allocated the total consideration to the following assets (in thousands):

Operating lease security deposit	$25
In-process research and development (IPR&D) (included in intangible assets)	4,345
Goodwill	8,104

Total consideration	$12,474

Under the purchase method of accounting, the identifiable net assets acquired and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values. In the determination of the fair value of the IPR&D, various factors were considered, such as future revenue contributions, additional licensing costs associated with the underlying technology, and contributory asset charges. The fair value of the IPR&D was calculated using an income approach and the rate utilized to discount net future cash flows to their present values was based on a weighted average cost of capital of approximately 30%. This discount rate was determined after considering the Company’s cost of debt adjusted for a risk premium that market participants would require in an investment in companies that are at similar stages of development as AnySource.

IPR&D will not be amortized until the product is complete, at which time the Company estimates it will be amortized over the estimated useful life of the developed technology of seven years. The useful life of the IPR&D was estimated as the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. Up to the point that the product is complete, the Company will assess the IPR&D annually for impairment, or more frequently if certain indicators are present. The Company performed its annual impairment test of the IPR&D as of December 31, 2009, and concluded that no impairment existed.

As AnySource was in the development stage when it was acquired by the Company, no revenue was generated by AnySource or included in the Company’s consolidated statements of operations since the acquisition date. The expenses incurred by AnySource were included in the Company’s consolidated statements of operations since the acquisition date.

DIVX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The excess of the fair value of the total consideration over the estimated fair value of the net assets was recorded as goodwill. The Company allocated $8.1 million of the total consideration to goodwill. The Company considers the acquired business an addition to its product development effort and not an additional reporting unit or operating segment. The goodwill recorded for the acquisition of AnySource will not be amortized but tested for impairment at least annually, or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has become impaired, the Company will record an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The Company performed its annual impairment test of goodwill as of December 31, 2009, and concluded that no impairment existed. The goodwill will be deductible for tax purposes based upon a 15 year tax life.

Note 8—Legal Matters

In connection with the merger of Sonic and the Company, two sets of previously reported shareholder class action lawsuits were filed against the Company, members of the Company’s Board of Directors, Sonic Solutions, Siracusa Merger Corporation, and Siracusa Merger LLC, alleging breaches of fiduciary duty by the Company’s Board of Directors in connection with the merger. The first set of lawsuits, captioned Gahlen v. DivX, Inc. et al., Case No. 37-2010-00094693-CU-SL-CTL, and Pared v. DivX, Inc. et al., Case No. 37-2010-00096242-CU-SL-CTL, were filed in Superior Court of the State of California, County of San Diego, and were consolidated as In re DivX, Inc. Shareholder Litigation, Case No. 37-2010-00094693-CU-SL-CTL. The second set of lawsuits, captioned Chropufka v. DivX, Inc. et al., C.A. No. 5643-CC, and Willis v. DivX, Inc. et al., C.A. No. 5647-CC, were filed in Delaware Chancery Court, and were consolidated as In re DivX, Inc. Shareholders Litigation, Consolidated C.A. No. 5463-CC. The lawsuits, brought by individual Company stockholders purportedly on behalf of a class of Company stockholders, sought, among other things, to enjoin defendants from completing the Merger pursuant to the terms of the Merger Agreement. On August 22, 2010, the parties reached an agreement in principal to settle all of these lawsuits. After first memorializing the terms of the agreement in a memorandum of understanding, dated August 31, 2010, the parties executed a formal Stipulation of Settlement on December 29, 2010. On January 7, 2011, a hearing was held on plaintiffs’ unopposed motion for preliminary approval of the settlement. At the hearing, the Court said that it would grant preliminary approval of the settlement when plaintiffs submit to the court a revised form of settlement notice for publication to members of the settlement class, and it is also set the hearing for final approval of the settlement to take place on April 1, 2011. The parties have thus far been unable to agree on the fees payable to plaintiff’s counsel and, pursuant to the Stipulation of Settlement, plaintiffs will file a fee application with the court if an agreement is not reached.

Note 9—Subsequent Event

Merger with Sonic

On October 7, 2010, the Company and Sonic completed the merger contemplated by a merger agreement. Pursuant to such merger agreement, the separate corporate existence of DivX, Inc. ceased. At the Effective Time, by virtue of that merger and without any action on the part of any stockholder, each share of Company common stock issued and outstanding immediately prior to the effective time of such merger was converted into the right to receive 0.514 shares of Sonic common stock and $3.75 in cash.

COMPARATIVE AND HISTORICAL PER SHARE MARKET PRICE DATA

Rovi common stock trades on the NASDAQ Global Select Market under the symbol “ROVI.” Sonic common stock trades on the NASDAQ Capital Select Market under the symbol “SNIC.” Sonic common stock first began trading on the NASDAQ Capital Select Market on February 18, 1994.

The following table shows the high and low prices per share of Rovi common stock as reported on the NASDAQ Global Select Market and Sonic common stock as reported on the NASDAQ Capital Select Market on (1) December 22, 2010, the last full trading day before the public announcement of the offer and the merger, and on February 8, 2011, the last practicable day before the date of this prospectus/offer to purchase.

The table also includes the equivalent high and low prices per share of Sonic common stock on those dates. The equivalent high and low price per share reflects the fluctuating value of the merger consideration that Sonic shareholders would receive in exchange for each share of Rovi common stock if the first merger was completed on either of these dates. The implied value per share of the Sonic common stock consideration in the offer on each of the specified dates represents the closing sales price of a share of Rovi common stock on that date multiplied by 0.112 per share in the case of the mixed consideration and 0.2489 per share in the case of the all stock election.

As of February 8, 2011, there were approximately 107,487,447 shares of Rovi common stock outstanding. As of February 8, 2011, there were approximately 138 holders of record of Sonic common stock and 50,235,511 shares of Sonic common stock outstanding.

	Rovi Common Stock (NASDAQ)	Sonic Common Stock (NASDAQ)	Per Share
			Implied Value of Offer
			All-Cash Consideration	All-Stock Consideration	Mixed Consideration

December 22, 2010	$58.36	$11.21	$14.00	$14.53	$14.24
February 8, 2011	$64.49	$14.90	$14.00	$16.05	$14.92

The market prices of shares of Rovi common stock and Sonic common stock will fluctuate prior to the expiration of the offer and thereafter, and may be different at the expiration date from the prices set forth above, and for Sonic shareholders tendering shares in the offer, at the time they receive cash or shares of Rovi common stock.

The following table sets forth the high and low closing sales prices of Rovi common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this proxy statement/prospectus.

	Rovi Common Stock
	Low	High
Year Ended December 31, 2009
First quarter	$12.39	$18.22
Second quarter	$17.26	$23.15
Third quarter	$20.76	$33.857
Fourth quarter	$27.00	$34.77

Year Ending December 31, 2010
First quarter	$27.60	$38.50
Second quarter	$33.17	$40.06
Third quarter	$37.41	$53.00
Fourth quarter	$47.47	$62.50

The following table sets forth the high and low closing sales prices of Sonic’s common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this proxy statement/prospectus.

	Sonic Common Stock
	Low	High
Year Ended December 31, 2009
First quarter	$0.5706	$2.0298
Second quarter	$1.14	$3.88
Third quarter	$2.57	$6.60
Fourth quarter	$4.65	$12.90

Year Ending December 31, 2010
First quarter	$7.50	$12.23
Second quarter	$7.85	$14.02
Third quarter	$6.76	$11.50
Fourth quarter	$8.42	$15.32

Following the consummation of the first merger, Rovi common stock will continue to be listed on the NASDAQ Global Select Market, and there will be no further market for Sonic common stock.

The foregoing tables show only historical information. These tables may not provide meaningful information to you in determining whether to tender your shares of Sonic common stock. Sonic shareholders should obtain current market quotations for Rovi common stock and Sonic common stock and review carefully the other information contained in this prospectus/offer to purchase and in Sonic’s solicitation/recommendation statement on Schedule 14D-9, or incorporated by reference into this prospectus/offer to purchase or the Schedule 14D-9, in considering whether to tender shares in the offer. See the section entitled “Where You Can Find Additional Information” beginning on page 135 of this prospectus/offer to purchase.

COMPARISON OF RIGHTS OF ROVI STOCKHOLDERS AND SONIC SHAREHOLDERS

The rights of Rovi stockholders are currently governed by the Delaware General Corporation Law (“DGCL”), the Rovi certificate of incorporation and the Rovi bylaws. The rights of Sonic shareholders are currently governed by California law, Sonic’s articles of incorporation and Sonic’s bylaws. Upon consummation of the first merger, Sonic shareholders who elect to receive Rovi Common Stock as consideration will automatically become Rovi stockholders, and their rights as Rovi stockholders will be governed by DGCL, the Rovi articles of incorporation and the Rovi bylaws.

The following paragraphs summarize some of the important differences between the rights of Rovi stockholders and the rights of Sonic shareholders. This summary does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. Rovi’s bylaws and articles of incorporation provide that, should Rovi become subject to Section 2115 of the California Corporations Code, Rovi stockholders would have certain rights that differ from the rights described below. The summary below is qualified in its entirety by reference to DGCL, Rovi articles of incorporation, Rovi’s bylaws, California law, Sonic’s certificate of incorporation and Sonic’s bylaws, and Sonic shareholders should carefully review the relevant provisions thereof. For more information on how to obtain these documents, see “Where You Can Find Additional Information” beginning on page 135 of this prospectus/offer to purchase.

AUTHORIZED CAPITAL STOCK

Sonic Shareholder Rights	Rovi Stockholder Rights

Sonic’s authorized capital stock consists of 110,000,000 shares of capital stock, consisting of:

•    100,000,000 shares of Sonic common stock, no par value; and

•    10,000,000 shares of Sonic preferred stock, no par value.

Rovi authorized capital stock consists of 255,000,000 shares of capital stock, consisting of:

•    250,000,000 shares of Rovi common stock, par value $0.001 per share; and

•    5,000,000 shares of Rovi preferred stock, par value $0.001 per share.

STOCK LISTING

Sonic Shareholder Rights	Rovi Stockholder Rights
Sonic common stock is listed on the NASDAQ Global Select Market.	Rovi common stock is listed on the NASDAQ Global Select Market.

VOTING RIGHTS

Sonic Shareholder Rights	Rovi Stockholder Rights
Each share of Sonic’s common stock entitles its holder to one vote on all matters on which common shareholders are entitled to vote.	Each share of Rovi common stock entitles its holder to one vote on all matters on which common stockholders are entitled to vote.

CUMULATIVE VOTING

Sonic Shareholder Rights	Rovi Stockholder Rights

Most California corporations are required by the CGCL to give shareholders the option to cumulate such shareholder’s votes for the election of directors. However, a California corporation that is listed on a national stock exchange or the NASDAQ National Market can eliminate cumulative voting with shareholder approval to adopt amendments to the corporation’s articles of incorporation or bylaws.

Sonic currently permits cumulative voting for the election of directors.

The CGCL generally provides that if any shareholder has given notice of his or her intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election.

Under the DGCL, cumulative voting is not mandatory, and cumulative voting rights must be provided in a corporation’s certificate of incorporation if stockholders are to be entitled to cumulative voting rights. Rovi certificate of incorporation does not provide for cumulative voting and requires the vote of 80% of the stockholders to impose cumulative voting on the election of directors. Accordingly, holders of Rovi common stock have no cumulative voting rights in connection with the election of directors.

NUMBER OF DIRECTORS

Sonic Shareholder Rights	Rovi Stockholder Rights

The CGCL allows the number of persons constituting the board of directors of a corporation to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. California law further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one.

Sonic’s bylaws provide that the number of directors that constitute the board of directors shall be determined by a resolution of its board of directors, but in no event shall there be fewer than five (5) or more than nine (9) directors. The Sonic board of directors currently consists of eight (8) directors.

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. Rovi’s bylaws provide that the number of directors that constitute the board of directors shall be at least five (5) and is to be fixed by resolution adopted by the majority of the authorized number of directors. The Rovi board of directors currently consists of six (6) directors.

CLASSIFICATION OF BOARD OF DIRECTORS

Sonic Shareholder Rights	Rovi Stockholder Rights

The CGCL permits classification of the board of directors of corporations whose stock is listed on a national stock exchange or the NASDAQ National Market, if the corporation adopts an amendment to its articles of incorporation or bylaws setting forth the classification provisions. Sonic does not have a classified board.

The DGCL permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board of directors into up to three classes of directors with staggered terms of office. Rovi’s certificate of incorporation and bylaws do not classify its board of directors into separate classes.

ELECTION OF DIRECTORS

Sonic Shareholder Rights	Rovi Stockholder Rights

Sonic’s bylaws provide that directors shall be elected annually by Sonic’s shareholders, and the persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the directors.

Rovi’s bylaws provide that directors shall be elected annually by Rovi’s stockholders, and the persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Sonic Shareholder Rights	Rovi Stockholder Rights

Under the CGCL, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the corporation’s articles of incorporation or bylaws.

Sonic’s bylaws provide that any vacancy in the board of directors, other than a vacancy created by the removal of a director, may be filled by vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Sonic’s bylaws also provide that Sonic’s shareholders may fill any vacancies that the directors do not fill and that any vacancies created by the removal of a director are to be filled by the shareholders at the next annual meeting.

Under the DGCL, any vacancy on the board of directors may be filled by the vote of a majority of the directors then in office, even if such directors constitute less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. DGCL also provides that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors as constituted immediately prior to any increase, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

Rovi’s bylaws further provide that any vacancy in the board of directors, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

REMOVAL OF DIRECTORS

Sonic Shareholder Rights	Rovi Stockholder Rights

Under the CGCL, the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting.

Sonic’s bylaws further provide that unless the entire Board of Directors is removed as provided in the previous sentence, no director may be removed if (i) the votes cast against removal, or not consenting in writing to such removal in the case of written consent, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes was cast or, if such action is taken by written consent, all shares entitled to vote were voted and (ii) the entire number of directors authorized at the time of the director’s most recent election were then being elected.

Under the DGCL, directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board, in which case directors may only be removed with cause unless the corporation’s certificate of incorporation provides otherwise.

INTERESTED DIRECTORS

Sonic Shareholder Rights	Rovi Stockholder Rights

Under California law, specified contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable solely because of such interest if such contract or transaction

•    is ratified by a majority of the corporation’s disinterested shareholders or a majority of disinterested members of the board of directors or a committee thereof if the material facts of the contract or transaction are disclosed or known, or

•    person asserting validity of transaction proves that the contract or transaction was just and reasonable as to the corporation at the time authorized.

Under the DGCL, specified contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable solely because of such interest if such contract or transaction

•    is ratified by the corporation’s stockholders or a majority of disinterested members of the board of directors or a committee thereof if the material facts of the contract or transaction are disclosed or known, or

•    was fair to the corporation at the time it was approved.

STOCKHOLDER AND SHAREHOLDER PROPOSALS

Sonic Shareholder Rights	Rovi Stockholder Rights

Sonic’s bylaws allow shareholders to propose business, including the nomination of an individual for election as a director, to be brought before any annual or special shareholder meeting.

For business to be properly submitted by a shareholder before an annual shareholder meeting, written notice must be delivered to Sonic’s secretary not earlier than one hundred fifty (150) days prior to nor later than ninety (90) days prior to the anniversary of the date on which the company sent out proxy materials for the preceding year’s annual meeting, or, if the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, a reasonable time before the company sends out proxy materials for the current year.

In the case of a shareholder seeking to have a proposal included in the corporation’s proxy statement or information statement, timely notice consists of a shareholder’s notice delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the one year anniversary of the date on which the corporation first mailed or sent by electronic transmission its proxy materials for the previous year’s annual meeting of shareholders (or a reasonable time before the date on which the corporation mails or sends by electronic transmission its proxy materials for the current year if, during the prior year, the corporation did not hold an annual meeting or if the date of the annual meeting was changed by more than 30 days from the date of the prior year’s annual meeting).

Any notice of proposed shareholder business delivered to Sonic’s secretary must state the place (unless the meeting is to be conducted solely by electronic transmission by and to the corporation), date, and hour of the meeting and, if directors are to be elected at the meeting, the names of the nominees intended to be presented by the Board of Directors for election.

Rovi’s bylaws provide that a stockholder may propose business to be conducted at an annual meeting, including the nomination of an individual for election as director, by notice in writing delivered to Rovi’s secretary at Rovi’s principal executive offices not less than one hundred twenty (120) days prior to the anniversary of the preceding year’s annual stockholder meeting, or, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made.

Such notice must contain:

•    a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and the text of the business (including the text of any resolutions proposed for consideration and, in the event such business includes a proposal to amend the Certificate of Incorporation or the Bylaws of the corporation, the text of such amended Certificate or Bylaws),

•    the name and address, as they appear on the corporation’s books, of the stockholder proposing such business,

•    the class and number of shares of the corporation which are beneficially owned by the stockholder,

•    any material interest of the stockholder in such business, and

•    any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal.

If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the time of such meeting and the nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the

President, any Vice President or the Secretary of the corporation. The officer receiving such request forthwith shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of the certificate of incorporation, that a meeting will be held at the time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person or persons requesting the meeting may give the notice. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

For nominations to be properly brought before a special meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made. The public announcement of an adjournment or postponement of the special meeting shall not commence a new time period or extend any time period for the giving of a stockholder’s notice as described above. Such notice must contain:

•    a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and the text of the business (including the text of any resolutions proposed for consideration and, in the event such business includes a proposal to amend the Certificate of Incorporation or the Bylaws of the corporation, the text of such amended Certificate or Bylaws),

•    the name and address, as they appear on the corporation’s books, of the stockholder proposing such business,

•    the class and number of shares of the corporation which are beneficially owned by the stockholder,

•    any material interest of the stockholder in such business, and

•    any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal.

ACTION BY WRITTEN CONSENT

Sonic Shareholder Rights	Rovi Stockholder Rights
Sonic’s bylaws permit Sonic shareholders to act by written consent.	Rovi’s bylaws expressly prevent the stockholders from taking action by written consent.

ADVANCE NOTICE OF STOCKHOLDER OR SHAREHOLDER MEETINGS

Sonic Shareholder Rights	Rovi Stockholder Rights

Sonic’s bylaws provide that Sonic must give notice of annual and special meetings of its shareholders not more than sixty (60) days before the date of such meeting and not less than ten (10) days before the date of such meeting to each shareholder of record entitled to vote at such meeting.

Rovi’s bylaws provide that Rovi must give notice to its stockholders of each meeting of its stockholders not more than sixty (60) days before the date of such meeting and not less than ten (10) days before the date of such meeting.

CALLING SPECIAL MEETINGS OF STOCKHOLDERS OR SHAREHOLDERS

Sonic Shareholder Rights	Rovi Stockholder Rights

Under the CGCL, special meetings of the shareholders may be called by the board, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles or bylaws.

Sonic’s bylaws provide that special meetings of shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, or the holders of shares entitled to cast not less than one-tenth of the votes at the meeting.

The DGCL permits special meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. The DGCL permits but does not require that stockholders be given the right to call special meetings.

Rovi’s bylaws provide that a special meeting may be called at any time by the Board of Directors, or by the Chairman of the Board, or by the President, or by one or more stockholders holding shares in the aggregate entitled to cast not less than twenty percent (20%) of the entire capital stock of the corporation issued and outstanding and entitled to vote.

APPRAISAL OR DISSENTERS’ RIGHTS

Sonic Shareholder Rights	Rovi Stockholder Rights

Under the CGCL, if a merger is consummated and a shareholder of a California corporation elects to exercise dissenters’ rights by complying with the procedures set forth in the CGCL, that shareholder will be entitled to receive an amount equal to the fair market value of such shareholder’s shares. Fair market value shall be determined as of the business day before the public announcement of the merger.

The shares must be purchased from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made by shareholders for payment with respect to 5% or more of the outstanding shares of the common stock. In addition, a company will be required to purchase dissenting shares only if the following conditions exist:

•    The shareholder must have shares of common stock outstanding as of the record date of the shareholder’s meeting;

•    The shareholder must vote the shares against the merger proposal. It is not sufficient to abstain from voting. However, a shareholder may abstain as to part of such shareholder’s shares or vote part of those shares for the merger proposal without losing the right to have purchased those shares which were voted against the merger; and

•    If the shareholder voted against the merger and wishes to have purchased shares that were voted against the merger proposal, the shareholder must make a written demand to have the corporation purchase those shares common stock for cash at their fair market value. The demand must meet the requirements of the CGCL and must be received by the corporation or its transfer agent, no later than the date of the shareholder meeting at which the shareholder may vote such shares.

See the section entitled “The Offer—Purpose of the Transaction; Plans for Sonic; The Mergers; Dissenters’ Rights—Dissenters’ Rights” beginning on page 56 of this prospectus/offer to purchase.

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (b) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (c) any combination of the foregoing.

DIRECTOR LIABILITY AND INDEMNIFICATION

Sonic Shareholder Rights	Rovi Stockholder Rights

Under the CGCL, a corporation’s articles of incorporation may include a provision limiting a director’s personal liability to the corporation or its shareholders for monetary damages for a director’s breach of certain duties. California law does not permit the elimination of monetary liability where such liability is based on:

•    intentional misconduct or knowing and culpable violation of law;

•    acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

•    receipt of an improper personal benefit;

•    acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders;

•    acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders;

•    interested transactions between the corporation and a director in which a director has material financial interest; or

•    liability for improper distributions, loans or guarantees.

The CGCL requires a corporation to indemnify a director or officer who successfully defends himself in such a proceeding.

Sonic’s articles of incorporation authorize Sonic to provide indemnification of directors, officers, employees or other agents in excess of the limits required by California law, but subject to the limitations with respect to actions for breach of duty to Sonic or its shareholders.

Under the DGCL, a director’s personal liability to the corporation or its stockholders for monetary damages for conduct as a director may be eliminated or limited in the corporation’s articles, except that the articles may not limit the liability of a director:

•    for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    for conduct violating Section 174 of the DGCL (pertaining to unlawful distributions); or

•    for any transaction from which the director derived an improper personal benefit.

Rovi’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as now exists or may hereafter be amended, no director will be personally liable to Sonic or its stockholders for monetary damages for breach of fiduciary duty as a director.

VOTE ON CERTAIN FUNDAMENTAL ISSUES

Sonic Shareholder Rights	Rovi Stockholder Rights

The CGCL generally requires a majority of the holders of the shares of each of the acquiring and target corporations to approve reorganizations. The CGCL contains an exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization own, immediately after the reorganization, equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. With certain exceptions, California law requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding.

The DGCL generally requires approval of a consolidation, merger, share exchange or transfer by the affirmative vote of a majority of all votes entitled to be cast on the matter. Approval by a surviving corporation’s stockholders of a plan of merger or share exchange is not required if: (a) the agreement or merger does not amend in any respect the certificate of incorporation; (b) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) the number of shares to be issued in connection with the merger does not exceed 20% of the shares of the corporation outstanding prior to the merger.

Rovi’s certificate of incorporation requires the affirmative vote of 80% of the outstanding share of capital stock in the corporation to approve a business combination, as defined by Rovi’s certificate of incorporation.

BUSINESS COMBINATION RESTRICTIONS

Sonic Shareholder Rights	Rovi Stockholder Rights

The CGCL does not have an anti-takeover law similar to Section 203 of the DGCL. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent.

Rovi is subject to Section 203 of the DGCL, which prohibits a corporation from engaging in a “business combination” with an “interested stockholder,” which is defined as a stockholder who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation and did own within the last three years, 15% or more of the outstanding voting stock of the corporation, within three years after the person or entity becomes an interested stockholder, unless:

•    prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

•    on or after the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination.

Section 203 of the DGCL defines a “business combination” generally as:

•    a merger or consolidation with the interested stockholder or with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder;

•    a sale or other disposition to or with the interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

•    with some exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested stockholder;

•    any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested stockholder; or

•    any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND ARTICLES OF INCORPORATION

Sonic Shareholder Rights	Rovi Stockholder Rights

Under the CGCL, amendments to Sonic’s articles of incorporation require the approval of the Sonic board of Directors and approval by the affirmative vote of a majority of the outstanding shares entitled to vote.

The DGCL generally provides that in order to amend the certificate of incorporation, a Delaware corporation’s board of directors must adopt a resolution that then must be approved by a vote of a majority of the outstanding stock entitled to vote thereon, unless a different proportion is specified in the certificate of incorporation. The Rovi certificate of incorporation requires the affirmative vote of 80% of the outstanding capital stock of the corporation to amend certain portions of the certificate of incorporation.

AMENDMENT OF BYLAWS

Sonic Shareholder Rights	Rovi Stockholder Rights

Sonic’s bylaws provide that the bylaws may be amended, altered, rescinded or repealed by the shareholders holding a majority of the outstanding shares entitled to vote or by the entire Board of Directors.

Under the CGCL, an amendment of the bylaws (i) specifying or changing a fixed number of directors or the maximum or minimum number of directors or (ii) changing from a fixed to a variable board or vice versa, may be adopted only by the shareholders.

Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. Rovi’s certificate of incorporation and bylaws authorize the Board of Directors to amend Rovi’s bylaws. Any such amendment by the stockholders requires the approval of the holders of at least 80% of the outstanding shares of Rovi’s capital stock then entitled to vote at an election of directors, voting as a single class.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Rovi and Sonic to “incorporate by reference” information into this prospectus/offer to purchase, which means that we can disclose important information to Sonic’s shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to purchase, except for any information superseded by information contained directly in this prospectus/offer to purchase. The information that Rovi or Sonic files with the SEC later will automatically update and supersede this information. This prospectus/offer to purchase incorporates by reference the documents listed below that Rovi, Sonic and DivX have previously filed with the SEC. These documents contain important information about Rovi and Sonic and their respective businesses, financial conditions and results of operations.

Rovi filings (File no. 000-53413)	Period
Annual Report on Form 10-K	Year ended December 31, 2009, as filed on February 12, 2010
Current Report on Form 8-K	Filed on February 11, 2010
Current Report on Form 8-K	Filed on February 16, 2010
Current Report on Form 8-K	Filed on February 16, 2010
Current Report on Form 8-K	Filed on March 1, 2010
Current Report on Form 8-K	Filed on March 10, 2010
Current Report on Form 8-K	Filed on March 10, 2010
Current Report on Form 8-K	Filed on March 10, 2010
Current Report on Form 8-K	Filed on March 11, 2010
Current Report on Form 8-K	Filed on March 12, 2010
Current Report on Form 8-K	Filed on March 18, 2010
Quarterly Report on Form 10-Q	Quarter ended March 31, 2010, as filed on May 6, 2010
Current Report on Form 8-K	Filed on May 5, 2010
Current Report on Form 8-K	Filed on May 6, 2010
Quarterly Report on Form 10-Q	Quarter ended June 30, 2010, as filed on July 29, 2010
Current Report on Form 8-K	Filed on July 29, 2010
Current Report on Form 8-K	Filed on September 20, 2010
Quarterly Report on Form 10-Q	Quarter ended September 30, 2010, as filed on October 28, 2010
Current Report on Form 8-K	Filed on October 12, 2010
Current Report on Form 8-K	Filed on October 28, 2010
Current Report on Form 8-K	Filed on December 27, 2010
Current Report on Form 8-K	Filed on February 8, 2011
The description of Rovi common stock contained in Registration Statement 8-A12G	Filed on January 27, 1997

Sonic filings (File no. 000-23190)	Period
Annual Report on Form 10-K	Year ended March 31, 2010, as filed on June 7, 2010
Current Report on Form 8-K	Filed on June 2, 2010
Current Report on Form 8-K	Filed on June 4, 2010
Quarterly Report on Form 10-Q	Quarter ended June 30, 2010, as filed on August 6, 2010
Current Report on Form 8-K	Filed on July 12, 2010
Current Report on Form 8-K	Filed on July 20, 2010
Current Report on Form 8-K	Filed on July 28, 2010
Current Report on Form 8-K	Filed on August 4, 2010
Current Report on Form 8-K	Filed on August 26, 2010
Quarterly Report on Form 10-Q	Quarter ended September 30, 2010, as filed on November 9, 2010
Current Report on Form 8-K	Filed on October 13, 2010
Current Report on Form 8-K	Filed on November 9, 2010
Current Report on Form 8-K/A	Filed on December 21, 2010
Current Report on Form 8-K	Filed on December 27, 2010
Current Report on Form 8-K	Filed on January 14, 2011
Current Report on Form 8-K	Filed on February 9, 2011
Quarterly Report on Form 10-Q	Quarter ended December 31, 2010, as filed on February 9, 2011

DivX filings (File no. 001-33029)	Period
Annual Report on Form 10-K	Year ended December 31, 2010, as filed on March 15, 2010
Quarterly Report on Form 10-Q	Quarter ended June 30, 2010, as filed on August 9, 2010

All information and documents subsequently filed by Rovi and Sonic pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act but prior to the earlier of the date that the merger agreement is terminated or the date on which the first merger becomes effective shall also be deemed to be incorporated herein by reference and will constitute a part of this document from the date of filing of that information or document.

Neither Rovi nor Purchaser has authorized anyone to give any information or make any representation about the offer that is different from, or in addition to, that contained in this prospectus/offer to purchase or in any of the materials that Rovi and Purchaser have incorporated by reference into this prospectus/offer to purchase. Therefore, if anyone provides information of this sort, Sonic’s shareholders should not rely on it. If Sonic shareholders are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if it is unlawful to direct these types of activities, to any Sonic shareholders then the offer presented in this document does not extend to such shareholders. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this prospectus to the shareholders nor the issuance of shares of Rovi common stock pursuant to the offer or in the merger shall create any implication to the contrary.

Sonic shareholders may obtain copies of this prospectus/offer to purchase and the documents incorporated herein by reference and Sonic’s Schedule 14D-9 and the documents incorporated herein by reference without charge (excluding all exhibits unless such exhibits have been specifically incorporated by reference in this prospectus/offer to purchase) by contacting Rovi at its address or telephone number indicated below under “Where You Can Find Additional Information.”

LEGAL MATTERS

Cooley LLP, counsel to Rovi, will pass upon the validity of the Rovi common stock to be issued in the offer and the merger for Rovi.

EXPERTS

The consolidated financial statements of Rovi Corporation and subsidiaries appearing in Rovi Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 as of December 31, 2009 and 2008, and for each of the two years in the period ended December 31, 2009 and the effectiveness of Rovi’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The consolidated financial statements of Rovi Corporation for the year ended December 31, 2007 appearing in Rovi Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Rovi management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, are incorporated herein by reference in reliance upon such reports given, and upon the authority of such firms as experts in accounting and auditing. The audit report covering the December 31, 2007 financial statements refers to a change to the method of accounting for uncertainty in income taxes, recognizing interest on its convertible note obligations and calculating earnings per share resulting from the adoption of new accounting pronouncements.

The consolidated financial statements incorporated in this prospectus/offer to purchase by reference from the Form 10-K of Sonic for the fiscal year ended March 31, 2010 and the effectiveness of the Sonic’s internal control over financial reporting as of March 31, 2010 have been audited by Armanino McKenna LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and (2) expresses an unqualified opinion on the effectiveness of the internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Sonic as of March 31, 2009, and for each of the two years in the period ended March 31, 2009, incorporated herein by reference have been so incorporated in reliance upon the reports of BDO USA, LLP (formerly BDO Seidman, LLP), an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of DivX, Inc. appearing in DivX, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including the schedule appearing therein) and the effectiveness of DivX’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Rovi and Sonic file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. Such reports, proxy statements and other information may be read and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the regional offices of the SEC located at 3 World Financial Center, Suite 400, New York, NY 10281 and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information by calling the SEC at 1-800-732-0330. The SEC also maintains a website at www.sec.gov that contains public filings reports, proxy statements and other information relating to Sonic and Rovi that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Financial Industry Regulatory Authority located at 1735 K Street, NW, Washington, D.C. 20006.

You may also request copies of these documents from Purchaser, without charge, excluding all exhibits, unless Purchaser has specifically incorporated by reference an exhibit in this prospectus/offer to purchase. You may obtain documents incorporated by reference in this prospectus/offer to purchase by requesting them in writing or by telephone from Phoenix Advisory Partners (the Information Agent) at the address set forth below. You can also contact the Information Agent at its address and telephone number listed below for answers to your questions regarding the transaction.

Phoenix Advisory Partners

110 Wall Street, 27th floor

New York, NY 10005

Banks and brokers call: (212) 493-3910

Other call toll free: (800) 576-4314

You may also obtain copies of this information from Rovi’s website, www.rovicorp.com, or by sending a request to Rovi Corporation, Attention: Corporate Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050, or from Sonic’s website, www.sonic.com. Information contained on Rovi’s or Sonic’s respective websites does not constitute part of this prospectus/offer to purchase.

In order to receive timely delivery of any SEC filings or documents incorporated by reference, you must make your request no later than February 7, 2011.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to purchase, together with the Schedule 14D-9 of Sonic that has been mailed to you together with this prospectus/offer to purchase in deciding whether to tender your shares of Sonic common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to purchase or Schedule 14D-9 of Sonic. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to purchase is accurate as of any date other than that January 14, 2011.

On January 14, 2011, Rovi filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of Rovi common stock to be issued in the offer and the first merger, and Rovi may also file amendments to that registration statement. This prospectus/offer to purchase is a part of that registration statement and constitutes a prospectus of Rovi for the shares of Rovi common stock to be issued to Sonic’s shareholders in the offer and the merger. As allowed by SEC rules, this prospectus/offer to purchase does not contain all of the information found in the registration statement or the exhibits to the registration statement. For further information relating to Rovi and the shares of Rovi common stock, you should consult the registration statement and its exhibits. In addition, on January 14, 2011, Rovi filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, to furnish certain information about the offer, and Rovi may also file amendments to the Schedule TO. On January 14, 2011, Sonic filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer and the merger, which includes an information statement pursuant to Section 14(f) of the Exchange Act and Rule 14F-1. You may obtain copies of the registration statement and its exhibits, the Schedule TO and the Schedule 14D-9 (and any amendments to those documents) in the manner described above.

TRADEMARKS

This document contains trademarks of Rovi and Sonic and may contain trademarks of others.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus/offer to purchase are, and statements in other material filed or to be filed with the SEC (as well as information included in oral statements or other written statements made or to be made by Rovi) will be, forward-looking within the meaning of the Securities Act and the Exchange Act. Generally, the words “will,” “may,” “should,” “continue,” “believe,” “expect,” “intend,” “anticipate” or similar expressions identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

You should understand that the following important factors, in addition to those discussed under “Risk Factors” and in the documents that are incorporated herein by reference, could affect the future results of Rovi, Sonic and the combined company following the consummation of the offer and the mergers and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	business expansion or cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time-frame;

•	operating results following the proposed acquisition may be lower than expected;

•	Rovi may experience increased competitive pressure among companies in its industry generally or actions directed specifically against it by competitors;

•	Rovi and its subsidiaries may not be successful in implementing their business expansion and other financial and operational initiatives;

•	Rovi may be adversely affected by industry competition, conditions, performance and consolidation;

•	Rovi may be adversely affected by legislative and/or regulatory developments;

•	Rovi may experience adverse changes in labor costs;

•	Rovi may be adversely affected by global and domestic economic repercussions from recent terrorist activities and the government response thereto;

•	Rovi may be adversely affected by labor stoppages; and

•	Rovi may be adversely affected by the outcome of claims and litigation.

Forward-looking statements speak only as of the date the statements were made and, except as required by law, including Rule 14d-3(b)(1) under the Exchange Act, Rovi assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

ROVI CORPORATION.,

a Delaware corporation;

SPARTA ACQUISITION SUB, INC.,

a California corporation; and

SONIC SOLUTIONS,

a California corporation

Dated as of December 22, 2010

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of December 22, 2010, by and among: ROVI CORPORATION, a Delaware corporation (“Parent”); SPARTA ACQUISITION SUB, INC., a California corporation and a wholly-owned direct or indirect subsidiary of Parent (“Acquisition Sub”); and SONIC SOLUTIONS, a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, Acquisition Sub shall make an exchange offer (such exchange offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock, at the election of the holder thereof and subject to the adjustments set forth in Section 1.1(b) – (d) and (i): (i) for each share of Company Common Stock with respect to which a Cash Election has been made, the Per Share Cash Election Consideration and (ii) for each share of Company Common Stock with respect to which a Parent Stock Election has been made, the Per Share Stock Election Consideration (each as defined in Section 1.1(b)).

C. After acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub shall, on the terms and subject to the conditions set forth herein, merge (the “Merger”) with and into the Company.

D. Subject to Section 7.2, immediately following the Merger, Parent shall cause the Surviving Corporation to be merged (the “Second Merger” and together with the Merger, the “Mergers”) with and into a wholly owned limited liability company Subsidiary of Parent (“Merger Sub II”).

E. Parent, Acquisition Sub and the Company intend for federal income tax purposes that this Agreement constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the Treasury Regulations promulgated under the Code.

F. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain shareholders of the Company are executing and delivering shareholder agreements in favor of Parent and Acquisition Sub (the “Shareholder Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE OFFER

1.1 Conduct of the Offer.

(a) Parent shall cause Acquisition Sub to, and Acquisition Sub shall, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as soon as reasonably practicable after the date of this Agreement. Notwithstanding the foregoing, Acquisition Sub shall not be required to commence the Offer if the Company shall not be prepared to file with the SEC immediately following commencement of the Offer, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9 (as defined in Section 1.2(d)). The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange

Act, is referred to in this Agreement as the “Offer Commencement Date.” In the Offer, each share of Company Common Stock accepted by Acquisition Sub in accordance with the terms of the Offer shall, subject to the adjustments set forth in Section 1.1(c), (d) and (i), be exchanged for the right to receive from Acquisition Sub, at the election of the holder of such share of Company Common Stock pursuant to Section 1.1(b): (i) the Per Share Cash Election Consideration or (ii) the Per Share Stock Election Consideration, in each case without interest. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (x) accept for exchange all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Per Share Cash Election Consideration or Per Share Stock Election Consideration, as applicable, in exchange for each share of Company Common Stock accepted for exchange pursuant to the Offer.

(b) Subject to Sections 1.1(c), (d) and (i), each holder of shares of Company Common Stock shall be entitled to elect (i) the number of shares of Company Common Stock as to which such holder desires to make a Cash Election and (ii) the number of shares of Company Common Stock as to which such holder desires to make a Parent Stock Election. Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been validly made and not revoked or lost shall be exchanged for $14.00 in cash, without interest (the “Per Share Cash Election Consideration”), subject to adjustment in accordance with Section 1.1(c). Each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Parent Stock Election”) has been validly made and not revoked or lost shall be exchanged for .2489 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Per Share Stock Election Consideration”), subject to adjustment in accordance with Section 1.1(c). Any shares of Company Common Stock which are validly tendered in the Offer and not withdrawn, and which are not the subject of a valid Election (a “No Election Share”), shall be treated in accordance with Section 1.1(d). Any Cash Election or Parent Stock Election shall be referred to herein as an “Election.” All Elections shall be made on a form furnished by Acquisition Sub for that purpose, which form may be part of the letter of transmittal accompanying the Offer. In order to be deemed an effective Election, any such Forms of Election must be delivered to Acquisition Sub, together with any shares of Company Common Stock validly tendered, on or prior to the Expiration Date. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.

(c) Notwithstanding anything herein to the contrary:

(i) the maximum aggregate amount of cash payable pursuant to the Offer shall be (A) $7.70, without interest in cash (the “Cash Component”) multiplied by (B) the total number of shares of Company Common Stock that are validly tendered and accepted for purchase pursuant to the Offer (the “Maximum Cash Consideration”);

(ii) the maximum aggregate amount of Parent Common Stock issuable pursuant to the Offer shall be (A) .112 (the “Applicable Fraction”) multiplied by (B) the total number of shares of Company Common Stock that are validly tendered and accepted for exchange pursuant to the Offer (the “Maximum Stock Consideration”);

(iii) if the total number of Cash Elections would require aggregate cash payments in excess of the Maximum Cash Consideration, such Elections shall be subject to proration as follows: for each Cash Election, the number of shares of Company Common Stock that shall be converted into the right to receive the Per Share Cash Election Consideration shall be (A) the total number of shares of Company Common Stock subject to such Cash Election multiplied by (B) the Cash Proration Factor, rounded down to the nearest share of Company Common Stock. The “Cash Proration Factor” means a fraction (1) the numerator of which shall be the Maximum Cash Consideration and (2) the denominator of which shall be the product of the aggregate number of shares of Company Common Stock subject to all Cash Elections made by all holders of shares of Company Common Stock, multiplied by the Per Share Cash Election Consideration. The shares of Company Common

Stock subject to such Cash Election that were not converted into the right to receive the Per Share Cash Election Consideration in accordance with this Section 1.1(c)(iii) shall be converted into the right to receive the Per Share Stock Election Consideration. All prorations resulting from this Section 1.1(c)(iii) shall be applied on a pro rata basis, such that each holder who tenders shares of Company Common Stock subject to a Cash Election bears its proportionate share of the proration, based on the percentage of all shares of Company Common Stock subject to Cash Elections tendered by all holders that is reflected by the total shares of Company Common Stock subject to a Cash Election tendered by such holder.

(iv) if the total number of Parent Stock Elections would require the issuance in the aggregate of a number of shares of Parent Common Stock in excess of the Maximum Stock Consideration, such Elections shall be subject to proration as follows. For each Parent Stock Election, the number of shares of Company Common Stock that shall be converted into the right to receive the Per Share Stock Election Consideration shall be (A) the total number of shares of Company Common Stock subject to such Parent Stock Election multiplied by (B) the Parent Stock Proration Factor, rounded down to the nearest share of Company Common Stock. The “Parent Stock Proration Factor” means a fraction (1) the numerator of which shall be the Maximum Stock Consideration and (2) the denominator of which shall be the product of the aggregate number of shares of Company Common Stock subject to all Parent Stock Elections made by all holders of shares of Company Common Stock, multiplied by the Per Share Stock Election Consideration. The shares of Company Common Stock subject to such Parent Stock Election that were not converted into the right to receive the Per Share Stock Election Consideration in accordance with this Section 1.1(c) shall be converted into the right to receive the Per Share Cash Election Consideration. All prorations resulting from this Section 1.1(c) shall be applied on a pro rata basis, such that each holder who tenders subject to a Parent Stock Election bears its proportionate share of the proration, based on the percentage of all shares of Company Common Stock subject to Parent Stock Elections tendered by all holders that is reflected by the total shares of Company Common Stock subject to a Parent Stock Election tendered by such holder.

(d) Each share of Company Common Stock tendered but which is not the subject of a valid Election (a “No Election Share”) shall be deemed to be tendered subject to the following Elections:

(i) If the Cash Elections exceed the Maximum Cash Consideration such that proration of Cash Elections occur pursuant to Section 1.1(c)(iii), each No Election Share will be deemed tendered subject to a Parent Stock Election;

(ii) If the Parent Stock Elections exceed the Maximum Stock Consideration such that proration of Parent Stock Elections occurs pursuant to Section 1.1(c)(iv), each No Election Share will be deemed tendered subject to a Cash Election; and

(iii) If no proration occurs, each No Election Share will be deemed tendered in part subject to a Cash Election and in part subject to a Parent Stock Election. In such case, (A) 55% of the shares of Company Common Stock validly tendered in the Offer, reduced by the number of shares of Company Common Stock subject to valid Cash Elections (as adjusted pursuant to Sections 1.1(c)(iii) and 1.1(c)(iv)), shall be deemed to be subject to Cash Elections, and (B) 45% of the shares of Company Common Stock validly tendered in the Offer, reduced by the number of shares of Company Common Stock subject to valid Stock Elections (as adjusted pursuant to Sections 1.1(c)(iii) and 1.1(c)(iv)), shall be deemed to be subject to Stock Elections (it being understood that the sum of (A) and (B) shall equal the number of No Election Shares), and the related available cash consideration and Parent Common Stock consideration remaining after taking into account the affirmative Elections of holders will be allocated on a pro rata basis among holders who tendered No Election Shares such that the same percentage of a holder’s No Election Shares is treated as subject to a Cash Election as is so treated for each other holder of No Election Shares and the same percentage of a holder’s No Election Shares is treated as subject to a Stock Election as is so treated for each other holder of No Election Shares.

(e) The obligation of Acquisition Sub to accept for exchange (and the obligation of Parent to cause Acquisition Sub to accept for exchange) shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent or Acquisition Sub immediately prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, represents more than 50% of the Adjusted Outstanding Share Number (as defined below) and (ii) the other conditions set forth in Exhibit B. The Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions.” For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (2) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options, Company Warrants and other rights to acquire Company Common Stock that are outstanding immediately prior to the Acceptance Time.

(f) Acquisition Sub expressly reserves the right, in its sole discretion, to (i) increase the Per Share Cash Election Consideration, the Per Share Stock Election Consideration or the Per Share Consideration, as applicable, and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) except as set forth in Section 1.1(h)(ii), the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases any component of the Per Share Cash Election Consideration, the Per Share Stock Election Consideration or the Per Share Consideration, (3) except as set forth in Section 1.1(h)(ii), decreases the aggregate number of shares of Company Common Stock to be purchased by Acquisition Sub in the Offer, (4) imposes conditions to the Offer in addition to the Offer Conditions or modifies the existing Offer Conditions in a manner adverse to the shareholders of the Company, or (5) except as provided in Section 1.1(g), extends the expiration time of the Offer beyond the initial expiration time of the Offer.

(g) The Offer shall initially be scheduled to expire twenty (20) business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1, (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Acquisition Sub shall extend the Offer on one or more occasions, for additional successive periods of up to twenty (20) business days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Acquisition Sub be required or permitted, except to the extent consented to by the Company, to extend the Offer to a date later than June 22, 2011 (the “Outside Date”); provided, that if, at the Initial Expiration Date or at any subsequent date as of which the Offer is scheduled to expire (together with the Initial Expiration Date, the “Expiration Date”) (other than any such Expiration Date that follows an extension of the Offer pursuant to Section 1.1(h)(i)), all of the Offer Conditions (except for the Minimum Condition) are satisfied or have been waived, Acquisition Sub shall only be required to extend the Offer and its Expiration Date beyond the Initial Expiration Date or such subsequent Expiration Date for one or more successive periods in order to permit the satisfaction of all of the Offer Conditions for an aggregate of sixty (60) days and (ii) Acquisition Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. In addition, if on any Expiration Date any Offer Condition (other than the Minimum Condition) is not satisfied, but such Offer Condition is reasonably capable of being satisfied at or prior to the Outside Date, then, at the written request of the Company, Parent and Acquisition Sub shall extend the Offer from time to time for a period or periods not to exceed 10 business days each; provided, that Parent and Acquisition Sub shall not be required to so extend the Offer beyond the Outside Date. For the avoidance of doubt, if, at any Expiration Date, all of the Offer Conditions have been satisfied or waived in writing by Parent and this Agreement has not otherwise been terminated in accordance with its terms, subject to Section 1.1(h)(i), Acquisition Sub shall promptly accept for exchange, and deliver the Per Share Cash Election Consideration or Per Share Stock Election Consideration, as applicable, for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement.

(h) Notwithstanding anything to the contrary set forth in Section 1.1(g), if, at any Expiration Date, all of the Offer Conditions (including the Minimum Condition) shall have been satisfied or have been waived, but the number of shares of Company Common Stock validly tendered in the Offer and not properly withdrawn is less than that number of shares of Company Common Stock which, when added to the number of shares of Company Common Stock that may be issued pursuant to the Top-Up Option in compliance with Section 1.4, would represent at least one (1) share of Company Common Stock more than ninety percent (90%) of the Adjusted Outstanding Share Number (the “Short-Form Merger Threshold”), then in such case Acquisition Sub may at any time, or from time to time, in its sole and absolute discretion, without the consent of the Company:

(i) extend the Offer for one (1) or more successive periods as determined by Acquisition Sub of up to twenty (20) business days per extension (with the length of such periods to be determined by Parent) until the Outside Date in order to permit additional shares of Company Capital Stock to be tendered into the Offer such that the Short-Form Merger Threshold may be attained; provided, however, that notwithstanding any other provision of this Agreement, in the event Acquisition Sub elects to extend the Offer pursuant to, and in accordance with, this Section 1.1(h)(i), then each of Parent and Acquisition Sub shall be deemed to have irrevocably waived all of the Offer Conditions (other than the Offer Condition contemplated by clause (c) of Exhibit B, which shall remain in full force and effect) and its right to terminate this Agreement pursuant to Sections 8.1(c), 8.1(f), or 8.1(h) (it being acknowledged and agreed that (A) notwithstanding such irrevocable waiver, without the prior written consent of the Company, neither Parent nor Acquisition Sub shall be permitted to accept for payment (or pay for) any shares of Company Common Stock that are tendered in the Offer unless the Minimum Condition is satisfied at such time; (B) during any extension of the Offer pursuant to this Section 1.1(h)(i), the Company shall not exercise any remedies against Parent or Acquisition Sub for failure to accept for payment (or pay for) any shares of Company Common Stock that are tendered in the Offer; and (C) if at the Outside Date, the Minimum Condition is satisfied, Acquisition Sub shall promptly accept for exchange, and deliver the Per Share Cash Election Consideration or Per Share Stock Election Consideration, as applicable, for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement);

(ii) (A) amend the Offer and the Offer Documents (but only to the extent required by applicable Legal Requirements) to reduce the Minimum Condition to such number of shares of Company Common Stock (the “Reduced Purchase Amount”) such that following the purchase of shares of Company Common Stock in the Offer, Parent and its wholly owned subsidiaries, including Acquisition Sub, would own forty-nine and nine-tenths percent (49.9%) of the shares of Company Common Stock then outstanding and (B) purchase, on a pro rata basis based of the shares of Company Common Stock actually deposited in the Offer as of such Expiration Date by each holder of shares of Company Common Stock, shares of Company Common Stock representing the Reduced Purchase Amount in the Offer; provided, however, that notwithstanding any other provision of this Agreement, in the event Acquisition Sub purchases a number of shares of Company Common Stock equal to the Reduced Purchase Amount pursuant to and in accordance with this Section 1.1(h)(ii), then, without the prior written consent of Parent and Acquisition Sub, at all times prior to the termination of this Agreement, the Company shall take no action whatsoever (including the redemption of any shares of Company Common Stock) that would have the effect of increasing the percentage of direct or indirect ownership of shares of Company Common Stock by Parent and its controlled affiliates, including Acquisition Sub, in excess of forty-nine and nine-tenths percent (49.9%); or

(iii) purchase all shares of Company Common Stock that have been tendered and not withdrawn as of such Expiration Date and, subject to compliance with CGCL, either (A) elect to prepare and file a permit application under Section 25142 of the CGCL and a related information statement or other disclosure document (together, a “Permit Application”) and request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the CGCL (a “Fairness Hearing”) in order to consummate the Merger and pay for each share of Company Common Stock outstanding immediately prior to the Effective Time the consideration specified in Section 2.5(a)(iii) of this Agreement, (B) elect to consummate the Merger and pay for each share of Company Common Stock outstanding immediately prior to the Effective Time the consideration specified in Section 2.5(a)(iv) of this Agreement or (C) elect to consummate the Merger and pay for each share of Company Common Stock outstanding immediately prior to the Effective Time the consideration specified in Section 2.5(a)(iii) of this Agreement by obtaining the affirmative vote of the holders of all of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting.

(i) No fractional shares of Parent Common Stock shall be issued in connection with the Offer, and no certificates or scrip for any such fractional shares shall be issued in connection with the Offer. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Offer (after aggregating all fractional shares of Parent Common Stock issuable to such holder in the Offer) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing trading price of a share of Parent Common Stock as reported on the NASDAQ Global Select Market on the trading day immediately before the date on which the Acceptance Time occurs.

(j) As soon as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Legal Requirements. Parent and Acquisition Sub shall use reasonable best efforts to cause the Registration Statement and the Offer Documents to comply in all material respects with the applicable Legal Requirements. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Acquisition Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by the applicable Legal Requirements, each of Parent, Acquisition Sub and the Company shall use reasonable best efforts (1) to correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (2) to take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(j). Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Mergers. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

(k) Between the date of this Agreement and the Acceptance Time, (i) if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Cash Election Consideration and the Per Share Stock Election Consideration, as the case may be, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (ii) if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Applicable Fraction or the Per Share Stock Election Consideration, as applicable, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

1.2 Company Actions.

(a) The Company consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Mergers, are fair to and in the best interests of the Company’s shareholders, (ii) adopted and approved this Agreement, the Offer, the Mergers and the other Contemplated Transactions, in accordance with the requirements of the General Corporation Law of California (the “CGCL”), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (to the extent necessary) adopt this Agreement, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that would otherwise apply to the Shareholder Agreements, the Offer, the Mergers or any of the other Contemplated Transactions. Subject to Sections 1.2(b) and 1.2(c): (1) the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (2) the Company agrees that the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and that no resolution of the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent and Acquisition Sub if it shall no longer be unanimous).

(b) Notwithstanding anything in this Agreement to the contrary, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and Acquisition Sub at any time prior to the Acceptance Time if: (i) an Acquisition Proposal is made that did not result directly or indirectly from a breach of this Section 1.2 or Section 5.3; (ii) on or prior to the date two (2) business days prior to the date of any meeting of the Company’s board of directors at which such board of directors will consider whether such Acquisition Proposal may constitute, or may reasonably be expected to lead to, a Superior Proposal or whether such Acquisition Proposal may require the Company to withdraw or modify the Company Board Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Acquisition Proposal; (iii) the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), (A) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute, or be reasonably likely to result in, a Superior Proposal and (B) that in light of such Acquisition Proposal, the failure to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (iv) the Company delivers to Parent a Superior Proposal Notice in accordance with Section 5.3(f) with respect to such Acquisition Proposal (including as an attachment the Specified Definitive Acquisition Agreement (as defined in Section 5.3(f)) and otherwise complies fully with the notice, negotiation and other requirements set forth in Section 5.3(f); and (v) following the negotiation period(s) described in Section 5.3(f), the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of any negotiations contemplated by Section 5.3(f), that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, the failure to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub would reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements.

(c) Notwithstanding anything to the contrary contained in Section 1.2(a), the Company Board Recommendation may also be withdrawn or modified in a manner adverse to Parent and Acquisition Sub at any time prior to the Acceptance Time if: (i) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to the Company but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) neither the Company nor any member of the board of directors or person identified as having “Knowledge” in the Disclosure Schedule had knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of this Agreement; (iii) on or prior to the date two (2) business days prior to the date of any meeting of the Company’s board of directors at which such board of directors will consider whether such Intervening Event may require the Company to withdraw or modify the Company Board Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (iv) the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that, in light of such Intervening Event, the failure to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent or Acquisition Sub at any time within the period of three (3) business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that the failure to withdraw or modify the Company Board Recommendation in light of such Intervening Event would reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (vi) during such three (3) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that no withdrawal or modification of the Company Board Recommendation is legally required as a result of such Intervening Event; and (vii) at the end of such three (3) business day period, the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s shareholders under applicable Legal Requirements in light of such Intervening Event (taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of the negotiations contemplated by clause “(vi)” above).

(d) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject only to Sections 1.2(b) and 1.2(c), shall reflect the Company Board Recommendation. The Company shall reasonable best efforts to cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company reasonably determines to be appropriate. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9 and shall use reasonable best efforts to respond promptly to any such comments. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Legal Requirements, (i) each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock.

(e) The Company shall promptly provide to Parent (i) a list of the Company’s shareholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Mergers. Except as may be required by applicable Legal Requirements or legal process, and except as may be necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

1.3 Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company’s board of directors, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (giving effect to any increase in the size of the Company’s board of directors effected pursuant to this Section 1.3(a)); by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub (including all shares of Company Common Stock accepted for exchange pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding; provided, however, that in all events the minimum number of the members of the Company’s board of directors shall be five (5) and Parent’s designees shall be of such number so as to constitute at least a majority of the members of the Company’s board of directors, including in the circumstance where the number of shares of Company Common Stock purchased in the Offer shall have been reduced to the Reduced Purchase Amount in the manner contemplated by Section 1.1(h)(ii). Promptly following a request from Parent, the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s board of directors; provided that the size of the Company’s board of directors may not exceed nine members, as provided in the Company’s Restated Bylaws. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also use reasonable best efforts, as permitted by all applicable Legal Requirements (including the rules of the NASDAQ Global Market), to: (A) obtain and deliver to Parent the resignation of each individual who is an officer of the Company; and (B) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Company’s board of directors and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company. Notwithstanding the provisions of this Section 1.3, at all times prior to the Effective Time (as defined in Section 2.3), at least two (2) of the members of the Company’s board of directors designated by the Company prior to the Acceptance Time shall be individuals who were directors of the Company on the date of this Agreement and who are independent directors for purposes of the continued listing requirements of Nasdaq (“Independent Directors”); provided, however, that if at any time prior to the Effective Time there shall be only one Independent Director serving as a director of the Company for any reason, then the Company’s board of directors shall, subject to the following sentence, cause an individual selected by the remaining Independent Director to be appointed to serve on the Company’s board of directors (and such individual shall be deemed to be an Independent Director for all purposes under this Agreement). The Company shall designate, prior to the Acceptance Time, two alternate Independent Directors that the board of directors of the Company shall appoint in the event of death, disability or resignation of the Independent Directors, each of whom shall, following such appointment to the Company’s board of directors, be deemed to be an Independent Director of the Company.

(b) In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company’s board of directors, each of the Company and Parent shall use its reasonable best efforts to promptly take all actions, and the Company shall cause to be included in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c) Following the election or appointment of Parent’s designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time, if the taking of any of the following actions would reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub), each of the following actions may be effected only if there are on the Company’s board of directors one or more Independent Directors and such action is approved by a majority of such Independent Directors: (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Mergers, or the articles of incorporation or bylaws of the Company; (ii) termination of this Agreement by the Company; (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company’s rights under this Agreement; or (iv) other consent or action by the Company with respect to the Offer, the Mergers or any of the other Contemplated Transactions. To the extent permitted under applicable Legal Requirements, until the Effective Time, (1) the approval of any of the foregoing actions by a majority of the Independent Directors shall constitute the valid authorization of the Company’s board of directors with respect to such action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such actions and (2) in addition to any requirements under the Company’s articles of incorporation and bylaws, any quorum of the Company’s board of directors for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the attendance of at least one Independent Director.

1.4 Top-Up Option.

(a) The Company grants to Parent and Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company an aggregate number of newly issued shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Acquisition Sub or any other Subsidiaries of Parent at the time of exercise of the Top-Up Option, constitutes at least one (1) share of Company Common Stock more than ninety percent (90%) of the Adjusted Outstanding Share Number immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not reserved or subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The obligation of the Company to issue and deliver shares pursuant to the Top-Up Option is subject only to the condition that no legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares in respect of such exercise shall be in effect.

(b) The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time at or within five (5) Business Days after the Acceptance Time. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by an amount equal to the Per Share Cash Election Consideration. Such purchase price may be paid by Parent or Acquisition Sub, at its election, either entirely in cash or by executing and delivering to the Company a full recourse promissory note, secured to the extent required by California Legal Requirements, having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution thereof and may be prepaid without premium or penalty.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price and (iii) the place, date and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Sub is to take place. At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares or, at Parent or Acquisition Sub’s request or otherwise if the Company does not then have certificated shares, the applicable number of uncertificated shares represented by book-entry (“Book-Entry Shares”).

(d) Parent and Acquisition Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Acquisition Sub represent and warrant to the Company that Acquisition Sub is, or will be upon the purchase of the Top-Up Option shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

Section 2. THE MERGERS

2.1 Merger of Acquisition Sub into the Company. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7. Subject to the provisions of this Agreement, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated by causing an agreement of merger and officers’ certificate or other appropriate documents (in any such case, the “Agreement of Merger”) to be filed with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL. The Merger shall become effective upon the filing of the Agreement of Merger and officers’ certificate with the Secretary of State of the State of California or at such subsequent time or date as Acquisition Sub and the Company shall agree and specify in the Agreement of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

2.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety immediately after the Effective Time to conform to the Articles of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Sonic Solutions”;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any holder of shares of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then owned of record by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(a)(iv), 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share) the Per Share Consideration;

(iv) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, in the event that Parent elects to consummate the Merger in accordance with Section 1.1(h)(iii)(B), each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share) the Per Share Stock Election Consideration; and

(v) each share of the common stock, $0.001 par value per share, of Acquisition Sub then outstanding shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Between the date of this Agreement and the Effective Time, (i) if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration or the Per Share Stock Consideration, as applicable, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (ii) if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Applicable Fraction or Per Share Stock Consideration, as applicable, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued in connection with the Merger. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder in the Merger) shall, in lieu of such fraction of a share and upon surrender of such holder’s Stock Certificate(s) (as defined in Section 2.6(b)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing trading price of a share of Parent Common Stock as reported on the NASDAQ Global Select Market on the trading day immediately before the date on which the Effective Time occurs.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) if applicable, cash in an amount equal to the cash payable pursuant to Section 2.5(a)(iii) as the Cash Component of the Per Share Consideration, (ii) certificates representing any shares of Parent Common Stock issuable pursuant to Section 2.5(a)(iii) or Section 2.5(a)(iv) and (iii) cash sufficient to make any payments in lieu of fractional shares of Parent Common Stock in accordance with Section 2.5(c), in each case assuming no holder of Company Common Stock perfects dissenters’ rights under Chapter 13 of the CGCL. The cash amounts and any shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in money market funds or similar short-term liquid investments.

(b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Stock Certificates, a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares. Upon surrender of a Stock Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the consideration deliverable to such holder pursuant to Section 2.5(a)(iii) or Section 2.5 (a)(iv), as applicable, and any cash payment in lieu of a fractional share of Parent Common Stock in accordance with Section 2.5(c), and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Per Share Consideration or the Per Share Stock Election Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration with respect thereto, require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to any shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Stock Certificate in accordance with this Section 2.6 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the first anniversary of the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for delivery of consideration in connection with the Merger. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts or shares of Parent Common Stock delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) At the Effective Time, holders of Stock Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(f) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) If any Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective or (ii) the date immediately prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7 Dissenters’ rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held of record by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly exercised dissenters’ rights in accordance with Chapter 13 of the CGCL (collectively, the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the Per Share Consideration or Per Share Stock Election Consideration, as applicable, in accordance with Section 2.5(a). Such shareholders shall be entitled to receive payment of the “fair market value” of such Dissenting Company Shares held by them in accordance with the provisions of such Chapter 13, except that all Dissenting Company Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Chapter 13 shall, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, automatically be converted into and shall represent only the right to receive (upon the surrender of the Stock Certificate representing such share) the Per Share Consideration or Per Share Stock Election Consideration, as applicable, in accordance with Section 2.5(a).

(b) The Company shall give Parent (i) prompt notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Chapter 13 of the CGCL and (B) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Company Shares and to the fullest extent permitted by applicable Legal Requirements, the fair value of the Dissenting Company Shares shall be determined in accordance with Chapter 13 of the CGCL without regard to the Top-Up Option, the shares of Company Common Stock issuable upon exercise of the Top-up Option or any promissory note delivered by Acquisition Sub to the Company in payment for the shares of Company Common Stock issuable upon exercise of the Top-Up Option.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

2.9 Second Merger. Immediately following the Merger, Parent shall cause the Surviving Corporation to be merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Parent.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Acquisition Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the disclosures in the Company SEC Documents on file with the SEC as of the date of this Agreement to the extent that the relevance of such disclosures to a particular representation and warranty below is readily apparent on the face of such disclosure, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature; (b) the exceptions and disclosures set forth in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (c) any exception or disclosure explicitly cross-referenced in such part or subpart of the Disclosure Schedule by reference to another part or subpart of the Disclosure Schedule; and (d) any exception or disclosure set forth in any other part or subpart of the Disclosure Schedule to the extent it is readily apparent on the face, and from the wording, of such exception or disclosure that such exception or disclosure applies to such other representation and warranty):

3.1 Due Organization; Etc.

(a) Each of the Acquired Corporations is a corporation or other business entity duly organized, validly existing and in good standing (except for any jurisdiction that does not recognize such concept) under the Legal Requirements of the jurisdiction where it was incorporated or organized and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Acquired Corporations is qualified to do business as a foreign corporation or other corporate entity, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Except as set forth in Part 3.1(c) of the Disclosure Schedule, the Company has no Subsidiaries, and does not own directly or indirectly any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(c) of the Disclosure Schedule. None of the Acquired Corporations has agreed nor is any Acquired Corporation obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity other than another Acquired Corporation. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Articles of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents (collectively the “Charter Documents”) of each of the Acquired Corporations, each as currently in effect. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by the Company and applicable to the Acquired Corporations. None of the Acquired Corporations has violated any of its Charter Documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 49,263,927 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a)(ii) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is the Company bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 3.3(a)(iii) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options).

(b) As of the date of this Agreement: (i) 8,342,626 shares of Company Common Stock are subject to issuance pursuant to Company Options; and (ii) 7,800,489 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. Part 3.3(b) of the Disclosure Schedule sets forth with respect to each Company Option outstanding as of December 17, 2010, the following information: (A) the particular plan pursuant to which such Company Option was granted; (B) the name of the holder of such Company Option; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the per share exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any Company Options may be, or have been, granted by the Company, and the forms of all stock option agreements evidencing such Company Options. No Company Option has been granted to any Person since December 17, 2010, until the date of this Agreement. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option; all grants of Company Options were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company other than as set forth in Part 3.3(b) and (c) of the Disclosure Schedule. No shares of Company Restricted Stock are outstanding.

(c) As of the date of this Agreement, 246,916 shares of Company Common Stock are subject to issuance pursuant to Company Restricted Stock Units. Part 3.3(c) of the Disclosure Schedule sets forth with respect to each Company Restricted Stock Unit outstanding as of December 17, 2010, the following information: (i) the particular plan pursuant to which such Company Restricted Stock Unit was granted; (ii) the name of the holder of such Company Restricted Stock Unit; (iii) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit; (iv) the date on which such Company Restricted Stock Unit was granted; (v) the applicable vesting and settlement and/or delivery schedule for such Company Restricted Stock Unit, whether the vesting is time or performance based, and the extent to which such Company Restricted Stock Unit is vested and/or has settled; and (vi) the date on which such Company Restricted Stock Unit expires. No Company Restricted Stock Unit has been granted to any Person since December 17, 2010, until the date of this Agreement. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any Company Restricted Stock Units may be, or have been, granted by the Company, and the forms of all restricted stock unit agreements evidencing such Company Restricted Stock Units. The base appreciation amount of each Company Restricted Stock Unit is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Restricted Stock Unit. All grants of Company Restricted Stock Units were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(d) As of the date of this Agreement, 668,711 shares of Company Common Stock are subject to issuance pursuant to Company Warrants. Part 3.3(d) of the Disclosure Schedule sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (A) the name of the holder of such Company Warrant; (B) the number of shares of Company Capital Stock subject to such Company Warrant; (C) the per share exercise price (if any) of such Company Warrant; (D) the date on which such Company Warrant was granted; (E) the applicable vesting schedule, if any, and the extent to which such Company Warrant is vested and exercisable; and (F) the date on which such Company Warrant expires. The Company has Made Available to Parent accurate and complete copies of all Company Warrants and all related agreements. All grants of Company Warrants were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents in accordance with GAAP.

(e) Except as set forth in this Section 3.3 and Parts 3.3(b), 3.3(c) and 3.3(d) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock or other securities of the Company; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities.

(f) All outstanding shares of Company Capital Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

3.4 SEC Filings; Internal Controls and Procedures; Financial Statements.

(a) The Company and each of its previously publicly reporting Subsidiaries have filed with the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by them, respectively, with the SEC since April 1, 2008, and all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis (subject to compliance with Rule 12b-25 under the Exchange Act). The Company has Made Available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that: (i) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(c) The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2010, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of March 31, 2010. Since March 31, 2010, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; (C) any claim or allegation regarding any of the foregoing; or (D) any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries.

(e) The Company’s auditor has at all times since its retention by the Company to act as its auditor been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(f) Part 3.4(f) of the Disclosure Schedule lists all securitization transactions, special purpose entities, unconsolidated Subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since April 1, 2008. The Company does not have any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(h) The Company is in compliance with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, (ii) the applicable listing requirements of the NASDAQ Global Market, and (iii) the applicable provisions of the Sarbanes-Oxley Act, and has not since June 17, 2008 received any notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC, the listing requirements of the NASDAQ Global Market or the applicable provisions of the Sarbanes-Oxley Act.

3.5 Absence of Changes. Except as set forth in Part 3.5 of the Disclosure Schedule, since the date of the Company Unaudited Balance Sheet:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(c) none of the Acquired Corporations has : (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Acquired

Corporation following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements; or (iii) made capital contributions or otherwise permanently invested cash in any other Acquired Corporation;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or upon the valid settlement of Company Restricted Stock Units); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Disclosure Schedule or any Company Restricted Stock Unit described in Part 3.3(c) of the Disclosure Schedule; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Equity Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to any of the Charter Documents of any of the Acquired Corporations, and none of the Acquired Corporations has affected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has: (i) entered into, become bound by or permitted any of the assets owned or used by it to become bound by any Company Contract that constitutes a Material Contract (as defined in Section 3.10); or (ii) amended or terminated, waived or exercised any material right or remedy under, any Company Contract that constitutes a Material Contract;

(h) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(i) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(j) none of the Acquired Corporations has: (i) made any pledge of any of its assets; or (ii) otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business and consistent with past practices;

(k) none of the Acquired Corporations has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness (other than indebtedness for reimbursement of expenses made in the ordinary course of business);

(l) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(m) there has been no violation of, and neither the Company’s board of directors nor any committee of the Company’s board of directors has granted any waiver with respect to, the Company’s Code of Business Conduct and Ethics;

(n) none of the Acquired Corporations has changed any of its methods of accounting, accounting practices or accounting policies in any material respect, except as required by GAAP or the SEC;

(o) none of the Acquired Corporations has changed any internal control over financial reporting that could materially affect, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(p) none of the Acquired Corporations has made any material Tax election or entered into a closing agreement to settle a material tax audit or controversy;

(q) none of the Acquired Corporations has commenced, been served with, received a written notice or, to the Knowledge of the Company, any other communication with respect to or settled any material Legal Proceeding to which it is or was a party, and no event, change or circumstance with respect to any Legal Proceeding has occurred or arisen that requires accrual of liability pursuant to GAAP;

(r) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have or result in, a Company Material Adverse Effect;

(s) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(t) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(s)” above.

3.6 Title to Assets. Each of the Acquired Corporations owns, and has good and valid title to, all assets purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any Encumbrance for current taxes not yet due and payable; (ii) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations; and (iii) liens described in Part 3.6 of the Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including (A) all assets reflected as leased on the Company Unaudited Balance Sheet, and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations (except for leases that have expired by their terms), and enjoy undisturbed possession of such leased assets. Notwithstanding anything to the contrary in this representation, the only representations with respect to the matters set forth in Sections 3.8 and 3.9 are contained in such representations.

3.7 Receivables; Customers; Inventories; Cash.

(a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Company Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 7, 2010, and have not yet been collected): (i) represent obligations of customers of the Acquired Corporations arising in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $1,200,000 in the aggregate).

(b) Part 3.7(b) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than 5% of the consolidated gross revenues of the Company in the fiscal year ended March 31, 2010, or for more than 5% of the consolidated gross revenues of the Company in the Company’s fiscal quarter ended September 30, 2010, and, to the Company’s Knowledge, none of the Acquired Corporations has received any written notice or other communication indicating that any customer listed in Part 3.7(b)(A) of the Disclosure Schedule may cease dealing with any of the Acquired Corporations.

(c) The inventory of the Acquired Corporations reflected on the Company Unaudited Balance Sheet was, as of October 7, 2010, and the current inventory of each of the Acquired Corporations is, in usable and saleable condition in the ordinary course of business.

(d) The cash equivalents, short-term and long-term investments of each of the Acquired Corporations are liquid and unimpaired. The Company Unaudited Balance Sheet accurately reflects the fair market value of the cash equivalents, short-term and long-term investments of the Acquired Corporations as of October 7, 2010. None of the cash, cash equivalents, short-term or long-term investments of any of the Acquired Corporations is subject to any restriction or other Encumbrance. Neither the Company or Acquired Corporations has changed its investment policy nor made any investment inconsistent with its investment policy.

3.8 Real Property; Equipment; Leasehold.

(a) None of the Acquired Corporations owns any real property. Part 3.8(a) of the Disclosure Schedule sets forth an accurate and complete list of each real property lease pursuant to which any of the Acquired Corporations leases real property from any other Person (all real property leased to any of the Acquired Corporations, including all buildings, structures, fixtures and other improvements leased to any of the Acquired Corporations, are referred to as the “Leased Real Property.”) and the Company has Made Available copies of all such leases. The present use and operation of the Leased Real Property by the Acquired Corporations is authorized by, and is in compliance in all material respects with, all zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. There is no Legal Proceeding pending, and to the Knowledge of the Company no Legal Proceeding has been threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Leased Real Property by the Acquired Corporations. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Leased Real Property by the Acquired Corporations. None of the Acquired Corporations has granted or is a party to any subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person, and there is no Person in possession of or with a right to occupy any of the Leased Real Property other than the Acquired Corporations.

(b) All material items of equipment and other material tangible assets owned by or leased to any of the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule accurately identifies and describes the following:

(i) In Part 3.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has, or purports to have, an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the name of the specific Acquired Corporation that has, or purports to have, the foregoing interest in each such item of Registered IP (it being agreed that the information to be delivered pursuant to this subsection (B) may be provided in a supplement to the Disclosure Schedule within seven (7) days after the date of this Agreement); (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (D) all Legal Proceedings or actions before any Governmental Body (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) relating to each item of Registered IP required to be listed in (A) above; (E) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (F) identifies all material Web addresses, Web sites, and domain names that are part of the Company IP.

(ii) (A) In Part 3.9(a)(ii)(A) of the Disclosure Schedule: all Company Contracts granting a license to any material Intellectual Property Rights or Intellectual Property to any of the Acquired Corporations where such material Intellectual Property Rights or Intellectual Property is either incorporated in a Company Product or is used in the performance, operation, design, development, or manufacturing of a Company Product (the foregoing are collectively referred to as, the “In-bound Licenses”). (B) The Company has Made Available to Parent an accurate and complete copy of each Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule. Each such Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule is valid and in full force and effect and none of the Acquired Corporations has breached any such Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule. Except as set forth in Part 3.9(a)(ii)(B) of the Disclosure Schedule, each such Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule, is assignable by the Company in connection with the consummation of the Contemplated Transactions without the consent of any person or other restrictions or limitations on assignment.

(iii) (A) In Part 3.9(a)(iii)(A) of the Disclosure Schedule: each material Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (x) any Intellectual Property Rights in any of the Company Products, (y) any Company IP that is Registered IP, or (z) any other Intellectual Property that is material to the operation of the business (including the performance, operation, design, development, or manufacturing of any of the Company Products) of any of the Acquired Corporations as currently conducted (for purposes of this Agreement, a covenant not to sue or assert infringement claims shall be deemed to be equivalent to a license) (the foregoing are collectively referred to as, “Out-bound Licenses”). (B) The Company has Made Available to Parent an accurate and complete copy of each Company Contract identified, or required to be identified, in Part 3.9(a)(iii)(A) of the Disclosure Schedule. Except as set forth in Part 3.9(a)(iii)(B) of the Disclosure Schedule and identified as applicable to subpart (1) or, (2) as follows: (1) none of such Company Contracts identified, or required to be identified, in Part 3.9(a)(iii)(A) of the Disclosure Schedule, grants any Person exclusive rights in any Company Product or Company IP, and (2) each such Company Contract identified, or required to be identified, in Part 3.9(a)(iii)(A) of the Disclosure Schedule, is assignable by Company in connection with the consummation of the Contemplated Transactions without the consent of any person or other restrictions or limitations on assignment.

(b) The Company has Made Available to Parent a complete and accurate copy of each standard form of the following Company Contracts: (i) any Contract or terms and conditions for the sale, lease, license or provisioning of any Company Product (in connection with quotations, purchase orders, purchase order acknowledgments, invoices or otherwise); (ii) any purchase or supply Contract for the sale to any of the Acquired Corporations of any part or component of any Company Product; (iii) any reseller, sales representative or distribution Contract for the sale or distribution of any Company Product; (iv) any Contract with any Company Associate containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (v) any consulting or independent contractor Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or pertaining to the design or development of any Company Product.

(c) The Acquired Corporations exclusively own all right, title and interest to and in any material Company IP (other than (A) Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Corporations, as identified in Part 3.9(a)(ii)(A) of the Disclosure Schedule, and (B) any commercially available third-party software that is licensed to any of the Acquired Corporations solely in executable or object code form pursuant to a non-exclusive internal use software license) free and clear of any Encumbrances (for purposes of clarity, not including licenses granted in the Out-bound Licenses pursuant to the Contracts listed in Part 3.9(a)(iii)(A) of the Disclosure Schedule and standard form Company Contracts in the standard form(s) Made Available under Section 3.9(b)). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to perfect the rights of the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii) Each former or current Company Associate who is or was involved in the creation or development of any Company IP used in any Company Product, or used in the performance, operation, design, development, or manufacturing of any Company Product, has signed a valid and enforceable agreement containing (A) an assignment of Intellectual Property Rights to the Acquired Corporation for which such Company Associate is or was an employee or independent contractor, and (B) confidentiality provisions protecting the Company IP. No Company Associate or any other Person has any “moral rights” in or to any Company IP used in any Company Product that has not otherwise been waived to the extent permitted by applicable Legal Requirements. To the Knowledge of the Company, no current Company Associate is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) The Acquired Corporations own or otherwise have valid licenses to, and except as set forth in Part 3.9(a)(ii)(B) of the Disclosure Schedule, immediately after the Closing the Surviving Corporation will, and after the consummation of all of the Contemplated Transactions the Merger Sub II will, continue to have, all material Intellectual Property Rights needed to design, develop, manufacture, maintain, market and/or sell the Company Products and/or needed for the performance or operation of any Company Product.

(iv) No former or current Company Associate and no current or former shareholder, officer, or director of the Acquired Corporations has any claim, right (whether or not currently exercisable), or interest to or in any Company IP used in any Company Product or used in the performance, operation, design, development, or manufacturing of any Company Product.

(v) Except as set forth in Part 3.9(c)(v) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision or any settlement, Legal Proceeding, Order or stipulation that in any way limits or restricts, or would limit or restrict, the ability of the Acquired Corporations to exploit, use, transfer, license, or exploit any Company IP, compete or engage in any kind of business, anywhere in the world, or, except for those licenses granted in the Out-Bound Licenses, assert or enforce any Company IP against any Person.

(vi) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP used in any Company Product.

(vii) The Acquired Corporations have taken commercially reasonable steps to maintain the confidentiality of all material Company IP held by the Acquired Corporations, or purported to be held by the Acquired Corporations, as a trade secret.

(viii) None of the Acquired Corporations is or ever was a member or promoter of, or a contributor to, any industry standard body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(ix) Except as set forth in the Part 3.9(c)(ix) of the Disclosure Schedule, none of the Acquired Corporations has transferred ownership of any item of Company IP incorporated in any Company Product, or otherwise used in the performance, operation, design, development, or manufacturing of any Company Product, to any other Person.

(d) All Company IP (other than pending applications) is valid, subsisting and enforceable. Without limiting the generality of the foregoing: (i) Each item of Company IP that is Registered IP is and at all times has been in material compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to obtain and maintain such item of Company IP in full force and effect have been made by the applicable deadline; (ii) no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP, in each case that is material to the business of any of the Acquired Corporations, has been abandoned or allowed to lapse (other than in response to a rejection by a Governmental Body), and all documents and instruments necessary to perfect the rights of the Acquired Corporations in such item of material Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; (iii) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any material Company IP is being or could reasonably be expected to be, contested or challenged; and (iv) to the Knowledge of the Company there is no basis for a claim that could reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any material Registered IP that is owned by the Acquired Corporations and material to the business of the Acquired Corporations, as currently conducted is invalid or unenforceable.

(e) Except as set forth in Part 3.9(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Shareholder Agreements, nor the consummation of the Offer or the Mergers or any of the other Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, impose or declare: (i) a loss of, or Encumbrance on, any material Company IP; (ii) an obligation to make any payment or royalties or the loss or acceleration of any payment or royalties; (iii) except as set forth in Section 3.9(a)(iii)(B) of the Disclosure Schedule, a breach, modification, cancellation, termination or suspension of any Contract listed or required to be listed in Part 3.9(a)(ii)(A) of the Disclosure Schedule or any other Company Contract that constitutes a Material Contract relating to any material Company IP; (iv) the release, disclosure or delivery of any material Company IP by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any license or other right with respect to any Intellectual Property Right or Intellectual Property owned or controlled by Parent or any of Parent’s Subsidiaries; or (vi) any restriction on pursuing any claim or enforcing any material Company IP in any Company Product or any Company IP used in the performance, operation, design, development, or manufacturing of any Company Product. All Company IP that is owned or purported to be owned by the Acquired Corporations is and after the consummation of the Offer or the Mergers or any of the other Contemplated Transactions will be fully transferable, alienable and licensable without restriction (subject to licenses previously granted in the Out-Bound Licenses) and without any payment of any kind to any Person.

(f) To the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating, (i) any material Company IP incorporated in any Company Product, or otherwise used in the performance, operation, design, development, or manufacturing of any Company Product, or (ii) any other material Company IP in any manner that might have a Company Material Adverse Effect. The Company has Made Available to the Parent a complete and accurate copy of each letter or other written electronic communication or correspondence that has been sent or otherwise delivered by any of the Acquired Corporations since April 1, 2008 alleging infringement or misappropriation of any Company IP, where such alleged infringement or misappropriation, if true, could reasonably be expected to have a Company Material Adverse Effect. Part 3.9(f) of the Disclosure Schedule provides a brief description of the current status of the matter referred to in each such letter, communication or correspondence.

(g) Except as set forth on Part 3.9(g) of the Disclosure Schedule, none of the Acquired Corporations, nor any of the Company Products, has since January 1, 2007 infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, has since January 1, 2007 been threatened in writing, against: (i) any of the Acquired

Corporations; or (ii) any Person that is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(h) Except as set forth in Part 3.9(h) of the Disclosure Schedule and except for the Acquired Corporations’ obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based on Company Products or products, software or components incorporated therein that are contained in Company Contracts entered into in the ordinary course of business, none of the Acquired Corporations has assumed, or agreed in writing to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (in each case where such obligation is extant as of the date of this Agreement).

(i) No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations that is material to the business of the Acquired Corporations (but not including any commercially available third-party software that is licensed to any of the Acquired Corporations solely in executable or object code form pursuant to a non-exclusive shrink wrap internal use software license) as currently conducted and currently planned by the Acquired Corporations to be conducted is pending or, to the Knowledge of the Company, has been threatened.

(j) No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) Except as set forth in Part 3.9(k) of the Disclosure Schedule: (i) no source code for any Company Product has been delivered, licensed or made available by the Acquired Corporations or any of their authorized licensees or designees (other than immaterial portions of source code provided for integration or interface purposes, including in conjunction with software development kits (SDKs)) to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Acquired Corporations; (ii) none of the Acquired Corporations is under any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Acquired Corporations; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure pursuant to an arrangement or obligation described above of any source code for any Company Product to any other Person who is not, as of the date of this Agreement, an employee or consultant of the Acquired Corporations.

(l) Except as set forth in Part 3.9(l) of the Disclosure Schedule, no Company Product (including any component thereof) or other Company Software used in the performance or operation of any Company Product, is subject to any Open Source License that by its terms (i) requires, or conditions the use or distribution of such Company Product or Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Product or other Company Software used in the performance or operation of any Company Product, or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Product or Company Software. If any item of Company Product or other Company Software used in the performance or operation of any Company Product, is subject to an Open Source License, then Part 3.9(l) of the Disclosure Schedule shall accurately set forth for each such item the Company Software that is subject to each such Open Source License and the specific version of such Open Source License. To the extent any such Company Product or other Company Software used in the performance or operation of any Company Product is subject to an Open Source License, the Acquired Corporations have complied with such Open Source License.

(m) Each of the Acquired Corporations has complied with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, user data, or Personal Data and the consummation of the Offer, the Mergers, or any of the other Contemplated Transactions will not, and could not reasonably be expected to result in, any violation of Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data. Since January 1, 2007, no claims have been asserted or, to the Knowledge of the Company, threatened in writing against any of the Acquired Corporations by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures. No investigation relating to the privacy of any information held by any of the Acquired Corporations or data security practices of any of the Acquired Corporations is, to the Knowledge of the Company, being conducted by any Governmental Body and no such investigation could reasonably be expected to be conducted by any Government Body. With respect to all Personal Data gathered or accessed in the course of the businesses of the Acquired Corporations, the Acquired Corporations, since January 1, 2007, have taken commercially reasonable steps consistent with industry practice (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) and designed to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. Since January 1, 2007, there has been no data security breach of any computer systems or networks utilized in the operation of the business of the Acquired Corporations, or unauthorized use of any Personal Data owned, used, stored or controlled by or on behalf of the Acquired Corporations.

(n) (A) Except as set forth in Part 3.9(n)(A) of the Disclosure Schedule, each Company Product sold, leased, licensed, delivered, installed, provided, otherwise made available or supported by any of the Acquired Corporations or accepted by any customer of any of the Acquired Corporations conformed and complied in all material respects with the terms and requirements of any applicable warranty or other contractual requirement, and with all applicable Legal Requirements except for any nonconformance or noncompliance that has not had and could not reasonably be expected to have any adverse material effect on such Company Product or the operation or performance thereof. The Acquired Corporations have policies and procedures for tracking design defects, bugs, errors, manufacturing or construction defects or other defects or deficiencies relating to any Company Products of which it becomes aware, and maintains a database(s) covering the foregoing. (B) Except as set forth in Part 3.9(n)(B) of the Disclosure Schedule, since January 1, 2007, no customer or other Person has asserted or threatened in writing to assert any material claim against any of the Acquired Corporations: (i) under or based upon any warranty or material representation provided by or on behalf of any of the Acquired Corporations with any Company Product; or (ii) relating to any services performed by any of the Acquired Corporations. Since January 1, 2007, no event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the assertion of any such claim. No Company Product has ever been the subject of any recall or other similar action of any Governmental Body. Except as set forth in Part 3.9(n)(A) of the Disclosure Schedule, none of the Company Products is subject to, and none of the Acquired Corporations is bound by, any Contract that limits or restricts the ability of any of the Acquired Corporations to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

3.10 Contracts.

(a) Part 3.10 of the Disclosure Schedule identifies each currently effective Company Contract (each a “Material Contract”) that constitutes:

(i) any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant (other than (1) offer letters with employees providing for “at will” employment in the form used by any of the Acquired Corporations in the ordinary course of business and (2) employment agreements or independent contractor agreements with Company Associates located in foreign jurisdictions that do not substantively deviate from the applicable Acquired Corporation’s standard form of such agreements); (B) pursuant to which any of the Acquired Corporations is or could reasonably be expected to become obligated to (w) make any severance, termination or similar payment to any current (or to the extent payments are being made under such Contract, former) Company Associate (other than statutory payments required by applicable law), (x) provide extended health benefits (other than COBRA for a period of up to 90 days following termination of employment) following the termination of employment of (or other relationship with) any Company Associate, (y) extend the post-termination exercise period of any Company Option beyond the period set forth in the applicable Company Equity Plan, or (z) provide any other benefit to a Company Associate upon termination (with or without cause) of such Company Associate’s employment or other relationship (other than statutory benefits required by applicable law); (C) any of the benefits of which may be increased, or the vesting of benefits of which may be accelerated, by the occurrence of the Offer or the Mergers or any of the other Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions; or (D) pursuant to which any Company Associate has an annual base salary equal to or greater than $200,000;

(ii) any Contract of the type required under Section 3.9 to be identified on the Disclosure Schedule;

(iii) any Contract relating to the disposition or acquisition by any of the Acquired Corporations of a business unit or material amount of assets outside the ordinary course of business;

(iv) any Contract that provides for indemnification of any Indemnified Person (as defined in Section 6.4(a));

(v) any Contract imposing any restriction on the right or ability of any of the Acquired Corporations: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor (other than customary no-hire restrictions contained in third party contract services agreements); (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to bring any claim or enforce any Intellectual Property Right against any Person;

(vi) any Contract (other than Contracts evidencing Company Options or Company Restricted Stock Units): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon the Company any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (A) Contracts which do not differ materially from the standard forms Made Available by the Company to Parent, (B) an Acquired Corporation’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based solely on Company Products that are contained in Company Contracts entered into in the ordinary course of business; and (C) an Acquired Corporations’ obligations to indemnify certain licensors, suppliers and other vendors that are contained in Company Contracts entered into in the ordinary course of business;

(viii) any Contract containing “standstill” or similar provisions;

(ix) any Contract relating to any currency hedging, swap or other financial derivative, material credit facility, outstanding letter of credit or bank guarantee;

(x) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xi) any Contract that contemplates or involves the payment or delivery of cash or other consideration by the Acquired Corporations, after the date of this Agreement, for products, services or other matters, in an amount or having a value in excess of $500,000 in the aggregate;

(xii) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(xiii) any Contract containing any support, maintenance or service obligations on the part of any of the Acquired Corporations where the aggregate fees and other amounts paid or payable to the Acquired Corporation for such support, maintenance or services exceed $150,000 on an annual basis, other than (A) those obligations that are terminable by the Acquired Corporation on no more than 60 days’ notice without liability or financial obligation to the Acquired Corporation or (B) purchase orders with end users entered into in the ordinary course of business and consistent with past practice

(xiv) any agreement between any of the Acquired Corporations and any of the parties set forth on Part 3.10(xiv) of the Disclosure Schedule; and

(xv) any other Contract, if a breach or termination of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.

(b) The Company has Made Available to Parent an accurate and complete copy of each currently effective Company Contract that constitutes a Material Contract. To the Knowledge of the Company, there are no agreements, understandings, arrangements or courses of dealing between any of the Acquired Corporations and any third party, written or oral, explicit or implicit, that could result in any Material Contract.

(c) Each currently effective Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable against the applicable Acquired Corporation (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except in each case for such failures to be valid and in full force and effect and enforceable that individually or in the aggregate do not have a Company Material Adverse Effect, and subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d) Except as set forth in Part 3.10(d) of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract, including without limitation any contract containing a most-favored nation MFN (“MFN”) or similar provision; (B) give any Person the right to cancel, terminate, modify or declare a default or exercise any remedy under any Company Contract; or (C) trigger any existing MFN provision in any Company Contract; and (iv) none of the Acquired Corporations has received any written notice from another party to a Material Contract asserting that any of the Acquired Corporations is in breach of or default under any such Material Contract; except in each case for such violations, breaches, defaults, etc. that individually or in the aggregate do not have a Company Material Adverse Effect.

3.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company

Contracts provided to Parent prior to the date of this Agreement, in each case, other than with respect to any liability of any of the Acquired Corporations for breach or default (d) liabilities described in Part 3.11 of the Disclosure Schedule.

3.12 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since April 1, 2008 been, in compliance in all material respects with all applicable Legal Requirements. Since June 17, 2008, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication (written or otherwise) from any Governmental Body or other Person or otherwise obtained Knowledge regarding any actual or possible violation of, inquiry or investigation relating to or failure of any of the Acquired Corporations, or any of their respective Representatives, to comply with any Legal Requirement, or any actual or possible violation by any Person of, or failure by any Person to comply with, any Legal Requirement relating to the Company Common Stock or the purchase or sale of Company Common Stock, or any inquiry or investigation relating to any of the foregoing except for such as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13 Certain Business Practices; Export Compliance.

(a) Neither the Acquired Corporations nor, to the Knowledge of the Company any director, officer, other employee or agent of any of the Acquired Corporations has: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) made, accepted or received any other unlawful contribution, payment, expenditure or gift; or (iv) violated or operated in noncompliance with any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations, embargo regulations or similar Legal Requirement. Each of the Acquired Corporations has established reasonable internal controls and procedures to ensure compliance with the FCPA.

(b) Except as set forth in Part 3.13(b) of the Disclosure Schedule, each of the Acquired Corporations has at all times been in compliance in all material respects with all Legal Requirements, including the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) and the Customs Regulations (19 C.F.R. §§ 1-357), relating to: (i) the export or transfer of commodities, copyrighted material, software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, copyrighted material, software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of software, copyrighted material, technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise, technology, copyrighted material, or software; (v) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (vi) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States. Without limiting the foregoing: (A) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against any of the Acquired Corporations with respect to any of the Acquired Corporations’ import, export or re-export transactions; and (B) there are no actions, conditions or circumstances pertaining to the Acquired Corporations’ import, export or re-export transactions that could reasonably be expected to give rise to any future claims against any of the Acquired Corporations (including investigations of or voluntary disclosures by any of the Acquired Corporations).

3.14 Governmental Authorizations.

(a) Each of the Acquired Corporations holds all material Governmental Authorizations necessary to enable it to conduct its respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each of the Acquired Corporations is, and at all times since April 1, 2008 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since April 1, 2008, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.

(b) Part 3.14(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement or the Shareholder Agreements, nor the consummation of the Offer or the Mergers or any of the other Contemplated Transactions, does or will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Disclosure Schedule.

3.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the Acquired Corporations on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, true and correct in all material respects and prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes shown on the Company Returns to be due, and all other material Taxes required to be paid by the Acquired Corporations whether or not required to be shown on a Company Return, on or before the Closing Date have been or will be paid on or before the Closing Date. Each of the Acquired Corporations has timely withheld and timely paid all material Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person and timely paid over such withheld Taxes to the appropriate Governmental Body. There are no material unsatisfied liabilities of any of the Acquired Corporations with respect to any Tax (other than liabilities for Taxes that are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Company Unaudited Balance Sheet).

(b) The Company Unaudited Balance Sheet fully accrues all actual and contingent liabilities for Taxes of the Acquired Corporations with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Company Unaudited Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Company Unaudited Balance Sheet. No material Taxes have been incurred since the date of the Company Unaudited Balance Sheet other than in the ordinary course of business of the Acquired Corporations.

(c) No extension or waiver of the limitation period applicable to any of the Company Returns is currently in effect and no such extension or waiver has been requested from any of the Acquired Corporations. No audit or other examination of any material Tax Return of the Acquired Corporations is in progress as of the date hereof, and none of the Acquired Corporations has received any written notice or other written communication of any request for such an audit or other examination.

(d) No deficiency for any material Tax has been asserted, proposed, assessed or, to the Company’s Knowledge, threatened by any Governmental Body against any of the Acquired Corporations which has not been satisfied by payment, finally settled or is currently being contested in good faith and for which adequate reserves in accordance with generally accepted accounting principles are reflected in the Company Unaudited Balance Sheet. No claim or Legal Proceeding with respect to Tax is pending or, to the Knowledge of the Company, has been threatened against or with respect to any of the Acquired Corporations. There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(e) None of the Acquired Corporations has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f) Part 3.15(f)(i) of the Disclosure Schedule sets forth each country or state (or similar jurisdiction outside the United States) in which any of the Acquired Corporations files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis. Part 3.15(f)(ii) of the Disclosure Schedule sets forth all countries in which any of the Acquired Corporations has a permanent establishment (as such may be defined in an applicable treaty with the United States) or operates or conducts business through a branch. No written claim has ever been received by any of the Acquired Corporations from any Governmental Body in a jurisdiction where the Acquired Corporation does not file a Tax Return that the Acquired Corporation is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in a material Tax obligation.

(g) There are no agreements relating to allocating or sharing of Taxes to which any of the Acquired Corporations is a party.

(h) None of the Acquired Corporations has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) None of the Acquired Corporations has any liability for the Taxes of any Person (other than any of the Acquired Corporations) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

(j) The Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns and all other material Tax Returns of the Acquired Corporations for all Tax years or other applicable periods ending after January 1, 2007 The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) None of the Acquired Corporations has consummated or participated in, and is not currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. None of the Acquired Corporations has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(l) None of the Acquired Corporations owns any material interest in an entity that is characterized as a partnership for federal income Tax purposes. Part 3.15(m) of the Disclosure Schedule lists the U.S. federal income tax classification of each Acquired Corporation organized outside the U.S.

(m) The Company is not a party to a gain recognition agreement under Section 367 of the Code. None of the Acquired Corporations has received a Tax ruling from any Governmental Body or entered into any closing agreement under Section 7121 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) with respect to any Tax year.

(n) None of the transactions among any of the Acquired Corporations is subject to any material adjustment, apportionment, allocation or recharacterization under Section 482 of the Code or any similar federal, state or local or foreign rule or regulation, and all of such transactions have been effected in all material respects on an arm’s length basis. The Company has Made Available to Parent all intercompany agreements or descriptions thereof (whether or not in writing) relating to transfer pricing.

(o) None of the Acquired Corporations has taken any action that could be reasonably expected to prevent the Merger, taken together with the Offer and the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16 Employee and Labor Matters; Benefit Plans.

(a) The Company has Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of current Company Associates.

(b) To the Knowledge of the Company, no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of any of the Acquired Corporations or, following the Merger, Parent or any of its Subsidiaries except such agreements as are required in connection with employment by the Acquired Corporations.

(c) Except as set forth in Part 3.16(c) of the Disclosure Schedule, none of the Acquired Corporations is a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by any of the Acquired Corporations. There are no activities or proceedings of any labor union to organize any employees. There is no labor dispute, strike or work stoppage pending against any of the Acquired Corporations or, to the Knowledge of the Company, threatened or reasonably anticipated that could interfere materially with the business activities of any of the Acquired Corporations. None of the Acquired Corporations has committed any unfair labor practice in connection with the operation of its business that could reasonably be expected to result in a material liability to any of the Acquired Corporations. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, could reasonably be expected to result in a material liability to any of the Acquired Corporations. None of the Acquired Corporations has incurred any liability or obligation under the WARN Act that remains unsatisfied, and no termination prior to the Effective Time shall result in any unsatisfied liability or obligation under the WARN Act. No employee of any of the Acquired Corporations has experienced an employment loss, as defined by the WARN Act, within ninety (90) days prior to the date of this Agreement. None of the Acquired Corporations is subject to any foreign works council or similar labor relations body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any agreement with a foreign works council or require any of the Acquired Corporations to consult with any foreign works council or similar labor relations body.

(d) To the Knowledge of the Company, each current Company Associate performing services for any of the Acquired Corporations in a capacity other than as a common law employee (an “Independent Contractor”) has been properly characterized as such, except as could not reasonably be expected to result in a material liability to any of the Acquired Corporations or the disqualification or other loss of favorable tax status of any Company Employee Plan or Company Foreign Plan. Except as set forth in Part 3.16(d) of the Disclosure Schedule, none of the Acquired Corporations has employed or retained any temporary or “leased” employees (as that term is defined in Section 414(n) of the Code) during the three (3) year period preceding the date hereof.

(e) Part 3.16(e) of the Disclosure Schedule contains an accurate and complete list, by country and as of the date of this Agreement, of each Company Employee Plan, Company Foreign Plan and each Company Employee Agreement; provided, however, that solely for purposes of this Section 3.16(e), the Company shall not be required to list Company Employee Agreements for employees employed outside of the United States as long as such agreements contain only standard terms. For the avoidance of doubt, any Company Employee Agreement for employees employed in jurisdictions outside of the United States that (i) contains non-standard terms, (ii) provides for accelerated vesting of equity or (iii) contains any severance obligations in excess of the statutory minimum payments required by local law shall be required to be listed on Schedule 3.16(e).

(f) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan, each Company Foreign Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents, each as in effect as of the date hereof; (ii) the three most recent annual reports/filings, if any, required under applicable Legal Requirements in connection with each Company Employee Plan and Company Foreign Plan; (iii) the most recent annual and periodic accounting of Company Employee Plan and Company Foreign Plan assets, if any, for each Company Employee Plan and Company Foreign Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan and Company Foreign Plan; (v) all material written Contracts relating to each Company Employee Plan and Company Foreign Plan in effect as of the date hereof, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Associate relating to any Company Employee Plan and Company Foreign Plan and any proposed Company Employee Plan and Company Foreign Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events since the dates of those materials posted in the virtual data room as of December 20, 2010. that could reasonably be expected to result in any material liability to the Company or any Company Affiliate; (vii) all material correspondence to or from any Governmental Body relating to any Company Employee Plan and Company Foreign Plan; (viii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries in each Company Employee Plan and Company Foreign Plan.

(g) The Company and each of the Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Foreign Plan. Each Company Employee Plan and each Company Foreign Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements. No material oral or written representation or commitment with respect to any Company Employee Plan or Company Foreign Plan has been made to any employee of the Company or a Company Affiliate by an authorized employee of the Company or a Company Affiliate that is not materially in accordance with the written or otherwise preexisting terms of such Company Employee Plan or Company Foreign Plan and that could reasonably be expected to result in material liability to the Company and/or Company Affiliates. Any Company Pension Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable, on which the adopting employer is entitled to rely) as to its qualified status under the Code, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Pension Plan. Neither Company nor any Company Affiliate has incurred any material penalty or tax with respect to any Company Employee Plan under Sections 406 or 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Legal Requirements. The Company and each of the Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and Company Foreign Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or Company Foreign Plan or against the assets of any Company Employee Plan or Company Foreign Plan.

(h) Each Company Employee Plan and Company Foreign Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan or Company Foreign Plan.

(i) Neither the Company nor any Company Affiliate has at any time maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA;

(ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.

(j) The fair market value of the assets of each funded Company Foreign Plan, the liability of each insurer for any Company Foreign Plan funded through insurance, or the book reserve established for any Company Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in each such Company Foreign Plan or any shortfall is fully recognized as a book reserve (except where failure to reserve would not be material), each as determined according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under each such Company Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be materially less than such benefit obligations except to the extent otherwise permitted by the applicable Legal Requirements or the terms of the relevant Company Foreign Plan. There are no material liabilities of any of the Acquired Corporations with respect to any Company Employee Plan or Company Foreign Plan that are not properly accrued and reflected in the financial statements of the Acquired Corporations in accordance with the GAAP applicable under the relevant local Legal Requirements.

(k) Except as set forth in Part 3.16(k) of the Disclosure Schedule, no Company Employee Plan, Company Foreign Plan or Company Employee Agreement provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company and Company Affiliates to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company and/or Company Affiliates, to the Knowledge of the Company, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(l) Except as set forth in Part 3.16(l) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Offer or the Mergers or any of the other Contemplated Transactions will (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Foreign Plan, Company Employee Agreement or other Company Contract, trust or loan that may result (either alone or in connection with any other circumstance or event) in or give rise directly or indirectly to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) limit or restrict the right of any of the Acquired Corporations to merge, amend or terminate any of the Company Employee Plans, Company Foreign Plans or Company Employee Agreements; or (iii) any payment under any agreement with a works council or require any of the Acquired Corporations to consult with any works council or similar labor relations body.

(m) Except as set forth in Part 3.16(m) of the Disclosure Schedule, each of the Company and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, employee safety and health, classification of employees, immigration status, in each case, with respect to Company Associates; (ii) has withheld and reported all amounts required by applicable Legal

Requirements or by applicable Contracts to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice); and (v) is not subject to any foreign works’ council or similar labor body. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy with the exception of ordinary course claims for benefits.

(n) Except as set forth in Part 3.16(n) of the Disclosure Schedule, the services provided by each of the employee of the Acquired Corporations based in the United States are terminable at the will of the Company without any severance or other payments owed to such employee in connection with such termination. Except as set forth in Part 3.16(n) of the Disclosure Schedule, the services provided by each of the employee of the Acquired Corporations based outside of the United States are terminable at the will of the Company without any severance or other payments owed to such employee in connection with such termination, except as may be required by local statute or law.

(o) Except as set forth in Part 3.16(o) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) or 404 of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(p) To the Knowledge of the Company, no Company Associate is obligated under any Contract or subject to any Order of any court or other Governmental Body that would interfere with such Company Associate’s efforts to promote the interests of the Company or the interests of the Parent or any of its Subsidiaries following the Offer or the Mergers or that would interfere with the businesses of the Company or any Company Affiliate or the business of Parent or any of its Subsidiaries following the Offer or the Mergers. None of: (i) the execution and delivery of this Agreement or the Shareholder Agreements, (ii) the carrying on of the business of the Company or any Company Affiliate or the business of the Parent or any of its Subsidiaries following the Offer or the Mergers, and (iii) any activity of any Company Associate in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted or the business of Parent or any of its Subsidiaries following the Offer or the Mergers will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under, any Contract by which any Company Associate is now bound.

(q) There are no loans or other advances that have been made by the Company to any Company Associate that are currently outstanding, other than routine travel advances made to employees in the ordinary course of business.

(r) To the Knowledge of the Company, no executive officer of any of the Acquired Corporations or other employee at the level of Vice President or above: (i) has indicated his or her intent to terminate his or her employment with any of the Acquired Corporations; or (ii) has received an offer to join a business that could reasonably be expected to be competitive with any of the Acquired Corporations’ business.

(s) With respect to each Company Employee Plan and Company Employee Agreement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(l) of the Code),

(i) except as set forth in Part 3.15(m) of the Disclosure Schedule, such plan or arrangement has been operated since January 1, 2007 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement materially conform to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2007 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Except as determined in connection with the Company’s voluntary stock option review described in the Company SEC Documents, no option or other award to purchase securities of the Company (whether currently outstanding or previously exercised) is, has been or would reasonably be, as applicable, subject to any tax, penalty or interest under 409A of the Code. None of the Acquired Corporations has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code.

3.17 Environmental Matters. Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws; and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof except for such permits and other Governmental Authorizations the failure of which to have would not, individually or in the aggregate, result in a Company Material Adverse Effect. To the Knowledge of the Company: (i) all Leased Real Property and any other property that is or was controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is (or when controlled or used by the Acquired Corporation, was) free of any Materials of Environmental Concern (as defined below) or material environmental contamination of any nature; (ii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains (or when controlled or used by the Acquired Corporation, contained) any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains (or when controlled or used by the Acquired Corporation, contained) any septic or other tanks or leach field or other area into which process wastewater or any Materials of Environmental Concern have been Released. To the Knowledge of the Company, none of the Acquired Corporations has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

3.18 Insurance. The Company has Made Available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of any of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since April 1, 2008, none of the Acquired Corporations has received any (a) written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy. There is no pending workers’ compensation or other material claim under or based upon any insurance policy of any of the Acquired Corporations. Except as set forth in Part 3.18 of the Disclosure Schedule, with respect to each Legal Proceeding that has been filed against any of the Acquired Corporations, the applicable Acquired Corporation has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and, no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Acquired Corporation of its intent to do so.

3.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since March 31, 2010, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.19 of the Disclosure Schedule identifies each Person who is (or who may be deemed to be, in the Company’s reasonable judgment, an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

3.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.20(a) of the Disclosure Schedule, there is no pending material Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Mergers or any of the other Contemplated Transactions. To the Knowledge of the Company, none of the Legal Proceedings required to be identified in Part 3.20(a) of the Disclosure Schedule has had or, if adversely determined, could reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, no event or action has occurred, and no claim, assertion, allegation, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. The Company has established reasonable internal controls and procedures regarding appropriate retention of documents relevant to pending and threatened Legal Proceedings involving any of the Acquired Corporations.

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Corporations.

3.21 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Offer, the Mergers and this Agreement are advisable and fair to and in the best interests of the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Offer and the Mergers; (c) unanimously resolved to recommend that shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and to the extent necessary, adopt this Agreement; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Offer or the Mergers or any of the other Contemplated Transactions. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The board of directors of the Company has taken all action necessary so that no “fair price,” “moratorium,” “business combination,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Body are, or will be, applicable to the execution, delivery and performance of this Agreement and the Shareholder Agreements and to the consummation of the Offer or the Mergers and the other Contemplated Transactions or by the Shareholder Agreements.

3.22 No Discussions. As of the date of this Agreement, neither the Company nor any Representative of the Company is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. Since January 1, 2010, none of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

3.23 Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement, approve the Mergers or consummate any of the other Contemplated Transactions; provided, however, that if the Company seeks shareholder approval of the Merger after Acquisition Sub acquires more than 50% of the voting power of the Company, then this Agreement and the Agreement of Merger must comply with Section 1101 of the CGCL (the “Required Company Shareholder Vote”).

3.24 Non-Contravention; Consents. Except as set forth in Part 3.24 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Shareholder Agreements, nor (2) the consummation of the Offer, the Mergers or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Charter Documents of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any such Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of any such Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations); or

(f) result in the transfer of any material asset of any of the Acquired Corporations to any Person.

None of the Acquired Corporations, is, nor will it be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, (y) the execution, delivery or performance of the Shareholder Agreements or (z) the consummation of the Offer, the Mergers or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the CGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust or competition-related Legal Requirement and by Nasdaq Listing Rules.

3.25 Fairness Opinion. The Company’s board of directors has received the written opinion of William Blair and Company (“Blair”), financial advisor to the Company, dated December 22, 2010, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, each of the Per Share Cash Election Consideration, the Per Share Stock Consideration and the Per Share Consideration is fair, from a financial point of view, to the shareholders of the Company. The Company has furnished (solely for informational purposes) a copy of said written opinion to Parent.

3.26 Financial Advisor. Except for Blair, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.

The Company has Made Available to Parent accurate and complete copies of all agreements under which any fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Blair.

3.27 Disclosure. To the Knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the certificate referred to in clause “(e)” of Exhibit B will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Registration Statement, the Post-Effective Amendment, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement is filed with the SEC, at the time the Post-Effective Amendment is filed with the SEC, at the time the Offer Documents and the Schedule 14D-9 are mailed to shareholders of the Company or at any time between the time the Registration Statement is filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to written information supplied by Parent or Acquisition Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 4 is subject to the disclosures in the Parent SEC Documents on file with the SEC as of the date of this Agreement to the extent that the relevance of such disclosures to a particular representation and warranty below is readily apparent on the face of such disclosure, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature):

4.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

4.2 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock. As of December 20, 2010, (i) 106,067,929 shares of Parent Common Stock were issued and outstanding; (ii) 6,354,060 shares of Parent Common Stock are subject to issuance pursuant to outstanding equity awards; and (iii) 11,263,971 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under Parent’s stock incentive plans. The shares of Parent Common Stock to be issued in the Offer and the Mergers will be duly authorized, validly issued, fully paid and nonassessable.

4.3 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC since January 1, 2008, and all amendments thereto (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. Parent has Made Available to the Company accurate and complete copies of each Parent SEC

Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents, there have been no deficiencies or weaknesses identified in writing by Parent or Parent’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by Parent and its consolidated Subsidiaries.

4.4 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.5 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the issuance of shares of Parent Common Stock in connection with the Offer or the Mergers.

4.6 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Acquisition Sub of the Offer or the Mergers will: (a) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or Acquisition Sub; or (b) result in a violation by Parent or Acquisition Sub of any Legal Requirement or Order to which Parent or Acquisition Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to purchase and pay for shares of Company Common Stock validly tendered pursuant to the Offer. Except as may be required by the Securities Act, the Exchange Act, the CGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the Nasdaq Listing Rules, neither Parent nor Acquisition Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body prior to the Effective Time in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Offer or the Mergers or any of the other Contemplated Transactions.

4.7 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Registration Statement, the Post-Effective Amendment, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement is filed with the SEC, at the time the Post-Effective Amendment is filed with the SEC or at the time the Offer Documents and the Schedule 14D-9 are mailed to the shareholders of the Company or at any time between the time the Registration Statement is filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Acquisition Sub with respect to written information supplied by the Company specifically for inclusion in the Registration Statement, the Post-Effective Amendment or the Offer Documents.

4.8 Funds. Parent or Acquisition Sub will have, at the Acceptance Time, sufficient funds available to satisfy the obligation to pay the Per Share Cash Election Consideration for each Share validly tendered (and not withdrawn) in the Offer, and Parent or Acquisition Sub will have, at the Effective Time, sufficient funds available to satisfy the obligation to pay the Cash Component for each share of Company Common Stock that is converted into the right to receive the Per Share Consideration pursuant to Section 2.5(a)(iii) in connection with the Merger.

4.9 Reorganization Treatment. Neither Parent nor any of its Subsidiaries, including Acquisition Sub, has taken or has agreed to take any action that could be reasonably expected to prevent the Merger, taken together with the Offer and the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5. CERTAIN COVENANTS OF THE ACQUIRED CORPORATIONS

5.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. During the Pre-Closing Period, the Acquired Corporations shall, and shall cause the Representatives of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer of the Company and other officers of the Acquired Corporations responsible for the Acquired Corporations’ financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto following the Effective Time. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Acquired Corporations shall promptly provide Parent with copies of:

(i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including, if otherwise prepared by the Acquired Corporations, copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows;

(ii) any written materials or communications sent by or on behalf of the Company to its shareholders;

(iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of any of the Acquired Corporations to any party to any Company Contract that constitutes a Material Contract or sent to any of the Acquired Corporations by any party to any Company Contract that constitutes a Material Contract;

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Offer or the Mergers or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b) Without limiting the effect of any of the Acquired Corporations’ other obligations set forth in this Agreement, before filing any document with or furnishing any document to the SEC or any other Governmental Body, the Company shall consult with Parent regarding, and wherever practicable allow Parent a reasonable time to review and comment on, the proposed content of such document.

5.2 Operation of the Acquired Corporations’ Business. Except as set forth in Part 5.2 of the Disclosure Schedule:

(a) During the Pre-Closing Period: (i) each of the Acquired Corporations shall conduct its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) each of the Acquired Corporations shall use its reasonable best efforts to preserve intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the Acquired Corporation; (iii) each of the Acquired Corporations shall keep in full force all insurance policies referred to in Section 3.18 (other than any such policies that are immediately replaced with substantially similar policies); and (iv) the Company shall promptly notify Parent of (A) any written notice or other communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Offer or the Mergers or any of the other Contemplated Transactions.

(b) During the Pre-Closing Period, none of the Acquired Corporations shall (without the prior written consent of Parent):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock, make capital contributions or otherwise permanently invest cash in any Acquired Corporation or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities, other than repurchases from employees of the Acquired Corporations following termination of employment pursuant to the terms of applicable pre-existing restricted stock agreements;

(ii) sell, issue, grant, deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or

Company Warrants or the valid settlement of Company Restricted Stock Units outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to any non-officer employee of the Acquired Corporations (x) Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) or (y) restricted stock units or restricted stock awards (containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under the Company Equity Plans, in each case only in connection with the hiring of such employee during the Pre-Closing Period, provided that any such award grants made to newly-hired employees of the Acquired Corporations shall not exceed options to acquire 25,000 Company Shares to any individual or 300,000 Company Shares in the aggregate;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Option, Company Restricted Stock Unit, or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and disclosed in writing to Parent;

(iv) amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Acquired Corporations does not exceed $250,000 in the aggregate);

(vii) other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) grant any exclusive license or right with respect to any Company IP;

(ix) enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following either Merger any actual or potential right or license to any Intellectual Property Right owned as of the date of this Agreement by the Company or Parent;

(x) enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting any of the Acquired Corporations to, any non-competition, exclusivity or other material restriction on the operation of the business of the Acquired Corporations or Parent;

(xi) other than on the ordinary course of business consistent with past practices, enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract providing for future purchases of components, supplies or finished goods from any Person providing contract manufacturing or other component manufacturing or aggregation services;

(xii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, lease or license any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Acquired

Corporations in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(xiii) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xiv) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Acquired Corporations;

(xv) permit any cash, cash equivalents, short-term investments or long-term investments of the Acquired Corporations to become subject to any Encumbrance;

(xvi) lend money to any Person, incur or guarantee any indebtedness (including capital lease obligations) (other than indebtedness for reimbursement of expenses made in the ordinary course of business) or obtain or enter into any bond or letter of credit or any related Contract;

(xvii) establish, adopt, enter into or amend or take any action to cause the acceleration of any equity award under any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees, enter into any new or amend any existing severance agreements, (except that the Company: (A) may amend the Company Employee Plans or Company Employee Agreements to the extent required by Section 409A of the Code and other applicable Legal Requirements; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with existing bonus and profit sharing plans and Company Employee Agreements referred to in Part 3.16(e) of the Disclosure Schedule);

(xviii) hire any employee (A) with compensation that is inconsistent with the Company’s compensation guidelines or its past practices; (B) at the level of Vice President or above, (C) with an annual base salary in excess of $150,000 or (D) hire any employee in any jurisdiction that has statutory or common law severance, other than to fill a vacancy;

(xix) become a party to or become bound by any collective bargaining agreement or union contract;

(xx) promote any employee except in order to fill a position below the level of Vice President that is vacated after the date of this Agreement;

(xxi) other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

(xxii) change any investment policy;

(xxiii) establish, adopt or amend any investment policy of the Acquired Corporations, make any investment that is inconsistent with any investment policy of the Acquired Corporations or make any investment in any mortgage-backed securities;

(xxiv) make any material Tax election or settle any material tax audit;

(xxv) commence any Legal Proceeding, except with respect to: (A) routine collection matters, in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement;

(xxvi) except as set forth in Part 5.2(b) of the Disclosure Schedule, settle any claim or Legal Proceeding other than claims or Legal Proceedings against any of the Acquired Corporations that do not relate to Tax or Tax-related matters and with respect to which the settlement involves solely the payment by the Acquired Corporations of an amount less than $100,000 individually and less than $300,000 in the aggregate for all such claims and Legal Proceedings settled during the Pre-Closing Period;

(xxvii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xxviii) enter into any contract containing an MFN or similar provision nor will it enter into any contract that triggers any existing MFN provision in any other existing contract; or

(xxix) agree or commit to take any of the actions described in clauses “(i)” through “(xxviii)” of this Section 5.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service. The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

5.3 No Solicitation.

(a) Subject to Section 5.3(b), from and after the date hereof until the Effective Time, the Company shall not directly or indirectly, and shall ensure that all Representatives of the Company do not, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or knowingly take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or accepting any Acquisition Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of the Company that, if taken by the Company would constitute a breach of this Section 5.3, shall be deemed to constitute a breach of this Section 5.3 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

(b) Nothing in this Agreement shall prohibit the Company or its board of directors from furnishing non-public information regarding the Company to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any Person and its Representatives in response to a written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) which the board of directors of the Company determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a Superior Proposal if (1) neither the Company nor any Representative of the Company shall have breached in any material respect any of the provisions set forth in Section 1.2 or this Section 5.3, (2) the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would likely be inconsistent with the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, (3) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, (A) the Company gives written notice to Parent of the identity of such Person and of the Company’s decision to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the confidentiality provisions and use restrictions of the Confidentiality Agreement, and (4) contemporaneously with or prior to furnishing any such non-public information to such Person, the Company furnishes all such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c) If the Company or any of its Representatives receives an Acquisition Proposal or any request for non-public information at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request) advise Parent orally and in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request and the material terms thereof) and provide Parent with copies of all documents relating thereto. The Company shall promptly (and in no event later than 24 hours after such material development) inform Parent in writing with respect to any material development relating to such Acquisition Proposal or request and any modification or proposed modification thereto, and provide Parent with copies of all documents relating thereto.

(d) The Company shall immediately cease and cause to be terminated any existing discussions between the Company or any of its Representatives and any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which the Company is or becomes a party or under which the Company has or acquires any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that this Section 5.3(e) shall not preclude the Company from responding to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal. The Company also shall promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(f) Notwithstanding anything to the contrary contained in Section 1.2(b), Section 8.1(e) or elsewhere in this Agreement, the Company Board Recommendation may not be withdrawn or modified pursuant to Section 1.2(b), and this Agreement may not be terminated pursuant to Section 8.1(e), unless: (i) the board of directors of the Company shall have received an Acquisition Proposal that it has determined to be a Superior Proposal pursuant to Section 1.2(b) and shall have received from the Person making such Acquisition Proposal a form of written definitive acquisition agreement providing for the consummation of the transaction contemplated by such Acquisition Proposal (the “Specified Definitive Acquisition Agreement”); (ii) not less than three (3) business days (or such longer period as provided below) prior to any such withdrawal or modification of the Company Board Recommendation pursuant to Section 1.2(b) and not less than three (3) business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(e) (which three (3) day periods, for the avoidance of doubt, may run concurrently), the Company shall have delivered to Parent a written notice (the “Superior Proposal Notice”) stating that the Company (or its board of directors) intends to take such action pursuant to Section 1.2(b) and/or Section 8.1(e) and intends to enter into the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Proposal Notice shall not, in and of itself, constitute a Triggering Event), including as attachments to such

Superior Proposal Notice a copy of the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal and copies of any related documents; (iii) during the three (3) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; and (iv) any definitive written proposal made by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the board of directors of the Company in good faith, and, after the expiration of the negotiation period described in clause “(iii)” above, the Company’s board of directors shall have determined in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Proposal; provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents), and the negotiation period described in clause “(iii)” above shall be extended by an additional three (3) business days from the date of Parent’s receipt of such new Superior Proposal Notice (except that, if such amendment provides solely for an increase in the dollar amount of the price per share to be paid for Company Common Stock, then such negotiation period shall be extended instead by an additional two (2) business days).

(g) Nothing contained in this Section 5.3 or Section 1.2 shall prohibit the Company or its board of directors from disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (i) unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall first comply with Section 5.3(f) to the extent applicable to such disclosure, and (ii) the Company acknowledges that any such disclosure (other than a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act) may constitute a Triggering Event, and that any such disclosure shall be subject to the other terms and provisions of this Agreement.

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Shareholder Approval; Proxy Statement; Fairness Hearing.

(a) If the adoption of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, subject to rules of the California Commissioner, as promptly as practicable following the Acceptance Time, take all action necessary or advisable under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Shareholders’ Meeting”). The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) If the adoption of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, subject to rules of the California Commissioner, as soon as practicable following the Acceptance Time, (i) the Company shall prepare and file with the SEC the Proxy Statement, and (ii) Parent shall prepare and file with the SEC the Post-Effective Amendment. Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Post-Effective Amendment and the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and with all other applicable Legal Requirements, (B) respond promptly to any comments received from the SEC or its staff with respect to the Post-Effective Amendment or the Proxy Statement, (C) have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and (D) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. The Company (x) shall give Parent reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to its transmission to the SEC or its staff and (y) shall not transmit any such material to which Parent reasonably objects. Parent (I) shall give the Company reasonable opportunity to comment on any correspondence with the SEC or its staff regarding the Post-Effective Amendment or any proposed material to be included in the Post-Effective Amendment prior to its transmission to the SEC or its staff and (II) shall not transmit any such material to which the Company reasonably objects. The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. If at any time prior to the Company Shareholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Post-Effective Amendment or to the Proxy Statement, or the Post-Effective Amendment or the prospectus included therein is amended by Parent to correct any information therein, the Company shall (1) with respect to the Post-Effective Amendment and the prospectus included therein, cooperate with Parent in filing such amendment or supplement with the SEC and transmitting such supplement or amendment to the Company’s shareholders, and (2) with respect to the Proxy Statement, promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement, promptly transmit such amendment or supplement to the Company’s shareholders.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Parent, Acquisition Sub or any other Subsidiary of Parent shall own, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Company Common Stock, Parent, Acquisition Sub and Company shall take all actions necessary and appropriate to cause the merger of Acquisition Sub into the Company to become effective as soon as practicable following the time such ownership is first obtained, without a shareholders’ meeting in accordance with Section 1110 of the CGCL.

(d) If the adoption of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiary of Parent to be present and voted in favor of the adoption of this Agreement at the Company Shareholders’ Meeting.

(e) In the event that Acquisition Sub elects to file a Permit Application pursuant to Section 1.1(h)(iii)(A), Parent and the Company shall prepare the Permit Application and cause it to be filed with the California Commissioner and shall request a Fairness Hearing. Each of Parent, Acquisition Sub and the Company shall use all reasonable best efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at the Fairness Hearing; provided that none of the parties to this Agreement shall be obligated to amend this Agreement to change the Per Share Cash Election Consideration, the Per Share Stock Election Consideration or the Per Share Consideration. The Company shall provide and include in the Permit Application such information relating to the Company as may be required pursuant to the rules of the California Commissioner, including a copy of the fairness opinion and valuation reports received by the Company in connection with the Merger. The Permit Application shall also include the recommendation of this Agreement, the Offer and the Merger by the Board of Directors of the Company.

6.2 Treatment of Company Options, Company Warrants, Company Restricted Stock Units, Company Equity Plans and Company Warrants.

(a) Definitions. For the purposes of this Section 6.2, the following terms shall have the following meanings:

(i) “Assumed Option” shall mean each then-outstanding Company Option that is not a Terminating Option at the Effective Time, whether or not exercisable at the Effective Time.

(ii) “Assumed Plans” shall mean the Company’s 2004 Equity Compensation Plan and the Company’s 2010 Inducement Equity Compensation Plan.

(iii) “Assumed RSU” shall mean each then-outstanding Company Restricted Stock Unit at the Effective Time.

(iv) “Terminating Option” shall mean each then-outstanding Company Option granted pursuant to a Company Equity Plan that is vested and exercisable at the Effective Time and that is not an Underwater Company Option.

(v) “Terminating Option Consideration” shall mean for each Terminating Option (on a per share basis): (i) the Per Share Cash Election Consideration; minus (ii) the exercise price of the Terminating Option (on a per share basis) as of immediately prior to the Effective Time.

(vi) “Underwater Company Option” shall mean each Company Option with a per share exercise price equal to or greater than the Per Share Cash Election Consideration.

(b) In the event that at the Effective Time each share of Company Common Stock outstanding immediately prior to the Effective Time is converted into the right to receive the consideration specified in Section 2.5(a)(iii) of this Agreement, each Terminating Option shall not be assumed by Parent and, at the Effective Time, each then-outstanding Terminating Option will automatically be converted into the right to receive: (A) an amount in cash equal to the product of: (1) the Termination Option Consideration; multiplied by (2) fifty five percent (55%); and (B) a fraction of a share of Parent Common Stock equal to the quotient of: (1) the product of: (x) the Terminating Option Consideration; multiplied by (y) forty five percent (45%); divided by (2) the Parent Average Strike Price.

(c) In the event that at the Effective Time each share of Company Common Stock outstanding immediately prior to the Effective Time is converted into the right to receive the consideration specified in Section 2.5(a)(iv) of this Agreement, each Terminating Option shall not be assumed by Parent and, at the Effective Time, each then-outstanding Terminating Option will automatically be converted into the right to receive a fraction of a share of Parent Common Stock equal to the quotient of: (1) the Terminating Option Consideration; divided by (2) the Parent Average Strike Price.

(d) In any event, at the Effective Time:

(i) Each Assumed Option shall be assumed by Parent, subject to, and in accordance with, the terms of the applicable Company Equity Plan and any stock option agreement or other document evidencing such Assumed Option. Each Assumed Option will continue to have, and be subject to, the same terms and conditions related to the applicable Assumed Option (including as set forth in any applicable stock option agreement or other document evidencing such Assumed Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (A) each Assumed Option shall be converted into an option to acquire that number of whole shares of Parent Common Stock equal to the product of: (1) the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time; multiplied by (2) the Per Share Stock Election Consideration, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price of such Assumed Option will be equal to the quotient of: (1) the exercise price per share of Company Common Stock subject to such Assumed Option immediately prior to the Effective Time; divided by (2) the Per Share Stock Election Consideration, rounded up to the nearest whole cent. It is the intention of the parties hereto that the assumption by Parent of Assumed Options pursuant hereto satisfies the requirements of Treasury Regulation Section 1.424-1 (to the extent such options were incentive stock options) and of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 6.2(d)(i) shall be interpreted and applied consistent with such intention. All outstanding rights that the Company may hold immediately prior to the Effective Time with respect to the forfeiture of shares of Company Common Stock subject to an Assumed Option described in this Section 6.2(d)(i) shall be assigned to Parent and shall thereafter be held by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares forfeitable pursuant to such rights shall be appropriately adjusted to reflect the Per Share Stock Election Consideration.

(ii) Each Assumed RSU shall be assumed by Parent, subject to, and in accordance with, the terms of the applicable Company Equity Plan and any restricted stock unit agreement or other document evidencing such Assumed RSU. Each Assumed RSU will continue to have, and be subject to, the same terms and conditions related to the applicable Assumed RSU (including as set forth in any applicable restricted stock unit agreement or other document evidencing such Assumed RSU) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that each Assumed RSU shall be converted into the right to receive that number of whole shares of Parent Common Stock (or an amount in cash in respect thereof for a cash settled Assumed RSU) equal to the product of: (A) the number of shares of Company Common Stock subject to the Assumed RSU immediately prior to the Effective Time; multiplied by (B) the Per Share Stock Election Consideration, rounded down to the nearest whole number of shares of Parent Common Stock. It is the intention of the parties hereto that the assumption by Parent of each Assumed RSU pursuant hereto satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 6.2(d)(ii) shall be interpreted and applied consistent with such intention. All outstanding rights that the Company may hold immediately prior to the Effective Time with respect to the forfeiture of shares of Company Common Stock subject to any Assumed RSU described in this Section 6.2(d)(ii) shall be assigned to Parent and shall thereafter be held by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares forfeitable pursuant to such rights shall be appropriately adjusted to reflect the Per Share Stock Election Consideration.

(e) All federal, state and local withholding obligations relating to the automatic conversion of Terminating Options at the Effective Time will be first satisfied by deducting such amounts from the cash, if any, payable to the holders of such Terminating Options. If the withholding obligations exceed the cash, if any, payable to the holder of the Terminating Option, any remaining withholding obligation will be satisfied by withholding a number of shares of Parent Common Stock otherwise issuable to the holder of the Terminating Option equal to the quotient obtained by dividing (i) the dollar amount of any remaining withholding obligation by (ii) the Parent Average Stock Price.

(f) Parent agrees to use commercially reasonable efforts to file with the SEC, no later than ten (10) business days after the Closing Date, a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Common Stock issuable with respect to Assumed Options and issuable upon settlement of Assumed RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Assumed Options or Assumed RSUs remain outstanding.

(g) Prior to the Effective Time, the Company shall provide notice to each holder of Company Stock Options and Company Restricted Stock Units describing the treatment of such Company Stock Options and Company Restricted Stock Units under this Agreement. The Company shall take all steps necessary to cause the foregoing provisions of this Section 6.2 to occur.

(h) Following the Effective Time, unless Parent provides otherwise, Parent will assume the Assumed Plans and be able to grant stock awards, to the extent permissible by applicable Legal Requirement and Nasdaq regulations, under the terms of the Assumed Plans to issue the reserved but unissued shares of Company Common Stock under the Assumed Plans. The shares subject to the unexercised portions of any award granted thereunder that expires, terminates or is canceled, and shares of Company Common Stock issued pursuant to an award that are reacquired by Parent pursuant to the terms of the award under which such shares were issued that would otherwise return to the Assumed Plans pursuant to their respective terms, will return and may be used for awards to be granted under the respective Assumed Plan, except that (i) shares of Company Common Stock covered by such awards will be shares of Parent Common Stock and (ii) all references to a number of shares of Company Common Stock will be (A) changed to reference Parent Common Stock and (B) converted to a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Per Share Stock Election Consideration, rounded down to the nearest whole number of shares of Parent Common Stock. None of the Acquired Corporations shall take any action that would otherwise preclude Parent from being able to grant awards under the Assumed Plans, including adopting resolutions to terminate either of the Assumed Plans.

(i) In accordance with each Company Equity Plan, the Company covenants now, and effective as of the Acceptance Time and the completion of the Offer: (i) that the completion of the Offer is a “Corporate Transaction” (as defined in the applicable Company Equity Plan); (ii) that the Company shall affirm and Assume (as defined in the applicable Company Equity Plan) each outstanding Company Option and Company Restricted Stock Unit as of the Acceptance Time; and (iii) that the Company shall provide such further evidence of such affirmation and assumption as Parent may reasonably request. Subject to the terms of any individual agreement in effect as of the date of this Agreement as set forth on Part 3.16(l) of the Disclosure Schedule, the Company further covenants that there shall be no acceleration of vesting of any Company Options or Company Restricted Stock Units upon completion of the Offer or the consummation of either of the Mergers.

(j) At the Effective Time, each Company Warrant shall be treated in accordance with its terms.

6.3 Employees; Benefits.

(a) From and after the Effective Time, Parent shall provide Company Continuing Employees with health and welfare benefits providing coverage and benefits that are either (i) the same as provided pursuant to the employee health and welfare benefit plans maintained by Company as of the date hereof or (ii) pursuant to employee health and welfare benefit plans that are no less favorable than those provided to employees of Parent in positions comparable to positions held by Company Continuing Employees. For the avoidance of doubt, nothing in the Agreement shall limit the ability of Parent or the surviving entity in the Mergers to amend or terminate any Company Employee Plan, Company Foreign Plan, or Parent employee benefit plan, program, policy, or arrangement in accordance with their terms and applicable law at any time after the Effective Time. The provisions contained in this Section 6.3(a) are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any current or former Company Associates, any participant in any Company Employee Plan or Company Foreign Plan, or any beneficiary thereof or any right to continued employment with Parent or the surviving entity in the Mergers, nor shall require Parent to provide, continue, or amend any particular employee benefits after the consummation of the Contemplated Transactions for any current or former Company Associate.

(b) With respect to any Parent Plans in which Company Associates become eligible to participate after the Effective Time, each participating Company Associate’s service with Acquired Corporations (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized for purposes of the applicable Company Employee Plan or Company Foreign Plan) or any Company Affiliate shall be treated as service with Parent or any of its Affiliates for all purposes, including determining eligibility to participate, level of benefits, vesting, and benefit accruals; provided, however, that, except as expressly provided in Section 6.3(e), such service need not be recognized for purposes of benefit accrual under any “defined benefit plan” as defined in Section 3(35) of ERISA, for purposes of determination of any severance payments or obligations, or to any extent that such recognition would result in a duplication of benefits.

(c) With respect to any Parent Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA and in which the Company Associates become eligible to participate after the Effective Time, Parent shall use its commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any such Parent Plans, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Employee Plan or Company Foreign Plan immediately prior to the Effective Time. Parent shall use its commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Associate under the Company Employee Plans and/or Company Foreign Plans during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Parent Plans in which such employees will be eligible to participate from and after the Effective Time to the extent so recognized under the relevant Company Employee Plan and/or Company Foreign Plan immediately prior to the Effective Time.

(d) Unless otherwise requested by Parent in writing prior to the Effective Time of the Merger, Company shall cause to be adopted prior to the Closing Date resolutions of Company’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by Company or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, on the day preceding the Closing Date. Immediately prior to such termination of the 401(k) Plans, Company shall contribute to the 401(k) plans an amount in cash necessary to fulfill Company’s contractual obligations, if any, to match contributions by participants in the 401(k) Plans accrued during the period commencing on January 1, 2010, and ending as of immediately prior to the Closing Date. The form and substance of the resolutions providing for the termination of the 401(k) Plans shall be subject to the review and approval of Parent, which shall not be unreasonably withheld, conditioned or delayed. The Company shall deliver to Parent an executed copy of such resolutions as soon as practicable following their adoption by the Company’s Board of Directors and shall fully comply with such resolutions.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent shall provide a severance benefit equal to two weeks of base pay plus one week of base pay for every full year of service with any of the Acquired Corporations up to a maximum of twelve weeks of base pay to each Company Continuing Employee employed in the United States whose service with Parent or any of the Acquired Corporations is terminated without cause within ninety (90) days after the Closing Date.

6.4 Indemnification of Officers and Directors.

(a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of the Company (each, an “Indemnified Person”) as provided in the Company’s Charter Documents or in any Indemnification Agreement (as defined below) shall survive the Merger and shall continue in full force and effect, but only to the extent such rights to exculpation, indemnification and advancement of expenses are available under and consistent with California law. For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation and Merger Sub II to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company; provided, however, that all rights to indemnification in favor of such current or former directors or officers in respect of any Action (as defined in Section 6.5(b)) pending or asserted or any claim made against them within such six-year period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and Merger Sub II to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.5. For purposes of this Agreement, “Indemnification Agreement” shall mean any indemnification agreement between the Company and an Indemnified Person in his or her capacity as a director or officer of the Company, as such agreement is in effect as of the date of this Agreement.

(b) Parent shall cause the Surviving Corporation and Merger Sub II to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by applicable Legal Requirements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) arising out of, relating to or in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred before the Effective Time in connection with such Indemnified Person serving as an officer or director of the Company; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation and Merger Sub II shall only be required to indemnify and hold harmless, or advance expenses to, an Indemnified Person if and to the same extent such Indemnified Person is entitled to be indemnified by the Company or has the right to advancement of expenses from the Company pursuant to (i) the Charter Documents of the Company as in effect as of the date of this Agreement or (ii) any Indemnification Agreement between the Company and such Indemnified Person. In the event of any such Action, Parent and the Surviving Corporation and Merger Sub II shall cooperate with the Indemnified Person in the defense of any such Action.

(c) Prior to the Effective Time, the Company shall purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “Existing D&O Policies”) with respect to matters arising on or before the Effective Time, covering without limitation (to the extent covered by the Existing D&O Policies) the Contemplated Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost of less than 200% of the annual premium paid by the Company in 2010 for the Existing D&O Policies (the “Maximum Premium Amount”), the Company shall purchase as much coverage as is available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Company, the Surviving Corporation or Merger Sub II, under any other indemnification arrangement, under the CGCL or otherwise. The provisions of this Section 6.5 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(e) This Section 6.4 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and shall be binding on Parent, the Surviving Corporation, Merger Sub II and their successors and assigns.

6.5 Regulatory Approvals and Related Matters.

(a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, (i) promptly after the date of this Agreement and in any event within ten (10) business days, prepare and file all notification and report forms required to be filed under the HSR Act with respect to the Offer, the Merger and the other Contemplated Transactions; and (ii) promptly after the date of this Agreement, prepare and file, if required or considered advisable, in the reasonable judgment of Parent, in connection with the Offer, the Merger and the other Contemplated Transactions, all notifications and other documents under all applicable foreign antitrust- or competition-related Legal Requirements. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition-related matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company; provided that any such action is conditioned upon the consummation of the Offer or the Merger.

(b) Subject to the limitations set forth in Section 6.5(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the limitations set forth in Section 6.5(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required, or considered advisable, in the reasonable judgment of Parent, to be made and given by such party or any of its Subsidiaries in connection with the Offer and the Merger and the other Contemplated Transactions, and to cause the expiration or termination of any applicable waiting periods; (ii) shall use its commercially reasonable efforts to obtain each Consent (if any) required, or considered advisable, in the reasonable judgment of Parent to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Offer and the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing, the failure to obtain any such Consent of a counterparty to any Company Contract identified in any subsection of Part 3.9 or 3.10 of the Disclosure Schedule shall not be the basis for determining that there has been a Company Material Adverse Effect or that the Company has not satisfied any covenant required to be satisfied by it pursuant to this Agreement.

(c) Each of the Company and Parent shall keep the other party apprised of the status of matters relating to the completion of the Offer, the Merger and the other Contemplated Transactions, including promptly furnishing the other party with copies of notices or other communications received by it or any of its Subsidiaries, from any Governmental Body with respect to such transactions. Each of the Company and Parent shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, shall give the other party reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission and shall provide a copy of each such filing or other submission made to the other party. The Company shall provide Parent with a copy of each notice given and each Consent obtained by the Company during the Pre-Closing Period. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only basis to the extent required under applicable legal limitations or as appropriate to protect confidential business information.

(d) Notwithstanding anything to the contrary contained in this Section 6.5 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to negotiate, commit to or effect, by consent decree or otherwise, any of the following actions: (i) to sell, divest, dispose of, or transfer or cause any of its Subsidiaries to sell, divest, dispose of, or transfer any assets or businesses, or to commit to cause the Company to sell, divest, dispose of, or transfer any assets or businesses; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any Subsidiaries, assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any Subsidiaries, assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any Governmental Body or otherwise) that limits the freedom of Parent or its Subsidiaries’ (including the Company’s) freedom of action with respect to, or its ability to retain, one or more of its Subsidiaries’ (including the Company’s) businesses, product lines, or assets,; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 6.6(a) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or unlikely. No notification given to the Company pursuant to this Section 6.6(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

6.7 Disclosure. Parent, Acquisition Sub and the Company shall consult with one another before issuing any press release or otherwise making any public statement with respect to the Offer, the Mergers or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Sections 1.2(b), 1.2(c) and 5.3, the parties to this Agreement shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any disclosure to the public or otherwise regarding the Offer, the Mergers or any of the other Contemplated Transactions unless (a) the other parties shall have approved such disclosure or (b) the board of directors of such party shall have determined in good faith (after consultation with its legal counsel) that such disclosure is required by applicable Legal Requirements and, to the extent permitted under applicable Legal Requirements, such party shall have provided the other parties with reasonable advance notice of such party’s intention to make such disclosure and the content of such disclosure.

6.8 Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the Offer to be approved for listing (subject to notice of issuance) on The NASDAQ Global Select Market at or prior to the Acceptance Time, and to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The NASDAQ Global Select Market at or prior to the Effective Time.

6.9 Resignation of Officers and Directors. Without limiting the Company’s obligations under Section 1.3, the Company shall use reasonable best efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director and of each officer of the Company.

6.10 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Mergers or any of the other Contemplated Transactions or the Shareholder Agreements, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent.

6.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to

Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

6.12 Debt Financing. Prior to the Effective Time, the Company shall, and shall cause the other Acquired Corporations to, provide Parent and Acquisition Sub with such cooperation that is reasonably requested by Parent to assist Parent in the arrangement of any third party debt financing (the “Debt Financing”). If requested by Parent, the Company shall use reasonable best efforts to prepare as soon as practicable after the end of any fiscal period preliminary financial statements with respect to such fiscal period for public release by Parent prior to the completion of the financial statements for such fiscal period. Without limiting the foregoing, the Company shall ensure that all financial and other projections and any preliminary financial statements regarding the Acquired Corporations that are made available to Parent after the date of this Agreement are prepared in good faith and are based upon assumptions that are reasonable at the time made.

6.13 Reorganization Treatment. Unless any condition to the Second Merger as set forth in Section 7.2 is not satisfied, each of Parent, Merger Sub and the Company intend that the Merger, taken together with the Offer and the Second Merger, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the Second Merger occurs, each of Parent, Merger Sub and the Company shall report the Merger, taken together with the Offer and the Second Merger, as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent’s and the Company’s tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Offer, the Merger and the Second Merger collectively as a reorganization within the meaning of Section 368(a) of the Code, and Parent’s and the Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

Section 7. CONDITIONS PRECEDENT TO THE MERGERS

7.1 The Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly adopted by the Required Company Shareholder Vote.

(b) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, each party shall have used its reasonable best efforts to have any such injunction, order or Legal Requirement or other prohibition lifted.

(c) The Registration Statement and the Post-Effective Amendment shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and be outstanding, and no proceeding for that purpose shall have been initiated by the SEC and be outstanding or be threatened by the SEC, with respect to the Registration Statement or the Post-Effective Amendment.

(d) Shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall have been accepted for exchange and paid for pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

7.2 The Second Merger. The respective obligations of the parties to effect the Second Merger are subject to the satisfaction of each of the following conditions: (a) the acquisition of shares of Company Common Stock pursuant to the Offer, (b) the consummation of the Merger, (c) the absence of any legal prohibition on completing the Second Merger, and (d) the receipt by Parent of a written opinion of Cooley LLP, counsel to Parent, and the receipt by the Company of a written opinion of Morrison & Foerster LLP, counsel to the Company, respectively, in form and substance reasonably satisfactory to Parent and the Company, respectively, to the effect that the Offer and the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368 of the Code, and neither of such opinions shall have been withdrawn. Such opinions may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. If any of the foregoing conditions is not satisfied, the Second Merger shall not occur and the provisions of this Agreement pertaining to the Offer and the Mergers qualifying collectively as a “reorganization” within the meaning of Section 368 of the Code shall not apply.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company at any time prior to the Effective Time if any U.S. court of competent jurisdiction or other U.S. Governmental Body having authority over Parent, Acquisition Sub or the Company shall have issued a final and nonappealable judgment, order, injunction, writ or decree, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acquisition or acceptance for exchange of, or the delivery of consideration in exchange for, shares of Company Common Stock pursuant to the Offer or (B) prior to the Effective Time, the Merger, (ii) prior to the Acceptance Time, making the acquisition of or delivery of consideration for shares of Company Common Stock pursuant to the Offer illegal, or (iii) prior to the Effective Time, making the consummation of the Merger illegal; provided, however, that (1) the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used commercially reasonable efforts to resist or lift such judgment, order, injunction, writ or decree and (2) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such judgment, order, injunction, writ or decree is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(c) by either Parent or the Company at any time after the Outside Date and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or prior to the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(d) by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(e) by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into the Specified Definitive Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted directly or indirectly from any breach of any of the provisions of Section 1.2 or Section 5.3, (ii) the Company and its board of directors shall have satisfied all of the notice, negotiation and other requirements set forth in Sections 1.2(b) and 5.3(f) with respect to such Superior Proposal and the negotiation period(s) described in Section 5.3(f) shall have expired, (iii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c) or Section 8.3(d), as applicable, and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Proposal immediately following the termination of this Agreement;

(f) by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that the condition set forth in clause “(a)” of Exhibit B or the condition set forth in clause “(b)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in clause “(c)” of Exhibit B would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company within 15 days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach (1) during the 15-day period commencing on the date on which the Company receives notice of such inaccuracy or breach or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured in a manner that does not result in a breach of any covenant of the Company;

(g) by the Company at any time prior to the Acceptance Time if: (i) Parent’s representations and warranties contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), and the inaccuracy in such representations and warranties has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; or (ii) Parent shall have committed a material breach of its covenants contained in this Agreement and such breach has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent within 15 days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach (1) during the 15-day period commencing on the date on which Parent receives notice of such inaccuracy or breach or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured in a manner that does not result in a breach of any covenant of Parent; or

(h) by Parent at any time prior to the Acceptance Time if (i) a Company Material Adverse Effect shall have occurred or (ii) any event shall have occurred or circumstance shall have arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any prior material breach of any covenant or obligation contained in this Agreement and shall not relieve any party from any liability for any willful breach of any representation or warranty contained in this Agreement, and (iii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for exchange pursuant to the Offer prior to such termination.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the Offer Documents and the Proxy Statement and any amendments or supplements thereto and (ii) the filing by Parent and the Company of the premerger notification and report forms relating to the Contemplated Transactions under the HSR Act and the filing of any notice or other document required or advisable, in the reasonable judgment of the Parent, under any applicable foreign antitrust or competition-related Legal Requirement.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), and (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) within one year after the date of termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, then the Company shall pay to Parent, in cash upon the earlier to occur of (A) such Acquisition Transaction (as it may have been modified, including any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) being consummated or (B) a definitive agreement contemplating such Acquisition Transaction is entered into, a nonrefundable fee in the amount of $21.6 million; provided, however, that for purposes of clause “(iii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(d), or if this Agreement is terminated by Parent or the Company pursuant to any subsection of Section 8.1 following the occurrence of a Triggering Event, then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $21.6 million. In the case of any termination of this Agreement by Parent pursuant to Section 8.1(d) or, under the circumstances described above, any other subsection of Section 8.1, the fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination.

(d) If the Company fails to pay when due any amount payable under Section 8.3(b) or Section 8.3(c), then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of legal counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 200 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval and adoption of this Agreement by the Company’s shareholders); provided, however, that after any such approval and adoption of this Agreement by the Company’s shareholders, no amendment shall be made which under applicable Legal Requirements requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Parent Guarantee. Parent shall cause Acquisition Sub and Merger Sub II to comply in all respects with each of its respective representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Mergers and the other Contemplated Transactions.

9.3 Waiver.

(a) Subject to Sections 1.2(f) and 1.3, at any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s shareholders, there may not be any extension or waiver of this Agreement which would require the approval of the Company’s shareholders under applicable Legal Requirements without the approval of such shareholders.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

9.5 Entire Agreement; Counterparts. Without limiting Section 8.2, this Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of California or if no such state court has proper jurisdiction, then the federal courts located in the State of California; and (b) each of the parties irrevocably waives the right to trial by jury.

9.7 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the sections contained in Section 3. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 3.

9.8 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit may be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.9 Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and except as otherwise provided in Section 6.4, shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (i) the parties hereto and (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 6.4).

9.10 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made one (1) business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Rovi Corporation.

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Attention: General Counsel

Facsimile: (408) 567-1807

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Jon Gavenman and Jennifer Fonner DiNucci

Facsimile: (650) 849-7400

if to the Company:

Sonic Solutions

250 Redwood Blvd., Suite 300

Novato, CA 94945

Attention: David C. Habiger, Chief Executive Officer

Facsimile: 415-893-7011

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: James R. Tanenbaum, Esq.

Facsimile: 212-468-7900

9.11 Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.13 Enforcement. In the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary or damages remedy: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ROMULUS CORPORATION

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	Chief Executive Officer

SPARTA ACQUISITION SUB, INC.

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	Chief Executive Officer

SONIC SOLUTIONS

By:	/s/ David C. Habiger
Name:	David C. Habiger
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Exhibit B):

Acceptance Time. “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for exchange pursuant to the Offer.

Acquired Corporation. “Acquired Corporation” shall mean the: (a) the Company; and (b) each of the Company’s Subsidiaries.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries) relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions with any Person other than Parent or Acquisition Sub or any of their respective Subsidiaries involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company; or

(c) any liquidation or dissolution of the Company.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any Company Affiliate.

Company Board Recommendation. “Company Board Recommendation” shall mean the recommendation of the Company’s board of directors that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and to the extent necessary adopt the Agreement.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, no par value per share, of the Company.

Company Continuing Employee. “Company Continuing Employee” shall mean each current Company Associate who, as of immediately following the Effective Time, continues his or her employment with any of the Acquired Corporations or becomes at the Effective Time of the Merger an employee of Parent or any Subsidiary of Parent.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; or (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than: (i) any such Contract which is terminable “at will” without any obligation on the part of the Acquired Corporation or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit; (ii) any Company Employee Plan; and (iii) any Foreign Plan.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; and (b) with respect to which the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that Company Employee Agreements and Company Foreign Plans shall not be considered Company Employee Plans.

Company Equity Plan. “Company Equity Plan” shall mean any of the following, in each case as amended: the Sonic Solutions 1994 Non-Employee Directors Stock Option Plan, the 1998 Stock Option Plan of Sonic Solutions, the Sonic Solutions 2004 Equity Compensation Plan, the Sonic Solutions 2004 Stock Incentive Plan, the Sonic Solutions 2005 Stock Incentive Plan (Non-U.S. Employees), the Sonic Solutions 2010 Inducement Equity Compensation Plan, the DivX, Inc. 2000 Stock Option Plan and the DivX, Inc. 2006 Equity Incentive Plan.

Company Foreign Plan. “Company Foreign Plan” shall mean any (a) plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any material liability, (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States or (c) Company Employee Plan that covers or has covered any former or current employee, consultant or director of any of the Acquired Corporations whose services are or have been performed primarily outside of the United States.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to Company Products; and (b) all other material Intellectual Property Rights and material Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (i) the business, financial condition or results of operations of the Company or (ii) the ability of the Company to consummate the transactions contemplated by the Agreement, but, subject to the next sentence, shall not include effects resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Company operates, (C) changes since the date of the Agreement in GAAP or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, (F) any shareholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement, (G) the announcement of this Agreement or the pendency of the Offer or the consummation of the Mergers, (H) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself or (I) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself. Notwithstanding anything to the contrary contained in the previous sentence or elsewhere in the Agreement effects resulting from changes or acts of the type described in clauses “(A),” “(B),” “(C),” “(D)” and “(E)” of the preceding sentence may constitute, and shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect if such changes or acts have, in any material respect, a disproportionate impact on the Company, taken as a whole, relative to other companies in the industry in which the Company operates.

Company Option. “Company Option” shall mean each outstanding option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested; provided that the Top-Up Option shall not be considered a Company Option.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, no par value per share, of the Company.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or current privacy policy of the Acquired Corporations, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of the Acquired Corporations; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

Company Product. “Company Product” shall mean all products, software and services (including any system, platform, subassembly, part or component thereof) that: (a) is or was manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of the Acquired Corporations as of the date of this Agreement; or (b) is currently under development by or for any of the Acquired Corporations (whether or not in collaboration with another Person).

Company Restricted Stock. “Company Restricted Stock” shall mean shares of Company Common Stock, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted, that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire such shares of Company Common Stock, including by forfeiture.

Company Restricted Stock Units. “Company Restricted Stock Units” shall mean all restricted stock units and rights to receive shares of Company Common Stock or any amount in cash measured by the value of a number of shares of Company Common Stock, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Software. “Company Software” shall mean and include all software, programs, databases or firmware (including microcode) in any form (including Internet sites, Internet content and links) that (a) is incorporated into, or otherwise is or is a part of, any Company Product; or (b) is used in the design, development, engineering, validation, testing, operations, performance, manufacture and/or maintenance of components, hardware, systems and software incorporated into or required for the use or operation of any Company Product.

Company Unaudited Balance Sheet. “Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 7, 2010, and the note thereto, included as Part 3.7(a) of the Disclosure Schedule.

Company Warrants. “Company Warrants” shall mean all warrants to acquire shares of Company Capital Stock.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Nondisclosure Agreement dated as of November 2, 2010, between the Company and Parent, as amended through the date hereof.

Consent. “Consent” shall mean any approval, clearance, consent, permit, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean: (i) all actions and transactions contemplated by the Agreement, including (A) the Offer and the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, and (B) the Mergers; and (ii) all actions and transactions contemplated by the Shareholder Agreements.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any amendments to any of the foregoing.

Designated Representations. “Designated Representations” shall mean the representations and warranties of the Company contained in Sections 3.1, 3.3 and 3.21 of the Agreement.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or other charge of any nature.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Offer and the Merger, as said registration statement may be amended.

GAAP. “GAAP” shall mean generally accepted accounting principles as applied in the United States of America.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, including the European Union; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and FINRA-Financial Industry Regulatory Authority.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), circuit designs and assemblies, IP cores, net lists, photomasks, mask works, layouts, architectures or topology, network configurations and architectures, gate arrays, logic devices, mechanical designs, development tools, files, records and data, all schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, boards and other devices, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, performance rights, digital rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge of the Company. “Knowledge of the Company” shall mean the actual knowledge of the individuals identified at the beginning of the Disclosure Schedule.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that (a) such information, document or material was made available by the Company for review a reasonable period of time by Parent or Parent’s Representatives prior to the execution of the Agreement in the virtual data rooms maintained by the Company with Morrison & Foerster LLP and RR Donnelley in connection with the transactions contemplated by the Agreement or otherwise provided directly to Parent or Parent’s Representatives (it being understood that; (i) for documents provided directly to Parent or Parent’s Representatives, the Company agrees that it shall upload such materials to the virtual data rooms within seven (7) days after the date of this Agreement with a notation as to the date such materials were provided to Parent or Parent’s Representatives and the identity of the Person(s) to whom the materials were provided; and (ii) a document that was only made available for review in the virtual data room prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room), and (b) Parent and Parent’s Representatives had passworded access to such information, document or material throughout such period of time.

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Open Source License. “Open Source License” shall mean any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

Order. “Order” shall mean any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

Parent Average Strike Price. “Parent Average Strike Price” shall mean the average of the closing trading prices for one share of Parent Common Stock as reported on the NASDAQ Global Select Market for the twenty (20) trading day period ending immediately prior to (and excluding) the date of this Agreement.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Patent Right. “Patent Right” shall mean any U.S. or foreign (a) patent or patent application, or (b) continuation, continuation-in-part, divisional, re-examination, extension, reissue or counterpart of any patent or patent application.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Per Share Consideration. “Per Share Consideration” shall mean the Cash Component and the fraction of a share of Parent Common Stock representing the Applicable Fraction.

Patent Right. “Patent Right” shall mean any U.S. or foreign (a) patent or patent application, or (b) continuation, continuation-in-part, divisional, re-examination, extension, reissue or counterpart of any patent or patent application.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Acquired Corporations from users of Company Products or any website of the Acquired Corporations.

Post-Effective Amendment. “Post-Effective Amendment” shall mean a post-effective amendment to the Registration Statement for the offer and sale of shares of Parent Common Stock in connection with the Merger, in which the Proxy Statement shall be included as a prospectus.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release. “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Company Common Stock or the Company’s assets, that (a) was not obtained or made as a direct or indirect result of a breach of the Agreement and (b) is on terms and conditions that the board of directors of the Company (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company’s financial advisors and outside counsel, and after taking into account the likelihood and timing of consummation of the purchase transaction contemplated by such Superior Proposal, to be more favorable from a financial point of view to the Company’s shareholders than the Transaction.

Tax. “Tax” shall mean any tax (including any tax based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty (including any customs duty) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to unanimously recommend that the Company’s shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent or Acquisition Sub the Company Board Recommendation, or shall have taken any other action that is reasonably determined by Parent to suggest that the board of directors of the Company does not unanimously support the Offer or the Mergers or does not unanimously believe that the Offer and the Mergers are in the best interests of the Company’s shareholders; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or shall have failed to include in the Schedule 14D-9 a statement to the effect that the board of directors of the Company has determined and believes that the Offer and the Mergers are fair to and in the best interests of the Company’s shareholders; (iii) following the public disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm publicly its determination that the Offer and the Mergers are fair to and in the best interests of the Company’s shareholders, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iv) the board of directors of the Company shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause “(3)” of Section 5.3(b) of the Agreement); or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to accept for exchange and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(k)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for exchange or pay for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by 12:00 midnight, Eastern Time, on the expiration date of the Offer, or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a) each of the Designated Representations shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time) in each case except to a de minimis extent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b) each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), unless the inaccuracies in the representations and warranties of the Company, do not and would not reasonably be expected to constitute or result in a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(c) each covenant that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) since the date of the Agreement, there shall not have been any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances arising since the date of this Agreement, could reasonably be expected to have or result in a Company Material Adverse Effect;

(e) Parent and Acquisition Sub shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(g) any waiting period applicable to the Offer or the Merger, required or considered advisable in the reasonable judgment of the Company, under any applicable foreign antitrust or competition-related Legal Requirement shall have expired or been terminated, and any Consent required under any applicable foreign antitrust or competition-related Legal Requirement or any other Legal Requirement in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect;

(h) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body having authority over Parent, Acquisition Sub or any Acquired Corporation and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger or any of the other Contemplated Transactions by a Governmental Body having authority over Parent, Acquisition Sub or any Acquired Corporation that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other Contemplated Transactions, illegal;

(i) there shall not be pending, or threatened in writing (or otherwise overtly threatened), any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or any Acquired Corporation challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Mergers or any of the other Contemplated Transactions; and

(j) the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.

ANNEX B

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (“Agreement”) is entered into as of December 22, 2010, by and between ROVI CORPORATION, a Delaware corporation (“Parent”), and the shareholder named on the signature page hereof (“Shareholder”).

RECITALS

A. Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Sonic Solutions, a California corporation (the “Company”).

B. Parent, Sparta Acquisition Sub, Inc., a California corporation (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make an exchange offer as contemplated by the Merger Agreement (the “Offer”) for all of the issued and outstanding common stock of the Company and (ii) after the closing of the Offer, causing Acquisition Sub to merge with and into the Company (the “Merger”) and, subject to the terms of the Merger Agreement, immediately following the Merger, Parent shall cause the surviving corporation in the Merger to be merged with and into a direct limited liability company Subsidiary of Parent (the “Second Merger” and together with the Merger, the “Mergers”).

C. Shareholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, no par value per share, of the Company.

(b) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

(d) “Subject Shares” shall mean: (i) all shares of Company Common Stock Owned by Shareholder as of the date of this Agreement; (ii) all additional shares of Company Common Stock of which Shareholder acquires Ownership during the period from the date of this Agreement through the Termination Date; and (iii) all securities into which any of the shares of Company Common Stock described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(e) “Termination Date” shall mean the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms, or (ii) the Effective Time of the Merger.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security; provided that any transaction pursuant to which the Company purchases or cashes out any Company Options and/or Company Restricted Stock Units (as such terms are defined in the Merger Agreement) upon acceleration thereof in accordance with the terms thereof shall not be deemed a “Transfer” pursuant to this Agreement.

(g) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Termination Date, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected, other than pursuant to the terms, in effect as of the date of this Agreement, of a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934.

2.2 Restriction on Transfer of Voting or Disposition Rights. During the period from the date of this Agreement through the Termination Date, Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities; and (c) no Person other than Shareholder (or any other Person that is the record owner of any of the Subject Securities as of the date of this Agreement, but only with respect to such Subject Securities) is granted dispositive power with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Shareholder (a) if Shareholder is an individual (i) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or (ii) upon the death of Shareholder, or (b) if Shareholder is a partnership or limited liability company, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Shareholder agrees to promptly (and, in any event, not later than five business days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Securities Exchange Act of 1934, all of the Subject Shares Owned by Shareholder as of the date of this Agreement (free and clear of any encumbrances or restrictions), and if Shareholder acquires Ownership of any additional Subject Shares after the date of this Agreement, to promptly (and, in any event, not later than two business days after Shareholder acquires Ownership of such additional Subject Shares) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Subject Shares (free and clear of any encumbrances or restrictions).

3.2 No Withdrawal. Shareholder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until the Offer expires without Acquisition Sub having accepted for exchange shares of Company Common Stock validly tendered in the Offer.

3.3 Conditional Obligation. Shareholder acknowledges and agrees that Acquisition Sub’s obligation to accept for exchange shares of Company Common Stock in the Offer, including any Subject Shares tendered by Shareholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

SECTION 4. VOTING OF SHARES

Shareholder hereby agrees that, prior to the Termination Date, at any meeting of the shareholders of the Company, however called, and in any written action by consent of shareholders of the Company, unless otherwise directed in writing by Parent, Shareholder shall cause any Subject Securities not acquired pursuant to the Offer to be voted:

(a) in favor of each of the Mergers, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or either of the Mergers or any of the other Contemplated Transactions or this Agreement.

Prior to the Termination Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Shareholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Shareholder.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any Legal Requirements applicable to Shareholder; (ii) result in or constitute a breach of, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to any Contract to which Shareholder is a party; or (iii) require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

SECTION 7. ADDITIONAL COVENANTS OF SHAREHOLDER

7.1 Shareholder Information. Shareholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Schedule TO, the Form S-4 Registration Statement or other publicly-filed documents relating to the Offer and, if adoption of the Merger Agreement by the Shareholders of the Company is required under the terms of the CGCL or other applicable law, the Proxy Statement, Shareholder’s identity and ownership of shares of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SECTION 8. MISCELLANEOUS

8.1 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Shareholder:

at the address set forth on the signature page hereof; and

if to Parent:

Rovi Corporation

2830 De La Cruz Blvd.

Santa Clara, CA 95050

Attention: General Counsel

Fax: (408) 567-1807.

8.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.3 Entire Agreement. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.4 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.

8.5 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.6 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of California or if no such state court has proper jurisdiction, then the federal courts located in the State of California.

(b) SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

8.8 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.9 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.10 Waiver. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.11 Not Binding in Other Capacities. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Shareholder is entering into this Agreement solely in his capacity as a Shareholder of the Company and nothing in this Agreement shall be construed to prohibit or restrict Shareholder from taking any action in his capacity as an officer or member of the Board of Directors of the Company, subject to the limitations (and consequences of such actions) set forth in the Merger Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

ROVI CORPORATION

By

Alfred J. Amoroso
Name

President and Chief Executive Officer
Title

SHAREHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Stockholder Agreement

ANNEX C

Chapter 13 of the CGCL

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX D

NOTICE OF SHORT-FORM MERGER

This notice is being furnished to holders of the outstanding shares of capital stock of Sonic Solutions, a California corporation (“Sonic”), pursuant to Section 1110 of the California General Corporation Law (“CGCL”). Terms that are not defined herein have the meanings set forth in the Prospectus/Offer to Purchase to which this Notice of Short-Form Merger (“Notice”) is attached as Annex D.

1.    If (a) all of the conditions to the Offer are satisfied as of the Expiration Time, (b) the short-form merger threshold is reached, either through the tender of at least 90% of the then outstanding Sonic common stock or through the exercise of the top-up option, in each case as described in the Prospectus/Offer to Purchase to which this Notice is attached, and (c) the offer is consummated, then Purchaser will be the owner of at least 90% of the outstanding shares of Sonic common stock. Under such circumstances, Purchaser anticipates that it will effect a short-form merger of Purchaser with and into Sonic pursuant to Section 1110 of the CGCL (the “Short-Form Merger”) as soon as practicable following consummation of the Offer. Under such circumstances, the Short-Form Merger will become effective on or after February 14, 2011.

2.    The following resolution will be adopted by the Boards of Directors of Purchaser and Sonic and by the sole shareholder of all of the outstanding shares of capital stock of Purchaser on or about February 14, 2011 or such later date prior to the date on which the Short-Form Merger will become effective:

RESOLVED FURTHER, that, pursuant to Section 1110 of the California General Corporation Law, the Board hereby adopts and approves (i) the Merger, (ii) the assumption of all liabilities of Purchaser by Sonic as a result of the Merger, (iii) the consideration to be received by the holders of Sonic common stock for each share of Sonic common stock (other than shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or Sonic or held by shareholders who properly demand and perfect dissenters’ rights under California law) in the amount of $7.70 per share in cash and a fraction of a share of Rovi’s common stock equal to 0.112, and (iv) the conversion at the effective time of the Merger of each share of common stock of Purchaser into one share of common stock of Sonic as the surviving company in the Merger.

3.    A copy of Sections 1300 through 1304 of the CGCL is set forth below.

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase those shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

4.    The price determined by Sonic to represent the fair market value of the dissenting shares is $14.00 per share.

5.    A brief description of the procedures to be followed if a shareholder desires to exercise his or her rights under Sections 1300 through 1304 of the CGCL is set forth below.

(a) Any shareholder who has a right to require Sonic to purchase the shareholder’s shares for cash under Section 1300 of the CGCL, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires Sonic to purchase such shares must make a written demand upon Sonic for the purchase of such shares and payment to the shareholder in cash of their fair market value.

(b) Such demand should be sent to the Secretary of Sonic at 7250 Redwood Boulevard, Suite 300, Novato, California 94945.

(c) The demand is not effective for any purpose unless it is received by the Secretary of Sonic or any transfer agent thereof within 30 days after the date this notice was mailed to shareholders.

(d) The demand must state the number and class of the shares held of record by the shareholder which the shareholder demands that Sonic purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of December 21, 2010, which is the day before the announcement of the Short-Form Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(e) Within 30 days after the date this notice was mailed to shareholders, shareholders who desire to exercise dissenters’ rights must also submit to the Secretary of Sonic at the address above or to the office of any transfer agent of Sonic, the certificates representing any shares which the shareholder demands that Sonic purchase. Such certificates will be stamped or endorsed with a statement that the shares are dissenting shares or be exchanged for certificates of appropriate denomination so stamped or endorsed. If such shares are uncertificated, such shareholder must instead provide to Sonic or any transfer agent thereof written notice of the number of shares which the shareholder demands that Sonic purchase.

(f) If Sonic and the shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement. Sonic will pay the fair value of the dissenting shares within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Short-Form Merger are satisfied, whichever is later. Sonic’s duty to pay is subject to the dissenting shareholder’s surrender of the certificates and to the restrictions imposed under California law on the ability of Sonic to purchase its outstanding shares.

(g) If Sonic denies that the shares are dissenting shares, or if a dissenting shareholder and Sonic fail to agree on the fair market value of the shares, then such shareholder demanding purchase of such shares as dissenting shares or Sonic, within six months after the date this notice was mailed to shareholders, may file a complaint in the superior court for the proper county requesting the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares, as applicable, or may intervene in any action pending on such a complaint. Shareholders who fail to file or intervene in such an action within the specified six-month period will lose their dissenters’ rights.

Schedule I

DIRECTORS AND EXECUTIVE OFFICERS OF ROVI CORPORATION AND THE PURCHASER

The names of the directors and executive officers of Rovi Corporation and Sparta Acquisition Sub, Inc. and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed or held such position for a period in excess of five years. The business address of each of the directors and executive officers of Rovi and Sparta Acquisition Sub, Inc. is 2830 De La Cruz Boulevard, Santa Clara, CA 95050.

Rovi

Name	Country of Citizenship	Position
Alfred J. Amoroso	United States	President, Chief Executive Officer and Director
Andrew K. Ludwick	United States	Chairman of the Board
Alan L. Earhart	United States	Director
James E. Meyer	United States	Director
James O’Shaughnessy	United States	Director
Ruthann Quindlen	United States	Director
James Budge	United States	Chief Financial Officer
Stephen Yu	United States	Executive Vice President, General Counsel and Corporate Secretary
Thomas Carson	United States	Executive Vice President, Sales and Services

Alfred J. Amoroso. Mr. Amoroso joined Rovi as President and Chief Executive Officer and member of the board of directors in July 2005. From September 2004 to June 2005, Mr. Amoroso served as an advisor to Warburg Pincus, an investment firm. From July 2002 to August 2004, Mr. Amoroso served as the President, Chief Executive Officer and Vice Chairman of META Group, an information technology research and advisory firm. From October 1999 until its merger with IBM in January 2002, Mr. Amoroso served as President, Chief Executive Officer and a director of CrossWorlds Software, Inc. From November, 1993 to October, 1999. Mr. Amoroso held various management positions at IBM, including as a member of the worldwide management committee. Mr. Amoroso served on the board of Foundry Networks, Inc. from 2000 to 2008. Mr. Amoroso holds a B.S. in systems engineering and M.S. in operations research from Polytechnic Institute of Brooklyn.

Andrew K. Ludwick. Mr. Ludwick has served as Rovi’s Chairman of the board of directors since May 2008. Mr. Ludwick has been a private investor since November 1997. Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997. From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Ludwick has served on the board of directors of Zebra Technologies Corporation, a provider of on-demand printing solutions, since 2008.

Alan L. Earhart. Mr. Earhart retired as partner of PricewaterhouseCoopers LLP in 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon. Mr. Earhart currently serves on the board of directors of NetApp, a computer storage and data management company, and Brocade Communications Systems Inc., a data center networking solutions company. In the past five years, Mr. Earhart served on the boards of Quantum Corporation, Foundry Networks, Inc. and Monolithic Power Systems, Inc.

James E. Meyer. Mr. Meyer has been at Sirius Satellite Radio as President of Operations and Sales since April 2004. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. Mr. Meyer served as a member of the board of directors of Gemstar from 1997 until May 2008. Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University.

James P. O’Shaughnessy. Mr. O’Shaughnessy has conducted a consulting practice in the field of intangible asset management since 2004. From 1996 to 2004, Mr. O’Shaughnessy served as Vice President and Chief Intellectual Property Counsel at Rockwell Automation. Mr. O’Shaughnessy served as a member of the board of directors of Gemstar from 2004 until May 2008. Mr. O’Shaughnessy holds a B.S. in materials engineering from Rensselaer Polytechnic Institute and a J.D. from Georgetown University Law Center.

Ruthann Quindlen. Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), a Silicon Valley early-stage venture capital firm, since September 1993. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Ms. Quindlen served as a member of the board of directors of Gemstar from November 2004 until May 2008 and as a member of the board of directors of Digital Impact from November 1998 to May 2004. Ms. Quindlen holds a B.S. in Foreign Service from Georgetown University and an MBA from the Wharton School of the University of Pennsylvania. Ms. Quindlen has 28 years of experience investing in and advising software, Internet and new media companies in a variety of roles, including early stage venture capitalist, investment banker and Wall Street analyst.

James Budge. Mr. Budge has served as chief financial officer of Rovi since September 2005. Mr. Budge served as chief financial officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Mr. Budge served as chief financial officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as chief financial officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University.

Stephen Yu. Mr. Yu has served as executive vice president, general counsel and corporate secretary of Rovi since May 2006. Mr. Yu served as vice president, general counsel and secretary of Aspect Communications Corporation, a provider of contact center solutions, from April 2003 until its acquisition by Concerto Software, Inc. in September 2005. From June 2002 to January 2003, Mr. Yu served as vice president, general counsel and secretary of Riverstone Networks, Inc., a provider of ethernet network solutions, and from September 1999 to May 2002, he served as vice president, general counsel and secretary of Palm, Inc., a provider of mobile computing solutions. Mr. Yu holds a B.S. in electrical engineering from Purdue University and a J.D. cum laude from Georgetown University Law Center. Mr. Yu is a member of the California State bar.

Tom Carson. Mr. Carson has served as executive vice president of sales & services at Rovi since May 2008 when the acquisition of Gemstar-TV Guide International by Rovi was completed. Since joining Gemstar in April 2006, Mr. Carson served in various capacities, including president of Gemstar’s North American IPG business and president for Gemstar-TV Guide On Screen. Prior to Gemstar, Mr. Carson worked in a variety of executive positions at Thomson Corporation, most recently as executive vice president of Thomson’s Program Office. While at Thomson Corporation, Mr. Carson also served as executive vice president, global sales and marketing services; executive vice president, patents and licensing; vice president, global sales, marketing, and Americas representative. Additionally, he served in an operational leadership role as vice president, America’s picture tube operations. Mr. Carson holds a B.S in Business Administration as well as an MBA from Villanova University.

Sparta Acquisition Sub, Inc.

Name	Country of Citizenship	Position
Alfred J. Amoroso	United States	Chief Executive Officer, President, Chief Financial Officer and Director
Stephen Yu	United States	Secretary and Director

Alfred J. Amoroso currently serves as Chief Executive Officer, President and as a director of Rovi.

Stephen Yu currently serves as Executive Vice President, General Counsel and Corporate Secretary of Rovi.

Complete and correct copies of the Letter of election and transmittal, properly completed and duly signed, will be accepted. The Letter of election and transmittal, certificates for shares of Sonic Solutions common stock and any other required documents should be sent or delivered by each shareholder of Sonic Solutions or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the address set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By mail:

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

By hand or courier:

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

By facsimile transmission:

(for eligible institutions only)

(718) 234-5011

Confirm facsimile transmission:

(718) 921-8317

Questions and requests for assistance or additional copies of this prospectus/offer to purchase, the Letter of election and transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

Phoenix Advisory Partners

110 Wall Street, 27th floor

New York, NY 10005

Banks and brokers call: (212) 493-3910

Other call toll free: (800) 576-4314

Until the expiration of the offer, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.